As filed with the Securities and Exchange Commission on April 27, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	76-02364655
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cyberonics Building
100 Cyberonics Blvd.
Houston, Texas 77058-2072
(281) 228-7200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David S. Wise
Cyberonics Building
100 Cyberonics Blvd.
Houston, Texas 77058-2072
(281) 228-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael C. Blaney
Vinson & Elkins L.L.P.
First City Tower
1001 Fannin Street, Suite 2300
Houston, Texas 77002-6760
(713) 758-3481

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Share (1)	Offering Price (1)	Fee
3.0% Senior Subordinated Convertible Notes due 2012	$125,000,000(1)	100% (2)(3)	$125,000,000(3)	$3,837.50
Common Stock, par value $.01 per share(4)	3,012,050(5)	N/A	N/A	N/A

(1)	Represents the aggregate principal amount of 3.0% Contingent Convertible Senior Notes due 2012 that we sold in a private placement on September 27, 2005.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)	Exclusive of accrued interest, if any.

(4)	The registrant will receive no consideration upon conversion of the notes. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the shares of common stock registered hereby.

(5)	Represents the maximum number of shares of common stock which may be issued upon conversion of the notes registered hereby. In addition to the shares of common stock set forth in the table above, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of shares of common stock issuable upon conversion of the notes by means of an antidilution adjustment of the conversion price pursuant to the terms of the notes.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these Securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these Securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated April 27, 2007

PROSPECTUS

$125,000,000

Cyberonics, Inc.

3.0% Senior Subordinated Convertible Notes due 2012
and Up to 3,012,050 Shares of Common Stock Issuable Upon Conversion of the Notes

The securities to be offered and sold using this prospectus are our 3.0% Senior Subordinated Convertible Notes due 2012 and shares of our common stock issuable upon conversion of the notes. These securities will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders” beginning on page 66.

The notes bear interest at the rate of 3.0% per year, accruing from September 27, 2005. We pay interest on the notes on March 27 and September 27 of each year. The notes will mature on September 27, 2012.

Holders may convert their notes at their option at any time prior to close of business on the maturity date. The initial conversion rate is 24.0964 shares of our common stock per note, equal to an initial conversion price of approximately $41.50 per share of common stock. The conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if we experience certain fundamental changes prior to the maturity date, we will pay an additional make-whole premium upon the conversion of the notes in connection with any such change by increasing the conversion rate on such notes.

Holders may require us to purchase all or a portion of their notes if we experience specified types of fundamental changes. We may, at our option, elect to pay the purchase price in cash, shares of our common stock, or in any combination of cash and shares of our common stock.

The notes are and will be unsecured and rank subordinated to our existing and future senior debt, equally with our existing and future senior subordinated debt and senior to our existing and future subordinated debt. The notes are not guaranteed by our existing subsidiary or any future subsidiaries and, accordingly, the notes are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.

We have entered into a registration rights agreement with the initial purchaser, pursuant to which we agreed to file a registration statement, of which this prospectus is part, with the U.S. Securities and Exchange Commission covering resales of the notes and the common stock issuable upon conversion of the notes. If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes and the common stock issuable upon conversion of the notes.

There is no established market for the notes. The selling security holders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling security holders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling security holders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus.

Our common stock is listed on the NASDAQ Global Market under the symbol “CYBX.”

Investing in our securities involves risks.  See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. This means the securities described in this prospectus may be offered and sold using this prospectus from time to time as described in the “Plan of Distribution.” You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information.” Under no circumstances should the delivery to you of this prospectus or any offering or sales made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

EXPLANATORY NOTE

As reflected in the accompanying Consolidated Financial Statements as of April 28, 2006 and April 29, 2005 and for 52 weeks ended April 28, 2006, April 29, 2005 (Restated) and 53 weeks ended April 30, 2004 (Restated) (“2006 Consolidated Financial Statements”), we restated prior fiscal periods to reflect additional stock-based compensation expense relating to stock option grants made during the period from fiscal years 1994 through 2006. None of the restatements have any impact on net cash provided by (used in) operating activities. For additional information, see “Note 1. Restatements” in the accompanying Notes to the Consolidated Financial Statements included in our 2006 Consolidated Financial Statements (“2006 Notes to Consolidated Financial Statements”). Selected restated quarterly financial information is also presented in “Note 19. Quarterly Financial Information — Unaudited” in the accompanying 2006 Notes to Consolidated Financial Statements.

On June 8, 2006, a published analyst research report raised questions about certain stock options granted to some of our officers and employees. On June 9, 2006, we were informed by the Staff (the “Staff”) of the United States Securities and Exchange Commission (“SEC”) that the Staff had initiated an informal inquiry into our stock option grants. Thereafter, we received a subpoena dated June 26, 2006 from the Office of the U.S. Attorney for the Southern District of New York (“U.S. Attorney”) seeking documents related to our stock option grants. We have fully cooperated with both of those governmental investigations, which remain ongoing.

We initiated our own internal investigation into these matters. On June 26, 2006, our Board of Directors designated the Audit Committee, which consists entirely of independent directors, to undertake a review of our stock option grants and related practices, procedures and accounting during the period 1993 through the conclusion of this investigation. The Audit Committee undertook its investigation with the assistance of independent counsel and accounting experts retained by counsel. The Audit Committee concluded that certain stock options granted principally during the period 1998 to 2003 were not accounted for correctly in accordance with Generally Accepted Accounting Principles applicable at the time the grants were issued. Based on the Audit Committee’s investigation, subsequent internal analysis and discussions with our independent registered public accountants, on November 18, 2006, our Board concluded that the errors were material and that we needed to restate our historical financial statements to record non-cash charges for compensation expense relating to past stock option grants.

Based on the Audit Committee’s investigation, we determined that the accounting for certain stock option grants to employees, officers and directors during certain periods was incorrect primarily due to the following circumstances: (1) the approval date of the grant occurred subsequent to the actual grant date, (2) existence of multiple documents with different dates evidencing approval for the same grants, (3) the cancellation and reissuance of certain stock option grants at a different price than the original grant and (4) the failure to properly record certain stock option grants issued to non-employees. As a result, we were required to record non-cash adjustments for additional stock-based compensation expense in accordance with APB No. 25, “Accounting for Stock Issued to Employees.” These non-cash charges had no impact on previously reported revenues, cash or cash equivalents or total assets. Please see “Note 1. Restatements,” in the accompanying 2006 Notes to the Consolidated Financial Statements for additional information.

The following table discloses the impact of additional pre-tax non-cash charges for stock-based compensation expense on net earnings (loss) for the fiscal years 1994 through 2005.

Restatement Impact
in Statement of
Fiscal Year	Operations(1)

1994	$(4,667)
1995	(29,641)
1996	(40,189)
1997	(116,709)
1998	(245,233)
1999	(419,229)
2000	(678,124)
2001	(936,379)
2002	(2,093,214)
2003	(5,276,786)
2004	(2,141,571)
2005	(6,391,159)

Total	$(18,372,901)

(1)	There is no tax effect in the restatement due to the deferred tax valuation allowance.

The total restatement impact, through fiscal year ended April 29, 2005, is approximately $18.4 million of additional pre-tax non-cash stock-based compensation expense. This amount exceeds the $10 million estimate disclosed in our Form 8-K filed on November 20, 2006, and reflects the results of additional review of the findings in the investigation and discussions with our independent registered public accountants regarding accounting treatment for restated stock option grants.

ii

SUMMARY

This summary contains basic information about our company and the sale of the notes and underlying common stock pursuant to this prospectus and may not contain all of the information that is important to you. You should read the entire prospectus, especially the risks set forth under the heading “Risk Factors,” as well as the information to which we refer you, before making an investment decision. Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Cyberonics,” “we,” “us” and “our” or similar terms are to Cyberonics, Inc.

Business Overview

Cyberonics, Inc. is a neuromodulation company founded to design, develop and bring to market medical devices that provide a unique therapy, Vagus Nerve Stimulation (“VNS”) Therapy (“VNS Therapy”), for the treatment of epilepsy, treatment-resistant depression (“TRD”) and other debilitating neurological or psychiatric diseases and other disorders. VNS Therapy involves the electrical stimulation of the vagus nerve with an implantable device.

The United States Food and Drug Administration (“FDA”) approved the VNS Therapy Systemtm (the “VNS Therapy System”) in July 1997 for use as an adjunctive therapy in patients over 12 years of age in reducing the frequency of partial onset seizures that are refractory or resistant to antiepileptic drugs. Regulatory bodies in Canada, Europe, India, Australia, and certain countries in South America, Africa, and Eastern Asia have approved VNS Therapy for the treatment of epilepsy without age restrictions or seizure-type limitations.

In July 2005, FDA also approved the VNS Therapy System for the adjunctive long-term treatment of chronic or recurrent depression for patients 18 years of age or older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate anti-depressant treatments. Regulatory bodies in the European Union countries and Canada approved the VNS Therapy System for the treatment of chronic or recurrent depression in patients who are in a treatment-resistant or treatment-intolerant depressive episode without age restrictions.

Our clinical development program has included pilot and pivotal studies in using VNS Therapy (1) as an adjunctive therapy for reducing the frequency of seizures in patients over 12 years of age with partial onset seizures that are refractory to antiepileptic drugs and (2) as an adjunctive treatment for patients 18 years of age and older with chronic or recurrent TRD in a major depressive episode. We have also conducted or provided support for small pilot studies for the treatment of Alzheimer’s disease, anxiety disorders, chronic headache, bulimia and other disorders. These studies have been conducted to determine the safety and effectiveness of VNS Therapy and to determine new indications that might be considered for pivotal studies (an important component of our clinical research activities).

Strategy

Our plan is to become the market leader in neuromodulation. Our plan includes the following objectives:

•	Satisfy the urgent unmet medical need in TRD and develop and expand our intellectual property, regulatory and market franchise in the global TRD market;

•	Reposition VNS Therapy in a unique, defensible market position in epilepsy to rejuvenate growth and accelerate penetration of the global epilepsy market; and

•	Focus our financial resources to develop and expand future revenue growth.

VNS Therapy System

VNS Therapy is the first treatment approved by the FDA for both medically refractory epilepsy and TRD. The safety profiles for VNS Therapy and the VNS Therapy System, including the implant procedure,

are well established in clinical studies of refractory epilepsy and TRD and in commercial use in more than 42,000 patients with over 150,000 total patient years of experience.

Clinical Research Studies

We are conducting post-marketing studies in refractory epilepsy and TRD. We have also funded a variety of mechanism-of-action studies to improve the fundamental understanding of how VNS Therapy works. These studies may help identify additional potential applications for VNS Therapy. Based on its known central nervous system effects and observed clinical effects, VNS Therapy may be useful for treating a variety of disorders. Accordingly, our patent portfolio includes many potential additional uses for VNS Therapy. We have conducted or supported small animal studies or human pilot studies for the treatment of Alzheimer’s disease, anxiety disorders, bulimia, chronic headache, alcoholism, atrial arrhythmias, chronic pain, obesity and traumatic head injury. We expect to continue to invest in similar research activities as appropriate.

Corporate Information

Our principal executive offices are located at 100 Cyberonics Boulevard, Houston, Texas 77058, USA, and our telephone number is +1 (888) 867-7846.

The Offering

This prospectus covers the resale of up to $125,000,000 aggregate principal amount of the notes and the shares of our common stock issuable upon conversion of the notes. We issued and sold a total of $125,000,000 aggregate principal amount of the notes on September 27, 2005 in a private placement to Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as the “initial purchaser.” The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms of the notes.

Issuer	Cyberonics, Inc., a Delaware corporation.

Selling security holders	The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders.”

Notes offered	$125,000,000 aggregate principal amount of 3.0% Senior Subordinated Convertible Notes due 2012 (the “Notes”).

Common stock offered	Shares of our common stock, par value $0.01 per share, issuable upon conversion of the notes.

Maturity date	September 27, 2012.

Cash interest	3.0% per year on the principal amount, payable semiannually in arrears in cash on March 27 and September 27 of each year, beginning on March 27, 2006.

Conversion rights	The notes are convertible, at the option of the holder, at any time prior to maturity, into shares of our common stock at a conversion rate of 24.0964 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $41.50 per share of common stock. The conversion rate is subject to adjustment. In particular, holders who convert their notes in connection with certain fundamental changes may be entitled to a make-whole premium in the form of an increase in the conversion rate. See “Description of Notes — Conversion Rights.”

Redemption of notes at our option	We may not redeem the notes at our option.

Fundamental Change	Upon a fundamental change of our company, as defined herein, the holders may require us to purchase all or a portion of their notes at a price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any. We may, at our option, instead of paying the fundamental change purchase price in cash, pay it in shares of our common stock valued at a 5.0% discount from the average market price of our common stock for the 20 trading days immediately preceding and including the third day prior to the date we are required to repurchase the notes, or in any combination of cash and shares of our common stock.

Ranking	The notes are and will be unsecured and rank subordinated to our existing and future senior debt, equally with our existing and future senior subordinated debt and senior to our existing and future subordinated debt. As of April 28, 2006 and January 26, 2007, we had $2.5 million and $7.5 million of senior debt outstanding, respectively. Because the notes are and will be subordinated to our existing and future senior debt, in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior debt, holders of the notes will not receive any payment until holders of the senior debt have been paid in full. The indenture under which the notes were issued will not prevent us or our subsidiaries from incurring additional senior debt or other obligations.

Registration rights	Under a registration rights agreement that we entered into with the initial purchaser in connection with the initial placement of the notes, we have filed a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission (“SEC”). We will keep such registration statement effective until the earlier of (1) the sale pursuant to the registration statement of all the notes and the shares of the common stock issuable upon conversion of the notes and (2) the expiration of the holding period applicable to such securities held by persons who are not affiliates of Cyberonics under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions. We will be required to pay liquidated damages to the holders of the notes if we fail to comply with our obligations to register the notes and the common stock issuable upon conversion of the notes within the specified time periods. See ‘‘Description of Notes — Registration Rights.”

No proceeds	We will not receive any proceeds from the sale by any selling security holder of the notes or our common stock issuable upon conversion of the notes.

Book-entry form	The notes were issued in fully registered book-entry form and are represented by a permanent global note without coupons. The global note has been deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York. Beneficial interests in the global note are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants, and your interest in the global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes — Form, Denomination and Registration.”

Trading	Our common stock is listed on the Nasdaq Global Market under the symbol “CYBX.” The notes are not listed on any securities exchange or included in any automated quotation system.

Risk factors	See “Risk Factors” beginning on page 5 of this prospectus and other information contained, or incorporated by reference, in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes or the underlying common stock.

RISK FACTORS

An investment in the notes or underlying common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference in this prospectus, when making a decision to invest in these securities.

Risks Related to Our Business

We may have or continue to have a material weakness in our internal control over financial reporting.

We reported in our Annual Report on Form 10-K for the fiscal year ended April 28, 2006 (“2006 Form 10-K”) that management identified a material weakness in our internal control over financial reporting. Our management concluded that, as a result of this material weakness, our internal control over financial reporting was not effective as of April 28, 2006 based upon the criteria issued by the Committee of Sponsoring Organizations of the Treadway Commission. This material weakness resulted in the material misstatement of stock-based compensation expense in the company’s consolidated financial statements for the 2004 and 2005 fiscal years and each of the quarters of fiscal 2005 and 2006 and we restated previously issued financial statements for the 2004 and 2005 fiscal years and each of the quarters of fiscal years 2005 and 2006. If we fail to remediate this material weakness, or if management determines or our independent registered public accountants conclude that we have another material weakness, it could adversely affect our credit rating, lead to short-term price volatility, trigger an investigation by a regulatory authority, or result in additional stockholder litigation, any of which could severely harm our business, our consolidated financial position and results of operations.

We may experience difficulties and delays in the development, manufacturing, marketing and sale of our VNS Therapy System for the treatment of depression.

We are subject to extensive and rigorous ongoing regulation of the research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing of our product. Our failure to comply with regulations or to identify and resolve manufacturing or safety problems during commercial marketing could lead to the need for product marketing restrictions, product withdrawal or recall or other voluntary or regulatory action, which could delay further marketing until our product is brought into compliance. Our failure to comply with these requirements could have a significant negative impact on our future operating results and may also subject us to stringent penalties and lawsuits.

Our indebtedness and debt service obligations may adversely affect our cash flow, cash position and stock price.

As of January 26, 2007, we had approximately $125 million in convertible debt with aggregate annual debt service obligations, excluding full repayment of principal, of approximately $3.8 million and $7.5 million in outstanding borrowings against our revolving credit facility. If we issue other debt securities in the future, our debt service obligations and interest expense will increase further. We intend to fulfill our debt service obligations from earnings and our existing cash and investments. In the future, if we are unable to generate cash or raise additional cash through financing sufficient to meet these obligations and need to use existing cash or liquidate investments in order to fund these obligations, we may have to delay or curtail our research, development and commercialization programs. Our indebtedness could have significant additional negative consequences, including, without limitation:

•	requiring the dedication of a portion of our cash to service our indebtedness and to pay off the principal at maturity, thereby reducing the amount of our expected cash available for other purposes, including funding our research, development and commercialization efforts and capital expenditures;

•	increasing our vulnerability to general adverse economic conditions;

•	limiting our ability to obtain additional financing; and

•	placing us at a possible competitive disadvantage to less leveraged competitors and competitors with better access to capital resources.

We may be forced to repay the full amount of our outstanding $125 million convertible note indebtedness and senior credit facility indebtedness on an accelerated basis.

On July 31, 2006, we received a notice of default and demand letter (“Notice of Default”) dated July 28, 2006 from Wells Fargo Bank, National Association (the “Trustee”), pursuant to which the Trustee asserted that we were in default of our obligations under the Indenture dated September 27, 2005 (“Indenture”), between us, as issuer, and the Trustee, as trustee, with respect to our Notes, as a result of our failure (1) to file with the SEC by July 12, 2006 our 2006 Form 10-K and (2) to deliver a copy of the 2006 Form 10-K to the Trustee by July 27, 2006. On October 2, 2006, we received a notice of acceleration and demand letter (“Notice of Acceleration”) dated September 27, 2006 from the Trustee informing us that, pursuant to the Indenture, the Trustee has declared the Notes due and payable at their principal amount together with accrued and unpaid interest, and fees and expenses, and it demands that all such principal, interest, fees and expenses under the Notes be paid to the Trustee immediately. As such, although the Notes mature in 2012, we have included them as a current liability on our Consolidated Balance Sheet as of January 26, 2007. To clarify our rights and responsibilities under the Indenture, we filed a declaratory judgment action on October 3, 2006 styled Cyberonics, Inc. v. Wells Fargo Bank, N.A., as Trustee Under Indenture, No. 06-63284, in the 165th District Court of Harris County, Texas. In the lawsuit, we seek a declaration that no event of default has occurred under the Indenture and request attorney fees under the Declaratory Judgment Act. In January 2007, the Trustee removed the lawsuit to federal district court and filed an answer and a counterclaim. The Trustee seeks an acceleration under the Indenture, or in the alternative, damages and its attorney fees. For further information regarding the lawsuit, see “Legal Proceedings — Indenture Default Litigation.” If an event of default has occurred under the Indenture, all unpaid principal and accrued interest on the outstanding Notes will be due and payable immediately unless we negotiate an amendment to the terms of the Indenture. If the principal and accrued interest on the outstanding Notes must be repaid immediately, we may not have or be able to obtain access to the funds needed to repay the indebtedness, and we may be forced to seek protection under the Bankruptcy Code.

In addition, any event of default under the Indenture constitutes an event of default under our Credit Agreement dated January 13, 2006 (“Credit Agreement”) with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (“Administrative Agent”) and the lenders who are party thereto (“Lenders”). For additional information regarding the Credit Agreement, refer to “Note 6. Line of Credit” in the accompanying 2006 Notes to Consolidated Financial Statements. If principal and interest on our indebtedness must be repaid immediately, we do not have the cash resources available to repay the debt. If we were not able to secure additional financing, our ability to continue as a going concern would be uncertain.

We may need significant additional capital and, as such, we may not be able to access sufficient sources or to access capital on terms which are acceptable to us.

Our capital requirements are substantial and depend on many factors, including market acceptance of our product and clinical and strategic development opportunities. A large portion of our expenses is currently fixed, including expenses related to our facilities, equipment and personnel, and we may need to spend significant amounts to conduct our post-marketing clinical studies or to market our product for the treatment of depression. We will need to generate significant additional revenues to achieve profitability in the future. Even if we do achieve profitability, we may not be able to increase profitability on a quarterly or annual basis. Furthermore, if additional capital is required, we may not be able to access sufficient sources or to access capital on terms which are acceptable to us.

We may not be successful in our efforts to develop VNS Therapy for the treatment of other indications and, as such, we may not experience revenue growth from these other indications.

We have conducted or supported animal studies or small human pilot studies for the treatment of Alzheimer’s disease, anxiety disorders, bulimia, chronic headache, alcoholism, atrial arrhythmias, chronic pain, obesity and traumatic head injury. We expect to continue to invest in similar research activities as appropriate. We cannot assure you that our study results will be positive. If our study results are positive, additional studies would likely be required to pursue regulatory approval. If our study results are not positive, or if we receive no additional regulatory approvals or if alternative indications do not prove to be commercially viable, our revenues may not experience the growth that we would anticipate with the successful development of any of these indications.

We may not be able to expand or maintain market acceptance of the use of the VNS Therapy System to treat epilepsy or depression, which could cause our sales to be lower than expectations.

Our product portfolio is limited to VNS Therapy Systems for two indications: (1) as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic drugs and (2) as a long-term adjunctive treatment of chronic or recurrent depression for patients 18 years or older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate antidepressant treatments. Market acceptance of the VNS Therapy System for these indications depends on our ability to convince the medical community and third-party payers of the clinical efficacy and safety of vagus nerve stimulation and the VNS Therapy System. On February 5, 2007, the Centers for Medicare and Medicaid Services (“CMS”) issued a preliminary national non-coverage determination with respect to VNS Therapy for TRD. This preliminary determination and any final non-coverage determination that may follow will adversely affect Medicare coverage for TRD and may have a detrimental effect on potential and existing coverage by Medicaid and private payers. While the VNS Therapy System has been implanted in more than 42,000 patients, many physicians are still unfamiliar with this form of therapy. We believe that existing pharmacological therapies and surgery are the only other approved and currently available therapies competitive with the VNS Therapy System. These therapies may be more attractive to patients or their physicians than the VNS Therapy System in terms of efficacy, cost or reimbursement availability. Furthermore, we have not funded significant post-market clinical research that will change physicians’ opinions or use of our product. We cannot assure you that we will receive broad reimbursement coverage or that our sales will increase. Additionally, we cannot assure you that the VNS Therapy System will achieve expanded market acceptance for the treatment of epilepsy, depression or for any other indication. Failure of the VNS Therapy System to gain additional market acceptance would severely harm our business, our consolidated financial position and results of operations.

We may not be successful in our marketing and sales efforts, which could severely harm our business.

We launched VNS Therapy for TRD in August 2005 following expansion of our sales and case management organization to support anticipated sales demand in both epilepsy and TRD markets. Although patient demand has been strong, our sales have not increased to the extent we anticipated in August 2005. At the present time, we do not expect sales of the VNS Therapy System for TRD to result in any consistent revenue growth until the product receives broader regional or national coverage by insurers and other payers. In addition, the absence of broad regional or national insurance coverage or the existence of negative or non-coverage decisions by insurers and other payers may have a negative affect on psychiatrists’ prescribing habits, resulting in decreasing sales of VNS Therapy Systems for TRD. Our inability to achieve annual or quarterly revenue growth could substantially harm our consolidated results of operations and financial position.

Patient confidentiality and federal and state privacy laws and regulations may adversely impact our selling model.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) establishes federal rules protecting the privacy and security of personal health information. The privacy and security rules address the use and disclosure of individual health care information and the rights of patients to understand and control how such information is used and disclosed. HIPAA provides both criminal and civil fines and penalties for covered entities that fail to comply with HIPAA. We intend to comply with applicable privacy and security standards. However, if we fail to comply with the applicable regulations, we could suffer civil penalties up to $25,000 per calendar year for each violation and criminal penalties with fines up to $250,000. In addition to

HIPAA, virtually every state has enacted one or more laws to safeguard privacy, and these laws vary significantly from state to state and change frequently. Even if our business model is compliant with the HIPAA Privacy Rule and the Texas privacy laws, it may not be compliant with the privacy laws of all states. Because the operation of our business involves the collection and use of substantial amounts of “protected health information,” we endeavor to conduct our business as a “covered entity” under the HIPAA Privacy Rule and consistent with the Texas privacy laws, obtaining HIPAA-compliant patient authorizations where required to support the collection and use of patient information. We also sometimes act as a “business associate” for a covered entity. Despite extensive efforts to conduct our business as a covered entity under the HIPAA Privacy Rule, the Office of the Inspector General of the Department of Health and Human Services (“OIG”) or another government enforcement agency may determine that our business model or operations are not in compliance with the HIPPA Privacy Rule, which could subject us to penalties and could severely limit our ability to market and sell VNS Therapy under our existing business model and could harm our business growth and consolidated financial position.

We may be unable to obtain and maintain adequate third-party reimbursement on our product, which could have a significant negative impact on our future operating results.

Our ability to commercialize the VNS Therapy System successfully depends in part on whether third-party payers, including private healthcare insurers, managed care plans, Medicare and Medicaid programs and others, agree to cover the VNS Therapy System and associated procedures and services and to reimburse at adequate levels for the costs of the VNS Therapy System and the related services in the U.S. or internationally. While we currently have reimbursement approval for epilepsy, we have not yet received substantial reimbursement coverage approval for the treatment of depression. On February 5, 2007, CMS issued a preliminary national non-coverage determination with respect to VNS Therapy for TRD. This preliminary determination and any final non-coverage determination that may follow will adversely affect Medicare coverage for TRD with a resulting negative impact on our future operating results. The CMS non-coverage determination also may have a detrimental effect on potential and existing coverage by Medicaid and private payers. In addition, periodic changes to reimbursement methodology for medical devices under the Medicare and Medicaid programs occur and may reduce the rate of increase in federal expenditures for health care costs. Such changes, as well as any future regulatory changes and the failure of the VNS Therapy System to continue to qualify for reimbursement under these programs, may have an adverse impact on our business. Healthcare, as one of the largest industries in the U.S., continues to attract substantial legislative interest and public attention. Congress and state legislatures are constantly reassessing the propriety of coverage for various health services and the payment level for such services. Certain reform proposals and other policy shifts, if enacted, could limit coverage for VNS Therapy or the reimbursement available for VNS Therapy from governmental agencies or third-party payers. Changes in Medicare, Medicaid and other programs, cost-containment initiatives by public and private payers, a failure to obtain substantial regional and national coverage policies for VNS Therapy in TRD, and proposals to limit payments and health care spending could have a significant negative impact on our future operating results.

Our current and future expense estimates are based, in large part, on estimates of our future sales, which are difficult to predict.

We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected sales shortfall. If increased expenses are not accompanied by increased sales, our consolidated results of operations and financial position for any particular quarter could be harmed.

If our suppliers and manufacturers are unable to meet our demand for materials, components and contract services, we may be forced to qualify new vendors or change our product design which would impair our ability to deliver products to our customers on a timely basis.

We rely upon sole source suppliers for certain of the key components, materials and contract services used in manufacturing the VNS Therapy System. We periodically experience discontinuation or unavailability of components, materials and contract services which may require us to qualify alternative sources or, if no such alternative sources are identified, change our product design. We believe that pursuing and qualifying alternative sources and/or redesigning specific components of the VNS Therapy System, if or when necessary, could consume significant resources. In addition, such changes generally require regulatory submissions and approvals. Any extended delays in or an inability to secure alternative sources for these or other components, materials and contract services could result in product supply and manufacturing interruptions, which could significantly harm our business.

Our products may have defects that result in product recalls, which may result in substantial costs and reduced sales.

The VNS Therapy System includes an electronic pulse generator and lead designed to be implanted in the human body and a programming wand connected to a handheld computer for programming the pulse generator. Component failures, manufacturing or shipping problems or hardware or software design defects could result in the product not delivering the therapy for which it is indicated or the product delivering a therapy that is not intended. The occurrence of such problems or other adverse clinical reactions could result in a recall of our products, possibly requiring explantation and potential reimplantation of the VNS Therapy System, which may increase risk to the patient. Any product recall could result in a substantial loss of physician and patient confidence in our products, with a consequential substantial decrease in sales, and could result in substantial product liability litigation, with liabilities well in excess of our product liability insurance coverage limits, any or all of which could severely harm our business and our consolidated financial position and results of operations.

In November 2006, we sent physicians a safety alert letter warning of a rare software anomaly that can cause the VNS Therapy System pulse generator to deliver an output current of eight milliamps. This amount of output current is within the range of currents originally approved by the FDA as safe and effective, but it is higher than is currently recommended for use. We are aware of eight occurrences of this anomaly, among more than 42,000 VNS Therapy Systems implanted. Although none of the eight occurrences was associated with permanent injury or harm to a patient, most resulted in temporary discomfort to the patient. FDA has classified this anomaly as a Class II recall, which we have addressed appropriately by means of the safety alert letter.

We may not be able to protect our technology from unauthorized use, which could diminish the value of our products and impair our ability to compete.

Our success depends upon our ability to obtain and maintain patent and other intellectual property protection for the VNS Therapy System and its improvements, and for VNS Therapy. To that end, we have acquired licenses under certain patents and have patented and intend to continue to seek patents on our own inventions used in our products and treatment methods. The process of seeking patent protection can be expensive and time consuming, and we cannot assure you that patents will be issued from our currently pending or future applications or that, if patents are issued, they will be of sufficient scope or strength to provide meaningful protection of our technology or any commercial advantage to us. Further, the protection offered by the licensed international patents is not as strong as that offered by the licensed U.S. patents due to differences in patent laws. In particular, the European Patent Convention prohibits patents covering methods for treatment of the human body by surgery or therapy. Without effective patent protection, whether in the U.S. or abroad, we may be subject to competition that negatively affects our business and our consolidated financial position and results of operation.

We may engage in litigation to protect our proprietary rights, or defend against infringement claims by third parties, causing us to suffer significant liabilities or expenses or preventing us from selling our products.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Litigation, which could result in substantial cost to and diversion of effort by us, may be necessary to enforce patents issued or licensed to us, to protect trade secrets or know-how owned by us or to defend ourselves against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Adverse determinations in litigation could subject us to significant liabilities to third parties, could require us to seek licenses from third parties and could prevent us from manufacturing, selling or using the VNS Therapy System, any of which could severely harm our business.

Intense competition and rapid technological changes could reduce our ability to market our products and achieve sales.

We believe that existing and future pharmaceutical therapies will continue to be the primary competition for the VNS Therapy System. We may also face competition from other medical device companies that have the technology, experience and capital resources to develop alternative devices for the treatment of epilepsy and depression. Medtronic, Inc., for example, continues to conduct clinical studies involving an implantable signal generator used with an invasive deep brain probe, or thalamic stimulator, for the treatment of neurological disorders, including depression, and has received FDA approval for the device for the treatment of essential tremor, including that associated with Parkinson’s Disease. Many of our competitors have substantially greater financial, manufacturing, marketing and technical resources than we do and have obtained third-party reimbursement approvals for their therapies. We may not have invested in the past, or be investing in the future, sufficient resources in engineering research and development to prepare the VNS Therapy System for competition in the future with other neurostimulation technologies. In addition, the healthcare industry is characterized by extensive research efforts and rapid technological progress. Our competitors may develop technologies and obtain regulatory approval for products that are more effective in treating epilepsy and depression than our current or future products. In addition, advancements in surgical techniques may make surgery a more attractive therapy for epilepsy and depression. The development by others of new treatment methods with novel drugs, medical devices or surgical techniques for epilepsy and depression could render the VNS Therapy System non-competitive or obsolete. We may not be able to compete successfully against current and future competitors, including new products and technology, which could severely harm our business and our consolidated financial position and results of operations.

We are subject to claims of product liability and we may not have the resources or insurance to cover the cost for losses under these claims.

The manufacture and sale of the VNS Therapy System, an implantable medical device, entails the risk of product liability claims, which we have received from time to time in the ordinary course of business. We may be responsible for large deductibles for each claim, and our product liability coverage limit may not be adequate to pay defense costs and judgments that may result from these claims. Product liability insurance is expensive and in the future may only be available at significantly higher premiums or may not be available on acceptable terms, if at all. A successful claim brought against us in excess of our insurance coverage could significantly harm our business and consolidated financial position.

If we do not continue to comply with changing government laws and regulations, we could lose our ability to market and sell our product or be subject to substantial fines or other penalties.

The preclinical and clinical design, testing, manufacturing, labeling, sale, distribution, servicing and promotion of the VNS Therapy System are subject to extensive and rigorous federal and state laws and regulations, including regulations from the Department of Health and Human Services (related to Medicare, HIPAA and FDA) and from comparable state agencies. In the future, it will be necessary for us to obtain additional government approvals for other indications of the VNS Therapy System and for modified or future-generation products. It is also necessary for us to ensure that our marketing and sales practices comply with all laws and regulations. Commercial distribution in certain foreign countries is also subject to regulatory approvals from the appropriate authorities in such countries. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. Moreover, regulatory approvals may include regulatory restrictions on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspension or withdrawal of approvals, confiscations or recalls of products, operating restrictions and criminal prosecution. Adverse results in post-approval studies may result in limitations on or withdrawal of previously granted approvals.

Furthermore, changes in existing regulations or adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals. We may not be able to obtain additional future regulatory approvals on a timely basis or at all. Delays in receipt of or failure to receive such future approvals, suspension or withdrawal of previously received approvals or recalls of the VNS Therapy System could severely harm our ability to market and sell our current and future products and improvements. As a condition of approval for the TRD indication, the FDA is requiring us to conduct a post-approval 460-patient dosing study and a 2,000-patient registry. The results of these studies may be included in product labeling. If we fail to complete these studies in a timely manner, we may be subject to regulatory action, including withdrawal of our TRD indication approval.

We are subject to federal and state laws governing our sales and marketing practices, and failure to adhere to these laws could result in substantial fines and other penalties.

We are subject to certain laws and regulations, including the federal Anti-Kickback Statute, the federal False Claims Act and the HIPAA Privacy Rule, that govern the sales and marketing practices of healthcare companies. The Anti-Kickback Statute contains both civil and criminal sanctions, which are enforced by the OIG and the U.S. Department of Justice (“DOJ”). Over the past several years, the U.S. government has accused an increasing number of pharmaceutical and medical device manufacturers of violating the Anti-Kickback Statute based on certain marketing and sales practices and compensation arrangements with referral sources. Pharmaceutical and medical device manufacturers also have been accused of alleged violations of the federal False Claims Act, which imposes civil liability (including substantial monetary penalties and damages) on any person or corporation that (1) knowingly presents a false or fraudulent claim for payment to the U.S. government, (2) knowingly uses a false record or statement to obtain payment or (3) engages in a conspiracy to defraud the federal government to obtain allowance for a false claim. Under the qui tam, or whistleblower, provisions of the False Claims Act, private parties may bring actions on behalf of the U.S. government. These private parties are entitled to share in any amounts recovered by the government through trial or settlement. Both direct enforcement activity by the government and whistleblower lawsuits have increased significantly in recent years and have increased the risk that we may be forced to defend a prosecution under the Anti-Kickback Statute, a false claims action, be liable for monetary fines or be excluded from the Medicare and Medicaid programs as a result of an investigation resulting from an enforcement action or a whistleblower case.

In 2004, we adopted a healthcare law compliance program, including our Business Practice Standards, which is a set of policies that embody the AdvaMed Code of Ethics for Interactions with Health Care Professionals. In January 2006, we adopted significant revisions to our Business Practice Standards that we believe more thoroughly address our compliance risks. We endeavor to conduct our business in compliance with our Business Practice Standards and to ensure continued compliance through regular education of our employees, audits of employee activities, and appropriate responses to violations of the Business Practice Standards. Although we believe that these efforts have been successful and that we are in compliance with our policies and the healthcare laws, given the complexity of our business model, including extensive interactions with patients and healthcare professionals, and the large number of field personnel employed by us, violations of our policy and the law could occur. We could be subject to investigation by the OIG or the DOJ. If investigated, we could be forced to incur substantial expense responding to the investigation and defending our actions. If unsuccessful in our defense, we could be found to be in violation of the healthcare laws and be subject to substantial fines and penalties, including exclusion of our products from Medicare and Medicaid reimbursement.

Our international operations are subject to risks not generally associated with commercialization efforts in the U.S.

We may not be successful in increasing our international market sales or in obtaining reimbursement or any regulatory approvals required in foreign countries. The anticipated international nature of our business is also expected to subject us and our representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which we operate or where the VNS Therapy System is sold. The regulation of medical devices in a number of such jurisdictions, particularly in the European Union, continues to develop and new laws or regulations may impair our ability to market and sell our products in those jurisdictions.

Our failure to attract and retain qualified personnel, including key officers, could adversely affect our operations.

In connection with the commercialization of the VNS Therapy System in the U.S. for TRD, we have made significant changes to our organization, including an initial scale up in personnel from February 2005 through July 2005 of approximately 50% and a subsequent reduction in personnel of 11% in February 2006. Such activities have placed, and may continue to place a significant strain on our resources and operations. Our ability to manage such growth effectively will depend upon our ability to attract, hire and retain highly qualified employees and management personnel. We compete for such personnel with other companies, academic institutions, government entities and other organizations and we may not be successful in hiring or retaining qualified personnel. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational, management information and financial control systems. Our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) resigned in November 2006 and interim officers have assumed their responsibilities. We are in the process of recruiting new officers for these positions. We can provide no assurance that our interim officers will be able to manage our business effectively or that we will be able to hire new officers for these positions within a reasonable period of time. As a result, our business could be affected detrimentally.

We have in the past and may in the future be involved in an investigation conducted by the Staff of the Senate Committee on Finance resulting in adverse publicity about the safety and effectiveness of VNS Therapy, expenditure of substantial resources and diversion of management attention, all with an adverse affect on our business.

The Senate Finance Committee (“SFC”) published a Committee Staff Report on February 16, 2006 entitled, “Review of FDA’s Approval Process for the Vagus Nerve Stimulation System for Treatment-Resistant Depression,” condemning FDA’s approval process and questioning whether approval was appropriate. A discussion of the SFC Staff Report is contained in “Legal Proceedings — Senate Finance Committee Investigation.” We are unable to provide assurance at this time as to any further action that may be taken by the SFC or its staff in regard to this matter. Any further action taken by the SFC or its staff could have a material adverse effect on our business, including but not limited to increased expense to comply with requests and diversion of management attention from the conduct of our business.

We have been named in a putative securities class action lawsuit.

We and certain of our officers have been named as defendants in a putative class action lawsuit. A discussion of this lawsuit is contained in “Legal Proceedings — Securities Class Action Lawsuit”. Although it is not possible at this stage to predict the likely outcome of this lawsuit, an adverse result could have a material adverse effect on us, our consolidated financial position, results of operations and cash flows. Even if the result of such litigation is not adverse, the cost of defending such litigation has been and will continue to be expensive and could have a material adverse effect on our consolidated financial position.

We are the subject of governmental investigations related to our stock option granting practices and procedures and other matters, the outcome of which could adversely affect our business.

On June 9, 2006, the U.S. Securities and Exchange Commission (“SEC”) staff advised us that it had commenced an informal inquiry of our stock option grants and related practices, procedures and accounting. On June 26, 2006, we received a subpoena from the U.S. Attorney requesting documents related to the same matters. On October 23, 2006 the SEC staff made an additional request for certain documents and information related to our revised guidance on February 8, 2006 and our financial results announced on May 1, 2006, our sales for the quarter ended April 28, 2006, coverage or potential coverage of our VNS Therapy System by Alabama BlueCross BlueShield and Aetna and the aging of our accounts receivable since January 1, 2003. We are cooperating with these governmental investigations. A more detailed discussion of these matters is contained in “Legal Proceedings — Governmental Investigations of Options Granting Practices”. Although it is not possible at this early stage to predict the likely outcome of these inquiries, an adverse result could have a material adverse affect on us, our consolidated financial position, results of operations and cash flows. Even if the result of such inquiries is not adverse, the cost of defending such inquiries has been and will continue to be expensive and could have a material adverse effect on our consolidated financial position.

We are named as a nominal defendant in six stockholder derivative lawsuits which, as a result of our indemnity obligations to the current and former officers and Board members named as defendants, could be costly to us.

A discussion of the pending stockholder derivative claims is contained in “Legal Proceedings — Stockholder Derivative Litigation”. Our bylaws require us to advance fees and expenses to officers and Board members in certain situations. The advancement of fees and expenses to officers and members or our Board of Directors (“Board”), both current and former, to defend the stockholder derivative claims could be costly and could have a material adverse effect on our consolidated financial position.

Risks Related to the Notes

We may experience significant fluctuations in our stock price, which may significantly affect the trading price of the notes.

Fluctuations in the trading price of our common stock affect the trading price of the notes. As noted below, a number of factors may cause the market price of our common stock to fluctuate, regardless of our operating performance. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the common stock into which a note is otherwise convertible. These features could adversely affect the value and the trading prices of the notes.

The notes are subordinated to any existing and future senior debt.

The notes are unsecured and contractually subordinated in right of payment to any existing and future senior debt. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default and in specific other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior debt and such general creditors may recover more, ratably, than the holders of our notes or our other subordinated indebtedness. The indenture does not limit the creation of additional senior debt (or any other indebtedness). Any significant additional senior debt incurred may also materially adversely impact our ability to service our debt, including the notes. In addition, the holders of our senior debt may, under certain circumstances, restrict or prohibit us from making payments on the notes. As of April 28, 2006 and January 26, 2007, we had $2.5 million and $7.5 million of senior debt outstanding, respectively. We anticipate that from time to time we may incur additional indebtedness, including senior indebtedness.

The notes are effectively subordinated to the liabilities of our existing subsidiary and any of our future subsidiaries.

The notes are not guaranteed by our existing subsidiary or any future subsidiaries and, accordingly, the notes are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors, except to the extent that we ourselves are a creditor with recognized claims against the subsidiary. However, even if we are a creditor of one of our subsidiaries, our claims are still effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. As of April 28, 2006 and January 26, 2007, our existing subsidiary had $0.1 million and $0.1 million of outstanding indebtedness (excluding intercompany debt and liabilities), respectively.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, the granting of security to other creditors, the movement of assets to subsidiaries which incur debt or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a fundamental change involving us, except to the extent described under “Description of Notes.”

We may not have the ability to purchase notes upon a fundamental change or to raise the funds necessary to finance the purchases.

Upon the occurrence of a fundamental change, holders may require us to purchase for cash all or any portion of their notes. However, it is possible that, upon a fundamental change, we may not have sufficient funds at that time to make the required purchase of notes, and we may be unable to raise the funds necessary. In addition, the issuance of our shares upon a conversion of notes could result in a default under our senior secured revolving credit facility to the extent that the issuance creates a change of control event under our credit facility. Such a default under the senior secured credit facility could in turn create a cross default under the notes.

The terms of our senior secured revolving credit facility and of any future indebtedness we incur may also restrict our ability to fund the purchase of notes upon a fundamental change or if we are otherwise required to purchase notes at the option of the holder. If such restrictions exist, we would have to seek the consent of the lenders or repay those borrowings. If we were unable to obtain the necessary consent or unable to repay those borrowings, we would be unable to purchase the notes and, as a result, would be in default under the notes.

Risks Related to Our Common Stock

Our common stock price constantly changes.

Our common stock is traded on the NASDAQ Global Market under the ticker symbol “CYBX.” The price of stock on that trading market fluctuates, and we expect that the market price of our common stock will continue to fluctuate. For example, during the fiscal year ended April 28, 2006, our stock traded from a high of $47.77 to a low of $22.61 per share. Our stock price may be affected by a number of factors, some of which are beyond our control, including:

•	changes in the general conditions of the economy;

•	regulatory activities and announcements;

•	federal and state enforcement initiatives related to medical device companies;

•	changes in market valuations of medical device companies in general;

•	national and regional coverage determinations by third-party payers, including private insurance companies, Medicare, state Medicaid programs and others;

•	results of studies regarding the safety and efficacy of drugs or devices that are potential competitors to our VNS Therapy treatment for various indications including epilepsy, depression, Alzheimer’s Disease, anxiety and other disorders;

•	results of studies regarding the safety and efficacy of our VNS Therapy treatment for various indications including epilepsy, depression, Alzheimer’s Disease, anxiety and other disorders;

•	quarterly variations in our sales and operating results;

•	announcements of significant contracts, acquisitions or capital commitments;

•	changes in financial estimates by securities analysts;

•	additions or departures of key personnel;

•	the results of the previously disclosed inquiries by the SEC Staff and the U.S. Attorney;

•	the impact of the restatement of our financial statements and any other actions that might be taken or required as a result of such inquiries or the review by the Audit Committee of our stock option grants, procedures, and practices, including a default under our credit facility or debt instruments;

•	material weaknesses in our internal controls over financial reporting;

•	risks and costs associated with inquiries or Audit Committee review and any litigation relating thereto or to our stock option grants, procedures, and practices (including the previously disclosed private litigation); and

•	uncertainties associated with stockholder litigation.

In addition, the stock market in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies. These broad market fluctuations have also adversely affected, and may continue to adversely affect, the market price of our common stock.

We are not profitable now, and we have been profitable for only seven fiscal quarters since our inception.

Through January 26, 2007, we have incurred an accumulated deficit of $247.9 million. We continue to incur substantial expenses, including:

•	sales and marketing expenses related to our U.S. launch of VNS Therapy in TRD and to our re-launch of VNS Therapy in epilepsy;

•	clinical expenses related to our commitment for post-market studies in the TRD indication;

•	regulatory expenses related to our post-market surveillance and other regulatory obligations and manufacturing expenses; and

•	general administrative expenses, including substantial expenses related to internal and governmental investigations of our stock option granting practices and procedures.

We can provide no assurance that our revenues will grow or that our expenses will decline sufficiently to enable us to become profitable in the future. The report of our auditors with respect to their audit of our Consolidated Financial Statements for the fiscal year ended April 28, 2006 contains an explanatory paragraph relating to the preparation of our financial statements as a “going-concern.” While our management expects to resolve the conditions referenced in “Note 3. Going Concern” in the accompanying 2006 Notes to the Consolidated Financial Statements, we can offer no assurance that we will be able to resolve these conditions and continue as a going concern.

Our quarterly operating results may fluctuate in the future, which may cause our stock price to decline.

Our quarterly revenues, expenses and operating results may vary significantly from quarter to quarter for several reasons, including:

•	the extent to which the VNS Therapy System gains market acceptance;

•	the timing of obtaining marketing approvals for the VNS Therapy System for other indications;

•	the existence and timing of any approvals for reimbursement by third-party payers;

•	the rate and size of expenditures incurred as we expand our clinical, manufacturing, sales and marketing efforts;

•	the execution and timing of work force reductions;

•	our ability to retain qualified sales personnel; and

•	the availability of key components, materials and contract services, which depends on our ability to forecast sales, among other things.

As a result of any of these factors, our consolidated results of operations may fluctuate significantly and may be below security analyst expectations, which may in turn cause our stock price to decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology such as “expect,” “may,” “will,” “intend,” “anticipate,” “believe,” “estimate,” “could,” “possible,” “plan,” “project,” “forecast,” and similar expressions. Our forward-looking statements generally relate to our growth strategies, financial results, reimbursement programs, product acceptance programs, product development programs, clinical and new indication development programs, regulatory approval programs, manufacturing processes and sales and marketing programs. Forward-looking statements should be carefully considered as involving a variety of risks and uncertainties, which include, but are not limited to:

•	continued market acceptance of our VNS Therapy System and sales of our product;

•	refusal by third-party payers to cover or adequately reimburse VNS Therapy for TRD or refractory epilepsy;

•	intellectual property protection and potential infringement claims;

•	maintaining compliance with government regulations;

•	obtaining necessary government approvals for new applications and retaining governmental approvals for existing applications;

•	product liability claims and potential litigation;

•	reliance upon single suppliers and manufacturers for certain components;

•	the development, satisfactory completion and results of clinical trials and/or market tests of the VNS Therapy System for the treatment of epilepsy, TRD or other disorders;

•	the accuracy of management’s estimates of future sales, expenses, and capital requirements;

•	changes in financial estimates and recommendations by securities analysts;

•	changes in market valuations of medical device companies in general;

•	additions or departures of key management personnel;

•	changes in the general condition of the economy;

•	possible acceleration of our convertible note debt;

•	maintaining adequate insurance at economical rates;

•	our ability to retire or refinance our debt at or before its maturity, which could be affected by conditions in financial markets or our financial position, and our ability to obtain any replacement long-term financing on terms as favorable to us, if at all;

•	the results of the previously disclosed inquiries by the SEC staff and the U.S. Attorney;

•	the impact of the restatement of our financial statements and any other actions that might be taken or required as a result of such inquiries or the review by the Audit Committee of our stock option grants, procedures, and practices, including a default under our credit facility or debt instruments;

•	material weaknesses in our internal controls over financial reporting;

•	risks and costs associated with the governmental inquiries or the Audit Committee review and any litigation relating thereto or to our stock option grants, procedures, and practices (including the previously disclosed private litigation); and

•	uncertainties associated with stockholder litigation.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and for the 39 weeks ended January 26, 2007.

39 Weeks Ended	52 Weeks Ended	52 Weeks Ended	53 Weeks Ended	52 Weeks Ended	52 Weeks Ended
January 26, 2007	April 28, 2006	April 29, 2005	April 30, 2004	April 25, 2003	April 25, 2002

0.0%(1)	0.0%(2)	0.0%(3)	475.7%	103.6%	0.0%(4)

(1)	Earnings are inadequate to cover fixed charges by $40.3 million.

(2)	Earnings are inadequate to cover fixed charges by $59.0 million.

(3)	Earnings are inadequate to cover fixed charges by $18.6 million.

(4)	Earnings are inadequate to cover fixed charges by $28.2 million.

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax plus fixed charges and minority interest. Fixed charges consist of interest expense (whether expensed or capitalized), amortization of debt expenses, discount and premium, preferred dividends and a portion of rental expense estimated to be attributable to interest.

NO PROCEEDS

The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of the securities or conversion of the notes. The shares of our common stock offered by this prospectus are issuable upon conversion of the notes.

PRICE RANGE OF COMMON STOCK

Our common stock is listing on The NASDAQ Global Market under the symbol “CYBX.” The following table sets forth the high and low sales prices of our common stock as reported on The NASDAQ Global Market for the periods presented. The prices in the table below have been adjusted for stock splits.

	High	Low

52 weeks ended April 27, 2007
Fourth Quarter (through April 25, 2007)	$22.78	$17.62
Third Quarter	$27.55	$17.30
Second Quarter	$21.64	$14.70
First Quarter	$27.16	$19.74
52 weeks ended April 28, 2006
Fourth Quarter	$30.96	$22.61
Third Quarter	$35.30	$26.88
Second Quarter	$40.69	$26.63
First Quarter	$47.77	$32.70
52 weeks ended April 29, 2005
Fourth Quarter	$46.71	$24.20
Third Quarter	$26.24	$18.10
Second Quarter	$28.69	$12.78
First Quarter	$40.07	$16.78

As of April 25, 2007, there were 405 holders of record of our common stock. The last reported sales price of our common stock on The NASDAQ Global Market on April 25, 2007 was $21.57.

DIVIDEND POLICY

During the 52 weeks ended April 28, 2006 and April 29, 2005, we did not pay any cash dividends to our stockholders. We currently intend to retain future earnings to fund the development and growth of our business and, therefore, do not anticipate paying cash dividends within the foreseeable future. Any future payment of dividends will be determined by our Board of Directors and will depend on our consolidated financial condition and results of operations and other factors deemed relevant by our Board of Directors.

SELECTED HISTORICAL FINANCIAL AND OPERATIONAL INFORMATION

This section presents our selected historical consolidated financial data. The selected historical consolidated financial data presented below is not intended to replace our historical consolidated financial statements.

The following table summarizes certain restated selected financial data and is qualified by reference to, and should be read in conjunction with the accompanying restated 2006 Consolidated Financial Statements. The selected financial data and the related notes for the 52 weeks ended April 28, 2006 and the restated selected financial data for the 52 weeks ended April 29, 2005 and the 53 weeks ended April 30, 2004 is derived from restated 2006 Consolidated Financial Statements that are included elsewhere herein. The following historical financial data, as it relates to each of the 39 weeks ended January 26, 2007 and the 39 weeks ended January 27, 2006, as restated, has been derived from our unaudited historical consolidated financial statements for such periods. You should read the following selected historical consolidated financial data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes included elsewhere in this prospectus. The selected historical consolidated results are not necessarily indicative of results to be expected in future periods.

	39 Weeks	39 Weeks	52 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended	Ended
	January 26,	January 27,	April 28,	April 29,	April 30,
	2007	2006	2006	2005	2004
		(As Restated)		(As Restated)	(As Restated)
	(Unaudited)

Consolidated Statement of Operations Data:
Net sales	$99,536,598	$87,393,962	$123,441,575	$103,442,570	$110,721,499
Cost of sales	12,532,642	11,470,528	15,822,045	15,674,040	16,386,487

Gross profit	87,003,956	75,923,434	107,619,530	87,768,530	94,335,012
Operating expenses:
Selling, general and administrative	104,970,499	109,615,977	137,310,196	86,972,068	72,198,977
Research and development	21,359,752	21,574,056	29,541,707	20,092,810	17,582,527
Total operating expenses	126,330,251	131,190,033	166,851,903	107,064,878	89,781,504
Earnings (loss) from operations	(39,326,295)	(55,266,599)	(59,232,373)	(19,296,348)	4,553,508
Interest income	3,616,238	2,168,184	3,211,956	1,072,488	469,924
Interest expense	(4,360,277)	(1,731,583)	(3,018,969)	(444,270)	(565,702)
Other income (expense), net	(260,195)	91,056	69,460	84,736	390,997

Earnings (loss) before income taxes	(40,330,529)	(54,738,942)	(58,969,926)	(18,583,394)	4,848,727
Income tax expense	81,861	57,972	99,266	26,113	230,789

Net earnings (loss)	$(40,412,390)	$(54,796,914)	$(59,069,192)	$(18,609,507)	$4,617,938

Basic earnings (loss) per share	$(1.59)	$(2.20)	$(2.37)	$(0.77)	$0.20
Diluted earnings (loss) per share	$(1.59)	$(2.20)	$(2.37)	$(0.77)	$0.18

Shares used in computing basic earnings (loss) per share	25,403,666	24,878,569	24,916,938	24,036,736	22,921,031
Shares used in computing diluted earnings (loss) per share	25,403,666	24,878,569	24,916,938	24,036,736	25,954,640

Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$84,152,862	$99,491,659	$92,355,071	$61,475,892	$58,363,731
Total assets	139,014,320	156,993,876	152,300,284	98,855,397	94,296,524
Convertible Notes	125,000,000	125,000,000	125,00,000	—	—
Line of credit	7,500,000	—	2,500,000	3,000,000	10,031,000
Long-term obligations	309,461	879,482	1,148,457	209,928	—
Accumulated deficit	(247,878,539)	(203,193,872)	(207,466,149)	(148,396,957)	(129,787,450)
Common stockholders’ equity	(16,503,768)	5,085,671	4,629,866	75,595,841	68,980,479

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with accompanying financial statements and related notes included elsewhere in this prospectus. It contains forward looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward looking statements. Factors that could cause or contribute to such differences are discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Notes Regarding Forward Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward looking events discussed may not occur.

Cyberonics, Inc.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. Since inception, as of January 26, 2007 (unaudited), we have incurred an accumulated deficit of approximately $248 million. We have incurred substantial expenses, primarily for research and development activities that include product and process development, clinical trials and related regulatory activities, sales and marketing activities, manufacturing start-up costs and systems infrastructure. For the fiscal years ended April 28, 2006 and April 29, 2005 we have had a net loss of $59 million and $19 million, respectively. To fund our operations, in fiscal 2006, we incurred additional indebtedness through the issuance of $125 million of senior subordinated convertible notes and the establishment of a $40 million line of credit.

On July 31, 2006, we received a notice of default and demand letter (“Notice of Default”) dated July 28, 2006 from Wells Fargo Bank, National Association (the “Trustee”), pursuant to which the Trustee asserts that we were in default of our obligations under the Indenture dated September 27, 2005 (“Indenture”), between us, as issuer, and the Trustee, as trustee, with respect to our $125 million of 3.0% Senior Subordinated Convertible Notes due 2012 (“Notes”), as a result of our failure (1) to file with the SEC by July 12, 2006 our 2006 Form 10-K and (2) to deliver a copy of the 2006 Form 10-K to the Trustee by July 27, 2006. On October 2, 2006, we received a notice of acceleration and demand letter (“Notice of Acceleration”) dated September 27, 2006 from the Trustee informing us that, pursuant to the Indenture, the Trustee has declared the Notes due and payable at their principal amount together with accrued and unpaid interest, and fees and expenses, and it demands that all such principal, interest, fees and expenses under the Notes be paid to the Trustee immediately. We believe that neither a default nor an “event of default” has occurred under the Indenture. However, if an event of default has occurred under the Indenture, all unpaid principal and accrued interest on the outstanding Notes will be due and payable. Accordingly, until this matter is resolved, we have included them as a current liability on our Consolidated Balance Sheet as of January 26, 2007. In addition, if an event of default has occurred under the Indenture, we would also be in default of the $40 million Line of Credit. If principal and interest on our indebtedness must be repaid immediately, we do not have the cash resources available to repay the debt. If we were not able to renegotiate the terms of the Indenture, or to secure additional financing, this could raise substantial doubts regarding our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Business Overview

Cyberonics, Inc. is a neuromodulation company founded to design, develop and bring to market medical devices that provide a unique therapy, VNS Therapy, for the treatment of epilepsy, TRD and other debilitating neurological, psychiatric diseases and other disorders. FDA approved the VNS Therapy System in July 1997 for use as an adjunctive therapy in patients over 12 years of age in reducing the frequency of partial onset seizures that are refractory or resistant to antiepileptic drugs. Regulatory bodies in Canada, Europe,

India, Australia and certain countries in South America, Africa, and Eastern Asia have approved VNS Therapy for the treatment of epilepsy without age restrictions or seizure-type limitations. FDA also approved the VNS Therapy System for the adjunctive long-term treatment of chronic or recurrent depression for patients 18 years of age or older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate anti-depressant treatments. Regulatory bodies in the European Union countries and Canada approved the VNS Therapy System for the treatment of chronic or recurrent depression in patients who are in a treatment-resistant or treatment-intolerant depressive episode without age restrictions.

Our ability to expand successfully the commercialization of the VNS Therapy System depends on obtaining and maintaining favorable coverage, coding and reimbursement for the implant procedure and follow-up care. Currently, we have broad coverage, coding and reimbursement for VNS Therapy for the treatment of epilepsy. We are currently pursuing favorable coverage decisions to expand reimbursement to include VNS Therapy for TRD. In February 2007, however, CMS issued a preliminary national non-coverage determination with respect to VNS Therapy for TRD. Absent favorable national and regional coverage policies, we have been obtaining certain TRD case-by-case approvals since FDA approval in July 2005. Our long-term growth is highly dependent upon progress in obtaining case-by-case approvals and favorable national and regional coverage policies in TRD.

Our clinical development program has included pilot and pivotal studies in using VNS Therapy (1) as an adjunctive therapy for reducing the frequency of seizures in patients over 12 years of age with partial onset seizures that are refractory to antiepileptic drugs and (2) as an adjunctive treatment for patients 18 years of age and older with chronic or recurrent TRD in a major depressive episode. We have also conducted or provided support for small pilot studies for the treatment of Alzheimer’s disease, anxiety, chronic migraine headache, bulimia and other indications. These studies have been conducted to determine the safety and effectiveness of VNS Therapy and to determine which new indications might be considered for pivotal studies and, therefore, are an important component of our clinical research activities.

Since inception, we have incurred substantial expenses, primarily for research and development activities that include product and process development and clinical trials and related regulatory activities, sales and marketing activities, manufacturing start-up costs and systems infrastructure. We have also made significant investments in recent periods in connection with sales and marketing activities in the U.S. and clinical research costs associated with new indications development, most notably depression. For the period from inception through January 26, 2007, we incurred an accumulated deficit of approximately $248 million. We anticipate increasing investments in post-approval clinical studies in epilepsy and depression.

The primary exchange rate movements that impact our consolidated net sales growth include the U.S. dollar as compared to the Euro. The weakening of the U.S. dollar in fiscal 2006 generally has a favorable impact on our sales for the year. The impact of foreign currency fluctuations on net sales is not indicative of the impact on our operations due to the offsetting foreign currency impact on operating costs and expenses.

Restatement of Consolidated Financial Statements

On June 8, 2006, a published analyst research report raised questions about certain stock options granted to some of our officers and employees. On June 9, 2006, the staff of the SEC informed us that it had initiated an informal inquiry into our stock option grants, and we engaged an outside law firm to represent us in the matter. Thereafter, we received a subpoena dated June 26, 2006 from the U.S. Attorney seeking documents related to our stock option grants. We have been cooperating in both the SEC staff’s and U.S. Attorney’s investigations.

We initiated our own internal investigation into these matters. On June 26, 2006, the Board designated the Audit Committee, which consists entirely of independent members of the Board, to undertake a review of our stock option grants and related practices, procedures, and accounting during the period from 1993 through the conclusion of the investigation. The Audit Committee undertook its investigation with the assistance of independent counsel and accounting experts retained by its counsel. The results of the Audit Committee’s investigation were announced on November 20, 2006 after the Audit Committee reported its findings to the Board. The Audit Committee concluded that certain stock options granted primarily during the period 1998 to

2003 were not accounted for correctly in accordance with Generally Accepted Accounting Principles (“GAAP”) applicable at the time the grants were issued. As a result of the Audit Committee’s investigation, and after additional review and consultation with our independent registered public accountants, we have restated consolidated financial statements and applicable disclosures for the fiscal years ended April 26, 2002, April 25, 2003, April 30, 2004 and April 29, 2005. A cumulative adjustment of $2.5 million related to restatements for fiscal years 1994 through 2001 is reflected in the restated beginning accumulated deficit for the fiscal year ended April 26, 2002. These non-cash adjustments do not have any impact on our previously reported net sales, cash or cash equivalents.

The types of errors that were identified during the review processes are as follows:

(1) Incorrect measurement dates were used for certain stock option grants made principally during the period from 1998 to 2003.  Under applicable accounting principles, and particularly Accounting Principles Board Standard No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), the date of final approval of a stock option is the basis for determining the “measurement date” to be used in comparing the exercise price of the option to the fair value of our stock on the measurement date. In accordance with APB 25 and related interpretations, we should have recorded compensation expense in an amount per share subject to each option to the extent the fair market value of our stock on the measurement date exceeded the exercise price of the option. We have determined that in some instances we previously used an incorrect measurement date and failed to record such compensation expense.

The stock option grant process in place during this time period required the Compensation Committee of the Board to approve all stock option grants. This was frequently accomplished through the use of unanimous written consents that were prepared by management and sent by overnight delivery to Compensation Committee members to review, execute and return. For certain grants issued during this period, the date of effective approval by the Compensation Committee was subsequent to the grant date as recorded in our records and used as the measurement date in preparing our consolidated financial statements. Electronic data available for unanimous written consent documents executed by the Compensation Committee during the time period from 1998 to 2003 indicated that the documents were created and therefore approved on a date later than the grant dates. With respect to grants for which the electronic data indicated such dating issues, but for which other contemporaneous documentation exists that establishes the date of final approval by all Compensation Committee members (such as, for example, signed and dated approval faxes), we relied on that other documentation to determine the date of effective approval and the appropriate measurement date. With respect to grants for which the electronic data indicated such dating issues, but for which no such other contemporaneous documentation exists, we used a measurement date corresponding to the date on which the unanimous written consent document was last saved electronically, plus four calendar days to allow for the approval process conducted using overnight shipping of approval documents to and from Compensation Committee members. Under APB 25, to the extent that the fair market value of our stock on the revised measurement date exceeded the exercise price of the option, we were required to recognize compensation expense with respect to that option at the time of the grant. The cumulative effect of these measurement date revisions on our consolidated financial statements through April 29, 2005 is approximately $5.3 million in aggregate pre-tax non-cash stock-based compensation expense.

In light of the significant judgment used in establishing revised measurement dates, alternate approaches to the one used could have resulted in different aggregate pre-tax non-cash stock-based compensation expense charges than those recorded in the restatement.

While we used a measurement date for certain grants corresponding to the date on which the unanimous written consent document was last saved electronically plus four calendar days to allow for the approval process, the cycle time for securing approval could have been as short as two calendar days, or may have extended to as long as 17 calendar days, as observed in one situation. To assess the sensitivity of the aggregate pre-tax non-cash stock-based compensation charges attributable to the estimated cycle time for the approval process for these grants, management has performed variability analyses corresponding to the range from (1) the earliest possible approval, which was defined as two calendar days following the date the unanimous written consent document was last saved electronically, to (2) the longest cycle time observed for approval of one of these grants, which was 17 calendar days following the date the unanimous written consent document was last saved electronically.

Within this time period spanning from two to 17 calendar days following the date the unanimous written consent document was last saved electronically, we calculated the range of aggregate pre-tax non-cash stock-based compensation charges that would have resulted if the measurement date used for each grant corresponded to the date within this time period that would have yielded the highest and lowest option prices applicable to that grant. Under this scenario, the aggregate pre-tax non-cash stock-based compensation charges for these grants through April 29, 2005 would have been as high as $9.5 million and as low as $3.5 million, compared to our value of $5.3 million.

In addition, we also identified certain grants where evidence other than electronic unanimous written consent data exists that supports a measurement date other than the grant date. These grants were issued in 2001 and 2002, resulting in additional pre-tax non-cash stock-based compensation expense through April 29, 2005, of approximately $1.1 million.

(2) The existence of multiple documents with different dates evidencing approval for the same grants resulted in a scenario that is considered re-pricing under GAAP.  Our internal investigation identified several grants to directors, officers and employees where it appeared that the approval criteria under GAAP were met on multiple dates. The documents evidencing approval included communications between management and members of the Compensation Committee and subsequently completed unanimous written consent forms signed by the Compensation Committee members. Ultimately, grants were issued to individuals at the price determined by using as the measurement date the date of that subsequently completed unanimous written consent, resulting in a price lower than the price that would have resulted from use of the earlier dated documents to evidence approval of the grant. It is not clear which documents were intended to constitute final approval.

Based on the existence of multiple approval documents with the subsequent approval at a lower stock price, these grants were deemed to involve re-pricing within the meaning of the applicable accounting literature. Variable accounting treatment has been applied in accordance with the provisions of FASB Interpretation 44, “Accounting for Certain Transactions involving Stock Compensation” (“FIN 44”), which was effective July 1, 2000 and provided for a “look back” period to December 15, 1998 for re-priced stock options.

The effect of accounting for these grants as having been re-priced is to increase our cumulative compensation expense through April 29, 2005 by approximately $8.6 million to account for the additional pre-tax non-cash stock-based compensation expense.

(3) The cancellation of certain stock option grants that were subsequently reissued at a lower price than the original grant constituted re-pricing that rendered the grants subject to variable accounting treatment.  On certain occasions from fiscal year 1999 through fiscal year 2001, we cancelled certain stock option grants and subsequently reissued new grants. Therefore, these grants were deemed to be re-priced and subject to variable accounting treatment in accordance with FIN 44.

The cumulative impact of the restatement through April 29, 2005 associated with this type of error is approximately $1.9 million in additional pre-tax non-cash stock-based compensation expense.

(4) Stock option grants issued to non-employees were either not recorded or were recorded incorrectly.  From fiscal year 1997 through fiscal year 2001, we issued certain stock option grants to various consultants. Compensation expense for some of the grants was recorded at the time the grants were issued; however, the grants were not correctly recorded in accordance with GAAP in effect at the time of the grants. Compensation expense was not recorded at all for the remaining grants.

The cumulative impact of this type of error on the consolidated financial statements through April 29, 2005 is approximately $1.0 million in additional pre-tax non-cash stock-based compensation expense.

(5) Other miscellaneous errors related to stock options.  The cumulative impact for all other types of errors on the consolidated financial statements through April 29, 2005 is approximately $0.5 million in additional pre-tax non-cash stock-based compensation expense.

The cumulative effect of the restatement adjustment on our consolidated balance sheet at April 29, 2005 was an increase in additional paid-in capital of approximately $18.4 million and an increase in accumulated deficit of $18.4 million. There was no impact on net sales, cash or cash equivalents.

Related Proceedings

Regulatory Proceedings.  On June 9, 2006, the SEC staff advised us that it had commenced an informal inquiry of our stock option grants and related practices, procedures and accounting. On June 26, 2006, we received a subpoena from the U.S. Attorney requesting documents related to the same matters. For additional information, see “Legal Proceedings — Governmental Investigations of Options Granting Practices”.

Legal Proceedings.  We are named as a nominal defendant in six stockholder derivative lawsuits pending in Texas state and federal courts wherein a stockholder purports to pursue claims on our behalf against several of our current and former officers and Board members. For additional information, see “Legal Proceedings — Stockholder Derivative Litigation”. On June 17, 2005, a putative class action lawsuit was filed against us and certain of our officers and Robert P. Cummins, then Chairman and Chief Executive Officer, in the United States District Court for the Southern District of Texas. On August 18, 2006, the lead plaintiffs filed a First Amended Complaint for Violation of the Securities Laws. The amended complaint includes an allegation that the defendants falsely stated that an analyst’s statements about options granted in June 2004 were inaccurate and without merit. For additional information, see “Legal Proceedings — Securities Class Action Lawsuit”.

NASDAQ Delisting.  We received three Staff Determination Letters indicating that we had failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the delay in filing our Forms 10-K and 10-Q for past fiscal periods. On February 13, 2007, NASDAQ advised us that we are in compliance with all NASDAQ Marketplace Rules and our NASDAQ listing will be continued. For additional information, see “Legal Proceedings — NASDAQ Delisting Notice”.

Critical Accounting Policies

We have adopted various accounting policies to prepare the Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America (“U.S.”). Our most significant accounting policies are disclosed in “Note 2. Summary of Significant Accounting Policies and Related Data” in the accompanying 2006 Notes to the Consolidated Financial Statements.

The preparation of the Consolidated Financial Statements, in conformity with accounting principles generally accepted in the U.S. requires us to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and the related Notes. The accompanying Consolidated Financial Statements have been prepared on a going-concern basis. Our estimates and assumptions are updated as appropriate, which in most cases is at least quarterly. We base our estimates on historical experience or various assumptions that are believed to be reasonable under the circumstances, and the results form the basis for making judgments about the reported values of assets, liabilities, revenues and expenses. Actual results may materially differ from these estimates.

We consider the following accounting policies as the most critical because, in management’s view, they are most important to the portrayal of our consolidated financial position and results of operations and most demanding in terms of requiring estimates and other exercises of judgment.

Accounts Receivable.  We provide an allowance for doubtful accounts based upon specific customer risks and a general provision based upon historical trends. An increase in losses beyond that expected by management or that historically have been experienced by us would reduce earnings when they become known.

Inventories.  We state our inventories at the lower of cost, first-in, first-out method, or market. Cost includes the acquisition cost of raw materials and components, direct labor and overhead. Management considers potential obsolescence at each balance sheet date. An acceleration of obsolescence could occur if consumer demand should differ from expectations.

Property and Equipment.  Property and equipment are carried at cost, less accumulated depreciation. Maintenance, repairs and minor replacements are charged to expense as incurred; significant renewals, improvements and expansions are capitalized. For financial reporting purposes, we compute depreciation using the straight-line method over useful lives ranging from two to nine years. An unanticipated change in the utilization or expected useful life of property and equipment could result in acceleration in the timing of the expenses.

Revenue Recognition.  We sell our products through a combination of a direct sales force in the U.S. and certain European countries and through distributors elsewhere. We recognize revenue when title to the goods and risk of loss transfer to customers, providing there are no remaining performance obligations required of us or any matters requiring customer acceptance. We record estimated sales returns and discounts as a reduction of net sales in the same period revenue is recognized. Our revenues are dependent upon sales to new and existing customers pursuant to our current policies. Changes in these policies or sales terms could impact the amount and timing of revenue recognized.

Research and Development.  All research and development costs are expensed as incurred. We have entered into contractual obligations for the conduct of clinical studies. Costs are incurred primarily at the time of enrollment and paid under the terms of the contracts. Research and development expenses could vary significantly with changes in the timing of clinical activity.

Stock Options.  Prior to April 29, 2006, we adopted the disclosure-only provisions of Statement of Financial Accounting Standards Board (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which disclosures are presented in “Note 2. Summary of Significant Accounting Policies and Related Data” in the Notes to the Consolidated Financial Statements. Because of this election, we continue to account for our employee stock-based compensation plans under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and the related interpretations. We have adopted SFAS No. 123 (revised 2004) “Share Based Payment” (“FAS 123(R)”) starting on April 29, 2006 using The Black-Scholes option pricing model and The Modified Prospective Method which requires the compensation cost to be recognized under SFAS 123(R) for grants issued after the adoption date and the unvested portion of grants issued prior to the adoption date. As a result of the adoption of SFAS 123(R), we anticipate recognizing non-cash share-based compensation expense of approximately $20 million during fiscal year 2007 including the potential impact associated with the resignation of certain former officers and employees. This estimate is affected by assumptions regarding a number of complex and subjective variables.

Stock Options (Restated).  As a result of the investigation described in “Note 1. Restatements” in the accompanying 2006 Notes to Consolidated Financial Statements, and after additional review and consultation with our independent registered public accountants, we determined that the original measurement date used for some of the stock options granted during the period from fiscal 1994 through 2006 was not correct. In addition, the fair market value of our stock on the appropriate measurement date was higher than the exercise price of the stock options, resulting in the measurement of non-cash compensation cost that is being recognized as expense over the vesting period.

For certain grants, principally during the period from 1998 to 2003, the date of effective approval by the Compensation Committee was subsequent to the grant date as recorded in our records and used as the measurement date in preparing our financial statements. Electronic data available for unanimous written consent documents executed by the Compensation Committee indicated that the documents were created, and therefore approved, on a date later than the recorded grant dates. With respect to grants for which the electronic data indicated such dating issues, but for which other contemporaneous documentation exists that establishes the date of final approval by all Compensation Committee members (such as for example, signed and dated approval faxes), we relied on that other documentation to determine the date of effective approval and the appropriate measurement date. With respect to grants for which the electronic data indicated such dating issues, but for which no such other contemporaneous documentation exists, we used a measurement date corresponding to the date on which the unanimous written consent document was last saved electronically, plus four calendar days to allow for the approval process conducted using overnight shipping of approval documents to and from Compensation Committee members. The cumulative effect of these measurement date revisions on our consolidated financial statements through April 29, 2005, is approximately $5.3 million in aggregate pre-tax non-cash stock-based compensation expense.

In light of the significant judgment used in establishing revised measurement dates, alternate approaches to the one used could have resulted in different aggregate pre-tax non-cash stock-based compensation expense charges than those recorded in the restatement.

While we used a measurement date corresponding to the date on which the unanimous written consent document was last saved electronically plus four calendar days to allow for the approval process, the cycle time for securing approval could have been as short as two calendar days, or may have extended to as long as 17 calendar days, as observed in one situation. To assess the sensitivity of the aggregate pre-tax non-cash stock- based compensation charges attributable to the estimated cycle time for the approval process for these grants, management has performed variability analyses corresponding to the range from (1) the earliest possible approval, which was defined as two calendar days following the date the written consent document was last saved electronically, to (2) the longest cycle time observed for approval of one of these grants, which was 17 calendar days following the date the unanimous written consent document was last saved electronically.

Within this time period spanning from two to 17 calendar days following the date the written consent document was last saved electronically, we calculated the range of aggregate pre-tax non-cash stock-based compensation charges that would have resulted if the measurement date used for each grant corresponded to the date within this time period that would have yielded the highest and lowest option prices applicable to that grant. Under this scenario, the aggregate pre-tax non-cash stock-based compensation charges for these grants through April 29, 2005 would have been as high as $9.5 million and as low as $3.5 million, compared to our value of $5.3 million.

Income Taxes.  We account for income taxes under the asset and liability method. Under this method, deferred income taxes reflect the impact of temporary differences between financial accounting and tax bases of assets and liabilities. Such differences relate primarily to the deductibility of certain accruals and reserves and the effect of tax loss and tax credit carryforwards not yet utilized. Deferred tax assets are evaluated for realization based on a more-likely-than-not criterion in determining if a valuation allowance should be provided.

Results of Operations

The following is a comparative discussion of the results of operations for the 39 weeks ended January 26, 2007 and the 39 weeks ended January 27, 2006 and for the 52 weeks ended April 28, 2006, the 52 weeks ended April 29, 2005 and the 53 weeks ended April 30, 2004. It should be read in conjunction with the financial statements and the related notes and other information included in this prospectus.

39 Weeks Ended January 26, 2007 compared to the 39 Weeks Ended January 27, 2006

Net Sales

U.S. net sales of $26.6 million for the thirteen weeks ended January 26, 2007 decreased by $1.0 million, or 4%, as compared to the thirteen weeks ended January 27, 2006, primarily the result of a decrease in unit sales volumes partially offset by sales price increases. U.S. unit sales volume decreased by 5% and average system prices increased by 2%, largely resulting from changes in product mix and sales price increases. U.S. net sales of $85.7 million for the thirty-nine weeks ended January 26, 2007 increased by $9.6 million, or 13%, as compared to the thirty-nine weeks ended January 27, 2006, primarily the result of an increase in unit sales volumes and sales price increases. U.S. unit sales volume increased by 11% and average system prices increased by 2%, largely resulting from changes in product mix and sales price increases.

International sales of $5.1 million for the thirteen weeks ended January 26, 2007 represented a $1.4 million, or 36% increase, when compared to the same period of the previous fiscal year. Such increase was due to an increase in unit sales volume of 24% and an increase in average system prices of 10%, which in turn was largely due to a favorable currency impact and changes in country and product mix. International sales of $13.8 million for the thirty-nine weeks ended January 26, 2007 represented a $2.6 million, or 23% increase, when compared to the same period of the previous fiscal year. Such increase was due to an increase in unit sales volume of 14% and an increase in average system prices of 8%, which in turn was largely due to a favorable currency impact and changes in country and product mix.

Gross Profit

Gross profit margin for the thirteen weeks ended January 26, 2007 was 84.4%, representing a decrease of 316 basis points over the same period of the previous fiscal year. Decreases in sales and production volume partially offset by higher average selling prices resulted in a decrease of approximately 230 basis points. The adoption of FAS 123(R) on April 29, 2006 increased cost of sales by approximately $0.2 million, or 86 basis points. The total compensation expense included in production cost related to FAS 123(R) was approximately $0.2 million. Gross profit margin for the thirty-nine weeks ended January 26, 2007 was 87.4%, representing an increase of 54 basis points over the same period of the previous fiscal year. Increases in sales volume and higher average selling prices resulted in an increase of approximately 102 basis points. The adoption of FAS 123(R) on April 29, 2006, on the other hand, increased cost of sales by approximately $0.4 million, or 48 basis points. The total compensation expense included in production cost related to FAS 123(R)was approximately $0.8 million.

Cost of sales consists primarily of direct labor, stock compensation expense, allocated manufacturing overhead, third-party contractor costs, royalties and the acquisition cost of raw materials and components. Gross margins can be expected to fluctuate in future periods based upon the mix between U.S. and international sales, direct and distributor sales, the VNS Therapy System selling price, applicable royalty rates and the levels of production volume.

Operating Expenses

Selling, General and Administrative (“SG&A”) Expenses.  SG&A expenses are comprised of sales, marketing, development, general and administrative activities. SG&A expenses of $38.0 million for the thirteen weeks ended January 26, 2007 represented an increase of $3.3 million, or 10%, as compared to the thirteen weeks ended January 27, 2006. The increase in expenses is primarily due to additional expenses applicable to the resignations of the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) and higher legal and accounting fees associated with the on-going Securities and Exchange Commission (“SEC”) investigation of approximately $8.2 million and higher non-cash charges of approximately $6.3 million due to the adoption of FAS 123(R) on April 29, 2006 partially offset by decreases in sales and marketing costs of approximately $10.3 million associated with the product launch in depression during the same period in fiscal year 2006. SG&A expenses of $105.0 million for the thirty-nine weeks ended January 26, 2007 represented a decrease of $4.6 million, or 4%, as compared to the thirty-nine weeks ended January 27, 2006. The decrease in expenses is primarily due to decreases in sales and marketing costs of approximately

$33.5 million associated with the product launch in depression during the same period in fiscal year 2006. The decrease in expenses was partially offset by increases in compensation costs of $13.3 million associated with stock-based compensation expense recorded upon the adoption of FAS 123(R) on April 29, 2006 and by additional expenses applicable to the resignations of the CEO and CFO and legal, accounting fees and other expenses associated with the informal SEC review of our stock option granting procedures of approximately $10.5 million.

Research and Development (“R&D”) Expenses.  R&D expenses are comprised of expenses related to our product and process development, product design efforts, clinical trials programs and regulatory activities. As compared to the thirteen weeks ended January 27, 2006, R&D expenses of $7.4 million represented a $0.2 million, or 2% decrease, for the thirteen weeks ended January 26, 2007 due to increases in clinical charges and additional compensation costs of $0.7 million associated with stock-based compensation expense recorded upon the adoption of FAS 123(R) offset by reduced regulatory and engineering activities. As compared to the thirty-nine weeks ended January 27, 2006, R&D expenses of $21.4 million represented a decrease of $0.2 million, or 1%, for the thirty-nine weeks ended January 26, 2007 due to reduced engineering and regulatory activities, offset by expanded clinical activities and additional compensation costs of $2.7 million associated with stock-based compensation expense recorded upon the adoption of FAS 123(R). We do not anticipate significant investments in new indications development programs through fiscal year 2008.

Interest Income and Expense

Interest income for the thirteen weeks ended January 26, 2007 of $1.2 million represented a $58,000, or 5% increase as compared to the same period of the previous fiscal year, such increase being a result of lower invested cash balances earning higher interest rates. Interest expense for the thirteen weeks ended January 26, 2007 of $1.6 million represented a $0.4 million, or 36% increase, as compared to the same period of the previous fiscal year. The increase in interest expense was due to the $125.0 million in senior subordinated convertible notes (“Notes”) issued in September 2005. Interest income for the thirty-nine weeks ended January 26, 2007 of $3.6 million represented a $1.4 million, or 67% increase, as compared to the same period of the previous fiscal year, such increase being a result of higher invested cash balances earning higher interest rates. Interest expense for the thirty-nine weeks ended January 26, 2007 of $4.4 million represented a $2.6 million, or 152% increase, as compared to the same period of the previous fiscal year. The increase in interest expense was due to the $125.0 million Notes.

Other Income (Expense), Net

Other expense, net of $0.3 million for the thirteen weeks ended January 26, 2007, represented a decrease of $0.3 million, or 7,334% as compared to income of $5,000 for the same period during the previous fiscal year. It primarily includes income related to the transaction gains and losses associated with the impact of changes in foreign currency exchange rates and derivative expense associated with the extension of certain stock option grants to former employees whose grants would have expired unexercised due to our inability to issue stock under our Stock Option Plans as a consequence of our delinquent SEC reports. Other expense, net of $0.3 million for the thirty-nine weeks ended January 26, 2007, represented a decrease of $0.4 million, or 386% as compared to income of $0.1 million during the same period in the previous fiscal year. It primarily includes income related to the amortization of the over-allotment provision applicable to the 2005 Notes offering, transaction gains and losses associated with the impact of changes in foreign currency exchange rates and the impact of accounting for derivatives associated with modification of certain stock option grants applicable to terminated employees.

Income Taxes

We estimate our effective tax rate for the thirty-nine weeks ended January 26, 2007 to be less than 1%, due primarily to the increase in the balance of our valuation allowance combined with state tax and tax on foreign operations. The effective tax rate represents our estimate of the rate expected to be applicable for the full fiscal year. In August 2004, we experienced an ownership change as defined in Section 382 of the Internal Revenue Code (“IRC”). Our ability to utilize certain net operating losses to offset future taxable income in any particular year may be limited pursuant to IRC Section 382. Due to our operating loss history and possible limitations pursuant to IRC Section 382, we have established a valuation allowance that fully offsets our net deferred tax assets, including those related to tax loss carry-forwards, resulting in no regular U.S. federal income tax expense or benefit for financial reporting purposes.

52 Weeks Ended April 28, 2006 compared to the 52 Weeks Ended April 29, 2005

Net Sales

U.S. net sales increased by $17.6 million, or 20%, in fiscal year 2006 compared to fiscal year 2005, primarily due to an 18% increase in new patient sales, partially offset by a decrease in replacement sales. International net sales increased by $2.4 million, or 18%, in fiscal year 2006 due to increases in new patient sales.

Gross Profit

Gross profit increased by $19.9 million, or 23%, in fiscal year 2006 compared to fiscal year 2005, primarily due to higher sales volumes. Gross profit margin increased by 235 basis points to 87.2% due to increased production volumes resulting in improved operational efficiencies impacting gross profit margin by approximately 125 basis points and improvement in average selling prices due to mix which had a favorable impact of 110 basis points.

Cost of sales consists primarily of direct labor, allocated manufacturing overhead, third-party contractor costs, royalties and the acquisition cost of raw materials and components. Gross margins can be expected to fluctuate in future periods based upon the mix between U.S. and international sales, direct and distributor sales, the VNS Therapy System selling price, applicable royalty rates and the levels of production volume.

Operating Expenses

Selling, General and Administrative (SG&A) Expenses.  SG&A expenses are comprised of sales, marketing, development, general and administrative activities. SG&A expenses increased by $50.3 million or 58%, in fiscal year 2006 as compared to fiscal year 2005. SG&A expenses include pre-tax non-cash stock-based compensation expense of ($1.1 million) and $6.1 million for fiscal years ended April 28, 2006 and April 29, 2005, respectively. In fiscal 2006, SG&A expense included a credit of $1.1 million for pre-tax non-cash stock-based compensation expense due to variable accounting treatment for certain grants and a drop in our common stock price relative to the price at the end of fiscal 2005.

Research and Development (R&D) Expenses.  R&D expenses are comprised of expenses related to our product and process development, product design efforts, clinical trials programs and regulatory activities. R&D expenses increased by $9.4 million, or 47%, in fiscal year 2006 as compared to fiscal year 2005, due to additional product development programs and expanded regulatory activities primarily related to the depression approval and launch. R&D expenses include pre-tax non-cash stock-based compensation expense of $1.7 million and $0.9 million for fiscal years ended April 28, 2006 and April 29, 2005, respectively.

Interest Income

Interest income of $3.2 million during fiscal year 2006 represented an increase of 199% as compared to interest income of $1.1 million for fiscal year 2005, due to higher average investment balances attributable to the net proceeds of $98.3 million received from the sale of the Notes and higher interest rates.

Interest Expense

Interest expense of $3.0 million for fiscal year 2006 increased from $0.4 million for fiscal year 2005 primarily due to interest expense applicable to the Notes.

Other Income, Net

Other income, net, primarily includes transaction gains and losses associated with the impact of changes in foreign currency exchange rates.

Income Taxes

At April 28, 2006, we had net operating loss carryforwards for federal income tax purposes of approximately $224.0 million. The following is a reconciliation of statutory federal income tax rates to our effective income tax rate expressed as a percentage of income from operations before income taxes:

	52 Weeks	52 Weeks
	Ended	Ended
	April 28, 2006	April 29, 2005
		As Restated

Income Tax Expense	$99,266	$26,113

U.S. statutory rate	(34.0)%	(34.0)%
Change in deferred tax valuation allowance	31.6	32.1
Foreign taxes	0.1	0.1
State & local tax provision	0.1	0.0
Other, net	2.4	1.9

	0.2%	0.1%

52 Weeks Ended April 29, 2005 compared to the 53 weeks Ended April 30, 2004

Net Sales

U.S. net sales decreased by $9.9 million, or 10%, in fiscal year 2005 compared to fiscal year 2004, primarily due to a 16% volume decrease caused by reductions in both replacement and new patient sales, partially offset by an increase of 7% in average selling price due to new product introductions and changes in product mix. International net sales increased by $2.7 million, or 25%, in fiscal year 2005 due to increases in unit sales of 16% and increases in average selling prices of 8%. The increases in international average selling prices are primarily due to the favorable impact of foreign currency exchange and changes in product and country mix.

Gross Profit

Gross profit decreased by $6.6 million, or 7%, in fiscal year 2005 compared to fiscal year 2004, primarily due to lower sales volumes. Gross profit margin decreased by 40 basis points to 84.8%, due to operational inefficiencies relating to ramp up activities conducted during the first quarter of the fiscal year that negatively impacted gross profit margin by approximately 210 basis points and were offset by improvements in average selling prices and favorable manufacturing variances throughout the remainder of the year which had a favorable impact of approximately 170 basis points.

Cost of sales consists primarily of direct labor, allocated manufacturing overhead, third-party contractor costs, royalties and the acquisition cost of raw materials and components. Gross margins can be expected to fluctuate in future periods based upon the mix between U.S. and international sales, direct and distributor sales, the VNS Therapy System selling price, applicable royalty rates and the levels of production volume.

Operating Expenses

Selling, General and Administrative (SG&A) Expenses.  SG&A expenses increased by $14.8 million, or 20%, in fiscal year 2005 as compared to fiscal year 2004 due to additional expenses associated with the TRD product launch which occurred on August 1, 2005. SG&A expenses include pre-tax non-cash stock-based compensation expense of $6.1 million and $2.3 million for fiscal years ended April 29, 2005 and April 30, 2004, respectively.

Research and Development (R&D) Expenses.  R&D expenses increased by $2.5 million, or 14%, in fiscal 2005 as compared to fiscal 2004 due to additional product development programs and expanded regulatory activities primarily related to the depression approval and launch. R&D expenses include pre-tax non-cash stock-based compensation expense of $0.9 million and $0.7 million for fiscal years ended April 29, 2005 and April 30, 2004, respectively.

Interest Income

Interest income of $1.1 million for fiscal year 2005 represented an increase of 128% as compared to fiscal year 2004 and was primarily due to higher average investment balances and higher interest rates.

Interest Expense

Interest expense of $0.4 million for fiscal year 2005 decreased compared to 2004 primarily due to lower borrowings against the line of credit facility and lower interest rates negotiated during the renewal of the line of credit during the fiscal year.

Other Income, Net

Other income, net, primarily includes transaction gains and losses associated with the impact of changes in foreign currency exchange rates.

Income Taxes

The following is a reconciliation of statutory federal income tax rates to our effective income tax rate expressed as a percentage of income from operations before income taxes:

	52 Weeks	53 Weeks
	Ended	Ended
	April 29, 2005	April 30, 2004
	As Restated	As Restated

Income Tax Expense	$26,113	$230,789

U.S. statutory rate	(34.0)%	34.0%
Change in deferred tax valuation allowance	32.1	(39.3)
Foreign taxes	0.1	0.4
State & local tax provision	0.0	3.2
Other, net	1.9	5.3

	0.1%	3.6%

Liquidity and Capital Resources

Overview

We generated a net loss of $40.4 million for the thirty-nine weeks ended January 26, 2007, as compared to a net loss of $54.8 million for the thirty-nine weeks ended January 27, 2006. The decrease in the consolidated net loss is a result of (1) higher gross profit due to higher sales and higher gross margins and (2) lower operating expenses due to lower sales and marketing expenses as our depression launch expenses decreased, partially offset by non-cash charges applicable to the adoption of FAS 123(R), additional expenses applicable to the resignations of the CEO and CFO and increased legal, accounting and other expenses related to the internal investigation applicable to stock options granting practices and procedures. As a result, cash used in operating activities was $13.8 million or a reduction of $45.3 million as compared to cash used during the same period of the previous fiscal year. Net cash decreased by $8.2 million during the thirty-nine weeks ended January 26, 2007, as compared to an increase of $60.8 million during the same period of the previous fiscal year. The increase of $60.8 million during the same period in the prior fiscal year included $120.7 million in proceeds from issuance of the Notes.

We generated a net loss of $59.1 million for the year ended April 28, 2006, as compared to a net loss of $18.6 million for the year ended April 29, 2005 and net income of $4.6 million for the year ended April 30, 2004. The significant increase in net loss is due to additional expenses associated with the August 2005 product launch in TRD. As a result, cash used in operations increased to $70.9 million for the year ended April 28, 2006, as compared to $4.0 million used in operations for the year ended April 29, 2005 and $3.6 million provided by operations for the year ended April 30, 2004. To fund operations, in fiscal 2006 we incurred additional indebtedness through the issuance of our Notes and the establishment of a $40 million line of credit.

Cash Flows

Net cash provided by (used in) operating, investing and financing activities were as follows:

	39 Weeks Ended	39 Weeks Ended	52 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	January 26, 2007	January 27, 2006	April 28, 2006	April 29, 2005	April 30, 2004
		As Restated		As Restated	As Restated

Operating activities	$(13,834,349)	$(59,087,307)	$(70,876,209)	$(3,969,672)	$3,595,349
Investing activities	(1,171,514)	19,118,015	17,501,141	(11,613,173)	(17,501,056)
Financing activities	6,873,384	100,748,622	106,994,787	10,851,738	14,496,645

Operating Activities

Net cash used in operating activities during the thirty-nine weeks ended January 26, 2007 was $13.8 million as compared to net cash used in operating activities of $59.1 million during the same period of the previous fiscal year. The primary reason for the decrease in cash used in operating activities is a reduction in our sales and marketing expenses related to the depression launch, partially offset by higher legal, accounting fees and other expenses of $10.5 million applicable to the stock options investigation.

Net cash used in operating activities in fiscal 2006 was $70.9 million as compared to net cash used in operating activities of $4.0 million in fiscal 2005. Operational cash flow decreased by approximately $66.9 million due to a net loss in fiscal 2006 of approximately $59.1 million and an increase of $15.9 million in working capital to support the U.S. TRD launch in fiscal 2006. Net cash used in operating activities in fiscal 2005 was $4.0 million as compared to net cash provided by operating activities of $3.6 million in fiscal 2004. Operational cash flow decreased by approximately $7.6 million due to a net loss in fiscal 2005 of approximately $18.6 million offset by a reduction in operating assets and liabilities of $4.3 million. Net cash provided by operating activities in fiscal 2004 was $3.6 million due primarily to net profit of $4.6 million.

Investing Activities

Net cash used in investing activities during the thirty-nine weeks ended January 26, 2007 was $1.2 million compared to net cash provided by investing activities of $19.1 million during the same period of the previous fiscal year. For the thirty-nine weeks ended January 26, 2007, investing activities included purchases of property and equipment of $1.2 million, as compared to the prior year, which included $22.8 million in proceeds on the sale of short-term marketable securities, partially offset by $3.7 million used in the purchase of fixed assets.

Net cash provided by investing activities in fiscal 2006 was $17.5 million. Net proceeds of $22.8 million from the sale of short-term marketable securities were offset by purchases of property and equipment of $4.3 million. Net cash used in investing activities in fiscal 2005 was $11.6 million and included net purchases of short-term marketable securities of $7.9 million and purchases of property and equipment of $3.7 million. Net cash used in investing activities in fiscal 2004 was $17.5 million, which included net purchases of short-term marketable securities of $14.9 million and purchases of property and equipment of $2.6 million.

Financing Activities

Net cash provided by financing activities during the thirty-nine weeks ended January 26, 2007 was $6.9 million as compared to $100.7 million during the same period of the previous fiscal year. The primary reason for the cash provided by financing activities is additional borrowings of $5.0 million against the line of credit facility and proceeds from issuance of common stock of $2.1 million partially offset by $0.2 million used in payment of financial obligations. The $100.7 million proceeds during fiscal year 2006 included $120.7 million in proceeds from the issuance of Notes, $25.2 million in proceeds from the sale of warrants, $6.7 million proceeds from issuance of common stock, partially offset by $3.0 million payment of borrowings against the line of credit, $0.6 million used in payment of financial obligations, $38.2 million used in the purchase of the note hedge and $10.0 million used in the purchase of treasury stock.

Net cash provided by financing activities in fiscal 2006 was $107 million. On January 13, 2006, we established a $40 million revolving line of credit that replaced the $20 million revolving line of credit that expired in September 2005. Borrowings against the line of credit were reduced by approximately $0.5 million to $2.5 million. On September 27, 2005, we issued Notes in the amount of $125 million. Interest on the Notes at the rate of 3% per year on the principal amount is payable semi-annually in arrears in cash on March 27 and September 27 of each year, beginning March 27, 2006. Holders may convert their Notes, which were issued in the form of $1,000 bonds, into 24.0964 shares of our common stock per bond, which equal to a conversion price of approximately $41.50 per share, subject to adjustments, at any time prior to maturity. This offering provided net proceeds of approximately $121 million. We used the proceeds for (1) a simultaneous share buyback of 301,000 shares at $33.20 for a total of $9,993,200 and (2) the net cost of $13 million of separate convertible bond hedge and common stock warrant transactions, which transactions were designed to limit our exposure to potential dilution from conversion of the Notes. These transactions resulted in net cash proceeds of $98.3 million. We received approximately $10.5 million in connection with the issuance of shares pursuant to our stock option and employee stock purchase plans in fiscal year 2006.

Net cash provided by financing activities in fiscal 2005 was $10.9 million. We received approximately $18.0 million in connection with the issuance of shares pursuant to our stock option and employee stock purchase plans in fiscal year 2005. Borrowings against the line of credit were reduced by approximately $7.0 million to $3.0 million.

Net cash provided by financing activities in fiscal 2004 was $14.5 million. We received approximately $13.0 million in connection with the issuance of shares pursuant to our stock option and employee stock purchase plans in fiscal year 2004. Borrowings against the line of credit were increased by $1.7 million to $10.0 million.

Debt Instruments and Related Covenants

Line of Credit

On January 13, 2006, we established a $40 million revolving line of credit (“Credit Agreement”) with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (“Administrative Agent”) and the lenders who are party thereto (“Lenders”). The credit facility has a three-year term ending January 13, 2009 and is collateralized by accounts receivable, inventory, subsidiary stock, general intangibles, equipment and other collateral. The collateral does not include our intellectual property and provides the lender only limited rights and remedies with respect to the funds raised in our Notes offering. Pursuant to the terms of the Credit Agreement, we agreed to maintain a minimum liquidity, which is defined as the sum of the revolving loan limit minus the revolving loan outstanding plus the unrestricted cash and cash equivalent balances of $25 million, and to provide periodic certifications of compliance in connection with the facility. The amount available under the facility is limited to 85% of the eligible accounts receivable and a portion of eligible inventory. As of March 30, 2007 our available borrowing capacity, for the reasons described below, was $7.5 million with a loan balance of $7.5 million. As discussed more fully in “Note 6 — Line of Credit,” in the accompanying 2006 Notes to Consolidated Financial Statements, we were not able to timely file our 2006 Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended July 28, 2006 (“First Quarter

Form 10-Q”) and the Quarterly Report on Form 10-Q for the quarter ended October 27, 2006 (“Second Quarter Form 10-Q”).

We entered into three Consent and Amendment Agreements with the Administrative Agent and Lenders, the most recent on December 29, 2006 providing that the failure to file timely with the SEC our 2006 Form 10-K will not constitute a default under the Credit Agreement prior to January 8, 2007. The Consent and Amendment Agreement with the Administrative Agent and Lenders further provided that the certain events will not constitute a default under the Credit Agreement prior to February 28, 2007. Such events include, among other events, (1) we failed to file timely with the SEC our 2007 quarterly reports on Form 10-Q, including the First Quarter Form 10-Q and the Second Quarter Form 10-Q; (2) our failure to maintain compliance with the NASDAQ listing standards because of our failure to file such SEC reports; and (3) our receipt of a notice of default and demand from the Trustee in connection with the Indenture as a result of our failure to timely file and deliver our 2006 Form 10-K as purportedly required by the Indenture, so long as there is no determination by a court and we have not otherwise acknowledged that a default has occurred under the Indenture. The Consent and Amendment Agreement with the Administrative Agent and Lenders further provided that for the term of the Consent and Amendment Agreement our borrowing under the Line of Credit is limited to $7.5 million. As of February 1, 2007 we are required to pay interest on the minimum loan balance of $10 million. We filed our First Quarter Form 10-Q on January 26, 2007 and our Second Quarter Form 10-Q on February 9, 2007.

If an event of default has occurred under the indenture as discussed below, we would also be in default of the $40 million line of credit.

Convertible Notes

On September 27, 2005, we issued the Notes. Interest on the Notes at the rate of 3% per year on the principal amount is payable semi-annually in arrears in cash on March 27 and September 27 of each year, beginning March 27, 2006. The Notes are unsecured and subordinated to all of our existing and future senior debt and equal in right of payment with our existing and future senior subordinated debt. Holders may convert their Notes, which were issued in the form of $1,000 bonds, into 24.0964 shares of our common stock per bond, which equal to a conversion price of approximately $41.50 per share, subject to adjustments, at any time prior to maturity.

On July 31, 2006, we received the notice of default and demand letter (“Notice of Default”) dated July 28, 2006 from Wells Fargo Bank, National Association (“the Trustee”), pursuant to which the Trustee asserted that we were in default of our obligations under the Indenture dated September 27, 2005 (“Indenture”), between us, as issuer, and the Trustee, as trustee, with respect to our Notes, as a result of our failure (1) to timely file with the SEC our Form 10-K by July 12, 2006 and (2) to deliver a copy of this 2006 Form 10-K to the Trustee by July 27, 2006. On October 2, 2006, we received the notice of acceleration and demand letter (“Notice of Acceleration”) dated September 27, 2006 from the Trustee informing us that, pursuant to the Indenture, the Trustee has declared the Notes due and payable at their principal amount together with accrued and unpaid interest, and fees and expenses, and it demands that all such principal, interest, fees and expenses under the Notes be paid to the Trustee immediately. As such, although the Notes mature in 2012, we have included them as a current liability on our Consolidated Balance Sheet as of January 26, 2007. To clarify our rights and responsibilities under the Indenture, we filed a declaratory judgment action on October 3, 2006 styled Cyberonics, Inc. v. Wells Fargo Bank, N.A, as Trustee Under Indenture, No. 06-63284, in the 165th District Court of Harris County, Texas. In the lawsuit, we seek a declaration that no event of default has occurred under the Indenture and request attorney fees under the Declaratory Judgment Act. We are also a defendant in an action styled Wells Fargo Bank N.A. v. Cyberonics, Inc., No. 06-CV-15272, pending in the United States District Court for the Southern District of New York, alleging that we have breached the indenture. If our interpretation of the Indenture is determined to be incorrect, a default and, therefore, an “event of default” will have occurred under the Indenture.

If an event of default has occurred under the Indenture, all unpaid principal and accrued interest on the outstanding Notes will be due and payable immediately unless we negotiate an amendment to the terms of the Indenture. If the principal and accrued interest on the outstanding Notes must be repaid immediately, we may not have or be able to obtain access to the funds needed to repay the indebtedness, and we may be forced to seek protection under the Bankruptcy Code.

If principal and interest on our indebtedness must be repaid immediately, we do not have the cash resources available to repay the debt. If we were not able to secure additional financing, our ability to continue as a going concern would be uncertain.

Contractual Obligations

We are party to a number of contracts pursuant to which we are paying for clinical studies for current operating obligations payable totaling $2.7 million as of January 26, 2007. Although we have no firm commitments, we expect to make capital expenditures of approximately $2.6 million during fiscal year 2007, primarily to expand organizational capacity and to enhance business infrastructure and facilities.

The chart below reflects our current obligations under our material contractual obligations as of January 26, 2007.

					Total
	Line of	Notes	Operating		Contractual
	Credit(1)	Issuance(2)	Leases(3)	Other(4)	Obligations

Contractual obligations:
Less Than One Year	$10,829,222	$129,375,000	$650,354	$332,179	$141,186,755
1-3 Years	829,222	—	6,023,777	—	6,852,999
3-5 Years	—	—	2,680,820	—	2,680,820
Over 5 Years	—	—	—	—	—

Total Contractual Obligations	$11,658,444	$129,375,000	$9,354,951	$332,179	$150,720,574

(1)	Consists of $10 million minimum loan balance requirement and related interest. See “Note 6. Line of Credit” of the 2006 Notes to the Consolidated Financial Statements for further discussion.

(2)	Consists of principal and interest obligations related to the Notes issuance presented as if the Notes were to become due and payable within twelve months from the issuance of this registration statement. Although the Notes mature in 2012, we have classified them as current due to our receipt of the Notice of Default from the Trustee.

(3)	Consists of operating lease obligations related to facilities and office equipment.

(4)	Reflects amounts we expect to expend in connection with sales, marketing and training events and debt applicable to acquisition of computer hardware and software.

We believe our current financial and capital resources will be adequate to fund anticipated business activities through fiscal 2008, although there can be no assurance of this as this estimate is based upon a number of assumptions, which may not hold true. Our current assumptions include our ability to either prevail in our assertions on the terms of the Indenture of the Notes or negotiate terms which include principal maturity of greater than 24 months. If, within the short-term, we are unable to prevail or satisfactorily resolve the dispute surrounding the terms of the Indenture, we may not be able to maintain our operations as a going concern. Our projections of the future TRD markets for VNS Therapy will be significantly impacted by the timing and outcome of pending reimbursement decisions for depression by major payors. Furthermore, our liquidity could be adversely affected by the factors affecting future operating results that are discussed in “Risk Factors.”

BUSINESS

General

Cyberonics, Inc. is a neuromodulation company founded to design, develop and bring to market medical devices that provide a unique therapy, VNS Therapy, for the treatment of epilepsy, TRD and other debilitating neurological or psychiatric diseases and other disorders. VNS Therapy involves the electrical stimulation of the vagus nerve with an implantable device.

Our mission is to improve the lives of people touched by epilepsy, depression and other chronic disorders that may prove to be treatable with our VNS Therapy System. To achieve this mission, our plan is to become the market leader in neuromodulation by:

•	satisfying the urgent unmet medical need in TRD and developing and expanding our intellectual property, regulatory and market franchise in the global TRD market;

•	repositioning VNS Therapy in a unique, defensible market position in epilepsy to rejuvenate growth and accelerate penetration of the global epilepsy market; and

•	focusing our financial resources to develop and expand future revenue growth.

FDA approved the VNS Therapy System in July 1997 for use as an adjunctive therapy in patients over 12 years of age in reducing the frequency of partial onset seizures that are refractory or resistant to antiepileptic drugs. Regulatory bodies in Canada, Europe, India, Australia and certain countries in South America, Africa, and Eastern Asia have approved VNS Therapy for the treatment of epilepsy without age restrictions or seizure-type limitations. In July 2005, FDA also approved the VNS Therapy System for the adjunctive long-term treatment of chronic or recurrent depression for patients 18 years of age or older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate anti-depressant treatments. Regulatory bodies in the European Union countries and Canada approved the VNS Therapy System for the treatment of chronic or recurrent depression in patients who are in a treatment-resistant or treatment-intolerant depressive episode without age restrictions.

Our ability to expand successfully the commercialization of the VNS Therapy System depends on obtaining and maintaining favorable coverage, coding and reimbursement for the implant procedure and follow-up care. Currently, we have broad coverage, coding and reimbursement for VNS Therapy for the treatment of epilepsy. We are currently pursuing favorable coverage decisions to expand reimbursement to include VNS Therapy for TRD. Absent favorable coverage policies from governmental and commercial payers, we have been obtaining certain TRD case-by-case approvals since FDA approval in July 2005. Our long-term growth is highly dependent upon progress in obtaining case-by-case approvals and favorable regional and national coverage policies from third party payers in the use of VNS Therapy to treat TRD. In July 2006, we requested that CMS amend the existing national coverage policy for VNS Therapy to extend coverage for TRD. On February 5, 2007, CMS issued a preliminary non-coverage determination for VNS Therapy in the TRD indication, proposing that there is sufficient evidence to conclude that vagus nerve stimulation is not reasonable and necessary for TRD. This preliminary determination and any final non-coverage determination that may follow will adversely affect Medicare coverage for TRD with a resulting negative impact on our future operating results. The CMS non-coverage determination also may have a detrimental effect on potential and existing coverage by Medicaid and private payers

Our clinical development program has included pilot and pivotal studies in using VNS Therapy (1) as an adjunctive therapy for reducing the frequency of seizures in patients over 12 years of age with partial onset seizures that are refractory to antiepileptic drugs and (2) as an adjunctive treatment for patients 18 years of age and older with chronic or recurrent TRD in a major depressive episode. We have also conducted or provided support for small pilot studies for the treatment of Alzheimer’s disease, anxiety disorders, chronic headache, bulimia and other disorders. These studies have been conducted to determine the safety and effectiveness of VNS Therapy and to determine new indications that might be considered for pivotal studies (an important component of our clinical research activities).

Since inception, we have incurred substantial expenses, primarily for research and development activities that include product and process development and clinical trials and related regulatory activities, sales and marketing activities, manufacturing start-up costs and systems infrastructure. We have also made significant investments in recent periods in connection with sales and marketing activities in the U.S. and clinical research costs associated with new indications development, most notably depression. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. For the period from inception through January 26, 2007, we incurred an accumulated net deficit of approximately $247.9 million. We anticipate increasing investments in post-approval clinical studies in epilepsy and depression.

Epilepsy

Epilepsy is a disorder of the brain characterized by recurrent seizures that are categorized as either partial or generalized at onset. Generalized seizures that involve the entire brain from the onset usually result in the loss of consciousness and are typically manifested by convulsions. Partial onset seizures initiate in a localized region of the brain, and may or may not result in an alteration in consciousness. Partial onset seizures can also progress to generalized seizures. Patients who continue to have unsatisfactory seizure control or intolerable side effects after treatment with appropriate antiepileptic therapies for a reasonable period of time are said to suffer from refractory epilepsy. For reasons that are not clear, partial onset seizures are generally more refractory to existing therapies than generalized seizures.

Epilepsy Market Overview

Epilepsy is the second most prevalent neurological disorder. It is estimated that approximately 2.8 million individuals in the U.S. have epilepsy, with approximately 150,000 new cases diagnosed each year, and that there are in excess of 3.3 million individuals with epilepsy in Western Europe and Japan, with over 210,000 new cases diagnosed each year. In addition, it is estimated that approximately 50% of patients with epilepsy suffer from partial onset seizures and that over 30% of these patients continue to suffer from seizures in spite of treatment with antiepileptic drugs. The medical, psychological, sociological and financial implications of refractory epilepsy can be profound for individuals and their families. Seizures can be severely debilitating and may result in major irreversible morbidity which consists of lasting complications or side effects. Medical consequences may include brain damage from recurrent seizures, injuries and accidents associated with the loss or impairment of consciousness and death as a result of severe seizures. Personal implications of epilepsy may include suffering the side effects of antiepileptic drugs, strained personal and family relations, and the inability to obtain and hold meaningful employment or a driver’s license.

Traditional Epilepsy Therapies

Traditionally, there have been two courses of treatment available to persons suffering from epilepsy: drug therapy and surgery. Antiepileptic drugs serve as a first-line treatment and are prescribed for virtually all individuals being treated for epilepsy. When drug therapy is not effective, the other traditional treatment alternative has been surgical removal of the portion of the brain where seizures originate. Surgical treatment of epilepsy has been proven safe and beneficial for a limited number of patients. Approximately 3,000 epilepsy surgeries are performed per year in the U.S.

Researchers are currently exploring the use of other treatments to control epilepsy, including direct deep brain stimulation (“DBS”). This treatment involves implanting electrodes in discrete focal areas of the basal ganglia and delivering a current via a computer controlled impulse generator implanted beneath the skin. Another treatment under investigation is the Responsive Neurostimulator System, which is designed to suppress seizures before symptoms appear. The neurostimulator is surgically implanted in the patient’s skull and is connected to electrode wires that are either implanted within the patient’s brain or placed on the brain surface in the area of presumed seizure origin. The device monitors brain waves and, upon identifying the “signature” of a seizure onset, delivers an electric current to the patient’s brain to suppress the seizure. These treatments are in the investigation stage and do not currently compete with VNS Therapy.

VNS Therapy for Epilepsy

To date, more than 42,000 patients have accumulated in excess of 150,000 patient years of treatment experience with the VNS Therapy System.

Improvements in Disease Symptoms.  In our two randomized, parallel, double-blind active control studies, the treatment groups reported a mean seizure reduction of approximately 24% and 28% during the three-month acute phase of the studies. Additionally, many patients, including some who reported no change or an increase in seizure frequency, also reported a reduction in seizure severity. Long-term follow-up data, derived from an uncontrolled protocol, on the 440 patients in five studies suggest that efficacy is maintained and, for many patients, improves over time when the VNS Therapy System is used as an adjunctive therapy with drugs as part of a patient’s optimized long-term treatment regimen. Analysis of this pooled data showed that the median percent seizure reduction increased from 20% in the first three months to 44% after 24 months of treatment and was sustained at that level at 36 months.

Side Effects.  In the treatment of refractory epilepsy, the side effects associated with the VNS Therapy System are generally mild, localized and related to the period of time in which stimulation is activated. The side effects include hoarseness, coughing, a feeling of shortness of breath, difficulty swallowing and throat or neck discomfort. The VNS Therapy System has not typically been associated with the debilitating central nervous system side effects that frequently accompany antiepileptic drugs. Additionally, side effects typically decrease over time.

Depression

In July 2005, FDA approved VNS Therapy as a long-term adjunctive treatment for patients 18 years of age or older with chronic or recurrent TRD in a major depressive episode and who have not responded to at least four adequate antidepressant treatments.

Depression Market Overview

Major depressive disorder is one of the most prevalent and serious illnesses in the U.S. It affects nearly 19 million Americans 18 years of age or older every year. Depression is the second leading cause of disability for the general population and is the leading cause of disability for American women. Depression interferes with a person’s ability to function, feel pleasure or maintain interest in everyday living. It is associated with increased mortality due to suicide and co-morbid general medical conditions, including heart disease and lung disease. Total annual costs for depression in the U.S. exceed $80 billion, including $30 billion in annual direct treatment costs.

Standard treatment modalities for depression include antidepressant drugs, psychotherapy and electroconvulsive therapy (“ECT”). First-line therapy often consists of an antidepressant drug. For patients who do not respond adequately to initial antidepressant treatment, physicians will often switch to a different drug or use two drugs in combination. Physicians usually reserve ECT for patients who have not had an adequate response to multiple trials of antidepressant drugs or when they determine a rapid response to treatment is desirable.

VNS Therapy for Depression

Prior to the 2005 FDA approval of the VNS Therapy TRD indication, we conducted four clinical studies in patients with major depressive episodes that had not responded to standard treatments:

•	a 60-patient open-label pilot study (“D-01”) that included long-term follow-up;

•	a 235-patient randomized, double-blind, placebo-controlled study (“D-02”) with long-term open-label follow-up;

•	an open-label post-marketing study in Europe (“D-03”); and

•	a 127-patient observational study of treatment-resistant depressed patients receiving standard-of-care treatment but no VNS Therapy (“D-04”).

Clinical Study Results.  The short-term placebo-controlled D-02 study showed a non-significant trend favoring adjunctive VNS Therapy over placebo. The long-term, uncontrolled phase of the D-02 study showed that response and remission rates (remission being a complete or near complete absence of depressive symptoms) and clinical benefit increased over one year of adjunctive VNS Therapy and then remained stable over the second year of treatment. After one year of adjunctive VNS Therapy, about one in three patients had responded and one in six had achieved remission. More than 50% of patients at 12 months of adjunctive VNS Therapy reported at least a meaningful prospectively-defined clinical benefit as measured by the Hamilton Rating Scale for Depression and defined as a 25% or greater improvement in depressive symptoms.

A significant finding of the pivotal study (D-02) was that most patients who responded while receiving adjunctive VNS Therapy maintained that response at the one- and two-year evaluations; 60% of the patients who responded after three months of adjunctive VNS Therapy still responded at one year; and 70% of the three-month responders responded at the two-year evaluation. For patients who were responders at the one-year evaluation, 69% responded at two years.

Effectiveness was further demonstrated by comparing the D-02 study outcomes over 12 months of adjunctive VNS Therapy with outcomes from a large group of non-randomized control patients who were treated for 12 months with standard antidepressant treatments but no VNS Therapy. The patients in the control study group (D-04) and the patients receiving adjunctive VNS Therapy in the D-02 study could receive any FDA-approved antidepressant treatment, but only the D-02 study patients received VNS Therapy. The results comparing adjunctive VNS Therapy and standard antidepressant treatment (sometimes referred to as “treatment as usual”) showed that the patients receiving adjunctive VNS Therapy had significantly more improvement in depressive symptoms, significantly higher response rates, significantly higher rates of remission, and a significantly higher rate of maintained response than did the patients who received treatment as usual without VNS Therapy.

VNS Therapy was generally well-tolerated in the depression clinical studies. The most commonly reported adverse events were well-known side effects of the therapy and included voice alteration, increased cough, neck pain, shortness of breath and difficulty swallowing. These common side effects tended to occur during stimulation, tended to be reported as mild or moderate, and tended to be reported less frequently over time.

Post FDA Approval Study Commitments

We have committed to FDA as part of post-market surveillance to undertake and we have commenced enrollment in a 460-patient dosing study and a 2,000-patient five-year TRD registry, to include 1,000 patients treated with adjunctive VNS Therapy. The dosing study will randomize patients to one of three different VNS dosages to help determine the optimum VNS dosage settings for patients. The patient registry will follow VNS Therapy-treated patients for up to five years. One of the primary objectives of the registry will be to help determine if there are specific predictors for which patients benefit most (or least) from VNS Therapy.

Clinical Research Studies

We are conducting post-marketing studies in refractory epilepsy and TRD. We have also funded a variety of mechanism-of-action studies to improve the fundamental understanding of how VNS Therapy works. These studies may help identify additional potential applications for VNS Therapy. Based on its known central nervous system effects and observed clinical effects, VNS Therapy may be useful for treating a variety of disorders. Accordingly, our patent portfolio includes many potential additional uses for VNS Therapy. We have conducted or supported small animal studies or human pilot studies for the treatment of Alzheimer’s Disease, anxiety disorders, bulimia, chronic headache, alcoholism, atrial arrhythmias, chronic pain, obesity and traumatic head injury. We expect to continue to invest in similar research activities as appropriate.

VNS Therapy System

VNS Therapy is the first treatment approved by FDA for both medically refractory epilepsy and TRD. The safety profiles for VNS Therapy and the VNS Therapy System, including the implant procedure, are well established in clinical studies of refractory epilepsy and TRD and in commercial use in more than 42,000 patients with over 150,000 total patient years of experience.

The VNS Therapy System is a proprietary, integrated system consisting of an implantable generator that delivers an electrical signal to an implantable lead attached to the left vagus nerve. The vagus nerve is the longest of the cranial nerves, extending from the brain stem through the neck to organs in the chest and abdomen. The left vagus nerve has been shown to have influence over numerous areas of the brain. Preclinical studies and mechanism of action research suggest that intermittent stimulation of the left vagus nerve in the neck modulates a number of structures and alters blood flow bilaterally in several areas of the brain. These studies have also shown that stimulation of the left cervical vagus nerve is effective in blocking seizures and results in persistent or carryover antiepileptic effects, which increase with chronic intermittent stimulation. The mechanism of action research associated with our TRD studies has shown stimulation of the left vagus nerve results in modulation of areas of the brain thought to be important in the regulation of mood.

The VNS Therapy System consists of a pulse generator, a bipolar lead, a programming wand and software and a tunneling tool. The pulse generator and bipolar lead are surgically implanted in a procedure that takes from 30 to 90 minutes, during which time the patient is under general, regional or local anesthesia. The pulse generator is surgically implanted in a subcutaneous pocket in the upper left chest. The bipolar lead is connected to the pulse generator and attached to the vagus nerve in the lower left side of the patient’s neck. The patient is generally admitted to the hospital on the day of surgery and discharged the same or following day.

The VNS Therapy System delivers VNS on a chronic, intermittent basis. The initial standard stimulation parameters that we typically recommend are a 30-second period of stimulation, which we refer to as ON time, followed by a five-minute period without stimulation, which we refer to as OFF time. To optimize patient treatment, the current pulse width, amplitude and frequency and stimulation ON and OFF intervals of the pulse generator can be programmed non-invasively and adjusted by the treating physician with a personal or handheld computer using our programming wand and software. In addition, the patient can use a small, handheld magnet provided with the pulse generator to manually activate or deactivate stimulation. On-demand therapy can be useful for those epilepsy patients who sense an oncoming seizure and has been reported by a number of patients to abort or reduce the severity or duration of seizures. The magnet can also be used to provide patient control of stimulation side effects by allowing the patient to deactivate stimulation temporarily.

Pulse Generator.  The pulse generator is an implantable, programmable signal generator designed to be coupled with the bipolar lead to deliver electrical signals to the vagus nerve. The pulse generator is a battery powered device. Upon depletion of the battery, the pulse generator is removed and a new generator is implanted in a short, outpatient procedure using local anesthesia.

Bipolar Lead.  The bipolar lead conveys the electrical signal from the pulse generator to the vagus nerve. The lead incorporates electrodes, which are self-sizing and flexible, minimizing mechanical trauma to the nerve and allowing body fluid interchange within the nerve structure. The lead’s two electrodes and anchor tether wrap around the vagus nerve and the connector end is tunneled subcutaneously to the chest where it attaches to the pulse generator. The leads are available in two sizes of inner spiral diameter to ensure optimal electrode placement on different size nerves.

Programming Wand and Software.  Our programming wand and proprietary software are used to interrogate the device and to transmit programming information from a personal or handheld computer to the pulse generator via electromagnetic signals. Programming capabilities include modification of the pulse generator’s programmable parameters (pulse width, amplitude, frequency and ON and OFF intervals) and storage and retrieval of telemetry data.

Tunneling Tool.  The tunneling tool is a single use, sterile, disposable surgical tool designed to be used during surgical placement of the bipolar lead. The tool is used for subcutaneous tunneling of the lead assembly between the nerve site in the neck and the pulse generator site in the chest.

Accessory Pack.  The Accessory Pack includes two resistor assemblies used to test the function of the device prior to implantation, the bipolar lead tie-downs and one hex screwdriver.

The implant procedure, including the cost of the device (approximately $17,000 for a Model 102 VNS Therapy System), hospital charges and physician fees, generally costs between $20,000 and $35,000.

Manufacturing and Sources of Supply

Our manufacturing operations are required to comply with FDA’s Quality System Regulation (“QSR”), which incorporate the agency’s former Good Manufacturing Practices regulations. The QSR is promulgated under section 520 of the Food, Drug and Cosmetic Act. It requires that manufacturers have a quality system for the design and production of medical devices. The regulation requires that various specifications and controls be established for devices; that devices be designed under a quality system to meet these specifications; that devices be manufactured under a quality system; that finished devices meet these specifications; that devices be correctly installed, checked and serviced; that quality data be analyzed to identify and correct quality problems; and that complaints be processed. Thus, the QSR helps assure that medical devices are safe and effective for their intended use. In addition, certain international markets have regulatory, quality assurance and manufacturing requirements that may be more or less rigorous than those in the U.S. Specifically, we have authorized KEMA Registered Quality, Inc. (“KEMA”) to ensure that we are in compliance with the requirements of International Standards Organization 13485:2003, “Medical devices — Quality management systems — Requirements for regulatory purposes” and the European Council Directive 90/385/CEE relating to Active Implantable Medical Devices (“AIMD”). KEMA is a Notified Body within the scope and framework of the European Council Directive 90/385/CEE relating to AIMD. We are audited by KEMA on an annual basis, respectively, for such compliance.

The Model 102 VNS Therapy Pulse Generator is similar in design and manufacture to a cardiac pacemaker. The Model 102 is comprised of one printed circuit board and a battery hermetically sealed in a titanium case. Standard components are assembled on printed circuit boards using surface-mount technology. The assembled circuit boards are then tested and mounted with the battery in the titanium case, which is laser welded. A header to which the bipolar lead connects is added and each unit is subject to final release testing prior to being sterilized.

Marketing and Sales

United States

We market and sell our products for refractory epilepsy and treatment-resistant depression through a direct sales force in the U.S. Our sales and marketing plan focuses on creating awareness and demand for the VNS Therapy System among epileptologists and neurologists who treat refractory epilepsy, psychiatrists who treat TRD, implanting surgeons, nurses, third-party payers, and patients and their families.

To reach each of these groups, we are using a specialized sales force consisting of sales personnel with medical device, pharmaceutical, or nursing experience; reimbursement specialists experienced in obtaining third-party coverage and payments for new medical technologies; account executives and field clinical engineers experienced in obtaining, training and maintaining adequate surgical capacity for implanting the VNS Therapy System; marketing teams experienced in educational and promotional marketing programs; and case managers experienced in patient education and insurance verification and authorization issues. In addition to our direct selling activities, we facilitate and support peer-to-peer interactions such as symposia, conference presentations, journal articles and patient support groups to provide experienced clinicians and patients the opportunity to share their perspectives on the VNS Therapy System with others.

On July 15, 2005, FDA approved VNS Therapy as a long-term adjunctive treatment for patients 18 years of age or older with chronic or recurrent treatment-resistant depression in a major depressive episode and who have not responded to at least four adequate antidepressant treatments. Throughout fiscal 2006, we focused the efforts of our organization on the U.S. launch in TRD, and we structured our sales and case management organization to support anticipated sales demand in both the epilepsy and depression markets. Although patient and physician demand was strong, our actual sales did not increase to the extent anticipated due to a particularly challenging reimbursement environment. In fiscal 2007, we have not experienced and do not anticipate any meaningful sales growth until such time as we obtain favorable coverage policies for VNS Therapy in TRD.

International

We market and sell our products through a combination of a direct sales force in certain European countries and distributors elsewhere. The VNS Therapy System is currently sold by a direct sales force in Austria, Belgium, Denmark, France, Germany, Italy, Luxemburg, The Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. We have distribution agreements with independent distributors covering a number of other countries, principally in Europe, Asia, South Africa, Australia, Mexico, South America and Canada. The distribution agreements generally grant the distributor exclusive rights for the particular territory for a period of three years. The distributor generally assumes responsibility for obtaining regulatory and reimbursement approvals for such territory and agrees to certain minimum marketing and sales expenditures and purchase commitments. Under the terms of the distributor agreements, no product return rights are granted to the distributor and no additional product performance issues exist for us after shipment to the distributor. Pricing is generally fixed under the terms of the distribution agreements, but may change at our election, with as little as 30 days prior notice under most agreements. Sales incentives, if provided, are recorded as a reduction of net sales in the same period revenue is recognized.

Third-Party Reimbursement

Our ability to expand the commercialization of the VNS Therapy System successfully depends on obtaining and maintaining favorable coverage, coding and reimbursement for the implant procedure and follow-up care. Currently, more than 99% of requests for VNS Therapy coverage and reimbursement for epilepsy are approved. VNS Therapy for the treatment of epilepsy has been recommended and/or adopted by most payers across the U.S., including Aetna, BlueCross BlueShield Technology Evaluation Center, CHAMPUS, Kaiser Permanente, Centers for Medicare & Medicaid Services (“CMS”) and most state Medicaid programs. The favorable coverage, coding and reimbursement decisions for VNS Therapy in the treatment of refractory epilepsy have established a foundation for obtaining favorable reimbursement decisions for VNS Therapy for TRD. Universal coverage for VNS Therapy for refractory epilepsy, existing coding for the VNS Therapy System implant and related dose adjustment procedures, payment rates for hospitals, surgeons and prescribing physicians are already in place. Additionally, the hospitals that purchase the VNS Therapy System and the implanting surgeons are largely the same for both refractory epilepsy and TRD. We are actively pursuing similar favorable coverage decisions to expand reimbursement to include VNS Therapy for the treatment of TRD, but can provide no assurance as to the timing or likelihood of our obtaining such coverage.

In deciding to cover a new therapy, payers base their initial coverage decisions on several factors including, but not limited to, the status of FDA’s review of the product, National Coverage Determinations by CMS as well as Local Coverage Determinations by Medicare contractors, BlueCross BlueShield Technology Evaluation Center recommendations, the product’s safety and efficacy, the number of studies performed and peer-reviewed articles published with respect to the product and how the product and therapy compare to alternative therapies. Our Reimbursement Department is available to assist hospitals and physicians with reimbursement questions. Regional Reimbursement Managers and Reimbursement Case Managers are available through our Reimbursement Hotline, to help with coverage, coding and reimbursement issues on a case-by-case basis and/or policy level.

The success of reimbursement for any new medical device therapy also depends on specific codes that physicians, surgeons and hospitals use to bill for their services. Medical services provided in conjunction with VNS Therapy have specifically approved codes for physicians, surgeons and hospitals to submit claims for their services. In making decisions about reimbursement amounts, payers typically reimburse for the costs of newly covered devices and services using the standard methods they employ for other products and services already covered. Many private insurers and managed care plans use a variety of payment mechanisms including, but not limited to, discounted charges, per diem amounts, resource-based payment scales, medical surgical case rates, contracted amounts and reimbursement of costs. We have found that many of these same payment mechanisms have provided reimbursement levels for VNS Therapy and related services that physicians and hospitals view as adequate to support use of VNS Therapy.

Medicare

Effective July 1, 1999, CMS (formerly the Healthcare Financing Administration) issued National Coverage Policy Transmittal 114 (CIM Section 60-22). Under the policy, VNS Therapy is covered for patients with medically refractory partial onset seizures for whom surgery is not recommended or for whom surgery has failed. Currently, Medicare accounts for a total of 20% to 25% of the epilepsy patients implanted with VNS Therapy. The Medicare program uses different payment mechanisms to reimburse for procedures performed in different settings. For outpatient implants, Medicare introduced on August 1, 2000 a new prospective payment system based on Ambulatory Payment Classifications (“APC”). Effective January 1, 2004, Medicare approved a new APC Code 0039 for implantation of neurostimulators. For inpatient implants, Medicare uses a fixed-payment method, which is an all-inclusive prospective amount known as Diagnosis Related Groups (“DRG”). Under current DRG groupings, hospital inpatient procedures for implanting the VNS Therapy System are assigned to one of two different DRGs based on whether or not the patient has complications or coexisting severe medical problems, also referred to as co-morbidities. In our experience, more than 90% of the VNS Therapy implants are implanted in the outpatient setting. Reimbursement codes are already in place to pay for the cost of the device implantation and the surgeon implant fees, both of which are identical in the treatment of refractory epilepsy and TRD. Existing prescriber codes for device interrogation and dosage adjustment currently cover medical professionals in the epilepsy medical community.

In September 2005, the CPT Coding Committee issued clarifying guidance that the same codes should be used both for epilepsy and TRD. We are actively working with the CMS and numerous state Medicaid programs and large private payers to revise their existing VNS Therapy coverage policies to include TRD patients who have been either (1) previously treated with or refused treatment with ECT or (2) previously hospitalized for depression. The first CMS public comment period was completed in September 2006. During that 30-day period, CMS received more than 1,300 comments supporting coverage of VNS Therapy for TRD and fewer than 10 negative comments.

In February 2007, CMS issued a preliminary national non-coverage determination with respect to VNS Therapy for TRD.

Medicaid

Medicaid programs generally cover hospital inpatient and outpatient services that are medically necessary and appropriate. Currently, Medicaid accounts for 20% of patients implanted with the VNS Therapy System. Most state Medicaid agencies have developed their own coverage policy for VNS Therapy or have adopted the National CMS coverage policy. In many cases, prior authorization is required. Medicaid reimbursement mechanisms vary state by state. Medicaid policy and payment methodologies change on a regular basis, so vigilant and ongoing work is necessary to ensure continued access and acceptable reimbursement for patients covered by Medicaid programs. Reimbursement codes are already in place to pay for the cost of the device implantation and the surgeon implant fees, both of which are identical in the treatment of refractory epilepsy and TRD. Existing prescriber codes for device interrogation and dosage adjustment currently cover medical professionals in the epilepsy medical community. In September 2005, the CPT Coding Committee issued clarifying guidance that the same codes should be used both for epilepsy and TRD.

Private Payers

Private payers generally also cover hospital inpatient and outpatient services that are considered to be medically necessary. Currently, private payers (commercial, managed care and other third-party payers)

account for 50% to 60% of patients implanted with the VNS Therapy System. As with other payers, many private payers have developed clinical guidelines for coverage or adopted the National CMS coverage policy for use of VNS Therapy in epilepsy. Reimbursement mechanisms vary by plan.

While we believe the clinical evidence supporting VNS Therapy for TRD should be adequate to convince private payers to provide coverage, approval is subject to each payer’s assessment program. We are actively working with private payers to gain approval of coverage for VNS Therapy in TRD, but we cannot give any assurances that private payers will expand coverage for VNS Therapy in TRD.

Although the VNS Therapy System has been approved for commercial distribution in European Union countries and Canada for the treatment of chronic or recurrent depression, we do not anticipate significant sales volumes until reimbursement approvals are achieved in these countries. We are continuing to pursue appropriate reimbursement approvals in these countries.

Product Development

Our product development efforts are directed toward improving the VNS Therapy System and developing new products that provide additional features and functionality while improving cost effectiveness. In fiscal year 2003, we received approval for a new family of products represented in the Model 102 System, including the VNS Therapy System Pulse Model 102 Generator, VNS Therapy Lead Model 302, Model 250 VNS Therapy System Programming Software, Version 4.6 for use with the laptop programming system, the Model 250 VNS Therapy Programming Software Version 6.1 for use with a handheld programming system, VNS Therapy Tunneler Model 402 and VNS Therapy Accessory Pack Model 502. In fiscal year 2004, we introduced the Model 102R Generator with a dual pin connector to provide the current generator technology for end of service replacement patients.

On May 19, 2005, we received approval from KEMA Medical, our European Regulatory Notified body, to market our DEMIPULSEtm (formerly, Model 103) and DEMIPULSE DUOtm (formerly, Model 104) VNS Therapy System generators in the member countries of the European Union for the approved epilepsy and depression indications for use. The DEMIPULSEtm generator is the next generation single connector VNS Therapy System generator for use in new patients, and the DEMIPULSE DUOtm generator is the next generation dual-connector VNS Therapy System generator for use in patients who have elected replacement of their previous dual-connector generator at the end of its battery life. Both the DEMIPULSEtm and DEMIPULSE DUOtm generators are capable of delivering greater functionality and are smaller and lighter than the previous models. We anticipate submitting the PMA-S for both the DEMIPULSEtm and the DEMIPULSE DUOtm generators to FDA and initiating a limited release by the first quarter of fiscal 2008. The introduction of this new model is not currently expected to contribute significantly to sales.

The VNS Therapytm PERENNIAtm Lead (formerly, Model 303 Lead) was approved by FDA on May 4, 2006 and by KEMA Medical on August 22, 2006. The lead is currently in a limited commercial release. Functionally, the new lead is the same as its reliable predecessor, the Model 302 Lead, but incorporates a new design and is constructed from more durable components. Mechanical tests conducted in a laboratory setting have shown the PERENNIAtm Lead to be more robust than its predecessor.

We received approval for Model 250, Version 7.1 software from KEMA in May 2006 and from FDA in July 2006. We are conducting ongoing product development programs to design improvements in the VNS Therapy System pulse generator, the bipolar lead and software enhancements. We will be required to file for the appropriate U.S. and international regulatory approvals, and some projects may require clinical trials, in connection with the introduction of new and improved products.

Competition

We believe that in the fields of refractory epilepsy and TRD, existing and future drug therapies are and will continue to be the primary competition for the VNS Therapy System. We may also face competition from other medical device companies for the treatment of partial seizures and TRD. Medtronic, Inc., for example, continues to conduct clinical studies involving an implantable signal generator used with an invasive deep brain probe for the treatment of neurological disorders including depression, and has received FDA approval for the device for the treatment of essential tremor and Parkinson’s Disease. We could also face competition from other large medical device and pharmaceutical companies that have the technology, experience and capital resources to develop alternative devices for the treatment of epilepsy. Many of our competitors have substantially greater financial, manufacturing, marketing and technical resources than we have. In addition, the healthcare industry is characterized by extensive research efforts and rapid technological progress. Our competitors may develop technologies and obtain regulatory approval for products that are more effective in treating epilepsy or TRD than our current or future products. In addition, advancements in surgical techniques could make surgery a more attractive therapy for epilepsy. The development by others of new treatment methods with novel antiepileptic and depression drugs, medical devices or surgical techniques for epilepsy could render the VNS Therapy System non-competitive or obsolete.

We believe that the primary competitive factors within the epilepsy and TRD treatment markets are the efficacy and safety of the treatment relative to alternative therapies, physician and patient acceptance of the product and procedure, availability of third-party reimbursement for the treatment of epilepsy, quality of life improvements and product reliability. We also believe that the VNS Therapy System compares favorably with competitive products as to these factors.

While no other therapies have been specifically approved for TRD, a well-established array of antidepressant drugs, typically combined with other antidepressants of complementary action or with atypical antipsychotic drugs and/or mood stabilizers, are frequently used for refractory patients. For severe patients or those at acute risk for suicide, ECT is often used. These treatment modalities may pose a competitive threat in the near term, to the extent that they may delay a decision to offer VNS Therapy to TRD patients. As other forms of neurostimulation are investigated and developed for TRD, these may emerge in years to come as competition for VNS patient candidates. Less invasive procedures like rTMS (repetitive transcranial magnetic stimulation) and MST (magnetic seizure therapy) may compete for a similar place in the TRD treatment algorithm. More invasive technology like DBS is also being investigated for TRD. Finally, ECT is undergoing refinements in technique to increase specificity and reduce the cognitive deficit side effects; if successful, the tolerability and patient acceptance of ECT could improve in the future. These neurostimulation techniques could prove to be more effective, more predictable, or have a more rapid onset of antidepressant activity than VNS Therapy.

We face similar competition with respect to the development and sale of VNS Therapy as a treatment for the other disorders we are evaluating, including, but not limited to Alzheimer’s Disease, anxiety disorders and bulimia.

Patents, Licenses and Proprietary Rights

Proprietary protection for our products is important to our business. We maintain a policy of seeking method and device patents on our inventions, acquiring licenses under selected patents of third parties, and entering into invention and confidentiality agreements with our employees and consultants with respect to technology that we consider important to our business. We also rely on trade secrets, unpatented know-how and continuing technological innovation to develop and maintain our competitive position.

We have an exclusive license agreement with Jacob Zabara, Ph.D., a co-founder and consultant to us, pursuant to which we currently maintain exclusive licenses on five U.S. method patents (and such international counterparts as have been or may be issued) covering the VNS Therapy System for vagus nerve and other cranial nerve stimulation for the control of movement disorders, including epilepsy, neuropsychiatric disorders, including depression, and other disorders. We believe that these patents give us an advantage by limiting competition in vagus nerve stimulation to treat refractory epilepsy and TRD. The license agreement runs for the term of licensed patents, which will give us coverage until expiration of the licensed patents in August 2011 for movement disorders and May 2011 for neuropsychiatric disorders. Pursuant to the license agreement, we are obligated to pay Dr. Zabara a royalty equal to 3.0% of net sales through August 2011, after which royalties will be reduced to 1.0% for the duration of any remaining patents covering licensed products.

We have an agreement with Mitchell S. Roslin, M.D. on two U.S. patents that we co-own with Dr. Roslin for bilateral VNS for the treatment of obesity. Pursuant to the agreement, we are obligated to pay Dr. Roslin a royalty rate of 1.0% of the first $10 million of net obesity sales covered by one of the patents and 0.5% of net obesity sales thereafter. Pursuant to the agreement, we paid Dr. Roslin advances on royalties in the amount of $25,000 per year for five years beginning January 1, 2000, and we will be obligated to pay, upon the completion of certain milestones, up to $325,000 in additional advances on royalties.

Including the patents referred to in the foregoing agreements, as of April 1, 2007, we owned or licensed 34 U.S. patents and 72 pending U.S. patent applications, covering various aspects of the VNS Therapy System, potential improvements to the VNS Therapy System and the VNS method of treatment for a variety of disorders. In addition to movement disorders, other method patents cover the fields of eating disorders including obesity and bulimia, endocrine disorders, migraine headaches, dementia, neuropsychiatric disorders, including depression and anxiety disorders, motility disorders, sleep disorders, coma, chronic pain, cardiac disorders and hypertension. We have filed counterparts of certain of our key U.S. patent applications in certain key international jurisdictions and currently own or license 32 patents issued by the European Patent Office or other international authorities and 48 patent applications pending in the European Patent Office or before other international authorities.

We cannot assure you that patents will issue from any of the pending applications or if patents issue, that they will be of sufficient scope or strength to provide meaningful protection for our technology. Notwithstanding the scope of the patent protection available to us, a competitor could develop treatment methods or devices that are not covered by our patents.

We believe that the patents we own and license provide us with protection in the U.S. in the field of cranial nerve stimulation, including VNS for the control of epilepsy and other movement disorders, including Parkinson’s Disease and essential tremor, neuropsychiatric disorders, including clinical depression, eating disorders, anxiety disorders, obesity, dementia including Alzheimer’s disease and additional indications for which method patents have been issued. The protection provided by our international patents is not as strong as that provided by our U.S. patents due to differences in patent laws. In particular, European and other countries prohibit patents covering methods for treatment of the human body by surgery or therapy.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. In the future, we may need to engage in litigation to enforce patents issued or licensed to us, to protect our trade secrets or know-how or to defend us against claims of infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Litigation could be costly and could divert our attention from other functions and responsibilities. Adverse determinations in litigation could subject us to significant liabilities to third parties, could require us to seek licenses from third parties and could prevent us from manufacturing, selling or using the VNS Therapy System, any of which could severely harm our business. We are not currently a party to any patent litigation or other litigation regarding proprietary rights and are not aware of any challenge to our patents or proprietary rights.

Government Regulation

The preclinical and clinical testing, manufacturing, labeling, sale, distribution and promotion of the VNS Therapy System are subject to extensive and rigorous regulation in the U.S. by federal agencies, primarily FDA, and by comparable state agencies. In the U.S., the VNS Therapy System is regulated as a medical device and is subject to FDA’s pre-market approval requirements. Under the Food, Drug, and Cosmetic Act, all medical devices are classified into one of these three classes: I, II or III. New class III devices, such as the VNS Therapy System, are subject to the most stringent FDA review, and require submission and approval of a pre-market application before commencement of marketing, sales and distribution in the U.S.

In July 1997, we received FDA approval to market the VNS Therapy System in the U.S. for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic drugs. While we have satisfied FDA’s requirements to sell our product in the U.S., we continue to be subject to FDA’s ongoing requirements to maintain regulatory compliance. We are also required by FDA to continue to provide post-market surveillance information including which patients benefit most from the device as well as information on any deaths, serious injuries or malfunctions that occur in patients who have the device implanted. FDA may raise additional concerns in the future, and any such concerns could significantly impact our business prospects. Accordingly, compliance with FDA regulations and requirements is a priority for us and critical for the continued success of our business.

On July 15, 2005, we received FDA approval to market the VNS Therapy System in the U.S. for use as a long-term adjunctive treatment for patients 18 years of age or older with chronic or recurrent TRD in a major depressive episode and who have not responded to at least four adequate antidepressant treatments. As a condition of approval for the VNS TRD indication, we are conducting a post-approval 460-patient dosing study and a 2,000-patient registry. The results of these studies may be included in product labeling. If we fail to complete these studies in a timely manner, we may be subject to regulatory action, including withdrawal of our TRD indication approval.

We will be required to obtain FDA approval of a new pre-market application or pre-market application supplement before making any change to the VNS Therapy System affecting the safety or effectiveness of the device including, but not limited to, new indications for use of the device, changes in the device’s performance or design specifications and device modifications and future generation products. New pre-market applications and pre-market application supplements generally require submission of information needed to support the proposed change and may require additional clinical data. If clinical data are required for a new indication, FDA can additionally require review of the results of a clinical study by one of their advisory panels. If the clinical testing required to obtain the information necessary to support the change places research subjects at risk, we could be required to obtain FDA’s approval of an investigational device exemption (“IDE”) before beginning such testing. We may sponsor additional clinical trials of the VNS Therapy System in the U.S. for central nervous system disorders. We believe that we will be required to conduct these additional clinical trials under one or more FDA-approved IDEs and under the auspices of one or more independent institutional review boards (“IRBs”) established pursuant to FDA regulations. We may be unable to obtain any required FDA or IRB approvals for such clinical trials or to complete the studies in a timely manner. Further, the information obtained may not be sufficient to support the filing or approval of a new pre-market application or pre-market application supplement for the proposed changes. Any of these events would prevent us from obtaining approvals to market our product for the indications, which could harm our business.

We are required to register, and have registered, as a medical device manufacturer with FDA and state agencies and to list our products with FDA. Our facilities are subject to inspection on a routine basis by FDA for compliance with FDA’s QSR and other applicable regulations. The QSR imposes procedural and documentation requirements upon us with respect to product designs, manufacturing, testing, control, process validation and similar activities.

Regulations governing post-market surveillance also apply to the VNS Therapy System. FDA also actively enforces regulations prohibiting marketing of products for non-indicated uses. The advertising of most FDA-regulated products, including the VNS Therapy System, is also subject to Federal Trade Commission jurisdiction and we are also subject to the Occupational Safety and Health Administration and other governmental entities.

Healthcare regulations implementing the privacy requirements of the Administrative Simplification subtitle of the Health Insurance Portability and Accountability Act of 1996 (the “HIPAA Privacy Rule”) became effective in April 2003. Under the HIPAA Privacy Rule, the privacy of all medical records, billing records and other health information must be protected. Our proprietary patient identification and pull-through sales and marketing model relies on direct contact with patients to verify their insurance and provide education on VNS Therapy. Although we conduct our business as a HIPAA “covered entity” affording maximum protection to patients’ protected health information, some institutions and physicians may choose to limit direct access to patient information and their patients, which could negatively impact awareness and acceptance of VNS Therapy among patients and physicians.

Clinical testing, manufacturing and sale of our products outside of the U.S. are subject to regulatory approval by other jurisdictions which may be more or less rigorous than in the U.S., and which vary from country to country. In order to market and sell our product in the European community, we must comply with the medical device directives. We are audited on a voluntary basis for compliance with these directives. We have obtained several foreign governmental approvals, including the approval to use the European Union CE Mark for epilepsy and depression, and have applied for additional approvals. However, we may not be granted the necessary approvals, including approval of new pre-market applications or supplements to existing pre-market applications for the VNS Therapy System, on a timely basis or at all. Delays in receipt of or failure to receive these approvals, or the withdrawal of previously received approvals, could harm our international operations and our business.

Changes in existing requirements or the adoption of new requirements could significantly harm our ability to comply with regulatory requirements. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions or withdrawal of approvals, confiscations or recalls of products, operating restrictions and criminal prosecutions.

Product Liability and Insurance

The manufacture and sale of our products subjects us to the risk of product liability claims. We are currently named as a defendant in three product liability lawsuits alleging negligence, strict liability and breach of warranty. We likely will be named in the future as a defendant in product liability lawsuits alleging claims of negligence, strict liability, breach of warranty, negligent misrepresentation, failure to warn, wrongful death and other claims. We do not believe that the VNS Therapy System is defective or otherwise has caused or will cause injury to patients who are or may be involved in these lawsuits; however, the outcome of litigation is inherently unpredictable and could result in an adverse judgment and an award of substantial and material damages against us. We established a liability reserve on our balance sheet in an amount less than the unpaid deductible for all matters that we believe is probable of payment as a result of a judgment or settlement. Although we maintain product liability insurance in amounts that we believe to be reasonable, coverage limits may prove not to be adequate in some circumstances. Product liability insurance is expensive and in the future may be available only at significantly higher premiums or not be available on acceptable terms, if at all. A successful claim brought against us in excess of our insurance coverage could severely harm our business and consolidated results of operations and financial position.

We endeavor to maintain executive and organization liability insurance in a form and with aggregate coverage limits that we believe are adequate for our business purposes. As a consequence of the pendency of the governmental inquiries and the Audit Committee review at the time of our fiscal year 2007 insurance policy renewals, and our inability at that time to provide information about the results of the Audit Committee review, we elected to extend the aggregate coverage from our 2005-2006 executive and organization liability policies through May 2007, at which time we anticipate renewing or obtaining new executive and organization liability policies.

Employees

As of April 1, 2007, we had approximately 627 full-time employees. We believe that the success of our business depends, in part, on our ability to attract and retain qualified personnel. We believe our relationship with our employees is good. However, we cannot assure you that we will be successful in hiring or retaining qualified personnel. The loss of key personnel, or the inability to hire or retain qualified personnel, could significantly harm our business.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names, ages and positions of our current directors and executive officers:

Name	Age	Position

Michael A. Cheney	52	Vice President, Marketing and Sales
Guy C. Jackson	65	Director
Shawn P. Lunney	43	Vice President, Market Development
Hugh M. Morrison	60	Director
Alfred J. Novak	59	Director
Alan J. Olsen	60	Director
George E. Parker III	44	Interim Chief Operating Officer
John A. Riccardi	37	Interim Chief Financial Officer
Arthur J. Rosenthal	59	Director
Richard L. Rudolph, M.D.	58	Vice President, Clinical and Medical Affairs and Chief Medical Officer
Jeffrey E. Schwarz	48	Director
Randal L. Simpson	47	Vice President, Operations
Michael J. Strauss, M.D., M.P.H.	53	Director
Reese S. Terry, Jr.	64	Director and Interim Chief Executive Officer
David S. Wise	52	Vice President, General Counsel and Secretary

Mr. Cheney joined us in July 2001 as Vice President of Marketing and Managing Director of the Depression Business Unit. In 2003, Mr. Cheney added responsibility for the International Business Unit, and on February 1, 2007, he also assumed responsibility for the U.S. Sales organization. Mr. Cheney has more than 25 years of pharmaceutical marketing and product launch experience. From September 1997 to July 2001, he was Senior Director, Obesity Business Unit at Knoll Pharmaceutical Company, the U.S. pharmaceutical unit of BASF Corporation, which was recently acquired by Abbott Laboratories, where he was responsible for the launch of Meridia® (sibutramine hydrochloride), a leading anti-obesity drug. Prior to that, Mr. Cheney was Group Director, Central Nervous System Therapeutics Marketing at Wyeth-Ayerst Laboratories, a subsidiary of American Home Products, where he was responsible for the marketing of Effexor® (venlafaxine hydrochloride) and the launch of Effexor® XR, a leading brand of medication for the treatment of depression.

Mr. Jackson has been a member of our Board since July 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, Mr. Jackson has served as the audit partner for a number of public companies in Ernst & Young’s New York and Minneapolis offices. Mr. Jackson has a B.S. degree from The Pennsylvania State University and a MBA from the Harvard Business School. Mr. Jackson also serves on the board of directors and is chairman of the audit committees of Digi International, Inc., a technology company, EpiCept Corporation, a specialty pharmaceutical company, Life Time Fitness, Inc., an operator of fitness centers, and Urologix, Inc., a medical device company.

Mr. Lunney joined us in April 1991 and served in various sales, marketing and reimbursement planning positions with us until May 1996, when he became Vice President, Marketing. He is currently serving as Vice President of Market Development. Prior to joining us, Mr. Lunney held the position of Sales and Marketing Manager with Perceptive Systems, Inc., a hospital laboratory medical instrument manufacturer, from December 1985 to April 1991.

Mr. Morrison was appointed to our Board in November 2006. From 1983 to December 2005, Mr. Morrison served as a director, and from January 1998 to December 2005 as Chairman of the board of directors, of Advanced Neuromodulation Systems, Inc., a publicly held designer, developer, manufacturer and marketer of advanced implantable neuromodulation devices. In December 2005, Advanced Neuromodulation Systems, Inc. was sold to St. Jude Medical, Inc. Mr. Morrison served as a director of Owen Healthcare, Inc., a publicly held hospital pharmacy management firm, from 1994 until it was acquired in 1996 by Cardinal Healthcare. In addition, Mr. Morrison served as a director of Dow Hickam Pharmaceuticals, Inc., a pharmaceutical manufacturer and marketer, from 1984 to 1991, when the company was sold to Mylan Laboratories, Inc. From March 1996 to May 2006, Mr. Morrison served as President and Chief Executive Officer, and from January 1998 to May 2006 as Chairman of the board of directors, of Pilgrim Cleaners, Inc., a retail dry cleaning company operating over 100 stores (Pilgrim), and its parent, Clean Acquisition, Inc. (Clean). In January 2004, Pilgrim and Clean each filed a petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division. Subsequent to Mr. Morrison’s resignation, Pilgrim and Clean each filed a petition under Chapter 7 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division in July 2006. Mr. Morrison is licensed as a Certified Public Accountant.

Mr. Novak has been a member of our Board since January 2007. Since September 1999, Mr. Novak has been a director on the board of OrbusNeich Medical Company, Ltd., a privately held cardiology company, and currently serves as its Vice Chairman and Acting Chief Financial Officer. Since December 1997, he has been the chairman of the board of directors of ProRhythm, Inc., a company dedicated to the treatment of atrial fibrillation through the use of ultrasound technologies. In September 1998, he was a founding member of Syntheon, LLC, a privately held company that focuses on minimally invasive medical devices for the gastroenterology and vascular markets. From October 2002 until March 2006, Mr. Novak was the President and Chief Executive Officer and director of Novoste Corporation, a publicly-held interventional cardiology company. From December 1998 until October 2002, Mr. Novak was a member of the Board of Directors of Sutura, Inc., a vascular closure company. Mr. Novak was President, Chief Executive Officer and director of Biosense, Inc., an electrophysiology company, from July 1996 until January, 1998. He was employed by Cordis Corporation, a publicly held cardiology company, from April 1984 until July 1996 and served as its Vice President and Chief Financial Officer.

Mr. Olsen has been a member of our Board since June 1999. He has over 30 years of medical device sales and marketing experience beginning with Smith & Nephew Richards, Inc., Danek Medical, Inc. and Sofamor Danek Group, Inc. He was founder and President of Danek Medical, Inc., a pioneer in the spinal fixation device market, which later became part of Sofamor Danek Group, Inc. He served as a director of Sofamor Danek Group, Inc. from 1985 to 1993. Since 1992, Mr. Olsen has served on the board of directors of five medical device or technology start-up companies that have either been acquired or are still operating businesses. He is the founder of Robomedica, Inc., which develops robotic devices to train paralyzed people to walk again. Mr. Olsen also serves on the board of directors of several private and charitable organizations.

Mr. Parker joined us in July 2003 as Vice President of Human Resources. In November 2006, Mr. Parker assumed the role of Chief Operating Officer on an interim basis. Prior to joining us, he was Vice President, Human Resources at PerkinElmer Instruments from 1999 to 2002. Mr. Parker has 22 years of human resource management and consulting experience and has worked in a number of industries including medical equipment and pharmaceuticals with experience in building and developing people and organizations to support rapidly growing products and markets in both the U.S. and Europe.

Mr. Riccardi joined us in November 2005 as Director of Financial Planning & Analysis and served in that role until November 2006 when he became Chief Financial Officer on an interim basis. Prior to joining us, Mr. Riccardi worked in several positions of increasing responsibility at Johnson & Johnson, a major producer and seller of products in the health care industry, from May 1997 to November 2005.

Dr. Rosenthal has been a member of our Board since January 2007. He has served as Chairman of Labcoat, Ltd. since January 2002 and CEO from January 2005. He was a Sr. Vice President and Chief Development Officer of Boston Scientific Corporation and from January 1994 though May 2000 and Corporate

Officer from January 1994 through May 2003. He was a Sr. Vice President, Chief Scientific Officer and Executive Committee Member of Boston Scientific Corporation until his retirement in January 2005. Dr. Rosenthal currently serves as a non-executive director and Chairman of the Remuneration Committee for Renovo, Ltd., a U.K. publicly-traded pharmaceutical company.

Dr. Rudolph joined us in August 2001 as Vice President, Clinical and Medical Affairs and Chief Medical Officer. He has 20 years of pharmaceutical and medical device research and management experience in the neuroscience area. He has authored and co-authored numerous publications. Prior to joining us, Dr. Rudolph was Senior Director, Clinical Research and Development at Wyeth-Ayerst Research. During his 16-year career at Wyeth-Ayerst, Dr. Rudolph was responsible for numerous clinical studies and research on Effexor® (venlafaxine hydrochloride) and Effexor® XR, a leading brand of medication for the treatment of patients with depression and generalized anxiety disorder.

Mr. Schwarz has been a member of our Board since January 2007. Since 1992, Mr. Schwarz has been the Chief Executive Officer of Metropolitan Capital Advisors, Inc., the general partner of an investment management firm. Since 1995, Mr. Schwarz has been the Chief Executive Officer of KJ Advisors, Inc., the general partner of an investment management firm. Since 1996, Mr. Schwarz has been the Chief Executive Officer of Metropolitan Capital III, Inc., the general partner of an investment management firm. Since 1997, Mr. Schwarz has served as non-executive Co-Chairman of the Board of Directors of Bogen Communications International, Inc., a provider of sound systems and telephone peripherals for commercial, industrial and institutional applications that was formerly listed on the NASDAQ.

Mr. Simpson joined us in 1998 and has served in various manufacturing management positions such as Director, Manufacturing, Director, Materials and Sr. Director of Operations, until October 2003 when he became Vice President, Operations. Prior to joining us, Mr. Simpson was employed by Intermedics, Inc., a manufacturer of implantable medical devices for cardiac rhythm management, including pacemakers and defibrillators, as Manager of Manufacturing. Mr. Simpson has more than 22 years of manufacturing experience with more than 15 years of experience in the medical device industry.

Dr. Strauss has been a member of our Board since March 1997. Dr. Strauss is a health policy and business consultant who works with medical technology and service companies. He is an expert on medical device reimbursement. From 2001 until January 2005, he served as Chief Executive Officer of Naviscan PET Systems, Inc., a developer of compact, high-resolution positron emission tomography (“PET”) devices. From 1988 through 1999, Dr. Strauss was a founder and officer of Covance Health Economics and Outcomes Services, Inc., a healthcare consulting and service firm that specializes in medical product reimbursement. He also serves on the board of directors of VisionCare Opthalmic Technologies, which is developing products to treat macular degeneration and other disorders.

Mr. Terry co-founded Cyberonics in December 1987 and served as Chairman of our Board and Chief Executive Officer until February 1990, when he became Chairman of our Board and Executive Vice President. He also served as Chief Executive Officer for a portion of 1995. Mr. Terry resigned from his position as Executive Vice President in February 2000 and from his positions as Chairman of our Board and Secretary in June 2001. In November 2006, Mr. Terry was appointed by our Board as Chief Executive Officer on an interim basis while our Board conducts a search for a new Chief Executive Officer. From 1976 to 1986, Mr. Terry held executive positions with Intermedics, Inc., a medical device and electronics company, including serving as Vice President of Engineering, Vice President of Corporate Technical Resources and Vice President of Quality. Mr. Terry serves on the Board of the Epilepsy Foundation, a national organization that works for people affected by seizures through research, education, advocacy and service. Mr. Terry also serves on the Board of IDEV, a privately held biomedical device company in the cardiovascular device field.

Mr. Wise joined us in September 2003 as Vice President and General Counsel. He was appointed our Secretary in November 2003. From July 1994 to September 2003, Mr. Wise was employed at Centerpulse USA Inc. (formerly Sulzer Medica USA Inc.), a medical technology company specializing in orthopedic products acquired by Zimmer Holdings, Inc. in 2003, serving as Group Vice President and General Counsel from September 1998 to September 2003. Prior to July 1994, he spent 12 years in private legal practice focused on intellectual property and commercial litigation. Mr. Wise has more than 24 years of experience in intellectual property, business development and legal affairs in private practice and in corporate practice in the medical device industry.

Committees of the Board

Audit Committee.  The Audit Committee is appointed by our Board to assist it and to perform an oversight function by:

•	monitoring actions we take to comply with our internal accounting and control policies as well as external accounting, legal and regulatory requirements;

•	reviewing the qualifications and independence of the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in our Annual Report on Form 10-K (the “independent auditors”);

•	reviewing our consolidated financial statements and internal controls with management and the independent auditors; and

•	selecting our independent auditors and evaluating their performance.

The Nominating & Governance Committee, in its business judgment, has determined that the members of the Audit Committee during the fiscal year ended April 28, 2006, Messrs. Jackson and Olsen and Dr. Strauss, and that each of the current members of the Audit Committee, Messrs. Jackson, Morrison and Novak, satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing requirements and our Corporate Governance Guidelines. Our Board, in its business judgment, has determined that each of the current members of the Audit Committee, Messrs. Jackson, Morrison and Novak, qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.

Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities. The Audit Committee may require any of our officers or employees, our outside legal counsel or our independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee is responsible for the resolution of any disagreements between the independent auditors and management regarding our financial reporting. The Audit Committee meets at least quarterly with management and the independent auditor in separate executive sessions to discuss any matter that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee makes regular reports to our Board.

In December 2006, our Board amended and restated the Audit Committee Charter. A copy of the current charter is available on our website at www.cyberonics.com.

Compensation Committee.  The Compensation Committee reviews, evaluates, and approves our agreements, plans, policies and programs to compensate our officers and directors; it also produces a report on executive compensation each year and publishes the report in our proxy statement for our annual meeting of stockholders. The Compensation Committee consists of at least three members each of which are independent according to the rules of The Nasdaq Stock Market, Inc. Two members of the Committee should qualify as “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, and as “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code. The current members of the Compensation Committee are Dr. Rosenthal, Mr. Olsen and Dr. Strauss.

Nominating and Corporate Governance Committee.  The Nominating & Governance Committee evaluates and recommends qualified nominees to serve on our board of directors, develop and oversee our internal corporate governance processes and maintain a management succession plan. The current members of the Nominating and Governance Committee are Messrs Olsen, Morrison and Schwarz and Dr. Strauss.

Special Litigation Committee.  The Special Litigation Committee was formed to investigate, analyze and evaluate the derivative claims raised in various derivative lawsuits brought on our behalf and to determine the actions, if any, we should take with respect to the derivative claims, including whether to pursue, to seek to dismiss or to attempt to resolve the derivative claims in the best interests of us and our stockholders. The current members of the Special Litigation Committee are Messrs Morrison and Novak.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors.

Compensation of Non-Employee Directors

2006 Compensation

Annual compensation for our non-employee directors for the fiscal year ended April 28, 2006 was comprised of the following components:

•	cash compensation, consisting of annual retainers for board and committee membership and meeting and committee fees; and

•	equity compensation, consisting of stock option grants or restricted stock grants.

In addition, we made available portable email technology services to our non-employee directors with an estimated value of $1,100 per year. Each compensation component and the total fiscal year 2006 compensation of our non-employee directors are shown in the following table:

	Fees Earned or Paid in Cash
	Board and
	Committee	Board	Committee
	Retainer	Meeting	Meeting	Stock	Other
Director(1)	Fees(2)	Fees(3)	Fees(4)	Awards(5)	Compensation(6)	Total

Stanley Appel, M.D.	$33,000	$9,500	$11,500	$182,950	$1,100	$238,050
Tony Coelho	38,000	9,500	12,500	182,950	1,100	244,050
Guy Jackson	35,000	9,500	8,000	182,950	1,100	236,550
Ronald A. Matricaria(6)	14,167	2,500	2,500	—	275	19,442
Kevin Moore	38,000	8,000	11,000	182,950	1,100	241,050
Alan Olsen	31,000	10,000	8,000	182,950	1,100	233,050
Michael Strauss, M.D., M.P.H.	31,000	8,500	8,000	182,950	1,100	231,550
Reese S. Terry, Jr.	29,000	9,500	9,100	182,950	1,100	231,650

(1)	Messrs. Morrison, Novak, Rosenthal and Schwarz were not directors during fiscal year 2006. Dr. Appel and Messrs. Coelho and Moore resigned as directors in January 2007.

(2)	Consists of the following annual retainers: board membership — $25,000; membership for each committee — $4,000 (members of the Audit Committee receive an additional $2,000); committee Chairman — $5,000 (the Chairman of the Audit Committee receives an additional $5,000).

(3)	Consists of the following: each meeting attended in person — $1,500 and each meeting attended telephonically — $500.

(4)	Consists of the following: each meeting attended in person — $1,000 and each meeting attended telephonically — $500.

(5)	On June 1, 2005, our non-employee directors received an award of 5,000 shares of restricted stock which vests 20% per year on the anniversary of the grant date, subject to forfeiture in the event the director no longer serves on our Board. All outstanding restricted stock awards at April 28, 2006 are valued in the table at the market closing price of our stock on the grant date, June 1, 2005, at $36.59 per share. If the value of these restricted shares was based on the market closing price of our stock on the last trading day of the fiscal year ended April 28, 2006 ($23.19 per share), the market value of these shares would be $115,950 for each director.
footnotes continued on following page

(6)	Reflects portable email technology services valued at $1,100 per year.

(7)	Mr. Matricaria resigned from our Board in July 2005. The compensation provided to Mr. Matricaria reflects the pro-rated portion of his service on our Board.

Changes for 2007 Compensation

For the fiscal year ending April 27, 2007, we have supplemented the compensation of our non-employee directors set forth above by adding as compensation to our non-executive Chairman an annual retainer of $75,000 and an annual grant of 10,000 restricted shares of common stock (which vest annually over a three-year period from the date of grant). In addition, we have added a one-time grant of 10,000 restricted shares of common stock (which vest annually over a five-year period from the date of grant) to non-employee directors upon their first election or appointment to our Board. The estimated value of the portable email technology services made available to our non-employee directors has been increased to $1,800 per year.

Compensation and Other Information Concerning Executive Officers

Summary Compensation Table

Except as noted below, the following table sets forth the compensation paid by us for the fiscal years ended April 28, 2006, April 29, 2005 and April 30, 2004 to our Chief Executive Officer and each of our four other most highly compensated executive officers whose total compensation exceeded $100,000 as well as that of our General Counsel. These officers are referred to as the “named executive officers”:

							Long-Term Compensation
	Annual Compensation						Awards
					Other		Restricted	Securities
					Annual		Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation		Awards(1)	Options (#)(2)	Compensations(3)

Robert P. Cummins(4)(6)	2006	$542,788	$5,507		$—		$3,783,000	—	$420
Chairman of the Board,	2005	395,000	429,841		—		—	150,000	456
President and Chief	2004	410,257	244,918		—		—	250,000	403
Executive Officer
Pamela B. Westbrook(5)(6)	2006	287,788	43,007		—		182,945	—	274
Vice President, Finance	2005	275,000	150,067		—		—	27,650	308
and Administration and	2004	233,365	78,807		—		—	20,000	360
Chief Financial Officer
George E. Parker III	2006	211,660	32,072		—		182,945	—	183
Interim Chief Operating	2005	210,000	114,636		19,846	(7)		34,500	205
Officer	2004	157,500	42,175		111,914	(8)	—	150,000	155
John A. Riccardi	2006	66,900	20,070		26,229	(9)	—	20,000	75
Interim Chief Financial	2005	—	—		—		—	—	—
Officer	2004	—	—		—		—	—	—
Michael A. Cheney	2006	308,385	45,507		—		182,945	—	420
Vice President,	2005	300,000	163,694		—		—	—	456
Marketing	2004	311,538	52,244		—		65,551	25,000	363
W. Steven Jennings	2006	251,885	37,259		—		182,945	—	545
Vice President, Sales	2005	250,000	136,440		—		—	5,000	456
	2004	235,577	87,331	(10)	90,580	(11)	—	150,000	438
Richard Rudolph, M.D.	2006	283,558	42,259		—		957,355	—	786
Vice President, Clinical	2005	255,000	139,165		—		—	20,000	884
and Medical Affairs	2004	254,231	80,057		—		55,021	35,000	234
and Chief Medical Officer
David S. Wise	2006	244,250	39,134		—		365,890	—	420
Vice President, General	2005	232,000	119,678		—		—	34,500	363
Counsel and Secretary	2004	141,060	39,855		—		—	150,000	183

(1)	The value shown is the number of restricted shares times the market price of our stock on the grant date. The following table shows the number of restricted shares granted in 2006 and the total number of shares and dollar value of restricted stock held by the named executive officer as of April 28, 2006. There were no restricted stock awards granted during the fiscal year ended April 29, 2005.

footnotes continued on following page

			Restricted Stock Holdings as of
	Restricted Stock Awards Granted		April 28, 2006
	Number of		Valued at
	Restricted		$23.19 per Share
	Shares		Number of
Name	Granted	Vesting Schedule of Grant	Shares	Value

Robert P. Cummins(a)	100,000	Vests 20% per year on each anniversary of the grant date	100,000	$2,319,000
Pamela B. Westbrook(b)	5,000	Vests 20% per year on each anniversary of the grant date	5,000	$115,950
Reese S. Terry, Jr.	5,000	Vests 20% per year on each anniversary of the grant date	5,000	$115,950
George E. Parker III	5,000	Vests 20% per year on each anniversary of the grant date	5,000	$115,950
John A. Riccardi	—	—	—	—
Michael A. Cheney	5,000	Vests 20% per year on each anniversary of the grant date	5,000	$115,950
W. Steven Jennings	5,000	Vests 20% per year on each anniversary of the grant date	5,000	$115,950
Richard Rudolph, M.D.	12,500	Vests 20% per year on each anniversary of the grant date	12,500	$289,875
	11,933	Vests 100% on first anniversary of the grant date	11,933	$276,726
David S. Wise	10,000	Vests 20% per year on each anniversary of the grant date	10,000	$231,900

(a)	Pursuant to the Resignation Agreement dated November 17, 2006 between Mr. Cummins and us, all shares of restricted stock previously granted to Mr. Cummins vested immediately on November 17, 2006 and became freely tradable.

(b)	Pursuant to the Resignation Agreement dated November 19, 2006 between Ms. Westbrook and us, all shares of restricted stock that had not vested but would have vested within 12 months following November 19, 2006 (1,000 shares) vested immediately on November 19, 2006 and became freely tradable.

(2)	During the fiscal year ended April 28, 2006, we did not adjust or amend the exercise price of the stock options previously awarded to any of the named executive officers. However, during the fiscal year ending April 27, 2007, we anticipate that the exercise price of certain options awarded to the named executive officers will be amended. See “— Ten-Year Option Repricings” below.

(3)	Represents premiums paid for term-life insurance.

(4)	Mr. Cummins resigned as Chairman of our Board, Chief Executive Officer and President and as a director on November 17, 2006. For a description of the compensation paid to Mr. Cummins in connection with his resignation, see “— Employment Agreements — Robert P. Cummins.”

(5)	Ms. Westbrook resigned as Vice President, Finance and Administration and Chief Financial Officer on November 19, 2006. For a description of the compensation paid to Ms. Westbrook in connection with her resignation, see “— Employment Agreements — Pamela B. Westbrook.”

(6)	Mr. Cummins, Ms. Westbrook and Mr. Jennings are no longer officers or employees.

(7)	Represents $19,846 for expenses paid to Mr. Parker in connection with his relocation to Houston.

(8)	Represents $111,914 for expenses paid to Mr. Parker in connection with his relocation to Houston.

(9)	Represents $26,229 for expenses paid to Mr. Riccardi in connection with his relocation to Houston.

(10)	Includes $50,000 for hiring bonus.

(11)	Represents $90,580 for expenses paid to Mr. Jennings in connection with his relocation to Houston.

Aggregated Option Exercises in the Last Fiscal Year

The following table sets forth, for the named executive officers, each officer’s exercise of stock options through the fiscal year ended April 28, 2006 and the period-end value of unexercised options:

			Number of Securities
			Underlying Unexercised	Value of Unexercised
			Options	In-The-Money Options
			at Fiscal Year-End	at Fiscal Year-End
	Shares	Value	Exercisable/	Exercisable/
	Acquired on	Realized	Unexercisable	Unexercisable
Name	Exercise (#)	($)(1)	(#)(2)	($)(3)

Robert P. Cummins(4)	708,000	$17,083,058	1,009,174/240,286	$5,922,110/$1,129,890
Pamela B. Westbrook(5)	70,000	1,964,903	148,632/29,018	2,220,865/170,681
Reese S. Terry, Jr.	63,500	1,149,419	39,965/14,035	346,128/80,042
George E. Parker III	10,000	242,320	8,749/22,751	70,206/193,709
John A. Riccardi	—	—	1,666/18,334	—
Michael A. Cheney	69,700	1,429,275	159,385/45,915	1,185,572/297,235
W. Steven Jennings	25,000	519,618	61,917/68,083	261,595/286,855
Richard Rudolph, M.D.	50,000	1,024,600	138,417/41,583	1,014,876/217,574
David S. Wise	—	—	89,250/95,250	98,136/193,709

(1)	Represents market value of underlying securities at date of exercise less option exercise price.

(2)	Options generally vest over five-year periods and 1/60th of the optioned shares vest each month until fully vested.

(3)	Market value of underlying securities at fiscal year-end is based on the fair market value of the securities on April 28, 2006 ($23.19 per share) less the exercise price.

(4)	Mr. Cummins resigned as Chairman of our Board, Chief Executive Officer and President and as a director on November 17, 2006. Pursuant to the Resignation Agreement dated November 17, 2006 between Mr. Cummins and us, all stock options previously granted to Mr. Cummins vested immediately and became fully exercisable, subject to the conditions set forth in the Resignation Agreement.

(5)	Ms. Westbrook resigned as Vice President, Finance and Administration and Chief Financial Officer on November 19, 2006. Pursuant to the Resignation Agreement dated November 19, 2006 between Ms. Westbrook and us, all stock options that had not vested but would have vested within 12 months following November 19, 2006 (10,531 shares) vested immediately and became fully exercisable, subject to the conditions set forth in the Resignation Agreement.

Ten-Year Option Repricings

During the fiscal year ended April 28, 2006, we did not adjust or amend the exercise price of the stock options previously awarded to any of the named executive officers. However, during the fiscal year ending April 27, 2007, we anticipate that the exercise price of certain options awarded to the named executive officers will be amended for the reasons set forth below.

In June 2006, the Audit Committee conducted a review of our stock option grants, practices and procedures. In November 2006, the Audit Committee reported its findings that certain stock options granted primarily during the period 1998 to 2003 were not accounted for correctly in accordance with accounting pronouncements applicable to the time periods when the grants were issued. Because the vesting of misdated options gives rise in certain circumstances to an excise tax payable by the grantee, we anticipate that we will agree with the grantee of some of the misdated options to increase the exercise price of the option to the fair market value of the stock on the date of the grant. We anticipate that the agreements to increase the exercise price will be effected during the fiscal year ending April 27, 2007.

Employment Agreements

Robert P. Cummins.  On August 5, 2005, we entered into a five-year employment agreement with Mr. Cummins. After its initial five-year term, the employment agreement provided for automatic extension for an additional one-year term on each anniversary of the agreement, unless terminated by written notice six months prior to the anniversary date by either Mr. Cummins or us. The employment agreement provided that Mr. Cummins would serve as our Chief Executive Officer and Chairman of our Board. Pursuant to this agreement, Mr. Cummins received an annual base salary of $600,000, which could be adjusted annually by the Compensation Committee, and was eligible to earn a bonus up to 80 to 110% of his annual base salary based on his achievement of specified performance goals established by the Compensation Committee. Mr. Cummins received a grant of 75,000 shares of restricted stock, vesting 15,000 shares at the end of each year over a five-year period, in connection with the execution of the agreement. The agreement also provided that Mr. Cummins was to receive on the first anniversary of the date of execution of this employment agreement, a grant of 75,000 shares of restricted stock vesting 18,750 shares at the end of each year over a four-year period; and on the second anniversary of the execution date, a grant of 75,000 shares of restricted stock vesting 25,000 shares at the end of each year over a three-year period. Mr. Cummins was eligible for an annual overachievement bonus based on the overachievement of specified performance goals. Mr. Cummins’ employment agreement was approved by the Compensation Committee and was, in part, based on a survey of comparable companies and recommendations made by Towers Perrin, an independent compensation consulting firm. The compensation package provided in the employment agreement is approximately equal to the seventy-fifth percentile of our peer group. In the event of a termination of his employment other than for good cause, Mr. Cummins was entitled to receive a payment equal to twice the sum of his annual base salary and his annual bonus at 100% of his base salary. In addition, in the event of such a termination, all shares of restricted stock granted to Mr. Cummins prior to the date of termination would vest and be delivered immediately on termination, and Mr. Cummins would receive a cash payment in lieu of shares of restricted stock that he was contractually entitled to receive but that had not been granted as of the date of termination. The amount of the cash payment was determined by multiplying the number of such shares by the closing price for a share of our common stock as of the date of termination. Additionally, the employment agreement provided that if any payments to Mr. Cummins were subject to any excise or additional tax imposed by Section 4999 or Section 409A of the Internal Revenue Code, a “gross-up” payment would be made to place Mr. Cummins in the same net after-tax position as would have been the case if no excise or additional tax had been imposed. The employment agreement also included noncompetition provisions that applied while Mr. Cummins was employed by us and for one to two years following a termination of Mr. Cummins’ employment, depending on the circumstances.

On November 17, 2006, Mr. Cummins resigned from all positions with us and our Board. In connection with Mr. Cummins’ resignation, we entered into a Resignation Agreement, dated November 17, 2006, with Mr. Cummins. The Resignation Agreement provided for the payment of approximately $1.7 million in cash within five days, the issuance of 75,000 unregistered shares of our common stock to Mr. Cummins, the acceleration of vesting for outstanding options and restricted stock grants and the payment of certain benefits. The Cummins Resignation Agreement also provided for the payment to Mr. Cummins of an amount equal to the cash value of 75,000 shares of our common stock within one week of the filing of our Annual Report on Form 10-K for the fiscal year ended April 28, 2006 and for the payment of cash for certain tax payments that will be incurred by Mr. Cummins as provided in Paragraph 6(f) of his employment agreement.

Pamela B. Westbrook.  Ms. Westbrook entered into an employment agreement with us as described below under “— Other Named Executive Officers.” On November 19, 2006, Ms. Westbrook resigned from all positions with us. In connection with Ms. Westbrook’s resignation, we entered into a Resignation Agreement, dated November 19, 2006, with Ms. Westbrook (the “Westbrook Resignation Agreement”). The Westbrook Resignation Agreement provided for the payment of $300,000 in cash to Ms. Westbrook within five days and the acceleration and vesting of any stock options and restricted stock that would have vested within the next 12 months if Ms. Westbrook had remained employed by us. Also on November 19, 2006, we entered into a consulting agreement with Ms. Westbrook (the “Westbrook Consulting Agreement”). The Westbrook Consulting Agreement provided that Ms. Westbrook would advise us with respect to financial matters, including the preparation and filing of our 2006 Form 10-K and First Quarterly Report and Second Quarterly Report. We

agreed to pay Ms. Westbrook $1,200 per day for these services. The Westbrook Consulting Agreement terminated with the filing of the Second Quarterly Report on February 9, 2007.

Reese S. Terry, Jr.  Mr. Terry receives a salary at the annual rate of $300,000 per year while he continues to serve as our Interim Chief Executive Officer.

George E. Parker III.  Mr. Parker entered into a three-year employment agreement in June 2006 in his capacity as Vice President, Human Resources, with the same terms as described below for the “Other Named Executive Officers.” He receives, in addition to his base salary of $196,650, a supplemental bi-weekly payment at the annual rate of $100,000 while he continues to serve as our Interim Chief Operating Officer. This supplemental payment will be included with Mr. Parker’s base salary for purposes of calculating his bonus under our annual bonus and overachievement bonus plans for our executive officers. Mr. Parker is eligible to receive an annual bonus of up to 50% of his total salary and an annual overachievement bonus in such amount as may be determined by the Compensation Committee.

John A. Riccardi.  Mr. Riccardi will receive, in addition to his base salary of $149,784, a supplemental bi-weekly payment at the annual rate of $100,000 while he continues to serve as our Interim Chief Financial Officer. This supplemental payment will be included with Mr. Riccardi’s base salary for purposes of calculating his bonus under our corporate bonus plan, pursuant to which Mr. Riccardi is eligible to receive a bonus of up to 30% of his total salary. In addition, the Compensation Committee agreed that we will reimburse Mr. Riccardi for legal fees he incurs in connection with his assumption of his new responsibilities on behalf of us.

Other Named Executive Officers.  We entered into three-year employment agreements commencing in June 2006 with Messrs. Cheney, Rudolph and Wise. Pursuant to the terms of the employment agreements, each officer has agreed to devote his full business time, attention and energies to our business in exchange for a specified compensation, including a base salary, eligibility to participate in the annual bonus plan for our officers (with a target bonus of 50% of the officer’s annual base salary), eligibility to participate in the annual overachievement bonus plan for our officers as determined by the Compensation Committee, eligibility for equity grants at the discretion of the Compensation Committee and general welfare benefits. In the event that we terminate the officer without cause prior to expiration of the employment agreement, he is entitled to receive, in addition to unpaid salary and any earned, but unpaid, bonus for a prior year, a lump sum payment equal to 150% of the sum of his annual salary and the most recent bonus earned, or at the election of the officer, 150% of his annual salary and vesting under grants of options or restricted shares of the number of shares that would have vested during the 12-month period following his termination date had he remained in our employ.

Executive Severance Agreements

In connection with accepting positions as an officer, each of our officers, excluding our officers acting in an interim capacity, entered into a severance agreement with us that provides certain benefits during the protected period following a change of control as such terms are defined in the severance agreement (collectively, the “Severance Agreements”). The initial term of the Severance Agreements is one year and is automatically extended for successive one-year terms following the initial term. However, if a change of control (as defined in the Severance Agreements) occurs during the term of the Severance Agreement, the Severance Agreement cannot terminate until one year after the change of control. The Severance Agreements generally provide for the payment of (1) three times the sum of the officer’s base salary and bonus amount; plus (2) that portion of the officer’s base salary earned, and vacation pay vested for the prior year and accrued for the current year to the date of termination but not paid or used, and all other amounts previously deferred by the officer or earned but not paid as of such date under all company bonus or pay plans or programs. Additionally, the Severance Agreements provide that if any payments to the officer would be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code, a “gross-up” payment will be made to the officer in the same net after-tax position as would have been the case that no excise tax had been imposed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 16, 2007, except where otherwise noted, certain information with respect to the amount of our common stock beneficially owned (as defined by the SEC’s rules and regulations) by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our executive officers and (4) all current executive officers and directors as a group. Except as otherwise noted below, we are not aware of any agreements among our stockholders that relate to voting or investment of our shares of our common stock.

	Amount and Share
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)		Class(2)

Boston Scientific	3,570,000	(3)	13.8%
One Boston Scientific Place Natick, MA 01760-1537
FMR Corp.	2,574,800	(3)	10.0%
82 Devonshire Street Boston, MA 02109
Carl C. Icahn	2,510,764	(3)	9.7%
c/o Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, NY 10153
Metropolitan Capital Advisors, Inc. and The Committee for Concerned Cyberonics, Inc. Shareholders	1,878,012	(3)	7.3%
c/o Bedford Falls Investors, L.P. 660 Madison Avenue, 20th Floor New York, NY 10021
Granahan Investment Management, Inc.	1,414,520	(3)	5.5%
275 Wyman Street, Suite 270 Waltham, MA 02154
Robert P. Cummins(4)	1,448,750		5.6%
Pamela B. Westbrook(5)	10,049		*
John A. Riccardi(6)	6,333		*
Michael A. Cheney(7)	198,951		*
W. Steven Jennings(8)	9,250		*
Shawn P. Lunney(9)	109,225		*
George E. Parker(10)	128,827		*
Richard Rudolph, M.D.(11)	177,166		*
Randal L. Simpson(12)	129,233		*
David S. Wise(13)	135,727		*
Guy C. Jackson(14)	36,717		*
Hugh M. Morrison(15)	10,000		*
Alfred Novak(16)	10,000		*
Alan J. Olsen(17)	45,807		*
Arthur J. Rosenthal(18)	10,000		*
Jeffrey Schwartz(19)	12,500		*
Michael J. Strauss, M.D., M.P.H.(20)	80,200		*
Reese S. Terry, Jr.(21)	523,030		*
All current executive officers and directors as a group (18 persons)(22)	3,079,933		11.9%

*	Less than 1%.
footnotes continued on following page

(1)	Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Restricted stock not yet vested is included in the total shares outstanding but excluded from both the total shares held by the beneficial holder and the total shares deemed outstanding for computing the percentage of the person holding such restricted stock. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based on total shares outstanding of 25,710,000 at April 16, 2007.

(3)	This amount is based upon Schedule 13 reports filed by the named beneficial owner with the SEC as of April 2, 2007.

(4)	Includes 10,000 shares held in trusts for the benefit of Mr. Cummins’ children of which Mr. Cummins serves as trustee and 10,000 shares held directly by Mr. Cummins’ wife. Also includes 1,250,000 shares subject to options exercisable on or before June 15, 2007, which include 100,000 options held in trusts for the benefit of Mr. Cummins’ children and 50,000 options held by Mr. Cummins’ wife. Mr. Cummins resigned as our Chairman of our Board, Chief Executive Officer and President and as a director on November 17, 2006. For a description of the compensation paid to Mr. Cummins in connection with his resignation, including acceleration of vesting for outstanding options and restricted stock grants, see “Management — Employment Agreements — Robert P. Cummins.”

(5)	Ms. Westbrook resigned as our Vice President, Finance and Administration and Chief Financial Officer on November 19, 2006. For a description of the compensation paid to Ms. Westbrook in connection with her resignation, including acceleration of vesting for outstanding options and restricted stock grants, see “Management — Employment Agreements — Pamela B. Westbrook.”

(6)	Includes 6,333 shares subject to options exercisable on or before June 15, 2007. Mr. Riccardi was appointed Interim Chief Financial Officer in November 2006.

(7)	Includes 194,801 shares subject to options exercisable on or before June 15, 2007.

(8)	Includes 5,250 shares subject to options exercisable on or before June 15, 2007.

(9)	Includes 109,225 shares subject to options exercisable on or before June 15, 2007.

(10)	Includes 127,727 shares subject to options exercisable on or before June 15, 2007. Mr. Parker was appointed Interim Chief Operating Officer in November 2006.

(11)	Includes 167,166 shares subject to options exercisable on or before June 15, 2007.

(12)	Includes 120,425 shares subject to options exercisable on or before June 15, 2007.

(13)	Includes 135,727 shares subject to options exercisable on or before June 15, 2007.

(14)	Includes 33,217 shares subject to options exercisable on or before June 15, 2007.

(15)	Mr. Morrison joined our Board in November 2006.

(16)	Mr. Novak joined our Board in February 2007.

(17)	Includes 45,200 shares subject to options exercisable on or before June 15, 2007.

(18)	Mr. Rosenthal joined our Board in February 2007.

(19)	Mr. Schwartz joined our Board in February 2007.

(20)	Includes 80,200 shares subject to options exercisable on or before June 15, 2007.

(21)	Includes 97,400 shares held in trust for the benefit of Mr. Terry’s children of which Mr. Terry serves as trustee. Also includes 50,200 shares subject to options exercisable on or before June 15, 2007. Mr. Terry was appointed Interim Chief Executive Officer in November 2006.
footnotes continued on following page

(22)	Includes 2,319,771 shares subject to options held by executive officers and directors, which options are exercisable on or before June 15, 2007. Also includes shares that may be determined to be beneficially owned by executive officers and directors. See Notes 2 through 21 above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain of our stockholders, including Messrs. Cummins and Terry and venture capital firms formerly affiliated with Mr. Cummins, are entitled to certain registration rights with respect to the common stock held by them.

Our Bylaws provide that we are required to indemnify our officers and directors to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, and that we are required to advance expenses to our officers and directors as incurred. Further, we have entered into indemnification agreements with our officers and directors. We believe that our charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

In July 2005, we hired Sandra Matherly, RN, NP, the sister of Robert P. Cummins (our former President, Chairman of our Board and Chief Executive Officer) as a case manager. During the fiscal year ended April 28, 2006, the sum of compensation expenses, benefits and employer payroll taxes due for the employment of Ms. Matherly was approximately $65,900. Additionally, Ms. Matherly received stock option grants on July 18, 2005 and February 20, 2006 for 1,000 and 500 options at a cost per option of $44.98 and $28.70, respectively. The stock options vest monthly over five years from the date of grant. In compliance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” no compensation expense was recorded during the fiscal year ended April 28, 2006 applicable to the vested portion of these grants. We have adopted the Statement of Financial Accounting Standard No. 123R, “Share Based Payment,” as of April 29, 2006, using the Modified Prospective Method. We will recognize compensation expense for the portion of these grants that vest subsequent to the adoption date accordingly.

In August 2005, we entered into a consulting agreement with BK Consulting, a sole proprietorship operated by Mr. Terry. The consulting agreement provided that we would pay the consultant $5,000 per month to assist with product development and improvement projects, intellectual property strategy, and strategic relationships with key clinical researchers. In August 2006, we renewed the consulting agreement on the same terms. The consulting agreement was terminated by agreement in November 2006 when Mr. Terry assumed the role of Interim Chief Executive Officer.

All future transactions between us and our officers, directors, principal stockholders and affiliates must be approved by a majority of our Board, including a majority of the independent and disinterested outside directors on our Board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

LEGAL PROCEEDINGS

We are named as a defendant in lawsuits or the subject of governmental inquires from time to time arising in the ordinary course of business. The outcome of such lawsuits or other proceedings cannot be predicted with certainty and may have a material adverse effect on our consolidated financial position or results of operations.

Senate Finance Committee Investigation

In May 2005, we received a letter from the Senate Finance Committee (“SFC”) advising us that it is examining FDA’s handling of our PMA-Supplement for the use of VNS Therapy to address TRD. Following our responses to the May letter, we received a second letter from the SFC in July 2005, to which we responded by providing the requested documents and information. In February 2006, the SFC published a Committee Staff Report entitled, “Review of FDA’s Approval Process for the Vagus Nerve Stimulation System for

Treatment-Resistant Depression.” The report notes that a senior FDA official approved our VNS Therapy System for TRD despite the conclusion of more than 20 FDA scientists, medical officers and management staff who reviewed our application and that the application did not demonstrate reasonable assurance of safety and effectiveness sufficient for approval in TRD. The report concludes that the FDA did not disclose to the public the scientific dissent within the FDA regarding the effectiveness of the VNS Therapy System for TRD and that the FDA has not ensured that the public has all of the accurate, science-based information regarding the VNS Therapy System for TRD it needs. The report does not accuse us of any misconduct and does not conclude that FDA violated any law, regulation or procedure by approving VNS Therapy for TRD; however, the report states that the SFC staff received a range of allegations regarding FDA and Cyberonics and that allegations other than those addressed in the report may be addressed at a later date. The report follows a year-long investigation conducted by the staff of the SFC, including letters we received in May 2005 and July 2005 requesting documents and information. We cooperated with the SFC staff and provided the requested documents and information.

Securities Class Action Lawsuit

On June 17, 2005, a putative class action lawsuit was filed against us and certain of our officers and Robert P. Cummins, then Chairman and Chief Executive Officer, in the United States District Court for the Southern District of Texas. The lawsuit is styled Richard Darquea v. Cyberonics Inc., et al., Civil Action No. H:05-cv-02121. A second lawsuit with similar allegations, styled Stanley Sved v. Cyberonics, Inc., et al., Civil Action No. H:05-cv-2414 was filed on July 12, 2005. On July 28, 2005, the court consolidated the two cases under Civil Action No. H-05-2121, styled In re Cyberonics, Inc. Securities Litigation, and entered a scheduling order. On September 28, 2005, the court appointed EFCAT, Inc., John E. and Cecelia Catogas, Blanca Rodriguez, and Mohamed Bakry as lead plaintiffs and also appointed lead plaintiffs’ counsel.

The lead plaintiffs filed a consolidated amended complaint on November 30, 2005. The complaint generally alleged, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making false and misleading statements regarding our Vagus Nerve Stimulation Therapy System device (the “VNS Device”) as a therapy for TRD. On January 30, 2006, the defendants filed a motion to dismiss the consolidated complaint on the basis that the complaint fails to allege facts that state any claim for securities fraud. On July 20, 2006, the District Court granted our motion to dismiss the consolidated complaint, allowing the plaintiffs 30 days to file an amended complaint. The court found that the plaintiffs failed to meet their burden to plead a securities fraud claim with particularity, including failures to allege with particularity a material misstatement or omission, to allege facts sufficient to raise a strong inference of intent or severe recklessness, and to allege sufficiently the causal connection between the plaintiffs’ loss and the defendants’ actions. The court noted that “the deficiencies in Plaintiffs’ complaint might well extend beyond the point of cure,” but nonetheless granted plaintiffs the right to amend their complaint in light of the strong presumption of law favoring a right to amend.

On August 18, 2006, the lead plaintiffs filed a First Amended Complaint for Violation of the Securities Laws. The complaint generally alleges, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making false and misleading statements regarding the VNS Device as a therapy for treatment-resistant depression (“TRD”). Lead plaintiffs allege that the defendants failed to disclose that certain individuals associated with the U.S. Food and Drug Administration (“FDA”) had safety and efficacy concerns about the use of the VNS Device for the treatment of depression and questioned the adequacy of evidence of safety and effectiveness we presented to the FDA, that the defendants misrepresented the prospect for payer reimbursement for the VNS Device, that the defendants concealed executive compensation and governance issues, and that the defendants falsely stated that an analyst’s statements about options granted in June 2004 were inaccurate and without merit. Lead plaintiffs seek to represent a class of all persons and entities, except those named as defendants, who purchased or otherwise acquired our securities during the period February 5, 2004 through August 1, 2006. The amended complaint seeks unspecified monetary damages and equitable or injunctive relief, if available.

On October 2, 2006, the defendants filed a motion to dismiss the amended complaint on the basis that the complaint fails to allege facts that state any claim for securities fraud. The lead plaintiffs filed an opposition to the motion to dismiss on October 23, 2006, and the defendants filed a reply to the opposition on November 6, 2006. On October 31, 2006, a week before the defendants filed their reply in connection with the motion to dismiss the amended complaint, the Los Angeles County Employees Retirement Association filed a motion seeking to intervene and asking the court to require the lead plaintiffs to republish notice of the amended class action claims. On November 28, 2006, the court issued an order compelling republication of notice and staying the proceeding pending determination of the lead plaintiff pursuant to the Private Securities Litigation Reform Act. On December 18, 2006, the lead plaintiffs published notice of the filing of the first amended complaint, stating that investors who purchased our securities during the expanded class period (February 5, 2004 through August 1, 2006, inclusive) may move the court for consideration to be appointed as lead plaintiff within 60 days. In February 2007, the court lifted the stay, and in March 2007, the lead plaintiffs filed a motion seeking leave to file an amended complaint. We intend to vigorously defend this lawsuit; however, an adverse result in this lawsuit could have a material adverse effect on us, our consolidated financial position, results of operations and cash flows.

Governmental Investigations of Options Granting Practices

On June 9, 2006, the staff of the SEC advised us that it had commenced an informal inquiry of some of our stock option grants. On June 26, 2006, we received a subpoena from the Office of the United States Attorney for the Southern District of New York requesting documents related to our stock option grants’ practices and procedures. On October 23, 2006, the SEC staff made an additional request for certain documents and information related to our revised guidance on February 8, 2006 and our financial results announced on May 1, 2006, our sales for the quarter ended April 28, 2006, coverage or potential coverage of our VNS Therapy System by Blue Cross and Blue Shield of Alabama and Aetna and aging of our accounts receivable since January 1, 2003. We are cooperating with the SEC staff and the U.S. Attorney’s Office. Our Board directed the Audit Committee to conduct an independent investigation of our stock option grants, practices and procedures, including compliance with Generally Accepted Accounting Principles and all applicable statutes, rules and regulations, and the Audit Committee retained independent counsel to assist it in completing that review.

The Audit Committee, with the assistance of its independent counsel and their forensic accountants, has completed its review of our stock option grants, practices and procedures. The Audit Committee concluded that incorrect measurement dates were used for certain stock option grants made principally during the period from 1998 through 2003. Based on the Audit Committee’s investigation, subsequent internal analysis and discussions with our independent registered public accountants, our Board concluded on November 18, 2006, that we needed to restate certain of our historical consolidated financial statements to record non-cash charges for compensation expense relating to past stock option grants. The effects of these restatements are reflected in the consolidated financial statements, including unaudited quarterly data. None of the restatements have any impact on net cash provided by (used in) operating activities. For additional information see “Note 1. Restatements” in the accompanying 2006 Notes to Consolidated Financial Statements.

NASDAQ Delisting Notice

On July 13, 2006, we filed a Notification of Late Filing on Form 12b-25 with the SEC disclosing our inability to file timely our 2006 Form 10-K without unreasonable effort or expense. Pursuant to that filing, the deadline for us to file our 2006 Form 10-K was extended to July 27, 2006. On July 27, 2006, we filed a Current Report on Form 8-K indicating that we were unable to file our 2006 Form 10-K with the SEC by July 27, 2006 because we required additional time to complete our previously announced review being conducted by the Audit Committee of our Board of Directors regarding option grants and to resolve any disclosure and accounting issues that may arise from the results of the review.

On July 31, 2006, we received a Staff Determination Letter from NASDAQ indicating that we failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the delay in filing our 2006 Form 10-K, and that our securities were, therefore, subject to delisting from The NASDAQ Global Market. On August 3, 2006, we requested a hearing before a NASDAQ Listing Qualifications Panel (“NASDAQ Panel”) to review the NASDAQ Staff’s Determination Letter. On August 4,

2006, we received formal notice from NASDAQ that the delisting action has been stayed pending a written decision from the NASDAQ Panel.

On September 8, 2006, we received a second Staff Determination Letter indicating that we also failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the delay in filing our First Quarter Form 10-Q and that our securities were, therefore, subject to delisting from The NASDAQ Global Market.

On September 14, 2006, the NASDAQ Panel conducted a hearing to review the NASDAQ Staff’s Determination Letter.

On November 6, 2006, we received a letter from the NASDAQ Panel informing us that the NASDAQ Panel had determined to grant our request for continued listing on The NASDAQ Stock Market subject to two conditions: (1) on or before November 17, 2006, we had to submit additional information to NASDAQ; and (2) on or before December 31, 2006, we had to file with the SEC our 2006 Form 10-K and our First Quarter Form 10-Q and any required restatements of our prior financial statements. On November 17, 2006, we submitted the requested additional information to NASDAQ. On December 13, 2006, we received a third Staff Determination Letter from NASDAQ. This third Staff Determination Letter indicated that we also failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the delay in filing our Quarterly Report on Second Quarter Form 10-Q and that our securities are, therefore, subject to delisting from The NASDAQ Global Market. This third letter advised us to present our views with respect to this additional deficiency to the NASDAQ Panel in writing no later than December 20, 2006.

On December 19, 2006, we sent a letter to the NASDAQ Panel describing the status of our efforts to regain compliance with the NASDAQ filing requirements and requesting an extension until January 27, 2007 to file our 2006 Form 10-K, First Quarter Form 10-Q and Second Quarter Form 10-Q. On December 28, 2006, we received a letter from the NASDAQ Panel extending through January 29, 2007 our deadline for filing our delinquent SEC reports.

We filed our 2006 Form 10-K on January 5, 2007. On January 16, 2007, we sent a letter to the NASDAQ Panel describing the current status of our efforts to regain compliance with the NASDAQ filing requirements and requesting an extension until February 4, 2007 to file our First Quarter Form 10-Q and until March 1, 2007 to file our Second Quarter Form 10-Q. We filed our First Quarter Form 10-Q on January 26, 2007. On January 29, 2007, we received a letter from the NASDAQ Panel extending until March 1, 2007 our deadline for filing our Second Quarter Form 10-Q. We filed our Second Quarter Form 10-Q on February 9, 2007. On February 12, 2007, we received a letter from the NASDAQ Panel confirming that we are in compliance with all listing requirements and that our stock will continue to be listed.

Stockholder Derivative Litigation

We are named as a nominal defendant in a stockholder derivative lawsuit brought on behalf of the company styled Rudolph v. Cummins, et al pending in the United States District Court for the Southern District of Texas, Houston Division, naming several of our current and former officers and members of our Board as defendants, alleging purported improprieties in our issuance of stock options and the accounting related to such issuances. The operative Amended Complaint also purports to state a putative class action claim against the individual defendants for violation of Section 14(a) of the Exchange Act, as well as claims against the individual defendants for breach of fiduciary duty, gross mismanagement and corporate waste, against the officer defendants for unjust enrichment, and against certain individual defendants for insider trading.

We are also named as nominal defendant in five stockholder derivative lawsuits brought on behalf of the company in the District Court of Harris County, Texas, including Smith v. Cummins, pending in the 189th District Court, Adel v. Cummins, pending in the 234th District Court, McKeehan v. Cummins, pending in the 11th District Court, Nussbaum v. Cummins, pending in the 215th District Court, and Wunschel v. Cummins, pending in the 165th District Court. These cases were consolidated into a single case In re Cyberonics, Inc.

Derivative Litigation, Master File No. 2006-46403, pending in the 189th District Court of Harris County, Texas, naming as defendants 19 current and former officers and members of our Board.

On November 18, 2006, our Board formed a Special Litigation Committee (“SLC”) to investigate, analyze and evaluate the derivative claims raised in these lawsuits and to determine the actions, if any, we should take with respect to the derivative claims, including whether to pursue, to seek to dismiss or to attempt to resolve the derivative claims in the best interests of us and our stockholders. Our Board appointed as Chairman of the SLC, Hugh M. Morrison, an independent Board member who was appointed to our Board on November 9, 2006. On December 18, 2006, we moved to stay all proceedings in the federal and state derivative lawsuits pending the completion of the SLC process. On February 27, 2007, the Board appointed Alfred J. Novak to serve on the SLC with Mr. Morrison. Thereafter, the SLC engaged independent counsel. The SLC’s investigation is ongoing.

Indenture Default Litigation

On July 31, 2006, we received the Notice of Default from the Trustee, pursuant to which the Trustee asserted that we were in default of our obligations under the Indenture with respect to our Notes, as a result of our failure (1) to file with the SEC our 2006 Form 10-K by July 12, 2006 and (2) to deliver a copy of the 2006 Form 10-K to the Trustee by July 27, 2006. On October 2, 2006, we received the Notice of Acceleration from the Trustee informing us that, pursuant to the Indenture, the Trustee has declared the Notes due and payable at their principal amount together with accrued and unpaid interest, and fees and expenses, and it demands that all such principal, interest, fees and expenses under the Notes be paid to the Trustee immediately. To clarify our rights and responsibilities under the Indenture, we filed a declaratory judgment action on October 3, 2006 styled Cyberonics, Inc. v. Wells Fargo Bank, N.A., as Trustee Under Indenture, No. 06-63284, in the 165th District Court of Harris County, Texas. In the lawsuit, we seek a declaration that no event of default has occurred under the Indenture and request attorney fees under the Declaratory Judgment Act. In January 2007, the Trustee removed the lawsuit to federal district court and filed an answer and a counterclaim. The Trustee seeks an acceleration under the Indenture, or in the alternative, damages and its attorney fees. In March 2007, the Trustee filed a motion for partial summary judgment of liability for breach of the Indenture. In April 2007, we filed our opposition to the Trustee’s motion for partial summary judgment and our cross motion for partial summary judgment declaring that we have not breached the Indenture. If our interpretation of the Indenture is determined to be incorrect, a default and, therefore, an “event of default” will have occurred under the Indenture.

If an event of default has occurred under the Indenture, all unpaid principal and accrued interest on the outstanding Notes will be due and payable immediately unless we negotiate an amendment to the terms of the Indenture. If the principal and accrued interest on the outstanding Notes must be repaid immediately, we may not have or be able to obtain access to the funds needed to repay the indebtedness, and we may be forced to seek protection under the Bankruptcy Code.

If principal and interest on our indebtedness must be repaid immediately, we do not have the cash resources available to repay the debt. If we were not able to secure additional financing, our ability to continue as a going concern would be uncertain.

SELLING SECURITY HOLDERS

On September 27, 2005, we issued and sold a total of $125,000,000 aggregate principal amount of the notes in a private placement to Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we sometimes refer to as the “initial purchaser” in this prospectus). The initial purchaser has advised us that it resold the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes.

The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between us and the initial purchaser. In that agreement, we undertook to file a registration statement with regard to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective until the earlier of (1) the sale pursuant to the registration statement of all the notes and the shares of common stock issuable upon conversion of the notes and (2) the expiration of the holding period applicable to such securities held by persons who are not affiliates of Cyberonics under Rule 144(K) under the Securities Act, or any successor provision, subject to certain permitted exceptions. The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.

The selling security holders named below have advised us that they currently intend to sell the notes and our shares of common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell notes and our shares of common stock from time to time upon notice to us. Unless set forth below, to our knowledge none of the selling security holders named below has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates.

Unless the securities were purchased pursuant to this registration statement, before a security holder not named below may use this prospectus in connection with an offering of securities, this prospectus must be amended to include the name and amount of notes and common stock beneficially owned by the selling security holder and the amount of notes and common stock to be offered. Any amended prospectus will also disclose whether any selling security holder selling in connection with that amended prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended prospectus.

The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by selling security holders.

						Number of
					Number of	Shares of
		Percentage		Number of Shares	Shares of	Common
	Amount of Notes	of Notes		of Common Stock	Common Stock	Stock Upon
	Beneficially Owned	Beneficially	Amount of Notes	Beneficially	That May be	Completion
	($)	Owned	to be Sold ($)(1)	Owned(2)(3)	Sold(1)(3)	of Offering(1)

Advent Enhanced Phoenix Master	1,685,000	1.3%	1,685,000	40,602	40,602	—
Bank of America Securities LLC	65,000	*	65,000	1566	1566	—
BNP Paribas Arbitrage	10,500,000	8.4%	10,500,000	253,012	253,012	—
Empyrean Capital Fund LP	2,341,000	1.9%	2,341,000	56,410	56,410	—
Empyrean Capital Overseas Benefit Plan Fund, Ltd.	380,000	*	380,000	9,157	9,157	—
Empyrean Capital Overseas Fund, Ltd.	3,779,000	3.0%	3,779,000	91,060	91,060	—
Guggenheim Portfolio Company XXXI, LLC	1,060,000	*	1,060,000	25,542	25,542	—
Henderson Global Equity Multi-Strategy Master Fund Limited	787,000	*	787,000	18,964	18,964	—
Henderson North American Equity Multi-Strategy Master Fund	213,000	*	213,000	5,133	5,133	—
HFR RVA Combined Master Trust	623,000	*	623,000	15,012	15,012	—
Linden Capital LP	50,300,000	40.2%	50,300,000	1,212,049	1,212,049	—
Merrill Lynch Financial Markets	14,000,000	11.2%	14,000,000	337,349	337,349	—
Merrill Lynch Pierce Fenner & Smith	2,006,000	1.6%	2,006,000	48,337	48,337	—
The Northwestern Mutual Life Insurance Company	3,000,000	2.4%	3,000,000	72,289	72,289	—
Piper Jaffray & Co	2,850,000	2.3%	2,850,000	68,675	68,675	—
TCW Group, Inc.	1,164,000	*	1,164,000	28,048	28,048	—
Whitebox Convertible Arbitrage Partners LP	9,247,000	7.4%	9,247,000	222,819	222,819	—

Total	104,000,000	75.2%	104,000,000	2,506,024	2,506,024	—

*	Less than l%.

(1)	Because a selling security holder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common stock that the selling security holder will hold upon termination of any sales. The information presented assumes that all of the selling security holders will fully convert the notes for cash and shares of our common stock and that the selling security holders will sell all shares of our common stock that they received pursuant to such conversion.

(2)	Includes shares of common stock issuable upon conversion of the notes.

(3)	The number of shares of our common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by such holder at the initial conversion rate of 24.0964 shares per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Price Adjustments.” Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.
footnotes continued on following page

DESCRIPTION OF NOTES

We issued notes under an indenture, dated September 27, 2005, between us and Wells Fargo Bank, National Association, as trustee. The notes and shares of common stock issuable upon conversion of the notes, if any, are covered by a registration rights agreement. The following summary contains a description of the material provisions of the notes, the registration rights agreement and the indenture. You should carefully review these documents because they, and not this description, define your rights as holders of the notes. These documents are filed as exhibits to the registration statement of which this prospectus is a part. In this section, “Cyberonics,” “we,” “our” and “us” each refers only to Cyberonics, Inc. and not to any existing or future subsidiary.

General

The notes are our unsecured, senior subordinated obligations and are convertible into our common stock as described under “— Conversion Rights” below. The notes are limited to an aggregate principal amount of $125,000,000 and will mature on September 27, 2012.

The notes bear interest at the rate of 3.0% per year from the date of issuance of the notes, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on March 27 and September 27 of each year, commencing March 27, 2006, to holders of record at the close of business on the preceding March 12 and September 12, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, or purchase by us at the option of the holder, interest ceases to accrue on the notes under the terms of, and subject to the conditions of, the indenture.

Principal is payable, and notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See “— Form, Denomination and Registration.” References herein to “holders” of notes refer to registered holders of the notes as reflected in the notes register, unless otherwise indicated.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of indebtedness, or the issuance or repurchase of securities by us. The indenture does not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change of control, except to the extent described under “— Make-Whole Conversion Rate Adjustment upon a Fundamental Change” and ‘‘— Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder” below.

Ranking

The notes are unsecured obligations and are:

•	subordinated in right of payment, as provided in the indenture, to the prior payment in full of all of our existing and future senior debt;

•	equal in right of payment with all of our future senior subordinated debt; and

•	senior in right of payment to all of our future subordinated debt.

As of April 28, 2006 and January 26, 2007, we had $2.5 million and $7.5 million of senior debt outstanding. The indenture does not restrict the incurrence by us or our existing subsidiaries or future subsidiaries of indebtedness or other obligations. The term “senior debt” means the

•	principal of;

•	premium, if any, on;

•	interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on;

•	rent payable on;

•	termination payment with respect to or in connection with; and

•	all fees, costs, expenses and other amounts accrued or due on or in connection with,

our Indebtedness (as defined below), whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the preceding, except for

•	any Indebtedness that by its terms expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is equal with or junior in right of payment to the notes; and

•	any Indebtedness between or among us or any of our subsidiaries, a majority of the voting stock of which we directly or indirectly own, or any of our affiliates.

The term “senior subordinated debt” means, with respect to us, the notes and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness of ours that is not senior indebtedness.

The term “Indebtedness” means, with respect to any person:

•	all indebtedness, obligations and other liabilities, contingent or otherwise, of that person:

(a) for borrowed money, including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

(b) evidenced by bonds, notes or other instruments for the payment of money; or

(c) incurred in connection with the acquisition of any property, services or assets, whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof, other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

•	all reimbursement obligations and other liabilities, contingent or otherwise, of that person with respect to letters of credit, bank guarantees, bankers’ acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

•	all obligations and liabilities, contingent or otherwise, in respect of:

(a) leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person; and

(b) any lease or related documents, including a purchase agreement, in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase the leased property;

•	all obligations of such person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

•	all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities, contingent or otherwise, of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in the first four bullet points above;

•	any indebtedness or other obligations described in the first four bullet points above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

•	any and all deferrals, renewals, extensions, refinancings, replacements, restatements and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in any of the six bullet points above.

Any senior debt will continue to be senior debt and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of its terms.

The indenture provides that in the event of any payment or distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our senior debt shall first be paid in respect of all senior debt in full in cash or other payment satisfactory to the holders of senior debt before we make any payments of principal of, or premium, if any, and interest on the notes. In addition, if the notes are accelerated because of an event of default, the holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to the holders of senior debt of all obligations in respect of senior debt before the holders of the notes are entitled to receive any payment or distribution. Under the indenture, we must promptly notify holders of senior debt if payment of the notes is accelerated because of an event of default.

The indenture further provides that if any default by us has occurred and is continuing in the payment of principal of, premium, if any, or interest on, rent or other payment obligations in respect of, any senior debt, then no payment shall be made on account of principal of, premium, if any, or interest on the notes until all such payments due in respect of that senior debt have been paid in full in cash or other payment satisfactory to the holders of that senior debt.

During the continuance of any event of default with respect to any Designated Senior Debt (as defined below), other than a default in payment of the principal of or premium, if any, or interest on, rent or other payment obligations in respect of any Designated Senior Debt, that permits its holders to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), we may not make any payment directly or indirectly, with respect to principal of or premium, if any, or interest on the notes for 179 days following written notice to us, from any holder, representative or trustee under any agreement pursuant to which that Designated Senior Debt may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or that Designated Senior Debt has been paid in full in cash or other payment satisfactory to the holders of that Designated Senior Debt.

However, if the maturity of that Designated Senior Debt is accelerated (or, in the case of a lease, as a result of such events of default, the landlord under the lease has given us notice of its intention to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made on the notes until that Designated Senior Debt has been paid in full in cash or other payment satisfactory to the holders of that Designated Senior Debt or such acceleration (or termination, in the case of the lease) has been cured or waived.

The term “Designated Senior Debt” means our senior debt which, at the date of determination, has an aggregate amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10 million and is specifically designated in the instrument evidencing or governing that senior debt as “Designated Senior Debt” for purposes of the indenture.

Because of these subordination provisions, if we become insolvent, funds which we would otherwise use to pay the holders of notes will be used to pay the holders of senior debt. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes.

The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to receive assets of our existing subsidiaries or any future subsidiaries upon the latter’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. There are no restrictions in the indenture on the ability of our existing subsidiaries or any future subsidiaries to incur indebtedness or other liabilities. As of April 28, 2006 and January 26, 2007, our existing subsidiaries had $0.1 million and $0.1 million of indebtedness outstanding (excluding intercompany debt and liabilities), respectively.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses it incurs in connection with its duties relating to the notes. The trustee’s claims for such payments are senior to those of holders of the notes in respect of all funds collected or held by the trustee.

Conversion Rights

Holders may convert their notes into shares of our common stock at any time prior to the stated maturity. For each $1,000 principal amount of the notes surrendered for conversion, a holder may convert any outstanding notes into our common stock at an initial conversion rate of 24.0964 shares of our common stock per note, equal to an initial conversion price of approximately $41.50 per share. Upon conversion in connection with certain fundamental changes that occur prior to maturity, we will pay a make-whole premium to holders of notes upon the conversion of their notes by increasing the conversion rate on notes converted in connection with such fundamental change.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the amount of notes converted is an integral multiple of $1,000 principal amount.

Upon conversion of a note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and any accrued but unpaid interest will be deemed paid in full rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to you of receiving our common stock upon conversion, see “Material United States Federal Income Tax Considerations.”

If a holder converts notes, we will pay any domestic documentary, stamp or similar issue or transfer tax due on the issuance of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder’s behalf, convert the notes into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through The Depository Trust Company, New York,

New York, or DTC, for the number of full shares of our common stock into which any notes are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date. The trustee will initially act as the conversion agent. Other property deliverable upon conversion will be delivered as provided in the indenture.

If a holder has already delivered a purchase notice as described under ‘‘— Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder” with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. However, notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date, (2) to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note or (3) if the notes are surrendered for conversion on or after September 12, 2012.

The initial conversion rate will be adjusted for certain events, including:

•	the issuance of our common stock as a dividend or distribution on our common stock;

•	certain subdivisions and combinations of our common stock;

•	the issuance to all or substantially all holders of our common stock of certain rights or warrants to purchase our common stock exercisable for no more than 45 days (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

•	the dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets (including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a recapitalization, reclassification, change, consolidation, merger, sale, conveyance or statutory exchange resulting in a change in the conversion consideration pursuant to the fourth succeeding paragraph or dividends or distributions paid exclusively in cash);

•	dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock; and

•	payments to holders of our common stock pursuant to a tender or exchange offer made by us or any of our subsidiaries in which the price paid exceeds the market price at the expiration of such offer.

In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in the fourth bullet point above, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

Under the provisions of our rights agreement holders will receive, and if we implement a new stockholder rights plan, this new rights plan must provide that upon conversion of the existing notes the holders will receive, in addition to the common stock issuable upon such conversion, the rights under such rights plan unless the rights have separated from the common stock before the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

If any adjustment of the conversion rate would be less than 1% of the then effective rate, such adjustment shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustments which, together with the original adjustment shall aggregate at least 1% of the then effective conversion rate; provided, however, that any carryforward amount will be paid to the holder upon conversion regardless of the 1% threshold. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another person of all or substantially all of our property and assets; or

•	any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earliest of (a) the deadline for elections to be made by our stockholders, and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections) by issuing a press release and providing a copy of such notice to the trustee. In the event the effective date is delayed beyond the initially anticipated effective date, holders of the notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date.

If we make a distribution of property to holders of our common stock that would be taxable to them as a dividend for U.S. federal income tax purposes and the conversion rate is increased, this increase would generally be deemed to be the receipt of a taxable constructive distribution by U.S. holders and non-U.S. holders (as defined in “Material United States Federal Income Tax Considerations”) of the notes and would generally result in withholding taxes for non-U.S. holders. Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, we intend to deduct U.S. federal withholding tax with respect to any such constructive distribution from interest payments on notes held by

non-U.S. holders. See “Material United States Federal Income Tax Considerations — U.S. Holders — Constructive Distributions” and “— Non-U.S. Holders — Constructive Distributions.”

We may from time to time, to the extent permitted by law, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Make-Whole Conversion Rate Adjustment Upon a Fundamental Change

If a fundamental change, other than a fundamental change described under the third bullet point under the definition of a change of control described below under “— Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder,” occurs prior to maturity, we will pay a make-whole premium upon the conversion of the notes in connection with any such transaction by increasing the conversion rate on such notes. The make-whole premium is in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. The make-whole premium is determined by reference to the table below and is based on the date on which the fundamental change becomes effective, referred to as the “effective date,” and the price, referred to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price is the cash amount paid per share. In all other cases, the stock price is the average closing sale price of our common stock for the shorter of (A) the 20 trading days immediately prior to but not including the effective date, or (B) all of the trading days from the trading day after we give notice of the anticipated effective date of the fundamental change up to but not including the effective date.

The following table shows what the make-whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes:

	Effective Date
	Sept. 27,	Sept. 27,	Sept. 27,	Sept. 27,	Sept. 27,	Sept. 27,	Sept. 27,	Sept. 27,
Stock Price	2005	2006	2007	2008	2009	2010	2011	2012

$ 33.20	6.0241	6.0241	6.0241	6.0241	6.0241	6.0241	6.0241	0.0000
$ 35.00	5.3663	5.4317	5.4827	5.5196	5.4980	5.4071	5.1023	0.0000
$ 40.00	3.9403	3.9370	3.9119	3.8519	3.7179	3.4840	2.9673	0.0000
$ 45.00	3.4086	3.0427	2.8278	2.7173	2.5313	2.2396	1.6759	0.0000
$ 50.00	3.0699	2.7385	2.3796	1.9842	1.7200	1.4240	0.9057	0.0000
$ 55.00	2.7942	2.4892	2.1626	1.8050	1.4095	0.9814	0.5113	0.0000
$ 60.00	2.5562	2.2871	1.9819	1.6536	1.2955	0.8993	0.4688	0.0000
$ 65.00	2.3575	2.1098	1.8326	1.5253	1.1938	0.8324	0.4328	0.0000
$ 70.00	2.1898	1.9526	1.7009	1.4194	1.1097	0.7709	0.4019	0.0000
$ 75.00	2.0466	1.8235	1.5812	1.3275	1.0366	0.7206	0.3750	0.0000
$ 80.00	1.9151	1.7120	1.4840	1.2347	0.9740	0.6749	0.3512	0.0000
$ 85.00	1.7994	1.6136	1.3987	1.1634	0.9073	0.6349	0.3296	0.0000
$ 90.00	1.7013	1.5173	1.3225	1.1005	0.8578	0.5993	0.3105	0.0000
$ 95.00	1.6157	1.4383	1.2506	1.0441	0.8144	0.5677	0.2940	0.0000
$100.00	1.5370	1.3693	1.1858	0.9932	0.7761	0.5392	0.2790	0.0000
$105.00	1.4666	1.3063	1.1304	0.9409	0.7388	0.5137	0.2658	0.0000
$110.00	1.3991	1.2479	1.0824	0.9000	0.7056	0.4913	0.2531	0.0000
$115.00	1.3405	1.1948	1.0369	0.8617	0.6763	0.4688	0.2426	0.0000
$120.00	1.2859	1.1434	0.9931	0.8261	0.6470	0.4500	0.2335	0.0000
$125.00	1.2293	1.1009	0.9545	0.7958	0.6220	0.4329	0.2242	0.0000
$130.00	1.1812	1.0596	0.9168	0.7662	0.5989	0.4155	0.2145	0.0000
$135.00	1.1320	1.0207	0.8843	0.7381	0.5765	0.4018	0.2082	0.0000
$140.00	1.0941	0.9797	0.8525	0.7103	0.5571	0.3868	0.2009	0.0000
$145.00	1.0579	0.9411	0.8256	0.6871	0.5360	0.3746	0.1945	0.0000
$150.00	1.0229	0.9095	0.7924	0.6646	0.5202	0.3624	0.1881	0.0000

The actual stock price and effective date may not be set forth on the table, in which case:

•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•	if the stock price on the effective date exceeds $150.00 per share, subject to adjustment as described below, no make-whole premium will be paid.

•	if the stock price on the effective date is less than $33.20 per share, subject to adjustment as described below, no make-whole premium will be paid.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under

‘‘— Conversion Rights,” other than by operation of an adjustment to the conversion rate by adding the make-whole premium as described above.

A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 20 business days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related repurchase date. To the extent possible, we will notify holders of notes of the anticipated effective date of any fundamental change at least 30 calendar days prior to such date.

Notwithstanding the foregoing, in no event will the conversion rate exceed 30.1205 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate.

The additional shares will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Our obligation to pay the make-whole premium may constitute a penalty under applicable contract law, and therefore its enforceability cannot be assured.

Sinking Fund

There is no sinking fund for the notes.

Fundamental Change Permits Purchase of Notes by Us at the Option of the Holder

If a fundamental change occurs, each holder of notes will have the right to require us to repurchase some or all of that holder’s notes, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

As discussed below under “— Election to Pay Purchase Price in Common Stock,” we may, at our option, elect to pay the purchase price in cash, shares of our common stock, or in any combination of cash and shares of our common stock.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of notes must deliver prior to or on the 30th day after the date of our notice irrevocable written notice to the trustee of the holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred upon:

•	the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

(a) any transaction:

(1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

(2) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person or any parent thereof immediately after the transaction;

(b) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office; or

•	our stockholders pass a resolution approving a plan of liquidation or dissolution.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on Nasdaq or any similar United States system of automated dissemination of quotations of securities prices, or traded in over the counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissused or resold and will be canceled promptly.

The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of existing or future senior debt. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior debt is paid in full.

Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future senior debt. See “— Ranking” above.

Election to Pay Purchase Price in Common Stock

We may, at our option, elect to pay the purchase price for notes whose holders elect to be purchased pursuant to the foregoing in cash, shares of our common stock valued at a discount of 5% from the market price of our common stock, or any combination thereof. If the purchase is in connection with a merger or similar transaction, we may, at our option, pay the purchase price in securities or other consideration received by our stockholders in such transaction. If the amount of stock to be issued in connection with any purchase equals or exceeds 20% of the voting power of our outstanding stock prior to the issuance in connection with the purchase, we may, under Nasdaq rules, be required to obtain the approval of our stockholders for such an issuance. Our future credit facilities and other indebtedness may contain restrictions on our ability to pay the purchase price of the notes in cash. We will notify the holders of the notes upon the determination of the actual number of shares of common stock deliverable upon any purchase of the notes. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given notice of such consideration to holders of the notes, except as described in the preceding sentence.

The “market price” of our common stock means the average of the daily volume-weighted average price as reported by Bloomberg or another recognized source of our common stock for the 20 trading-day period ending on the third business day prior to the purchase date (if the business day prior to the purchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day during the 20 trading-day period and ending on the purchase date, of any event that would result in an adjustment to the conversion rate of the notes, as described above under “— Conversion Rights.”

Because the market price of our common stock is determined prior to the purchase date, holders of the notes bear the market risk with respect to the value of our common stock to be received from the date the market price is determined to the purchase date. In connection with any repurchase, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, including filing a Schedule TO or any other required schedule under the Exchange Act.

Payment of the purchase price for notes is conditioned upon book-entry transfer of or physical delivery of certificates representing the notes, together with necessary endorsements, to the trustee or any paying agent prior to the purchase date specified in the repurchase notice. Payment of the purchase price for tendered notes will be made promptly following the purchase date.

Information Requirement

We have agreed to make available to holders of the notes, or beneficial owners of interests therein, or any prospective purchaser of the notes, the information required by Rule l44A(d)(4) to be made available in connection with the sale of notes or beneficial interests in the notes during any period in which we are not subject to the reporting requirements of the Exchange Act.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

•	the surviving entity, if not us, assumes all our obligations under the indenture and the notes as provided in the indenture;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Events of Default

Each of the following constitutes an event of default under the indenture:

•	our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	our failure to pay an installment of interest on any of the notes for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	our failure to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock or cash instead of fractional shares, are required to be delivered following conversion of a note, and that failure continues for 10 days;

•	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $25 million, or there is an acceleration of indebtedness for borrowed money in an amount in excess of $25 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	our failure to give you notice of your rights to require us to repurchase your notes upon a fundamental change within the time periods specified in the indenture; and

•	certain events of our bankruptcy, insolvency or reorganization.

If an event of default specified in the seventh bullet point above occurs and is continuing, then the principal of all the notes and the interest thereon shall automatically become immediately due and payable. If an event of default occurs and is continuing, other than an event of default specified in the seventh bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding, subject to the provisions of the indenture.

The holders of a majority in aggregate principal amount of notes at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the notes;

•	in respect of the conversion rights of the notes; or

•	in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each note affected as described in “— Modification, Waiver and Meetings” below.

Holders of a majority in aggregate principal amount of the notes then outstanding through their consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the notes to pursue remedies with respect to the indenture and the notes are subject to a number of additional requirements set forth in the indenture.

The right of any holder:

•	to receive payment of principal, premium, if any, the change of control purchase price or interest in respect of the notes held by that holder on or after the respective due dates expressed in the notes;

•	to convert those notes; or

•	to bring suit for the enforcement of any such payment on or after the respective due dates expressed in the notes and the right to convert;

will not be impaired or affected without that holder’s consent.

The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants or providing guarantees for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any recapitalization, reclassification or change of our common stock or any consolidation, merger or sale, conveyance or lease of all or substantially all of our assets or statutory share exchange occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease or otherwise complying with the indenture;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of holders of notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the notes in any material respect; or

•	adding or modifying any other provisions which will not adversely affect the interests of the holders of notes in any material respect.

Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made by us and the trustee, and non-compliance by us with any provision of the indenture or the notes may be waived, either:

•	with the consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding; or

•	with the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at such meeting.

However, no such modification, amendment or waiver may, without the consent or the affirmative vote of the holder of each note affected:

•	change the maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal amount of, or any premium, if any, on any note;

•	reduce the interest rate or interest (including liquidated damages) on any note;

•	change the currency of payment of principal of, premium, if any, or interest on any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any note;

•	except as otherwise permitted or contemplated by provisions of the indenture, adversely affect the conversion rights of holders of the notes or adversely affect the repurchase option of holders upon a fundamental change;

•	modify the subordination provisions of the notes in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding.

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if all outstanding notes will become due and payable at their scheduled maturity within one year, and we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity.

Form, Denomination and Registration

The notes are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes; Book-Entry Form.  We issued the notes only to qualified institutional buyers as defined in Rule 144A under the Securities Act. The notes are evidenced by a global note deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee. Record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

A qualified institutional buyer may hold its interests in a global note directly through DTC if such qualified institutional buyer is a participant in DTC, or indirectly through organizations which are direct DTC participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Qualified institutional buyers may also beneficially own interests in the global note held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes will be considered the sole holder of the global note. Except as provided below, owners of beneficial interests in the global note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global note to such persons may be limited.

We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global note to Cede & Co., the nominee for DTC, as the registered owner of the global note. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global note to owners of beneficial interests in the global note.

It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, or interest on the global note, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global note, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global note held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by the global note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global note are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global note. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global note.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes.  The notes represented by a global note are exchangeable for notes in definitive form of like tenor as that global note in denominations of $1,000 and in any greater amount that is an integral multiple of $1,000 only if:

•	DTC notifies us in writing that it is unwilling or unable to continue as depositary for that global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we, at our option, notify the trustee in writing that we elect to issue the notes in definitive form in exchange for all or any part of the notes represented by the global note; or

•	there is, or continues to be, an event of default and the registrar has received a request from DTC for the issuance of definitive notes in exchange for the global note.

Any note that is exchangeable pursuant to the preceding sentence is exchangeable for notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

Except as otherwise provided in the indenture, notices to holders of notes will be given by mail to the addresses of holders of the notes as they appear in the note register.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Regarding the Trustee

Wells Fargo Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

We have agreed to file with the SEC, at our expense, a registration statement on such form as we deem appropriate covering resales from time to time by holders of all notes and the common stock issuable upon conversion of the notes. Under the terms of the registration rights agreement, we will agree to use our reasonable best efforts to:

•	cause such registration statement to become effective no later than 380 days after completion of this offering; and

•	keep the registration statement effective until such date that is two years after the last date of original issuance of any of the notes (or such earlier date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise).

We also agree to provide to each registered holder copies of the prospectus contained in the registration statement, notify each registered holder when the registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement that are applicable to that holder (including certain indemnification provisions). If a registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

We may suspend the holders’ use of the prospectus for a period not to exceed 45 days (60 days under certain circumstances relating to a proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction) in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

If,

•	on the 290th day following the earliest date of original issuance of any of the notes, the registration statement has not been filed with the SEC; or

•	on the 380th day following the earliest date of original issuance of any of the notes, the registration statement is not declared effective; or

•	the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable (other than as a result of the rights described above); or

•	prior to or on the 45th, 60th or 90th day, as the case may be, of any period that the prospectus has been suspended as described in the preceding paragraph, such suspension has not been terminated;

(each, a “registration default”),

then additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•	an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

•	an additional 0.50% of the principal amount from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%. Further, in no event will we pay liquidated damages on shares of common stock received by a holder of notes upon conversion of such holder’s notes.

We have agreed to distribute a questionnaire to each holder to obtain certain information regarding the holder for inclusion in the prospectus. Holders are required to complete and deliver the questionnaire within 10 business days after receipt of the questionnaire so that they may be named as selling stockholders in the related prospectus at the time of effectiveness. After the registration statement has been declared effective, upon receipt of any completed questionnaire, together with such other information as we may reasonably request from a holder of notes, we will, (1) if permitted by the SEC to file a prospectus supplement, within 10 business days’ receipt of such completed questionnaire, file such supplements to the related prospectus or (2) within 30 days’ receipt of such completed questionnaire, file such amendments to the registration statement, in each case as are necessary to permit such holder to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as discussed above. Notwithstanding any of the foregoing, we will only be required to file a post-effective amendment to the registration statement when we have received questionnaires from holders of registrable securities holding an aggregate of at least $10 million aggregate principal amount of the notes and in no event will we be required to file a post-effective amendment to the registration statement more frequently than once per fiscal quarter. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the registration statement.

The specific provisions relating to the registration described above are contained in the registration rights agreement to be entered into at the closing of this offering.

DESCRIPTION OF OUR CAPITAL STOCK

Pursuant to our certificate of incorporation, our authorized capital stock consists of 50,000,000 shares of common stock and 2,500,000 shares of preferred stock, of which 50,000 shares are designated as Series A Participating Preferred Stock. As of March 30, 2007, we had 26,244,362 shares of common stock outstanding, and no shares of preferred stock outstanding.

Common Stock

Our common stockholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our common stockholders. Our common stockholders do not have cumulative voting rights.

Our common stockholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. Dividends on our common stock are, however, subject to any preferential dividend rights of outstanding preferred stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Any payment is, however, subject to the prior rights of any outstanding preferred stock. Our common stockholders do not have any preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our certificate of incorporation allows our board of directors to issue preferred stock from time to time in one or more series, without any action being taken by our stockholders. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue shares of a series of our preferred stock, and establish their terms, These terms may include voting powers, designations, preferences, dividend rights, dividend rates, terms of redemption, redemption process, conversion rights and any other terms permitted to be established by our certificate of incorporation and by applicable law.

Anti-Takeover Provisions

Certain provisions in our certificate of incorporation and bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

Stockholder Action by Written Consent.  Under the Delaware General Corporation Law, unless the certificate of incorporation of a corporation specifies otherwise, any action that could be taken by stockholders at an annual or special meeting may be taken without a meeting and without notice to or a vote of other stockholders if a consent in writing is signed by the holders of outstanding stock having voting power that would be sufficient to take such action at a meeting at which all outstanding shares were present and voted. Our certificate of incorporation and bylaws provide that stockholder action may not be taken in writing by the consent of holders. As a result, stockholders may not act upon any matter except at a duly called annual or special meeting.

Blank Check Preferred Stock.  Our certificate of incorporation authorizes blank check preferred stock. Our board of directors can set the voting, redemption, conversion and other rights relating to such preferred stock and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

Business Combinations under Delaware Law.  We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder (i.e., a person who owns 15% or more of our outstanding voting stock) from engaging in certain business combinations with our company for three years following the date that the person became an interested stockholder. These restrictions do not apply if:

•	before the person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced; or

•	following the transaction in which the person became an interested stockholder, the business combination is approved by both our board of directors and the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

These restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement of certain extraordinary transactions involving our company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or goes unopposed by a majority of our directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of directors then in office.

Stockholder Rights Agreement.  Our board of directors has adopted a stockholder rights agreement. Under the rights agreement, each right entitles the registered holder under the circumstances described below to purchase from our company one one-thousandth of a share of our Series A Participating Preferred Stock, par value $0.01 per share (the “preferred shares”), for each outstanding share of common stock, par value $0.01 per share. The following is a summary of certain terms of the rights agreement. The stockholder rights agreement is filed as an exhibit to our Report on Form 8-K filed September 12, 2000, as amended, and this summary is qualified by reference to the specific terms of the rights agreement.

Until the distribution date, the rights attach to all common stock certificates representing outstanding shares. No separate right certificate will be distributed. A right is issued for each share of common stock issued. The rights will separate from the common stock and a distribution date will occur upon the earlier of:

•	10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding common stock; or

•	10 business days (or at such later date as may be determined by a majority of the Board of Directors) following the commencement or announcement of an intention to commence a tender offer or exchange offer the completion of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock.

Until the distribution date or the earlier of redemption or expiration of the rights, the rights will be evidenced by the certificates representing the common stock. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and such separate rights certificates alone will thereafter evidence the rights.

The rights are not exercisable until the distribution date. The rights will expire on January 29, 2010, unless the expiration date is extended or the rights are earlier redeemed or exchanged.

If a person or group acquires 15% or more of our common stock, each right then outstanding, other than rights beneficially owned by the acquiring persons, which would become null and void, becomes a right to buy that number of shares of common stock, or under certain circumstances, the equivalent number of one one-thousandths of a preferred share, that at the time of such acquisition has a market value of two times the purchase price of the right.

If we are acquired in a merger or other business combination transaction or assets constituting more than 50% of our consolidated assets or producing more than 50% of our earning power or cash flow are sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company that at the time of such transaction has a market value of two times the purchase price of the right.

The dividend and liquidation rights, and the non-redemption feature, of the preferred shares are designed so that the value of one one-thousandth of a preferred share purchasable upon exercise of each right will approximate the value of one share of common stock. The preferred shares issuable upon exercise of the rights will be non-redeemable and rank junior to all other series of our preferred stock. Each whole preferred share will be entitled to receive a quarterly preferential dividend in an amount per share equal to 1,000 times the aggregate per share dividend declared on the common stock. In the event of liquidation, the holders of preferred shares will be entitled to receive a preferential liquidation payment per whole share equal to 1,000 times the aggregate amount to be distributed per share of common stock. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash or other property, each whole preferred share will be entitled to 1,000 times the aggregate amount received per share of common stock. Each whole preferred share will be entitled to 1,000 votes on all matters submitted to a vote of our stockholders, and preferred shares will generally vote together as one class with the common stock and any other capital stock on all matters submitted to a vote of our stockholders.

The purchase price and the number of one one-thousandths of a preferred share or other securities or property issuable upon exercise of the rights may be adjusted from time to time to prevent dilution.

At any time after a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of our outstanding voting stock and before a person or group acquires beneficial ownership of 50% or more of our outstanding voting stock, our board of directors may, at its option, issue common stock in mandatory redemption of, and in exchange for, all or part of the then outstanding exercisable rights, other than rights owned by such person or group, which would become null and void, at an exchange ratio of one share of common stock, or one one-thousandth of a preferred share per right.

At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of our outstanding voting stock, our board of directors may redeem all, but not less than all, of the outstanding rights at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Transfer Agent And Registrar

Our transfer agent and registrar for the common stock is Computershare Ltd.

PLAN OF DISTRIBUTION

The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the notes or the common stock issuable upon conversion of the notes will be the purchase price of the notes less any discounts and commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.

The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledgees or donees or their successors, or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes and the common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. As a result, any profits on the sale of the notes and the common stock issuable upon the conversion of the notes by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling security holders were deemed to be underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act. If the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker dealers or agents the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. We estimate that our share of the total expenses of this offering will be approximately $125,000.

The notes were issued and sold on September 27, 2005 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act. Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the initial purchaser, holders whose securities are included in this prospectus, each person who participates as an underwriter and each person, if any, who controls (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) the initial purchaser, the holders or the underwriters, from and against certain liabilities under the Securities Act or such persons will be entitled to contribution in connection with these liabilities. Pursuant to such registration rights agreement, the selling security holders have agreed, severally and not jointly, to indemnify us, the initial purchaser and each of our directors, officers, control persons and employees, and other security holders, from certain liabilities under the Securities Act or we will be entitled to contribution in connection with these liabilities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations, and in the case of non-U.S. holders (as defined below), U.S. federal estate tax considerations, relating to the purchase, ownership and disposition of the notes, and where noted, our common stock, as of the date of this document. This summary applies only to a beneficial owner of notes who holds the notes or common stock received upon conversion of the notes as a capital asset. This summary does not discuss any state, local or foreign tax consequences, nor does it deal with beneficial owners of notes or common stock that may be subject to special treatment for U.S. federal income tax purposes. For example, this summary does not address:

•	tax consequences to beneficial owners who are dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to beneficial owners holding the notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle;

•	tax consequences to beneficial owners whose “functional currency” is not the U.S. dollar; or

•	U.S. federal estate, gift or alternative minimum tax consequences, if any (except to the extent specifically discussed below in “Non-U.S. Holders — U.S. Federal Estate Tax”) or the tax consequences arising under the laws of any foreign, state or local jurisdiction.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, rulings and judicial decisions as of the date of this offering memorandum. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those discussed below.

If a beneficial owner of notes is an entity classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the entity. If you are such an entity, or a partner in such an entity, you should consult your own tax advisor.

No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax consequences described below.

If you are considering purchasing the notes, you should consult your own tax advisor concerning the U.S. federal income and estate tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of the material U.S. federal income tax considerations that will apply to you if you are a U.S. holder of notes or shares of our common stock.

For purposes of this discussion, a U.S. holder is a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more United States persons has authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

Interest on the Notes

You will generally be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

We are required to pay amounts on the notes that are in excess of the stated interest or principal of the notes if we fail to keep the registration statement of which this prospectus is a part (see “Description of Notes — Registration Rights”) effective for a certain period of time. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not affect the timing or amount of interest income that you recognize unless and until any such payment is made. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be different from that described herein. If we do pay amounts on the notes that are in excess of the stated interest or principal of the notes, you should consult your own tax advisor about the treatment of such amounts.

Market Discount

If you purchase a note for an amount that is less than its issue price, subject to a de minimis exception you will be treated as having purchased the note at a “market discount.” In such case, you will be required to treat any payment on, or any gain realized on the sale, exchange or other disposition of, the note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount accrued on the note while held by you and not previously included in income; you also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the note. Alternatively, you may elect (with respect to the note and all your other market discount obligations) to include market discount in income currently as it accrues. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue market discount on the basis of a constant interest rate. Amounts includible in income as market discount are generally treated as ordinary interest income.

Amortizable Bond Premium

If you purchase a note for an amount in excess of its principal amount, you will be treated as having purchased the note with “amortizable bond premium” equal in amount to such excess. You may elect (with respect to the note and all your other obligations with amortizable bond premium) to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on the disposition of the note.

Constant Yield Method

In lieu of accounting for market discount and amortizable bond premium separately, you may elect to include in income all interest that accrues on the note (including market discount and adjusted for amortizable bond premium) using a constant yield method under which the note would be treated as if issued on your purchase date for an amount equal to your adjusted basis in the note immediately after your purchase of the note. Such an election will simplify the computation and reporting of income from a note and will effectively permit you to report income using the accrual method and a constant yield.

Sale, Exchange, or Other Disposition of the Notes

Except as described above under “U.S. Holders — Market Discount,” upon the sale, exchange, or other disposition (other than a conversion into common stock or a repurchase, as described below) of a note, you will generally recognize gain or loss equal to the difference between your amount realized (including the amount of cash and the fair market value of property, if any, other than our common stock received) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note, increased by any market discount included in gross income with respect to the note and decreased by any amortizable bond premium deductions and any payments received on the note other than payments of qualified stated interest. Any gain you recognize generally will be treated as capital gain, except to the extent that there is accrued interest or market discount on such note that has not previously been included in your taxable income, which will be treated as ordinary income, as described above under “— Interest on the Notes” and — “Market Discount.” Any loss you recognize will be treated as capital loss. The deducibility of capital losses is subject to limitations. Any capital gain or loss that you recognize will be long-term capital gain or loss if you held the notes for more than one year. Long-term capital gains of non-corporate U.S. holders generally are eligible for a reduced rate of U.S. federal income tax.

Conversion of the Notes

You generally will recognize no gain or loss on the conversion of a note into common stock, except with respect to stock received with respect to accrued interest, which will be taxed as a payment of interest (See “Interest on the Notes”) and any cash received in lieu of a fractional share, which will be taxed as described in the following paragraph. Your tax basis in common stock received upon conversion generally will equal your adjusted basis in that note at the time of conversion, except that the adjusted tax basis of shares of stock attributable to accrued interest would equal the fair market value of such shares when received. Your holding period for the common stock received upon such conversion will include your holding period in the note. The holding period of the common stock received with respect to accrued interest will begin the day after the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as if we issued such fractional share upon conversion and repurchased it for the amount of the cash received. In general, you will recognize capital gain to the extent the amount of such cash exceeds your basis in the hypothetical fractional share (which will be a proportionate part of your adjusted basis in the note reduced by any other cash received in the conversion) or capital loss to the extent the amount of your basis in the hypothetical fractional share exceeds the cash. Such gain or loss will be long-term capital gain or loss if you held the note more than one year. Long-term capital gain of a non-corporate U.S. holder currently is eligible for a reduced rate of tax.

Repurchase of the Notes

If you receive solely cash or property other than our common stock on a repurchase of your notes, you will generally be subject to the rules described in “U.S. Holders — Sale, Exchange, or Other Disposition of the Notes.”

If you receive solely our common stock upon a repurchase of your notes, you will generally be subject to the rules described in “U.S. Holders — Conversion of the Notes.”

If you receive a combination of cash and common stock upon a repurchase of your notes (and such cash is not merely received in lieu of a fractional share of common stock), the U.S. federal income tax treatment to you is not entirely clear. Assuming the notes are “securities” for U.S. federal income tax purposes, you will be required to recognize gain in an amount equal to the lesser of (i) the cash payment (reduced for any portion of the payment which is attributable to accrued and unpaid interest) or (ii) the excess of the fair market value of the common stock and cash payment (less any amount attributable to accrued and unpaid interest) received in the repurchase over your adjusted tax basis in the note at the time of repurchase. You generally will not be able to recognize any loss. Your tax basis in the common stock received will be the same as your tax basis in the note, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment (less any amount attributable to accrued and unpaid interest). Your holding period in the common stock received upon the conversion of the note would include the holding period of the note exchanged. Your tax basis in any common stock received attributable to accrued but unpaid interest will equal the fair market value of the stock at the time of conversion, and your holding period in the stock will begin on the day after the date of the conversion. Any cash received in lieu of a fractional share will be taxed as described above under “U.S. Holders — Conversion of the Notes.”

Alternatively, the cash payment might be treated as the proceeds from the redemption of a portion of the notes and taxed as described above in “U.S. Holders — Sale, Exchange, or Other Disposition of the Notes.” In such case, your tax basis in the notes would be allocated pro rata between the common stock received and the portion of the notes that are treated as redeemed for cash. The holding period for the common stock received in the conversion would include the holding period for the notes. You should consult your own tax advisor regarding the U.S. federal income tax treatment to you of the receipt of a combination of cash and our common stock upon a repurchase of your notes.

Constructive Distributions

The conversion price of the notes will be adjusted in certain circumstances, including in the case of a make-whole conversion rate adjustment upon a fundamental change. Under Section 305(c) of the Code, adjustments (or, in the case of holders of our common stock, failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. Any deemed distribution to you will be subject to U.S. federal income tax in the same manner as an actual distribution received by you, as described under “— Distributions on Common Stock” below. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

Distributions on Common Stock

We do not expect to pay cash dividends on our common stock in the foreseeable future. However, distributions, if any, made with respect to our common stock that is received upon the conversion of a note will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends received deduction if the U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at reduced rates (effective for tax years through 2008) if the U.S. holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

You generally will recognize capital gain or loss on the sale or other taxable disposition of common stock that is received upon the conversion of a note equal to the difference between the amount realized and your tax basis in the common stock. Any capital gain or loss that you recognize will be long-term capital gain or loss if you held the stock for more than one year. Long-term capital gains of non-corporate U.S. holders currently are eligible for a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

If you are a U.S. holder of notes or common stock, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a note or share of common stock made to you, unless you are an exempt recipient such as a corporation. In addition, backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number and certain other information, or a certification of exempt status, or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a summary of the material U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of our common stock. The term “non-U.S. holder” means a beneficial owner of a note or share of common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder (as defined above under “— U.S. Holders”).

Interest on the Notes

If you are a non-U.S. holder, payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest exemption” if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of our voting stock;

•	you are not a “controlled foreign corporation” that is related to us through sufficient stock ownership;

•	you are not a bank whose receipt of interest on a note is received pursuant to an extension of credit made in the ordinary course of your business; and

•	interest on the notes is not effectively connected with your conduct of a trade or business in the United States.

The exemption from withholding described above and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or the payments of interest are effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States) and you meet the certification requirements described below.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States), you will be subject to U.S. federal income tax (but not the 30% withholding tax if you provide IRS Form W-8ECI) on that interest income on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder as described above under

“U.S. Holders — Interest on the Notes”. In addition, if you are a foreign corporation, you may also be subject to a “branch profits tax” equal to 30% (or lower rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with a trade or business conducted by you in the United States. For this purpose, such interest will be included in your earnings and profits.

Conversion of the Notes

You generally will not recognize any income, gain or loss upon converting a note into common stock. Any gain that you realize on your receipt of cash in lieu of a fractional share of our common stock will be treated as described under “— Sale, Exchange, or Redemption of Shares of Common Stock.”

Sale, Exchange, Repurchase, or Other Disposition of the Notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, repurchase or other disposition of a note unless:

•	the gain is effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States);

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are, or were within the shorter of the five-year period preceding such disposition and the period you held the note, a “United States real property holding corporation,” subject to the discussion below.

We believe that we currently are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are or were to become a United States real property holding corporation, so long as our common stock is regularly traded on an established securities market, only a non-U.S. holder (i) who owns within the time period described above more than 5% of the notes if the notes are regularly traded on an established securities market, (ii) who owns within the time period described above notes with a value greater than 5% of our common stock as of the latest date such notes were acquired if the notes are not traded on an established securities market, or (iii) who actually or constructively owns within the time period described above more than 5% of our common stock will be subject to U.S. tax on the disposition thereof.

Non-U.S. holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes and common stock.

Distributions on Common Stock

Any dividends paid to you with respect to the shares of common stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable tax treaty. However, dividends that are effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States) are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder as described above under “U.S. Holders — Distributions on Common Stock.” Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty).

In order to claim the benefit of a tax treaty or to claim an exemption from this withholding tax on effectively connected dividends, you must provide a properly executed IRS Form W-8BEN (or successor form) for treaty benefits or IRS Form W-8ECI (or successor form) for effectively connected dividends, prior to the payment of dividends. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Constructive Distributions

Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend, including in the case of a make-whole conversion rate adjustment upon a fundamental change (see “U.S. Holders — Constructive Distributions” above). Any such constructive dividend received by you will be treated in the same manner as an actual dividend received by you, as discussed above under “— Distributions on Common Stock.” We intend to deduct U.S. federal withholding tax with respect to any such constructive dividend from interest payments or other payments on your notes. If we deduct U.S. federal withholding tax from interest or other payments on your notes under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

Sale, Exchange, or Redemption of Shares of Common Stock

You will generally not be subject to U.S. federal income tax on any gains realized on the sale or exchange or other disposition of common stock unless one of the exceptions described in “Non-U.S. Holders — Sale, Exchange, Repurchase, or Other Disposition of the Notes” above is applicable to you.

U.S. Federal Estate Tax

If you are a non-U.S. holder and also are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the U.S. federal estate tax will not apply to notes owned by you at the time of your death provided that, at the time of your death, interest on the notes qualifies for the portfolio interest exemption. However, shares of our common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, payments of interest on a note and dividends on common stock, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

U.S. backup withholding tax generally will not apply to payments to you if the statement described in “Non-U.S. Holders — Interest on the Notes” is duly provided by you or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

In addition, if you are a non-U.S. holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described above under “Non-U.S. Holders — Interest on the Notes”, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

LEGAL MATTERS

Vinson & Elkins, L.L.P., Houston, Texas, will provide us with an opinion as to legal matters in connection with the notes and the common stock offered by this prospectus supplement.

EXPERTS

The consolidated financial statements of Cyberonics, Inc. and subsidiary as of April 28, 2006 and April 29, 2005, and for the 52 weeks ended April 28, 2006 and April 29, 2005 and the 53 weeks ended April 30, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of April 28, 2006 have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated January 5, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of April 28, 2006, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of April 28, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states Cyberonics, Inc. had inadequate controls over the accounting for and disclosure of its stock-based compensation expense. Specifically, management has identified a material weakness comprised of the following internal control deficiencies:

•	Failure to recognize stock option granting practices as a significant risk and to ensure that all individuals involved in the process understood their appropriate roles and responsibilities and the consequences of their actions;

•	Lack of communication between individuals involved in the compensation approval process and personnel responsible for the accounting treatment of equity-based awards;

•	Lack of accounting expertise and knowledge related to accounting for certain equity-based awards;

•	Inadequate policies and procedures regarding maintenance of records supporting the granting activities, grant date, and authorization of equity-based transactions;

•	Inadequate policies and procedures regarding preparation and retention of documentation of stock option granting procedures and practices; and

•	Inadequate supervision and training for personnel involved in the stock option granting process;

The audit report on the consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, received a Notice of Default and demand letter and Notice of Acceleration for the $125 million senior subordinated convertible notes and incurred a potential default of the $40 million Line of Credit. These matters raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In addition, the audit report on the consolidated financial statements has an explanatory paragraph that refers to the Company’s restatement of consolidated financial statements as of April 29, 2005 and for the 52 weeks ended April 29, 2005 and for the 53 weeks ended April 30, 2004.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington D.C. by calling the SEC at 1-800-SEC-0330.

In addition, we make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form l0-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after electronically filing such material with, or furnishing it to the SEC. Our internet address is www.cyberonics.com. Also available on our website are our corporate governance guidelines, corporate code of business conduct and ethics, financial code of ethics, and charters for each standing committee of our Board of Directors.

CYBERONICS, INC.

CYBERONICS, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS
39 WEEKS ENDED JANUARY 26, 2007 AND JANUARY 27, 2006
(UNAUDITED)

CONSOLIDATED BALANCE SHEETS

	January 26, 2007	April 28, 2006
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$84,152,862	$92,355,071
Restricted cash	1,000,000	1,000,000
Accounts receivable, net of allowance of $428,672 and $234,478, respectively	18,929,968	21,341,942
Inventories	18,870,278	17,304,794
Other current assets	3,181,035	5,274,133

Total Current Assets	126,134,143	137,275,940
Property and equipment, net of accumulated depreciation of $18,670,632 and $17,232,820, respectively	8,676,347	10,322,289
Other assets	4,203,830	4,702,055

Total Assets	$139,014,320	$152,300,284

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Line of credit	$7,500,000	$2,500,000
Accounts payable	5,463,284	5,190,385
Accrued liabilities	16,666,754	12,655,970
Convertible notes	125,000,000	125,000,000
Other	578,589	1,175,606

Total Current Liabilities	155,208,627	146,521,961
Long-Term Liabilities:
Other	309,461	1,148,457

Total Long-Term Liabilities	309,461	1,148,457

Total Liabilities	155,518,088	147,670,418
Commitments and Contingencies
Stockholders’ Equity (Deficit):
Preferred Stock, $.01 par value per share; 2,500,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $.01 par value per share; 50,000,000 shares authorized; 26,011,137 issued and 25,710,137 outstanding at January 26, 2007 and 25,781,349 shares issued and 25,480,349 outstanding at April 28, 2006, respectively	260,111	257,813
Additional paid-in capital	254,658,611	244,648,193
Common stock warrants	25,200,000	25,200,000
Hedges on convertible notes	(38,200,000)	(38,200,000)
Deferred compensation	—	(9,167,093)
Treasury stock, 301,000 common shares, at cost	(9,993,200)	(9,993,200)
Accumulated other comprehensive loss	(550,751)	(649,698)
Accumulated deficit	(247,878,539)	(207,466,149)

Total Stockholders’ Equity (Deficit)	(16,503,768)	4,629,866

Total Liabilities and Stockholders’ Equity (Deficit)	$139,014,320	$152,300,284

See accompanying Notes to Consolidated Financial Statements (Unaudited).

CYBERONICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	January 26, 2007	January 27, 2006	January 26, 2007	January 27, 2006
		As restated		As restated
	(Unaudited)

Net sales	$31,664,282	$31,304,205	$99,536,598	$87,393,962
Cost of sales	4,927,368	3,882,778	12,532,642	11,470,528

Gross Profit	26,736,914	27,421,427	87,003,956	75,923,434
Operating Expenses:
Selling, general and administrative	37,965,880	34,644,483	104,970,499	109,615,977
Research and development	7,431,792	7,600,284	21,359,752	21,574,056

Total Operating Expenses	45,397,672	42,244,767	126,330,251	131,190,033

Loss From Operations	(18,660,758)	(14,823,340)	(39,326,295)	(55,266,599)
Interest income	1,197,520	1,139,165	3,616,238	2,168,184
Interest expense	(1,564,336)	(1,150,418)	(4,360,277)	(1,731,583)
Other income (expense), net	(336,451)	4,651	(260,195)	91,056

Loss before income taxes	(19,364,025)	(14,829,942)	(40,330,529)	(54,738,942)
Income tax expense	21,275	1,800	81,861	57,972

Net Loss	$(19,385,300)	$(14,831,742)	$(40,412,390)	$(54,796,914)

Basic loss per share	$(0.76)	$(0.60)	$(1.59)	$(2.20)
Diluted loss per share	$(0.76)	$(0.60)	$(1.59)	$(2.20)
Shares used in computing basic loss per share	25,478,530	24,872,249	25,403,666	24,878,569
Shares used in computing diluted loss per share	25,478,530	24,872,249	25,403,666	24,878,569

See accompanying Notes to Consolidated Financial Statements (Unaudited).

CYBERONICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Thirty-Nine Weeks Ended
	January 26, 2007	January 27, 2006
		(As restated)
	(Unaudited)

Cash Flow From Operating Activities:
Net loss	$(40,412,390)	$(54,796,914)
Non-cash items included in net loss:
Depreciation and amortization	2,744,224	2,440,940
(Gain) loss on disposal of assets	43,054	(87,359)
Unrealized (gain) loss in foreign currency transactions	53,468	(38,347)
Stock-based compensation	16,435,325	716,423
Amortization of financing costs	586,304	223,846
Other non-cash items	174,573	(241,993)
Changes in operating assets and liabilities:
Accounts receivable, net	2,610,893	(3,761,320)
Inventories	(1,160,075)	(8,272,118)
Other current assets	1,996,554	(1,129,577)
Other assets, net	169,537	(349,817)
Accounts payable and accrued liabilities	3,073,328	6,473,485
Other	(149,144)	(264,556)

Net cash used in operating activities	(13,834,349)	(59,087,307)

Cash Flow From Investing Activities:
Proceeds from sale of short-term marketable securities	—	22,800,000
Purchases of property and equipment	(1,171,514)	(3,681,985)

Net cash provided by (used in) investing activities	(1,171,514)	19,118,015

Cash Flow From Financing Activities:
Increase (decrease) in borrowing against line of credit	5,000,000	(3,000,000)
Payments on capital lease obligations	—	(499,814)
Payments on financing obligations	(188,079)	(124,180)
Proceeds from issuance of convertible notes, net of issuance costs	—	120,704,515
Additional costs related to convertible notes	(3,557)	—
Purchase of convertible note hedge	—	(38,200,000)
Proceeds from sale of common stock warrants	—	25,200,000
Proceeds from issuance of common stock	2,065,020	6,661,301
Purchase of treasury stock	—	(9,993,200)

Net cash provided by financing activities	6,873,384	100,748,622
Effect of exchange rate changes on cash and cash equivalents	(69,730)	36,437

Net increase (decrease) in cash and cash equivalents	(8,202,209)	60,815,767
Cash and cash equivalents at beginning of period	92,355,071	38,675,892

Cash and cash equivalents at end of period	$84,152,862	$99,491,659

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$2,573,108	$229,631
Cash paid for income taxes	$67,339	$43,704
Supplemental Disclosure of Non-Cash Activity:
Financed purchases of capital assets with notes payable	$—	$497,698

See accompanying Notes to Consolidated Financial Statements (Unaudited).

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
January 26, 2007

Note 1.	Basis of Presentation

The accompanying unaudited consolidated financial statements of Cyberonics, Inc. (“Cyberonics”) have been prepared on a going concern basis in accordance with accounting principles generally accepted in the United States of America (“U.S.”) for interim financial information, and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the U.S. for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the thirteen weeks ended January 26, 2007 are not necessarily indicative of the results that may be expected for any other interim period or the full year ending April 27, 2007. The financial information presented herein should be read in conjunction with the accompanying audited 2006 Consolidated Financial Statements and 2006 Notes to Consolidated Financial Statements.

Note 2.	Stock-Based Compensation Restatement

On June 8, 2006, a published analyst research report raised questions about certain stock options granted to some of our officers and employees. On June 9, 2006, we were informed by the Staff of the United States Securities and Exchange Commission (“SEC”) that the Staff had initiated an informal inquiry into our stock option grants. Thereafter, we received a subpoena dated June 26, 2006 from the Office of the U.S. Attorney for the Southern District of New York (“U.S. Attorney”) seeking documents related to our stock option grants. We have fully cooperated with both of those governmental investigations, which remain ongoing.

We initiated our own internal investigation into these matters. On June 26, 2006, our Board of Directors (our “Board”) designated the Audit Committee, which consists entirely of independent directors, to undertake a review of our stock option grants and related practices, procedures and accounting during the period 1993 through the conclusion of this investigation. The Audit Committee undertook its investigation with the assistance of independent counsel and accounting experts retained by counsel. The Audit Committee concluded that certain stock options granted principally during the period 1998 to 2003 were not accounted for correctly in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) applicable at the time the grants were issued. Based on the Audit Committee’s investigation, subsequent internal analysis and discussions with our independent registered public accountants, on November 18, 2006, our Board concluded that the errors were material and that we needed to restate our historical financial statements to record non-cash charges for compensation expense relating to past stock option grants made during the fiscal years 1994 through 2006. We restated the Consolidated Financial Statements and applicable disclosures for the fiscal years ended April 30, 2004 and April 29, 2005, as well as the applicable quarters for 2005 and 2006 fiscal years. The financial impact of the restatement in the Consolidated Financial Statements for the thirteen and thirty-nine weeks ended January 27, 2006 was a decrease in non-cash compensation expenses of approximately $0.2 million and an increase of $0.7 million, respectively. Please refer to “Note 1 — Restatements” in the accompanying 2006 Notes to Consolidated Financial Statements for additional details on the restatement and a more detailed representation of the restatement by fiscal period including quarterly periods.

Note 3.	Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. Since inception, we have incurred an accumulated deficit of approximately $247.9 million. We have incurred substantial expenses, primarily for research and development activities that include product and process development, clinical trials and related regulatory activities, sales and marketing activities, legal expenses, manufacturing start-up costs and systems infrastructure.

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the fiscal years ended April 28, 2006 and April 29, 2005 we have had net losses of $59.0 million and $19.0 million, respectively. To fund our operations, in fiscal 2006, we incurred additional indebtedness through the issuance of $125.0 million of senior subordinated convertible notes (“Notes”) and the establishment of a $40.0 million line of credit (“Line of Credit”).

On July 31, 2006, we received a notice of default and demand letter (“Notice of Default”) dated July 28, 2006 from Wells Fargo Bank, National Association (the “Trustee”), pursuant to which the Trustee asserted that we were in default of our obligations under the indenture dated September 27, 2005 (“Indenture”), between us, as issuer, and the Trustee, as trustee, with respect to our Notes, as a result of our failure (1) to timely file with the SEC by July 12, 2006 our Annual Report on Form 10-K for the fiscal year ended April 28, 2006 (“2006 Form 10-K”) and (2) to deliver a copy of the 2006 Form 10-K to the Trustee by July 27, 2006. On October 2, 2006, we received a notice of acceleration and demand letter (“Notice of Acceleration”) dated September 27, 2006 from the Trustee informing us that, pursuant to the Indenture, the Trustee has declared the Notes due and payable at their principal amount together with accrued and unpaid interest, and fees and expenses, and it demands that all such principal, interest, fees and expenses under the Notes be paid to the Trustee immediately. We believe that neither a default nor an “event of default” has occurred under the Indenture. However, if an event of default has occurred under the Indenture, all unpaid principal and accrued interest on the outstanding Notes is due and payable. Accordingly, until this matter is resolved, we have included them as a current liability on our Consolidated Balance Sheets as of April 28, 2006 and as of January 26, 2007. In addition, if an event of default has occurred under the Indenture, we would also be in default of our credit agreement for the line of credit dated January 13, 2006 (“Credit Agreement”) with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. (“Administrative Agent”) and the lenders who are party thereto (“Lenders”). If principal and interest on our indebtedness must be repaid immediately, we do not have the cash resources available to repay the debt. If we were not able to renegotiate the terms of the indenture or to secure additional financing, this could raise substantial doubt regarding our ability to continue as a going concern. The accompanying Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 4.	Stock Incentive and Purchase Plan

Stock Options.  We have adopted Statement of Financial Accounting Standards Board (“FAS”) No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”) effective April 29, 2006 using the Black-Scholes option pricing model and The Modified Prospective Method which requires the compensation cost to be recognized under FAS 123(R) for grants issued after the adoption date and the unvested portion of grants issued prior to the adoption date. Prior to April 29, 2006, we adopted the disclosure-only provisions of FAS No. 123, “Accounting for Stock-Based Compensation” and FAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Because of this election, we accounted for our employee stock-based compensation plans under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and the related interpretations. The calculation of grant date fair market value requires judgment, as several of the factors used must be estimated, including stock price volatility and employee stock option exercise behavior.

As of January 26, 2007, we have reserved an aggregate of 14,850,000 shares of our common stock (“Common Stock”), for issuance pursuant to our 1988 Stock Option Plan, 1996 Stock Option Plan, 1997 Stock Option Plan, 1998 Stock Option Plan, The New Employee Equity Inducement Plan and the 2005 Stock Option Plan (collectively, the “Stock Option Plans”). Options granted under the Stock Option Plans generally vest ratably over four or five years following their date of grant. The vesting of certain options occurs up to eight years from the grant date. Options granted under the Stock Option Plans have maximum terms of 10 years. The 1997 Stock Option Plan and the 2005 Stock Option Plan allow issuance of either nonstatutory or incentive stock options and restricted stock, while the 1996 and the 1998 Stock Option Plans provide for issuance of nonstatutory stock options exclusively. For the thirteen and thirty-nine weeks ended January 26, 2007, we have

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

granted 2,250 and 156,250 options, respectively, issued at fair market value at a weighted average exercise price per share of approximately $19.00 and $22.78, respectively. In compliance with the provisions of our Stock Option Plans, stock option grant prices are equal to the closing price of our stock on the last trading day prior to the grant date. Stock option fair values are calculated using the closing stock price on the day of grant. Stock options to purchase approximately 6.4 million shares at a weighted average exercise price of $19.98 per share were outstanding as of January 26, 2007.

Amounts recognized in the consolidated financial statements for share-based compensation are as follows:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	January 26, 2007	January 27, 2006	January 26, 2007	January 27, 2006
		As restated		As restated
		(Unaudited)		(Unaudited)
	(Unaudited)		(Unaudited)

Total cost of share-based payment plans during the period	$7,218,430	$551,976	$16,855,413	$716,423
Amounts capitalized in inventory and fixed assets during the period	(197,872)	—	(751,251)	—
Amounts recognized in operations for amounts previously capitalized in inventory and fixed assets	212,131	—	331,163	—

Amounts charged against operations, before income tax benefit	$7,232,689	$551,976	$16,435,325	$716,423

Amount of related income tax benefit recognized	$—	$—	$—	$—

There is no income tax benefit recognized due to the deferred tax valuation allowance. The non-cash charges applicable to share-based compensation for the thirteen and thirty-nine weeks ended January 26, 2007 increased cost of goods sold by $0.2 million and $0.4 million, respectively, sales, general and administrative expenses by $6.3 million and $13.3 million, respectively, which include $3.7 million and $3.7 million, respectively, applicable to the resignations of the CEO and CFO, and research and development by $0.7 million and $2.7 million, respectively.

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock options — The following table summarizes information regarding total stock option activity for the thirteen weeks ended January 26, 2007 and January 27, 2006:

	For the Thirteen Weeks Ended
	January 26, 2007					January 27, 2006 As Restated
			Wtd. Avg.	Wtd. Avg.				Wtd. Avg.	Wtd. Avg.
		Wtd. Avg.	Fair	Remaining	Aggregate		Wtd. Avg.	Fair	Remaining	Aggregate
	Number of	Exercise	Market	Contractual	Intrinsic	Number of	Exercise	Market	Contractual	Intrinsic
Options	Shares	Price	Value	Term	Value	Shares	Price	Value	Term	Value
	(Unaudited)					(Unaudited)

Outstanding — beginning of period	6,564,222	$19.96	$15.34		$22,741,066	7,321,044	$20.18	$15.66		$78,542,404
Granted	2,250	19.00	9.63		3,395	122,500	29.87	22.36		16,640
Exercised	—	—	—		—	72,542	12.08	9.96		1,422,490
Forfeited	92,329	25.96	19.47		114,822	64,968	33.25	25.04		262,806
Expired	29,126	18.05	18.51		248,410	660	27.57	19.65		4,455

Outstanding — end of period	6,445,017	19.98	15.01	4.45	20,070,142	7,305,374	20.31	15.75	4.75	77,028,916
Fully Vested and Exercisable — end of period	4,943,762	17.83	13.54	3.71	20,286,364	4,292,550	16.69	13.04	3.93	56,283,572
Expected to vest — end of period	1,292,743	27.42	20.35	7.97	1,443,686	2,595,522	26.06	19.99	8.31	16,347,526

Stock options — The following table summarizes information regarding total stock option activity for the thirty-nine weeks ended January 26, 2007 and January 27, 2006:

	For the Thirty-Nine Weeks Ended
	January 26, 2007					January 27, 2006 As Restated
			Wtd. Avg.	Wtd. Avg.				Wtd. Avg.	Wtd. Avg.
		Wtd. Avg.	Fair	Remaining	Aggregate		Wtd. Avg.	Fair	Remaining	Aggregate
	Number of	Exercise	Market	Contractual	Intrinsic	Number of	Exercise	Market	Contractual	Intrinsic
Options	Shares	Price	Value	Term	Value	Shares	Price	Value	Term	Value
	(Unaudited)					(Unaudited)

Outstanding — beginning of period	6,839,578	$20.11	$15.56		$23,982,682	6,923,046	$17.87	$13.99		$84,004,090
Granted	156,250	22.78	11.34		98,877	905,000	37.29	27.89		34,720
Exercised	148,248	13.25	10.39		1,581,484	363,990	13.41	10.79		9,009,228
Forfeited	294,801	26.36	19.54		397,678	157,806	26.48	19.93		1,132,575
Expired	107,762	29.93	23.86		253,822	876	26.06	18.79		6,834

Outstanding — end of period	6,445,017	19.98	15.01	4.45	22,070,142	7,305,374	20.31	15.75	4.75	77,028,916
Fully Vested and Exercisable — end of period	4,943,762	17.83	13.54	3.71	20,286,364	4,292,550	16.69	13.04	3.93	56,283,572
Expected to vest — end of period	1,292,743	27.42	20.35	7.97	1,443,686	2,595,522	26.06	19.99	8.31	16,347,526

We use the Black-Scholes option pricing methodology to calculate the grant date fair market value of stock option grants and nonvested share grants and expense is recognized ratably over the vesting period. There are no post-vesting restrictions on the shares issued. This methodology takes into account variables such as implied volatility, dividend yield rate, expected option term and risk-free interest rate. The expected term is based upon observation of actual time elapsed between the date of grant and the exercise options per group of employees.

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table lists the assumptions used to estimate the grant date fair market value of our stock option grants for the thirteen and the thirty-nine weeks ended January 26, 2007 and January 27, 2006:

Per FAS 123(R)
For the Thirteen
	Weeks Ended	For the Thirty-Nine
	January 26, 2007	Weeks Ended
(Unaudited)

Dividend Yield	—	—
Risk-free interest rate — per grant date	4.60% - 5.10%	4.51% - 5.23%
Expected option term — in years per group of employees	4.98 - 6.96	4.98 - 6.96
Implied volatility at grant date	32.10% - 54.14%	32.10% - 54.47%
Discount for post-vesting restrictions	None	None
Option price	Closing price on last trading day prior to date of grant	Closing price on last trading day prior to date of grant
Grant price	Closing price on date of grant	Closing price on date of grant

	Per APB 25 and Proforma Disclosure
	Requirements of FAS 123
	For the Thirteen
	Weeks Ended	For the Thirty-Nine
	January 27, 2006	Weeks Ended
	As Restated
	(Unaudited)

Dividend Yield	—	—
Risk-free interest rate — rolling 12 months	4.05%	3.77%
Expected option term — in years for the Company as a whole	6.37	6.33
Historic Volatility at the end of each reporting period	84.29%	85.33%
Discount for post-vesting restrictions	None	None
Option price	Closing price on last trading day prior to date of grant	Closing price on last trading day prior to date of grant
Grant price	Closing price on last trading day prior to date of grant	Closing price on last trading day prior to date of grant

Total compensation cost for the thirteen and thirty-nine weeks ended January 26, 2007 for the stock options was approximately $4.4 million and $12.9 million, respectively. As of January 26, 2007, there was approximately $29.8 million of unrecognized compensation cost related to unvested stock options which are expected to vest over a weighted-average period of 2.97 years.

During the thirteen and thirty-nine weeks ended January 26, 2007, stock options with a fair market value of $8.9 million and $19.7 million vested, respectively. During the thirteen and thirty-nine weeks ended January 27, 2006, stock options with a fair market value of $5.4 million and $15.9 million vested, respectively.

Cash received from option exercises under all share-based payment arrangements for the thirteen and thirty-nine weeks ended January 26, 2007 was $0.0 and approximately $2.1 million, respectively. Cash received from option exercises under share-based payment arrangements for the thirteen and thirty-nine weeks

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ended January 27, 2006 was approximately $1.8 million and $6.7 million, respectively. We have realized no tax benefit for the tax deductions from option exercises of share-based payment arrangements and have not settled any equity instruments granted under share-based payment arrangements for cash.

We have not repurchased common shares for the purpose of satisfying share-based compensation obligations. We issued new shares upon exercise of stock option grants.

Restricted Stock, Restricted Stock Units and Other Share-Based Awards.  We may grant restricted stock, restricted stock units or stock awards to certain employees and directors. The shares typically vest over a period of one to five years from the date of issue. In August 2005, we executed an employment agreement with Robert P. Cummins, former Chief Executive Officer (“CEO”), President and Chairman of the Board. This employment agreement provided that we will use our best efforts to issue additional restricted stock on the first and second anniversaries of its execution. Mr. Cummins’ employment agreement terminated with his resignation on November 17, 2006, resulting in the reversal of $1.0 million liability that had been previously recognized for the above restricted stock. Mr. Cummins’ resignation agreement is further discussed in “Note 19. — Departure of Certain Officers and Directors.”

Nonvested restricted stock is issued to grantees on the date of the grant, entitling them to dividends, if any, and voting rights for their respective shares. Sale or transfer of the shares is restricted until they are vested. The fair market value of the restricted shares at grant date is amortized ratably over the requisite service period which is one to five years. As of January 26, 2007, our unamortized compensation expense for these grants totaled $2.8 million which is expected to be amortized over a weighted average period of 3.72 years. We recognized $1.9 million and $2.7 million of compensation expense related to these grants which include the impact of Mr. Cummins’ resignation agreement during the thirteen and thirty-nine weeks ended January 26, 2007. We recognized $0.6 million and $0.7 million of compensation expense related to these grants during the thirteen and thirty-nine weeks ended January 27, 2006, respectively.

The following tables detail the activity in the nonvested restricted stock awards for the thirteen and thirty-nine weeks ended January 26, 2007 and January 27, 2006:

	For the Thirteen Weeks Ended
	January 26, 2007			January 27, 2006
		Wtd. Avg.			Wtd. Avg.
	Number of	Grant Date	Aggregate	Number of	Grant Date	Aggregate
	Shares	Fair Value	Intrinsic Value	Shares	Fair Value	Intrinsic Value
	(Unaudited)			(Unaudited)

Outstanding — beginning of period	214,270	$34.62	$4,343,253	225,128	$37.76	$6,639,025
Granted	10,000	20.27	202,700	—	—	—
Vested	81,000	37.81	1,641,870	—	—	—
Forfeited	16,250	35.98	329,388	—	—	—

Outstanding — end of period	127,020	31.28	2,574,695	225,128	37.76	6,639,025

	For the Thirty-Nine Weeks Ended
	January 26, 2007			January 27, 2006
		Wtd. Avg.			Wtd. Avg.
	Number of	Grant Date	Aggregate	Number of	Grant Date	Aggregate
	Shares	Fair Value	Intrinsic Value	Shares	Fair Value	Intrinsic Value
	(Unaudited)			(Unaudited)

Outstanding — beginning of period	270,889	$36.10	$5,490,920	—	$—	$—
Granted	20,000	20.64	405,400	230,128	37.73	6,786,475
Vested	141,644	38.30	2,871,124	—	—	—
Forfeited	22,225	35.67	4,505,001	5,000	36.59	147,450

Outstanding — end of period	127,020	31.28	2,574,695	225,128	37.76	6,639,025

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employee Stock Purchase Plan — Under our 1991 Employee Stock Purchase Plan (“Stock Purchase Plan”), 950,000 shares of our Common Stock have been reserved for issuance. Subject to certain limits, the Stock Purchase Plan allows eligible employees to purchase shares of our Common Stock through payroll deductions of up to 15% of their respective current compensation at a price equaling 95% of the fair market value of our Common Stock on the last business day of the purchase period. Purchase periods, under provisions of the Stock Purchase Plan, are six months in length and begin on the first business days of June and December. At January 26, 2007, 415,995 shares remain available for future issuances under the Stock Purchase Plan. No compensation expense is recorded for the Stock Purchase Plan.

After we failed to file our 2006 Form 10-K by July 27, 2006, our registration statements on Form S-8 for the Stock Purchase Plan and our Stock Option Plans became ineffective, and between July 27, 2006 and February 9, 2007, we were unable to issue stock under the plans. As a result of our inability to issue stock under the Stock Option Plans, we amended the stock option agreements for certain grants that would otherwise have expired to extend the exercise or expiration period during the thirteen and thirty-nine weeks ended January 26, 2007. This modification impacted approximately 3,000 and 142,000 options, respectively, that were issued to four and 18 ex-employees, respectively and 45,000 options issued to five active employees and resulted in compensation expense of approximately $3,000 and $120,000, respectively, for the thirteen and thirty-nine weeks ended January 26, 2007 and derivative expense of approximately $118,000 and $147,000, respectively.

Section 409A of the Internal Revenue Code (“IRC”) imposes an excise tax on a grantee’s gain from the exercise of a stock option granted with an exercise price less than the fair market value of the Common Stock on the date of the grant. The excise tax applies only to that portion of a grant that vests after December 31, 2004, and any grants that vest after December 31, 2004 and are exercised on or before December 31, 2005 are exempt from the excise tax. The proposed regulations under section 409A permit a grantee to avoid the excise tax by adjusting the exercise price for an affected grant up to the fair market value on the date of the grant. As to Section 16 officers, the adjustment was required to be implemented by December 31, 2006. As to non-Section 16 officers, the adjustment must be implemented by December 31, 2007.

As discussed in “Note 15. Litigation — Governmental Investigations of Options Granting Practices,” the Audit Committee recently concluded that incorrect measurement dates were used for certain of our stock option grants. Unless the exercise price for certain of these grants is adjusted to the fair market value on the date of the grant, the grantees will be subject to an excise tax under IRC Section 409A. In December 2006, we entered into agreements with four current and former Section 16 officers, not including members of the Board, Robert P. Cummins, former CEO, President and Chairman of the Board or Pamela B. Westbrook, former Chief Financial Officer (“CFO”), agreeing to make payments commencing in January 2008 in consideration of the officers’ agreement to amend their affected stock option agreements to adjust the exercise price to the fair market value on the date of the grant. At the same time, we also entered into agreements with Ms. Westbrook and five current and former members of our Board amending their affected stock option agreements, without any payment from us, to adjust the exercise price to the fair market value on the date of the grant.

During December 2006, we entered into agreements with ten Section 16 officers to correct the exercise price on options representing approximately 186,000 shares impacted by Section 409A of the IRC. The cost associated with the remediation applicable to the grants impacted by Section 409A of the IRC will be approximately $0.5 million, of which we recognized the vested portion that represents approximately $0.4 million during the thirteen and thirty-nine weeks ended January 26, 2007.

On November 17, 2006 Mr. Robert Cummins resigned his position as Chairman of the Board, President and CEO. His resignation agreement provided for the acceleration of all outstanding non-vested restricted stock and stock options. Due to these provisions, we accelerated the vesting of 80,000 non-vested

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

restricted stock and approximately 172,000 stock options and recognized additional expenses in the amount of approximately $2.7 million during the thirteen and thirty-nine weeks ended January 26, 2007. In addition, we recognized expenses in the amount of $1.9 million applicable to the issuance of 75,000 unregistered shares that vested immediately.

On November 19, 2006 Ms. Pamela Westbrook resigned her position as CFO. Her resignation agreement provided for the acceleration of stock options and non-vested restricted stock that would have vested within the twelve months following her date of resignation. Due to these provisions, we accelerated the vesting of 1,000 non-vested shares and approximately 11,000 stock options and recognized additional expenses in the amount of approximately $0.1 million for the thirteen and thirty-nine weeks ended January 26, 2007.

The adoption of FAS 123(R) on April 29, 2006 had the following effects on our operations and cash flows:

	For the Thirteen Weeks Ended January 26, 2007
	Without FAS 123(R)	Effect of FAS 123(R)	As Reported
	(Unaudited)

Loss from operations	$(11,590,440)	$(7,070,318)	$(18,660,758)
Loss before income taxes	(12,293,707)	(7,070,318)	(19,364,025)
Net loss	(12,314,982)	(7,070,318)	(19,385,300)
Cash flow from operations	(9,508,465)	—	(9,508,465)
Cash flow from financing activities	(58,867)	—	(58,867)
Basic loss per share	$(0.48)	$(0.28)	$(0.76)
Diluted loss per share	$(0.48)	$(0.28)	$(0.76)

	For the Thirty-Nine Weeks Ended January 26, 2007
	Without FAS 123(R)	Effect of FAS 123(R)	As Reported
	(Unaudited)

Loss from operations	$(23,505,575)	$(15,820,720)	$(39,326,295)
Loss before income taxes	(24,509,809)	(15,820,720)	(40,330,529)
Net loss	(24,591,670)	(15,820,720)	(40,412,390)
Cash flow from operations	(13,834,349)	—	(13,834,349)
Cash flow from financing activities	6,873,384	—	6,873,384
Basic loss per share	$(0.97)	$(0.62)	$(1.59)
Diluted loss per share	$(0.97)	$(0.62)	$(1.59)

For the thirteen and thirty-nine weeks ended January 26, 2007, the $7.1 million and $15.8 million effect of the adoption of FAS 123(R) is net of $0.2 million and $0.6 million, respectively, that would have been recorded under the intrinsic value method had we continued to apply APB Opinion No. 25 for stock-based compensation expenses.

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the effect on net loss and loss per share if we had applied the fair market value recognition provisions of FAS No. 123 for the thirteen and thirty-nine weeks ended January 27, 2006:

	For the Thirteen Weeks Ended	For the Thirty-Nine Weeks Ended
	January 27, 2006	January 27, 2006
	As restated	As restated
	(Unaudited)	(Unaudited)

Net loss as reported	$(14,831,742)	$(54,796,914)
Add: Stock-based employee compensation expense included in net loss, net of tax effects	551,976	716,423
Deduct: Total stock-based employee compensation expenses determined under the fair value method for all awards, net of related tax effects	(6,310,645)	(18,381,945)

Pro-forma net loss	$(20,590,411)	$(72,462,436)

Loss per share:
Basic — as reported	$(0.60)	$(2.20)
Basic — pro-forma	$(0.83)	$(2.91)
Diluted — as reported	$(0.60)	$(2.20)
Diluted — pro-forma	$(0.83)	$(2.91)

Note 5.  Inventories

Inventories consist of the following:

	January 26, 2007	April 28, 2006
	(Unaudited)

Raw materials and components	$9,802,934	$10,709,541
Finished goods	7,152,458	4,960,028
Work-in-process	1,914,886	1,635,225

	$18,870,278	$17,304,794

Note 6.  Line of Credit

On January 13, 2006, we established a $40.0 million revolving line of credit. The credit facility has a three-year term ending January 13, 2009 and is collateralized by accounts receivable, inventory, subsidiary stock, general intangibles, equipment and other collateral. The collateral does not include our intellectual property and provides the lender only limited rights and remedies with respect to the funds raised in the September 2005 debt offering. We agree to maintain a minimum liquidity defined as the sum of the revolving loan limit minus the revolving loan outstanding plus the unrestricted cash and cash equivalent balances of $25.0 million and provide periodic certifications of compliance in connection with the facility. The amount available under the facility is limited to 85% of the eligible accounts receivable and a portion of eligible inventory. As of January 26, 2007, our available borrowing capacity was approximately $20.4 million with a loan balance of $7.5 million. Interest is payable at a base rate offered for loans in U.S. dollars for the period of one month under the British Bankers Association LIBOR rates, plus a base margin rate of 1.75% on the greater of the outstanding loan balance or the agreed-upon minimum loan balance. The rates effective as of January 26, 2007 were a LIBOR rate of 5.32% and a base rate margin of 1.75% for a combined rate of 7.07%. The minimum loan balance is $2.5 million through May 31, 2006; $5.0 million through September 30, 2006;

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$7.5 million through January 31, 2007 and $10.0 million through January 13, 2009. The fees associated with the credit facility include a one-time commitment fee of $400,000, a collateral fee ranging from 0.25% — 1.0% of the outstanding loan balance and other usual and customary fees associated with this type of facility.

As disclosed by us in a Current Report on Form 8-K filed on July 27, 2006, we were not able to file timely our 2006 Form 10-K pending completion of a review by the Audit Committee of our Board regarding previous option grants and resolution of any disclosure and accounting issues arising from the results of the review, and we entered into a Consent and Amendment Agreement with the Administrative Agent and Lenders providing that certain events will not constitute a default under the Credit Agreement prior to October 31, 2006. Such events included, among others, (1) our failure to file timely with the SEC our 2006 Form 10-K and our Form 10-Q for the fiscal quarter ended July 28, 2006, (“First Quarter Form 10-Q”) and (2) our failure to maintain compliance with the NASDAQ listing standards because of our failure to file such SEC reports.

As disclosed by us in a Notification of Late Filing on Form 12b-25 filed on September 1, 2006, we were not able to file our First Quarter Form 10-Q pending completion of the Audit Committee’s review of previous option grants and resolution of any disclosure and accounting issues arising from the results of the review. On October 31, 2006, we entered into a Consent and Amendment Agreement with the Administrative Agent and Lenders providing that certain events will not constitute a default under the Credit Agreement prior to December 31, 2006. Such events included, among other events, (1) our failure to file timely with the SEC our 2006 Form 10-K and our quarterly reports on Form 10-Q, including the First Quarter Form 10-Q; (2) our failure to maintain compliance with the NASDAQ listing standards because of our failure to file such SEC reports and (3) our receipt of a Notice of Default from the Trustee in connection with the Indenture as a result of our failure to timely file and deliver our 2006 Form 10-K as purportedly required by the Indenture, so long as there is no determination by a court and we have not otherwise acknowledged that a default has occurred under the Indenture.

On December 29, 2006, we entered into a Consent and Amendment Agreement with the Administrative Agent and Lenders which provided that the failure to file timely with the SEC our 2006 Form 10-K will not constitute a default under the Credit Agreement prior to January 8, 2007. The Consent and Amendment Agreement with the Administrative Agent and Lenders further provided that certain events will not constitute a default under the Credit Agreement prior to February 28, 2007. Such events included, among other events, (1) our failure to file timely with the SEC our 2007 quarterly reports on Form 10-Q, including the First Quarter Form 10-Q and our Form 10-Q for the fiscal quarter ended October 27, 2006 (“Second Quarter Form 10-Q”); and (2) our failure to maintain compliance with the NASDAQ listing standards because of our failure to file such SEC reports. In addition, our receipt of a Notice of Default from the Trustee in connection with the Indenture as a result of our failure to timely file and deliver our 2006 Form 10-K as purportedly required by the Indenture will not constitute a default so long as there is no adverse determination by a court and we have not otherwise acknowledged that a default has occurred under the Indenture. The Consent and Amendment Agreement with the Administrative Agent and Lenders further provided that for the term of the Consent and Amendment Agreement our borrowing under the Line of Credit is limited to $7.5 million. As of January 26, 2007, loans aggregating $7.5 million in principal amount, representing the minimum for which we must pay interest, were outstanding under the credit agreement. As of February 1, 2007, we were required to pay interest on the minimum loan balance of $10.0 million, but we cannot borrow more than $7.5 million in principal amount until the Trustee withdraws the Notice of Default or a court determines that a default in connection to the Indenture has not occurred.

If an event of default has occurred under the Indenture, we would also be in default of the Credit Agreement.

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7.  Accrued Liabilities:

Accrued liabilities are as follows:

	January 26, 2007	April 28, 2006
	(Unaudited)

Payroll and other compensation	$7,205,207	$6,839,060
Clinical costs	2,732,236	529,582
Professional services	2,293,548	680,683
Accrued interest	1,486,980	354,167
Royalties	933,093	1,061,893
Other	2,015,690	3,190,585

	$16,666,754	$12,655,970

Note 8.  Warranties

We offer warranties on our leads and generators for one to two years from the date of implant, depending on the product in question. We provide at the time of shipment for costs estimated to be incurred under our product warranties. Provisions for warranty expenses are made based upon projected product warranty claims.

Changes in our liability for product warranties during the thirteen and thirty-nine weeks ended January 26, 2007 and January 27, 2006 are recorded under accrued liabilities and are as follows:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	January 26, 2007	January 27, 2006	January 26, 2007	January 27, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Balance at the beginning of the period	$65,574	$65,648	$46,991	$46,991
Warranty expense recognized	705	(15,579)	21,313	10,998
Warranty settled	(864)	(752)	(2,889)	(8,672)

Balance at the end of the period	$65,415	$49,317	$65,415	$49,317

Note 9.  Convertible Notes

On September 27, 2005, we issued $125.0 million of Notes. Interest on the Notes at the rate of 3% per year on the principal amount is payable semi-annually in arrears in cash on March 27 and September 27 of each year, beginning March 27, 2006. The Notes are unsecured and subordinated to all of our existing and future senior debt and equal in right of payment with our existing and future senior subordinated debt. Holders may convert their Notes, which were issued in the form of $1,000 bonds, into 24.0964 shares of our Common Stock per bond, which equal to a conversion price of approximately $41.50 per share, subject to adjustments, at any time prior to maturity. Holders who convert their Notes in connection with certain fundamental changes may be entitled to a make-whole premium in the form of an increase in the conversion rate. A fundamental change will be deemed to have occurred upon a change of control, liquidation or a termination of trading. The make-whole premium, depending on the price of the stock and the date of the fundamental change, may range from 6.0241 to 0.1881 shares per bond, when the stock price ranges from $33.20 to $150.00, respectively. If a fundamental change of our company occurs, the holder may require us to purchase all or a part of their Notes at a price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any. We may, at our option, instead of paying the fundamental change purchase price in cash, pay it in our Common Stock valued at a 5% discount from the market price of our Common Stock for the 20 trading

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

days immediately preceding and including the third day prior to the date we are required to purchase the Notes, or in any combination of cash and shares of our Common Stock. This offering provided net proceeds of approximately $121.0 million. We used the proceeds for (1) a simultaneous share buyback of 301,000 shares at $33.20 for a total of approximately $10.0 million and (2) the net cost of $13.0 million of Note and Common Stock warrants (“Warrants”), which transactions were designed to limit our exposure to potential dilution from conversion of the Notes. These transactions resulted in net cash proceeds of approximately $98.3 million. The estimated fair value of the Notes was $110.0 million as of January 26, 2007. Market quotes obtained from brokers were used to estimate the fair value of this debt.

On September 27, 2005, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) in connection with our issuance of the Notes. Under the Registration Rights Agreement, we were required to file a registration statement for the Notes and the shares into which the Notes are convertible on or before July 14, 2006 and to use reasonable best efforts to cause the registration statement to become effective on or before October 12, 2006. Due to delays in completing our consolidated financial statements for the fiscal year ended April 28, 2006, we have not been able to file the required registration statement. As a result of failing to file the registration statement on a timely basis, we are obligated by the terms of the Registration Rights Agreement to pay specified liquidated damages to the holders of the Notes for the period during which the failure continues. Such liquidated damages per year equal 0.25% of the principal amount of the outstanding Notes during the first 90-day period (a total of $78,125 for the first 90 days) and 0.50% of the principal amount of the outstanding Notes for the period commencing 91 days following the failure to file the registration statement (a total of $234,375 for the first 180 days). The liquidated damages are accrued at the end of each accounting period and payable in arrears on each date on which interest payments are payable. As of January 26, 2007, $195,000 has been accrued in accrued liabilities and is included in the consolidated balance sheet.

Convertible Notes Indenture Default Notice

Pursuant to the Indenture, we are required to deliver to the Trustee “within 15 days after we file them” with the SEC copies of all Form 10-Ks and other information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). On July 31, 2006, we received the Notice of Default from the Trustee, pursuant to which the Trustee asserts that we are in default under the Indenture as a result of our failure (1) to file timely with the SEC our 2006 Form 10-K by July 12, 2006 and (2) to deliver a copy of the 2006 Form 10-K to the Trustee by July 27, 2006.

On October 2, 2006, we received a Notice of Acceleration from the Trustee informing us that, pursuant to the Indenture, the Trustee has declared the Notes due and payable at their principal amount together with accrued and unpaid interest, and fees and expenses, and demanding that all such principal, interest, fees and expenses under the Notes be paid to the Trustee immediately.

We believe that neither a default nor an “event of default” has occurred under the Indenture. Section 9.6 of the Indenture requires us to deliver to the Trustee “within 15 days after we file them” with the SEC copies of all Form 10-Ks and other information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Section 9.6 of the Indenture specifically requires us to deliver a copy of our 2006 Form 10-K within 15 days after the date it is filed with the SEC. This Indenture provision does not require us to file the 2006 Form 10-K by any particular date. In January 2007, we delivered a copy of our 2006 Form 10-K to the Trustee within 15 days after we filed such report with the SEC. We believe that this action complies fully with the Indenture.

To clarify our rights and responsibilities under the Indenture, we filed a declaratory judgment action on October 3, 2006 styled Cyberonics, Inc. v. Wells Fargo Bank, N.A., as Trustee Under Indenture, No. 06-63284, in the 165th District Court of Harris County, Texas. In the lawsuit, we seek a declaration that

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

no event of default has occurred under the Indenture and request attorney fees under the Declaratory Judgment Act. In January 2007, the Trustee removed this lawsuit to federal district court in Houston, Texas and filed an answer and a counterclaim alleging that we breached the Indenture. The Trustee seeks an acceleration under the Indenture, or in the alternative, damages and its attorney fees. In March 2007, the Trustee filed a motion for partial summary judgment of liability for breach of the Indenture. In April 2007, we filed our opposition to the Trustee’s motion for partial summary judgment and our cross motion for partial summary judgment declaring that we have not breached the Indenture. If our interpretation of the Indenture is determined to be incorrect, a default and, therefore, an “event of default” will have occurred under the Indenture.

If our interpretation of Section 9.6 of the Indenture is determined to be incorrect, a default and, therefore, an “event of default” will have occurred under the Indenture. If an event of default has occurred under the Indenture, all unpaid principal and accrued interest on the outstanding Notes will be due and payable immediately unless we negotiate an amendment to the terms of the Indenture. Until this matter is resolved, we have included these Notes as a current liability on our Consolidated Balance Sheets as of April 28, 2006 and January 26, 2007.

Note 10.  Convertible Note Hedge and Warrants

On September 27, 2005, we issued $125.0 million of senior subordinated convertible notes due in 2012, purchased a hedge on the convertible notes (the “Note Hedge”) for $38.2 million which matures in September 2012 and sold Warrants for $25.2 million which mature in September 2012. The Notes are convertible into approximately three million shares of our Common Stock. We purchased the Note Hedge to enable the purchase of approximately three million shares of our Common Stock at an exercise price of $41.50 per share. We issued the Warrants to sell approximately three million shares of our Common Stock at an exercise price of $50.00 per share. The purpose of the purchase of the Note Hedge and the sale of the Warrants was to limit our exposure to potential dilution from conversion of the Notes subject to the bond offering. The Note Hedge and the Warrants are recorded in stockholders’ equity (deficit) on the Consolidated Balance Sheets.

Note 11.  Stockholders’ Equity (Deficit)

Deferred Compensation.  In June 2000, our Board granted 450,000 options at $18.00 per share to purchase shares of Common Stock under a proposed modification to the 1997 Stock Option Plan that was subject to shareholder approval. On December 29, 2000, the shareholders approved the modification to the plan and we recorded approximately $2.4 million in deferred compensation expense relating to the options. The charge reflects the difference between the exercise price and the fair market value of the stock on the date shareholder approval was received. The deferred compensation was amortized to expense over the five-year vesting period of the options. The amortization of this deferred compensation expense was completed during the first quarter of fiscal year 2006. Therefore, no compensation expense related to these options was recognized for the thirteen or thirty-nine weeks ended January 26, 2007. During the thirteen and thirty-nine weeks ended January 27, 2006, compensation expense of $0 and approximately $79,000 related to these options was recognized, respectively.

During the thirteen and thirty-nine weeks ended January 26, 2007, our Board granted approximately 85,000 and 95,000 shares, respectively, of restricted stock at market rates of which 75,000 vest immediately and 20,000 vest over five years. No deferred compensation was recorded for the grant due to the adoption of FAS 123(R) on April 29, 2006 (see “Note 4 — Stock Incentive and Purchase Plan”). During the thirteen and thirty-nine weeks ended January 27, 2006, our Board granted zero and approximately 230,000 shares, respectively, of restricted stock at market rates that vest over one or five years and recorded zero and approximately $8.3 million, respectively, in deferred compensation. During the thirteen and thirty-nine weeks

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ended January 27, 2006, we recorded approximately $0.6 million and $1.4 million of deferred compensation expense, respectively.

In compliance with the adoption of FAS 123(R) as of April 29, 2006, the unamortized deferred compensation as of April 28, 2006 was reclassified to additional paid-in capital. Applicable expenses will be recognized on a straight-line basis over the remaining vesting period.

Note 12.  Comprehensive Loss

We follow FAS No. 130, “Reporting Comprehensive Income,” in accounting for comprehensive income (loss) and its components. The comprehensive loss for the thirteen weeks ended January 26, 2007 and January 27, 2006 was ($19,247,268) and ($14,835,195), respectively. The comprehensive loss for the thirty-nine weeks ended January 26, 2007 and January 27, 2006 was ($40,313,443) and ($54,894,694), respectively.

Note 13.  Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred income taxes reflect the impact of temporary differences between financial accounting and tax basis of assets and liabilities. Such differences relate primarily to the deductibility of certain accruals and reserves and the effect of tax loss and tax credit carry-forwards not yet utilized. Deferred tax assets are evaluated for realization based on a more-likely-than-not criterion in determining if a valuation allowance should be provided.

We estimate our effective tax rate for the thirty-nine weeks ended January 26, 2007 to be less than 1%, due primarily to the change in the balance of our valuation allowance combined with state tax and tax on foreign operations. The effective tax rate represents our estimate of the rate expected to be applicable for the full fiscal year. In August 2004, we experienced an ownership change as defined in Section 382 of the IRC. Our ability to utilize certain net operating losses to offset future taxable income in any particular year may be limited pursuant to IRC Section 382. Due to our operating loss history and possible limitations pursuant to IRC Section 382, we have established a valuation allowance that fully offsets our net deferred tax assets, including those related to tax loss carry-forwards, resulting in no regular U.S. federal income tax expense or benefit for financial reporting purposes.

Note 14.  Loss Per Share

FAS No. 128, “Earnings Per Share,” requires dual presentation of earnings per share (“EPS”): basic EPS and diluted EPS. Basic EPS is computed by dividing net earnings or loss applicable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes dilutive stock options and unvested restricted stock that are considered Common Stock equivalents using the treasury stock method.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the computation of basic and diluted net loss per share of Common Stock:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	January 26, 2007	January 27, 2006	January 26, 2007	January 27, 2006
		As restated		As restated
		(Unaudited)		(Unaudited)
	(Unaudited)		(Unaudited)

Numerator:
Net loss	$(19,385,300)	$(14,831,742)	$(40,412,390)	$(54,796,914)

Denominator:
Basic weighted average shares outstanding	25,478,530	24,872,249	25,403,666	24,878,569
Effect of dilutive securities	—	—	—	—

Diluted weighted average shares outstanding	25,478,530	24,872,249	25,403,666	24,878,569

Basic loss per share	$(0.76)	$(0.60)	$(1.59)	$(2.20)
Diluted loss per share	$(0.76)	$(0.60)	$(1.59)	$(2.20)

Excluded from the computation of diluted EPS for the thirteen and thirty-nine weeks ended January 26, 2007 and January 27, 2006 were outstanding options to purchase stock and unvested restricted stock of approximately 6.6 million and 7.5 million common shares, respectively, because to include them would have been anti-dilutive due to the net loss.

We issued $125.0 million in Notes during the quarter ended October 28, 2005 and, in conjunction with the Notes, purchased a Note Hedge and sold Warrants. The Notes are convertible into approximately three million shares of our Common Stock. Dilution is measured in accordance with the “if converted” method of FAS No. 128, “Earnings Per Share,” which assumes conversion of the Notes and adjusts net earnings (loss) for interest expense net of tax; however, due to net operating losses, the Notes are anti-dilutive and are not included in the computation of diluted EPS. We purchased the Note Hedge to buy approximately three million shares of our Common Stock at an exercise price of $41.50 per share. Purchased call options are anti-dilutive and are not included in the computation of diluted EPS. We issued Warrants to sell approximately three million shares of our Common Stock at an exercise price of $50.00 per share. In accordance with the treasury stock method of FAS No. 128, “Earnings Per Share,” the Warrants are not included in the computation of diluted EPS because the Warrants’ exercise price was greater than the average market price of the Common Stock.

Note 15.  Litigation

We are named as a defendant in lawsuits or the subject of governmental inquires from time to time arising in the ordinary course of business. The outcome of such lawsuits or other proceedings cannot be predicted with certainty and may have a material adverse effect on our consolidated financial position or results of operations.

Senate Finance Committee Investigation

In May 2005, we received a letter from the Senate Finance Committee (“SFC”) advising us that it was examining the manner in which the U.S. Food and Drug Administration (“FDA”) handled our PMA-Supplement for the use of Vagus Nerve Stimulation (“VNS”) Therapy to address treatment-resistant depression (“TRD”). Following our responses to the May letter, we received a second letter from the SFC in July 2005, to which we responded by providing the requested documents and information. In February 2006, the SFC published a Committee Staff Report entitled, “Review of FDA’s Approval Process for the Vagus Nerve

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Stimulation System for Treatment-Resistant Depression.” The report notes that a senior FDA official approved our VNS Therapy System for TRD despite the conclusion of more than 20 FDA scientists, medical officers and management staff who reviewed our application that the application did not demonstrate reasonable assurance of safety and effectiveness sufficient for approval in TRD. The report concludes that the FDA did not disclose to the public the scientific dissent within the FDA regarding the effectiveness of the VNS Therapy System for TRD and that the FDA has not ensured that the public has all of the accurate, science-based information regarding the VNS Therapy System for TRD it needs. The report does not accuse us of any misconduct and does not conclude that FDA violated any law, regulation or procedure by approving VNS Therapy for TRD; however, the report states that the SFC staff received a range of allegations regarding FDA and Cyberonics and that allegations other than those addressed in the report may be addressed at a later date. The report follows a year-long investigation conducted by the staff of the SFC, including letters we received in May 2005 and July 2005 requesting documents and information. We cooperated with the SFC staff and provided the requested documents and information.

Securities Class Action Lawsuit

On June 17, 2005, a putative class action lawsuit was filed against us and certain of our officers and Robert P. Cummins, then Chairman and CEO, in the United States District Court for the Southern District of Texas. The lawsuit is styled Richard Darquea v. Cyberonics Inc., et al., Civil Action No. H:05-cv-02121. A second lawsuit with similar allegations, styled Stanley Sved v. Cyberonics, Inc., et al., Civil Action No. H:05-cv-2414 was filed on July 12, 2005. On July 28, 2005, the court consolidated the two cases under Civil Action No. H-05-2121, styled In re Cyberonics, Inc. Securities Litigation, and entered a scheduling order. On September 28, 2005, the court appointed EFCAT, Inc., John E. and Cecelia Catogas, Blanca Rodriguez, and Mohamed Bakry as lead plaintiffs and also appointed lead plaintiffs’ counsel.

The lead plaintiffs filed a consolidated amended complaint on November 30, 2005. The complaint generally alleged, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making false and misleading statements regarding our VNS Therapy System device (the “VNS Device”) as a therapy for TRD. On January 30, 2006, the defendants filed a motion to dismiss the consolidated complaint on the basis that the complaint fails to allege facts that state any claim for securities fraud. On July 20, 2006, the district court granted our motion to dismiss the consolidated complaint, allowing the plaintiffs 30 days to file an amended complaint. The court found that the plaintiffs failed to meet their burden to plead a securities fraud claim with particularity, including failures to allege with particularity a material misstatement or omission, to allege facts sufficient to raise a strong inference of intent or severe recklessness, and to allege sufficiently the causal connection between the plaintiffs’ loss and the defendants’ actions. The court noted that “the deficiencies in Plaintiffs’ complaint might well extend beyond the point of cure,” but nonetheless granted plaintiffs the right to amend their complaint in light of the strong presumption of law favoring a right to amend.

On August 18, 2006, the lead plaintiffs filed a First Amended Complaint for Violation of the Securities Laws. The complaint generally alleges, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making false and misleading statements regarding the VNS Device as a therapy for TRD. Lead plaintiffs allege that the defendants failed to disclose that certain individuals associated with the FDA had safety and efficacy concerns about the use of the VNS Device for the treatment of depression and questioned the adequacy of evidence of safety and effectiveness we presented to the FDA, that the defendants misrepresented the prospect for payer reimbursement for the VNS Device, that the defendants concealed executive compensation and governance issues and that the defendants falsely stated that an analyst’s statements about options granted in June 2004 were inaccurate and without merit. Lead plaintiffs seek to represent a class of all persons and entities, except those named as defendants, who purchased or otherwise acquired our securities during the period February 5, 2004 through August 1, 2006. The amended complaint seeks unspecified monetary damages and equitable or injunctive relief, if available.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On October 2, 2006, the defendants filed a motion to dismiss the amended complaint on the basis that the complaint fails to allege facts that state any claim for securities fraud. The lead plaintiffs filed an opposition to the motion to dismiss on October 23, 2006 and the defendants filed a reply to the opposition on November 6, 2006. On October 31, 2006, a week before the defendants filed their reply in connection with the motion to dismiss the amended complaint, the Los Angeles County Employees Retirement Association filed a motion seeking to intervene and asking the court to require the lead plaintiffs to republish notice of the amended class action claims. On November 28, 2006, the court issued an order compelling republication of notice and staying the proceeding pending determination of the lead plaintiff pursuant to the Private Securities Litigation Reform Act. On December 18, 2006, the lead plaintiffs published notice of the filing of the first amended complaint, stating that investors who purchased our securities during the expanded class period (February 5, 2004 through August 1, 2006, inclusive) may move the court for consideration to be appointed as lead plaintiff within 60 days. On February 16, 2007, the period for moving the court for consideration to be appointed as lead plaintiff expired with no such motion having been filed. On February 21, 2007, the court lifted its stay of the proceeding, and in March 2007, the lead plaintiffs filed a motion seeking leave to file an amended complaint. We intend to vigorously defend this lawsuit; however, an adverse result in this lawsuit could have a material adverse effect on us, our consolidated financial position, results of operations and cash flows.

Governmental Investigations of Options Granting Practices

On June 9, 2006, the staff of the SEC advised us that it had commenced an informal inquiry of some of our stock option grants. On June 26, 2006, we received a subpoena from the Office of the United States Attorney for the Southern District of New York requesting documents related to our stock option grants, practices and procedures. On October 23, 2006, the SEC staff made an additional request for certain documents and information related to our revised guidance on February 8, 2006 and our financial results announced on May 1, 2006, our sales for the quarter ended April 28, 2006, coverage or potential coverage of our VNS Therapy System by BlueCross and BlueShield of Alabama and Aetna and aging of our accounts receivable since January 1, 2003. We are cooperating with the SEC staff and the U.S. Attorney’s Office. Our Board directed the Audit Committee to conduct an independent investigation of our stock option grants, practices and procedures, including compliance with GAAP and all applicable statutes, rules and regulations, and the Audit Committee retained independent counsel to assist it in completing that review.

The Audit Committee, with the assistance of its independent counsel and their forensic accountants, has completed its review of our stock option grants, practices and procedures. The Audit Committee concluded that incorrect measurement dates were used for certain stock option grants made principally during the period from 1998 through 2003. Based on the Audit Committee’s investigation, subsequent internal analysis and discussions with our independent registered public accountants, our Board concluded on November 18, 2006, that we needed to restate certain of our historical consolidated financial statements to record non-cash charges for compensation expense relating to past stock option grants. The effects of these restatements are reflected in the accompanying 2006 Consolidated Financial Statements, including unaudited quarterly data. None of the restatements had any impact on net cash provided by (used in) operating activities. For additional information see “Note 2. Stock-Based Compensation Restatement.”

NASDAQ Delisting Notice

On July 13, 2006, we filed a Notification of Late Filing on Form 12b-25 with the SEC disclosing our inability to file timely our 2006 Form 10-K without unreasonable effort or expense. Pursuant to that filing, the deadline for us to file our 2006 Form 10-K was extended to July 27, 2006. On July 27, 2006, we filed a Current Report on Form 8-K indicating that we were unable to file our 2006 Form 10-K with the SEC by July 27, 2006 because we required additional time to complete our previously announced review being

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conducted by the Audit Committee of our Board regarding option grants and to resolve any disclosure and accounting issues that may arise from the results of the review.

On July 31, 2006, we received a Staff Determination Letter from NASDAQ indicating that we failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the delay in filing our 2006 Form 10-K, and that our securities were, therefore, subject to delisting from The NASDAQ Global Market. On August 3, 2006, we requested a hearing before a NASDAQ Listing Qualifications Panel (“NASDAQ Panel”) to review the NASDAQ Staff’s Determination Letter. On August 4, 2006, we received formal notice from NASDAQ that the delisting action has been stayed pending a written decision from the NASDAQ Panel.

On September 8, 2006, we received a second Staff Determination Letter indicating that we also failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the delay in filing our First Quarter Form 10-Q and that our securities were, therefore, subject to delisting from The NASDAQ Global Market.

On September 14, 2006, the NASDAQ Panel conducted a hearing to review the NASDAQ Staff’s Determination Letter.

On November 6, 2006, we received a letter from the NASDAQ Panel informing us that the NASDAQ Panel has determined to grant our request for continued listing on The NASDAQ Stock Market subject to two conditions: (1) on or before November 17, 2006, we must submit additional information to NASDAQ and (2) on or before December 31, 2006, we must file with the SEC our 2006 Form 10-K and our First Quarter Form 10-Q and any required restatements of our prior financial statements. On November 17, 2006, we submitted the requested additional information to NASDAQ. On December 13, 2006, we received a third Staff Determination Letter from NASDAQ. This third Staff Determination Letter indicated that we also failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the delay in filing our Second Quarter Form 10-Q and that our securities are, therefore, subject to delisting from The NASDAQ Global Market. This third letter advised us to present our views with respect to this additional deficiency to the NASDAQ Panel in writing no later than December 20, 2006.

On December 19, 2006, we sent a letter to the NASDAQ Panel describing the current status of our efforts to regain compliance with the NASDAQ filing requirements and requesting an extension until January 27, 2007 to file our 2006 Form 10-K, First Quarter Form 10-Q and Second Quarter Form 10-Q. On December 28, 2006, we received a letter from the NASDAQ Panel extending through January 29, 2007 our deadline for filing our delinquent SEC reports.

We filed our 2006 Form 10-K on January 5, 2007. On January 16, 2007, we sent a letter to the NASDAQ Panel describing the current status of our efforts to regain compliance with the NASDAQ filing requirements and requesting an extension until February 4, 2007 to file our First Quarter Form 10-Q and until March 1, 2007 to file our Second Quarter Form 10-Q. We filed our First Quarter Form 10-Q on January 26, 2007. On January 29, 2007, we received a letter from the NASDAQ Panel extending until March 1, 2007 our deadline for filing our Second Quarter Form 10-Q. We filed our Second Quarter Form 10-Q on February 9, 2007. On February 12, 2007, we received a letter from the NASDAQ Panel confirming that we are in compliance with all listing requirements and that our stock will continue to be listed.

Stockholder Derivative Litigation

We are named as a nominal defendant in a stockholder derivative lawsuit brought on behalf of the Company styled Rudolph v. Cummins, et al pending in the United States District Court for the Southern District of Texas, Houston Division, naming several of our current and former officers and members of our Board as defendants, alleging purported improprieties in our issuance of stock options and the accounting related to such issuances. The operative Amended Complaint also purports to state a putative class action

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claim against the individual defendants for violation of Section 14(a) of the Exchange Act, as well as claims against the individual defendants for breach of fiduciary duty, gross mismanagement and corporate waste, against the officer defendants for unjust enrichment, and against certain individual defendants for insider trading.

We are also named as a nominal defendant in five stockholder derivative lawsuits brought on behalf of the Company in the District Court of Harris County, Texas, including Smith v. Cummins, pending in the 189th District Court, Adel v. Cummins, pending in the 234th District Court, McKeehan v. Cummins, pending in the 11th District Court, Nussbaum v. Cummins, pending in the 215th District Court, and Wunschel v. Cummins, pending in the 165th District Court. These cases collectively name as defendants each of the several current members of our Board, including Guy C. Jackson, Alan S. Olsen, Michael J. Strauss, M.D. and Reese Terry, Jr., several of our former directors, including Robert P. Cummins, Tony Coelho, Kevin S. Moore, Stanley H. Appel, M.D., Thomas A. Duerden and Ronald A. Matricaria and several of our current and former officers, including Pamela B. Westbrook, Michael A. Cheney, David S. Wise, Alan D. Totah, Richard P. Kuntz, Richard L. Rudolph, David F. Erinakes, Shawn P. Lunney and Rick L. Amos. They allege purported improprieties in our issuance of stock options and the accounting related to such issuances.

On November 18, 2006, our Board formed a Special Litigation Committee (“SLC”) to investigate, analyze and evaluate the derivative claims raised in these lawsuits and to determine the actions, if any, we should take with respect to the derivative claims, including whether to pursue, to seek to dismiss or to attempt to resolve the derivative claims in the best interests of us and our stockholders. Our Board appointed as Chairman of the SLC, Hugh M. Morrison, an independent Board member who was appointed to our Board on November 9, 2006. On December 18, 2006, we moved to stay all proceedings in the federal and state derivative lawsuits pending the completion of the SLC process. On February 27, 2007, our Board appointed Alfred S. Novak, an independent board member who first joined the Board on January 26, 2007, as a second member of the SLC. Thereafter, the SLC engaged independent counsel. The SLC’s investigation is ongoing.

Indenture Default Litigation

In connection with our issuance of Notes for $125 million, we entered into the Indenture with the Trustee. See “Note 9. Convertible Notes” for additional information regarding the Indenture.

On July 31, 2006, we received the Notice of Default from the Trustee, pursuant to which the Trustee asserted that we were in default of our obligations under the Indenture with respect to our Notes, as a result of our failure (1) to timely file with the SEC our 2006 Form 10-K by July 12, 2006 and (2) to deliver a copy of the 2006 Form 10-K to the Trustee by July 27, 2006. On October 2, 2006, we received the Notice of Acceleration from the Trustee informing us that, pursuant to the Indenture, the Trustee has declared the Notes due and payable at their principal amount together with accrued and unpaid interest, and fees and expenses, and demanding that all such principal, interest, fees and expenses under the Notes be paid to the Trustee immediately. To clarify our rights and responsibilities under the Indenture, we filed a declaratory judgment action on October 3, 2006 styled Cyberonics, Inc. v. Wells Fargo Bank, N.A., as Trustee Under Indenture, No. 06-63284, in the 165th District Court of Harris County, Texas. In the lawsuit, we seek a declaration that no event of default has occurred under the Indenture and request attorney fees under the Declaratory Judgment Act. In January 2007, the Trustee removed this lawsuit to federal district court in Houston, Texas and filed an answer and a counterclaim alleging that we have breached the Indenture. The Trustee seeks an acceleration under the Indenture, or in the alternative, damages and its attorney fees. In March 2007, the Trustee filed a motion for partial summary judgment of liability for breach of the Indenture. In April 2007, we filed our opposition to the Trustee’s motion for partial summary judgment and our cross motion for partial summary judgment declaring that we have not breached the Indenture. If our interpretation of the Indenture is determined to be incorrect, a default and, therefore, an “event of default” will have occurred under the Indenture.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

If an event of default has occurred under the Indenture, all unpaid principal and accrued interest on the outstanding Notes will be due and payable immediately unless we negotiate an amendment to the terms of the Indenture. If the principal and accrued interest on the outstanding Notes must be repaid immediately, we may not have or be able to obtain access to the funds needed to repay the indebtedness, and we may be forced to seek protection under the Bankruptcy Code.

If principal and interest on our indebtedness must be repaid immediately, we do not have the cash resources available to repay the debt. If we were not able to secure additional financing, our ability to continue as a going concern would be uncertain.

Note 16.  Use of Accounting Estimates

The preparation of the consolidated financial statements, in conformity with accounting principles generally accepted in the U.S., requires us to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Our estimates and assumptions are updated as appropriate, which in most cases is at least quarterly. We base our estimates on historical experience or various assumptions that are believed to be reasonable under the circumstances, and the results form the basis for making judgments about the reported values of assets, liabilities, revenues and expenses. Actual results may materially differ from these estimates.

Note 17.  New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued FAS No. 151, “Inventory Costs — an Amendment to ARB No. 43, Chapter 4” (“FAS 151”). This statement amends the guidance in Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ”. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of FAS 151 as of April 29, 2006 did not have a material impact on Cyberonics’ consolidated operating results or financial position.

In December 2004, the FASB issued FAS No. 153, “Exchanges of Nonmonetary Assets,” (“FAS 153”) an amendment to APB Opinion No. 29. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This statement amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of FAS 153 as of April 29, 2006 did not have a material impact on Cyberonics’ consolidated operating results or financial position.

In December 2004, the FASB issued FAS 123(R). This statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement No. 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” This statement does not address the accounting for employee share ownership plans, which are subject to American Institute of Certified Public Accountants Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” We have adopted FAS 123(R) starting on April 29, 2006 using The Black-Scholes option pricing model and The Modified Prospective Method which requires the compensation cost to be recognized under FAS 123(R) for grants issued after the adoption date and the unvested portion of grants issued prior to the adoption date. We recognized compensation expense of approximately $7.2 million and $16.4 million, respectively, during the thirteen and thirty-nine weeks ended January 26, 2007 under the provisions of FAS 123(R).

In May 2005, the FASB issued FAS No. 154, “Accounting Changes and Error Corrections — a replacement of Accounting Principles Board (APB) Opinion No. 20 and FASB Statement No. 3” (“FAS 154”). This statement replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of FAS 154 as of April 29, 2006 did not have a material impact on Cyberonics’ consolidated operating results or financial position.

In June 2006, the FASB issued FAS Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of this interpretation is required for fiscal years beginning after December 15, 2006. We are currently evaluating the potential impact that the adoption of FIN 48 may have on our consolidated operating results or financial position.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects on each of the Company’s balance sheet and statement of operations and the related financial statement disclosures. We are required to adopt SAB 108 in our annual financial statements covering the fiscal years ending after November 15, 2006. We are currently evaluating the impact that the adoption of SAB 108 may have on our consolidated results of operations and financial position.

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS 157”). This statement defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. FAS 157 is effective with fiscal years beginning after November 15, 2007. We are currently evaluating the impact that the implementation of FAS 157 may have on our consolidated results of operations and financial position.

In December 2006, FASB issued a FASB Staff Position (“FSP”) EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP 00-19-2”). This FSP addresses an issuer’s accounting for registration payment arrangements. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5 “Accounting for Contingencies.” The guidance in this FSP amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” as well as FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” to include scope exceptions for registration payment arrangements. This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this FSP. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. We are currently evaluating the impact that the implementation of FSP EITF 00-19-2 may have in our consolidated results of operations and financial position.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” (“FAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, “Fair Value Measurements.” We are currently evaluating the impact that the implementation of FAS 159 may have on our consolidated operating results of operations and financial position.

Note 18.  Reclassifications

Certain reclassifications have been made to prior period Consolidated Financial Statements to conform to the current period’s presentation.

Note 19.  Departure of Certain Officers and Directors

On November 17, 2006, Mr. Cummins resigned from all positions with us and our Board. In connection with Mr. Cummins’ resignation, we entered into a Resignation Agreement, dated November 17, 2006, with Mr. Cummins (the “Cummins Resignation Agreement”). The Cummins Resignation Agreement

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provided for the payment of approximately $1.7 million in cash within five days, the issuance of 75,000 unregistered shares of our Common Stock, the acceleration of vesting for outstanding options and restricted stock grants and the payment of certain benefits. The Cummins Resignation Agreement also provided for the payment to Mr. Cummins of an amount equal to the cash value of 75,000 shares of our Common Stock within one week of the filing of the 2006 Form 10-K and for the payment of cash for certain tax payments that will be incurred by Mr. Cummins as provided in paragraph 6(f) of his employment agreement. We have fulfilled the terms of this agreement and as a result, we recorded approximately $7.7 million in additional expense during the thirteen and thirty-nine weeks ended January 26, 2007.

On November 19, 2006, Ms. Westbrook resigned from all positions with us. In connection with Ms. Westbrook’s resignation, we entered into a Resignation Agreement, dated November 19, 2006, with Ms. Westbrook (the “Westbrook Resignation Agreement”). The Westbrook Resignation Agreement provided for the payment of $0.3 million in cash to Ms. Westbrook within five days and the acceleration and vesting of any stock options and restricted stock that would have vested within the next 12 months if Ms. Westbrook had remained employed by us. We have fulfilled the terms of this agreement and as a result, we recorded approximately $0.3 million in additional expenses during the thirteen and thirty-nine weeks ended January 26, 2007. Also on November 19, 2006, we entered into a consulting agreement with Ms. Westbrook (the “Westbrook Consulting Agreement”). The Westbrook Consulting Agreement provided that Ms. Westbrook will advise us with respect to financial matters, including the preparation and filing of our 2006 Form 10-K, the First Quarter Form 10-Q and the Second Quarter Form 10-Q. We agreed to pay Ms. Westbrook $1,200 per day for these services.

Note 20.  Subsequent Events

Governmental Investigation of Options Granting Practices and Other Matters

The staff of the SEC commenced an informal inquiry of some of our stock option grants and certain other matters. The U.S. Attorney served us with a subpoena for documents related to our stock option grants. For a description of these SEC inquiries and related matters, see “Note 15. Litigation — Governmental Investigations of Options Granting Practices.”

NASDAQ Delisting Notice

We have received three Staff Determination Letters from the NASDAQ staff informing us that our stock was subject to delisting from The NASDAQ Global Market because we had not timely filed our 2006 Form 10-K, our First Quarterly Form 10-Q, and our Second Quarterly Form 10-Q. On February 12, 2007, we received a letter from the NASDAQ Panel confirming that we are in compliance with all listing requirements and that our stock will continue to be listed. For a detailed discussion of these letters and the circumstances surrounding their receipt, see “Note 15. Litigation — NASDAQ Delisting Notice.”

Stockholder Derivative Litigation

We are a nominal defendant in six stockholder derivative lawsuits pending in federal and state court in Texas. For a detailed discussion of these lawsuits, see “Note 15. Litigation — Stockholder Derivative Litigation.”

Convertible Notes Indenture Default Notice

On October 2, 2006, we received the Notice of Acceleration from the Trustee of our Notes informing us that, pursuant to the Indenture, the Trustee has declared the Notes due and payable at their principal amount together with accrued and unpaid interest, and fees and expenses, and it demands that all such principal,

CYBERONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest, fees and expenses under the Notes be paid to the Trustee immediately. For a detailed discussion of the Notice of Acceleration and related events, see “Note 15. Litigation — Indenture Default Litigation.”

Excise Tax Remediation Under Internal Revenue Code Section 409A

Section 409A of the IRC imposes an excise tax on a grantee’s gain from the exercise of a stock option granted with an exercise price less than the fair market value of the Common Stock on the date of the grant. The excise tax applies only to that portion of a grant that vests after December 31, 2004, and any grants that vest after December 31, 2004 and are exercised on or before December 31, 2005 are exempt from the excise tax. The proposed regulations under section 409A permit a grantee to avoid the excise tax by adjusting the exercise price for an affected grant up to the fair market value on the date of the grant. As to Section 16 officers, the adjustment was required to be implemented by December 31, 2006. As to non-Section 16 officers, the adjustment must be implemented by December 31, 2007.

As discussed in “Note 15. Litigation — Governmental Investigations of Options Granting Practices,” the Audit Committee recently concluded that incorrect measurement dates were used for certain of our stock option grants. Unless the exercise price for certain of these grants is adjusted to the fair market value on the date of the grant, the grantees will be subject to an excise tax under IRC Section 409A. In December 2006, we entered into agreements with four current and former Section 16 officers, not including members of the Board, Robert P. Cummins, former CEO, President and Chairman of the Board or Pamela B. Westbrook, former Chief Financial Officer, agreeing to make payments commencing in January 2008 in consideration of the officers’ agreement to amend their affected stock option agreements to adjust the exercise price to the fair market value on the date of the grant. The cost associated with this remediation will be approximately $0.5 million. We recorded the vested portion cost of approximately $0.4 million during the thirteen and thirty-nine weeks ended January 26, 2007. At the same time, we also entered into agreements with Ms. Westbrook and five current and former members of the Board amending their affected stock option agreements, without any payment from us, to adjust the exercise price to the fair market value on the date of the grant.

Our Board has approved a similar plan to offer a payment to each affected current and former employee. We intend to implement the plan as soon as practicable.

Stock Repurchase Program

In May 2006, our Board authorized the repurchase of up to three million shares of our Common Stock in amounts, and at times and prices to be determined and approved by our Board of Directors. No repurchases of our Common Stock have been made under the stock repurchase program.

Centers for Medicare and Medicaid Services (“CMS”) National Coverage Determination for TRD

In July 2006, we requested that CMS amend the existing national coverage policy for VNS Therapy to extend coverage for TRD. On February 5, 2007, CMS issued a preliminary non-coverage determination for VNS Therapy in the TRD indication, proposing that there is sufficient evidence to conclude that vagus nerve stimulation is not reasonable and necessary for TRD. This preliminary determination and any final non-coverage determination that may follow will adversely affect Medicare coverage for TRD with a resulting negative impact on our future operating results. The CMS non-coverage determination also may have a detrimental effect on potential and existing coverage by Medicaid and private payers.

CYBERONICS, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS
April 28, 2006, April 29, 2005 (Restated) and April 30, 2004 (Restated)
TOGETHER WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Cyberonics, Inc.:

We have audited the accompanying consolidated balance sheets of Cyberonics, Inc. and subsidiary as of April 28, 2006 and April 29, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the 52 weeks ended April 28, 2006 and April 29, 2005 and the 53 weeks ended April 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cyberonics, Inc. and subsidiary as of April 28, 2006 and April 29, 2005, and the results of their operations and their cash flows for the 52 weeks ended April 28, 2006 and April 29, 2005 and the 53 weeks ended April 30, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Cyberonics, Inc.’s internal control over financial reporting as of April 28, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated January 5, 2007, expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations, received a Notice of Default and demand letter and Notice of Acceleration for the $125 million senior subordinated convertible notes and incurred a potential default of the $40 million Line of Credit. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1, the consolidated financial statements as of April 29, 2005 and for the 52 weeks ended April 29, 2005 and for the 53 weeks ended April 30, 2004 have been restated.

/s/  KPMG LLP

Houston, Texas
January 5, 2007

CONSOLIDATED BALANCE SHEETS

	April 28, 2006	April 29, 2005
		As restated

ASSETS
Current Assets:
Cash and cash equivalents	$92,355,071	$38,675,892
Restricted cash	1,000,000	—
Short-term marketable securities	—	22,800,000
Accounts receivable, net	21,341,942	16,476,084
Inventories	17,304,794	8,545,385
Prepaid and other current assets	5,274,133	3,355,778

Total Current Assets	137,275,940	89,853,139
Property and equipment, net	10,322,289	8,854,063
Other assets	4,702,055	148,195

Total Assets	$152,300,284	$98,855,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$2,500,000	$3,000,000
Accounts payable	5,190,385	6,620,464
Accrued liabilities	12,655,970	13,375,565
Convertible notes	125,000,000	—
Other	1,175,606	53,599

Total Current Liabilities	146,521,961	23,049,628
Long Term Liabilities:
Other	1,148,457	209,928

Total Long Term Liabilities	1,148,457	209,928

Total Liabilities	147,670,418	23,259,556
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock, $.01 par value per share; 2,500,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $.01 par value per share; 50,000,000 shares authorized; 25,781,349 issued and 25,480,349 outstanding at April 28, 2006; and 24,781,456 shares issued and outstanding at April 29, 2005	257,813	247,815
Additional paid-in capital	244,648,193	227,190,470
Common stock warrants	25,200,000	—
Hedges on convertible notes	(38,200,000)	—
Deferred compensation	(9,167,093)	(2,896,798)
Treasury stock, 301,000 common shares, at cost	(9,993,200)	—
Accumulated other comprehensive loss	(649,698)	(548,689)
Accumulated deficit	(207,466,149)	(148,396,957)

Total Stockholders’ Equity	4,629,866	75,595,841

Total Liabilities and Stockholders’ Equity	$152,300,284	$98,855,397

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	52 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	April 28, 2006	April 29, 2005	April 30, 2004
		As restated	As restated

Net sales	$123,441,575	$103,442,570	$110,721,499
Cost of sales	15,822,045	15,674,040	16,386,487

Gross Profit	107,619,530	87,768,530	94,335,012
Operating Expenses:
Selling, general and administrative	137,310,196	86,972,068	72,198,977
Research and development	29,541,707	20,092,810	17,582,527

Total Operating Expenses	166,851,903	107,064,878	89,781,504

Earnings (Loss) From Operations	(59,232,373)	(19,296,348)	4,553,508
Interest income	3,211,956	1,072,488	469,924
Interest expense	(3,018,969)	(444,270)	(565,702)
Other income, net	69,460	84,736	390,997

Earnings (loss) before income taxes	(58,969,926)	(18,583,394)	4,848,727
Income tax expense	99,266	26,113	230,789

Net Earnings (Loss)	$(59,069,192)	$(18,609,507)	$4,617,938

Basic earnings (loss) per share	$(2.37)	$(0.77)	$0.20
Diluted earnings (loss) per share	$(2.37)	$(0.77)	$0.18

Shares used in computing basic earnings (loss) per share	24,916,938	24,036,736	22,921,031
Shares used in computing diluted earnings (loss) per share	24,916,938	24,036,736	25,954,640

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

								Accumulated
								Other
			Additional	Common	Hedges on			Comprehensive		Total
	Common Stock		Paid-in	Stock	Convertible	Deferred	Treasury	Income	Accumulated	Stockholders’
	Shares	Amount	Capital	Warrants	Notes	Compensation	Stock	(Loss)	Deficit	Equity

Balance at April 25, 2003 as previously reported	22,385,736	$223,857	$174,325,339	$—	$—	$(1,023,750)	$—	$(448,226)	$(124,565,217)	$48,512,003
Restatement of noncash compensation expense applicable to prior years	—	—	14,330,361	—	—	(4,490,190)	—	—	(9,840,171)	—

Balance at April 25, 2003 as restated	22,385,736	223,857	188,655,700	—	—	(5,513,940)	—	(448,226)	(134,405,388)	48,512,003

Stock options exercised	974,837	9,749	11,947,259	—	—	—	—	—	—	11,957,008
Issuance of common stock under Employee Stock Purchase Plan	65,980	660	1,010,110	—	—	—	—	—	—	1,010,770
Issuance of restricted stock	30,844	308	712,872	—	—	(713,180)	—	—	—	—
Deferred compensation related to stock options	—	—	443,428	—	—	(443,428)	—	—	—	—
Amortization of deferred compensation and expense of certain stock options	—	—	—	—	—	3,081,283	—	—	—	3,081,283
Net Earnings, as restated	—	—	—	—	—	—	—	—	4,617,938	4,617,938
Translation adjustment	—	—	—	—	—	—	—	(198,522)	—	(198,522)

Comprehensive income, as restated	—	—	—	—	—	—	—	—	—	4,419,416

Balance at April 30, 2004 as restated	23,457,397	234,574	202,769,369	—	—	(3,589,265)	—	(646,748)	(129,787,450)	68,980,480

Stock Options exercised	1,241,889	12,419	16,674,877	—	—	—	—	—	—	16,687,296
Issuance of common stock under Employee Stock Purchase Plan	82,420	824	1,335,684	—	—	—	—	—	—	1,336,508
Cancellation of restricted stock	(250)	(2)	(6,620)	—	—	6,622	—	—	—	—
Deferred compensation relating to stock options	—	—	6,417,160	—	—	(6,417,160)	—	—	—	—
Amortization of deferred compensation and expense of certain stock options	—	—	—	—	—	7,103,005	—	—	—	7,103,005
Net Loss, as restated	—	—	—	—	—	—	—	—	(18,609,507)	(18,609,507)
Translation adjustment	—	—	—	—	—	—	—	98,059	—	98,059

Comprehensive loss, as restated	—	—	—	—	—	—	—	—	—	(18,511,448)

Balance at April 29, 2005 as restated	24,781,456	247,815	227,190,470	—	—	(2,896,798)	—	(548,689)	(148,396,957)	75,595,841

Stock options exercised	637,191	6,371	8,694,565	—	—	—	—	—	—	8,700,936
Issuance of common stock under Employee Stock Purchase Plan	88,970	890	1,777,939	—	—	—	—	—	—	1,778,829
Issuance of restricted stock	278,732	2,787	9,651,358	—	—	(9,654,145)	—	—	—	—
Cancellation of restricted stock	(5,000)	(50)	(174,662)	—	—	174,712	—	—	—	—
Deferred compensation relating to stock options	—	—	(2,491,477)	—	—	2,491,477	—	—	—	—
Amortization of deferred compensation and expense of certain stock options	—	—	—	—	—	717,661	—	—	—	717,661
Purchase of Treasury stock	—	—	—	—	—	—	(9,993,200)	—	—	(9,993,200)
Sale of common stock warrants	—	—	—	25,200,000	—	—	—	—	—	25,200,000
Purchase of convertible note hedge	—	—	—	—	(38,200,000)	—	—	—	—	(38,200,000)
Net Loss	—	—	—	—	—	—	—	—	(59,069,192)	(59,069,192)
Translation adjustment	—	—	—	—	—	—	—	(101,009)	—	(101,009)

Comprehensive loss	—	—	—	—	—	—	—	—	—	(59,170,201)

Balance at April 28, 2006	25,781,349	$257,813	$244,648,193	$25,200,000	$(38,200,000)	$(9,167,093)	$(9,993,200)	$(649,698)	$(207,466,149)	$4,629,866

See accompanying Notes to Consolidated Financial Statements

CYBERONICS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	52 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	April 28, 2006	April 29, 2005	April 30, 2004
		As restated	As restated

Cash Flows From Operating Activities:
Net earnings (loss)	$(59,069,192)	$(18,609,507)	$4,617,938
Non-cash items included in net earnings (loss):
Depreciation	3,350,988	3,274,843	3,978,340
Gain on disposal of assets	(81,433)	(50,066)	(114,947)
Unrealized (gain) loss in foreign currency transactions	(104,542)	15,758	439,683
Amortization of deferred compensation	717,661	7,103,005	3,081,283
Amortization of financing costs	419,497	—	—
Other non-cash items	(232,752)	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(4,995,947)	747,906	(2,566,387)
Inventories	(8,767,305)	(758,512)	(1,648,759)
Other current assets	(1,488,869)	(668,745)	(1,304,933)
Other assets, net	(84,653)	33,435	62,062
Accounts payable and accrued liabilities	(250,778)	4,678,684	(2,948,931)
Other	(288,884)	263,527	—

Net Cash Provided By (Used In) Operating Activities	(70,876,209)	(3,969,672)	3,595,349

Cash Flows From Investing Activities:
Purchase of short-term marketable securities	—	(10,400,229)	(16,300,464)
Proceeds from sale of short-term marketable securities	22,800,000	2,500,693	1,400,000
Restricted cash	(1,000,000)	—	—
Purchases of property and equipment	(4,298,859)	(3,713,637)	(2,600,592)

Net Cash Provided By (Used In) Investing Activities	17,501,141	(11,613,173)	(17,501,056)

Cash Flows From Financing Activities:
Increase (decrease) in borrowing against line of credit	(500,000)	(7,031,000)	1,661,000
Payment related to line of credit origination costs	(499,814)	—	—
Payments on capital lease obligations	(192,378)	(141,066)	(132,133)
Proceeds from issuance of Convertible Notes, net of issuance costs	120,700,414	—	—
Sale of Common Stock Warrants	25,200,000	—	—
Purchase of Convertible Note Hedge	(38,200,000)	—	—
Proceeds from issuance of Common Stock	10,479,765	18,023,804	12,967,778
Purchase of treasury stock	(9,993,200)	—	—

Net Cash Provided By Financing Activities	106,994,787	10,851,738	14,496,645

Effect of exchange rate changes on cash and cash equivalents	59,460	(56,268)	(703,976)

Net Increase (Decrease) in Cash and Cash Equivalents	53,679,179	(4,787,375)	(113,038)
Cash and cash equivalents at beginning of period	38,675,892	43,463,267	43,576,305

Cash and cash equivalents at end of period	$92,355,071	$38,675,892	$43,463,267

Supplementary Disclosures of Cash Flow Information:
Cash paid for interest	$2,213,594	$416,986	$418,042
Cash paid for income taxes	$98,414	$53,312	$348,558
Supplemental Disclosure of Non-cash Activity:
Financed purchases of capital assets with notes payable	$497,698	$—	$—

See accompanying Notes to Consolidated Financial Statements

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Restatements

Stock-Based Compensation Expense.  On June 8, 2006, a published analyst research report raised questions about certain stock options granted to some of our officers and employees. On June 9, 2006, the staff of the Securities and Exchange Commission (“SEC”) informed us that it had initiated an informal inquiry into our stock option grants and we hired an outside law firm to represent us in the matter. Thereafter, we received a subpoena dated June 26, 2006, from the Office of the U.S. Attorney for the Southern District of New York (“U.S. Attorney”) seeking documents related to our stock option grants. We have been cooperating in both the SEC staff’s and U.S. Attorney’s investigations.

We initiated our own internal investigation into these matters. On June 26, 2006, our Board designated the Audit Committee, which consists entirely of independent members of the Board, to undertake a review of our stock option grants and related practices, procedures and accounting during the period from 1993 through the conclusion of the investigation. The Audit Committee undertook its investigation with the assistance of independent counsel and accounting experts retained by its counsel. The results of the Audit Committee’s investigation were announced on November 20, 2006 after the Audit Committee reported its findings to the Board. The Audit Committee concluded that certain stock options granted primarily during the period 1998 to 2003 were not accounted for correctly in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) applicable at the time the grants were issued. As a result of the Audit Committee’s investigation, and after additional review and consultation with our independent registered public accountants, we are restating prior fiscal periods to reflect additional stock-based compensation expense relating to stock option grants made during the period from fiscal years 1994 through 2006.

We are restating consolidated financial statements and applicable disclosures for the fiscal years ended April 30, 2004 and April 29, 2005, as well as the applicable quarters for 2005 and 2006 fiscal years. A cumulative adjustment related to restatements for fiscal years 1994 through 2003 is reflected in the restated beginning accumulated deficit for the fiscal year ended April 30, 2004. These non-cash adjustments do not have any impact on our previously reported net sales, cash or cash equivalents.

The types of errors that were identified during the review processes are as follows:

(1) Incorrect measurement dates were used for certain stock option grants made principally during the period from 1998 to 2003.  Under Accounting Principles Board Standard No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), the date of final approval of a stock option is the basis for determining the “measurement date” to be used in comparing the exercise price of the option to the fair value of our common stock on the measurement date. In accordance with APB 25, with respect to periods prior to April 29, 2006, we should have recorded compensation expense in an amount per share subject to each option to the extent the fair market value of our stock on the measurement date exceeded the exercise price of the option. We have determined that in some instances we previously used an incorrect measurement date and failed to record such compensation expense.

The stock option grant process in place during this time period required the Compensation Committee to approve all stock option grants. This was frequently accomplished through the use of unanimous written consents that were prepared by management and sent by overnight delivery to Compensation Committee members to review, execute and return. For certain grants issued during this period, the date of effective approval by the Compensation Committee was subsequent to the grant date as recorded in our records and used as the measurement date in preparing our consolidated financial statements. Electronic data available for unanimous written consent documents executed by the Compensation Committee during the time period from 1998 to 2003 indicated that the documents were created and therefore approved on a date later than the grant dates. With respect to grants for which the electronic data indicated such dating issues, but for which other contemporaneous

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

documentation exists that establishes the date of final approval by all Compensation Committee members (such as, for example, signed and dated approval faxes), we relied on that other documentation to determine the date of effective approval and the appropriate measurement date. With respect to grants for which the electronic data indicated such dating issues, but for which no such other contemporaneous documentation exists, we used a measurement date corresponding to the date on which the unanimous written consent document was last saved electronically plus four calendar days to allow for the approval process that was conducted using overnight shipping of approval documents to and from Compensation Committee members. Under APB 25, to the extent that the fair market value of our stock on the revised measurement date exceeded the exercise price of the option, we were required to recognize compensation expense with respect to that option at the time of the grant. The cumulative effect of these measurement date revisions on our consolidated financial statements through April 29, 2005 is approximately $5.3 million in aggregate pre-tax non-cash stock-based compensation expense.

In light of the significant judgment used in establishing revised measurement dates, alternate approaches to the one used could have resulted in different pre-tax non-cash stock-based compensation expense charges than those recorded in the restatement.

In addition, we also identified certain grants where evidence other than electronic unanimous written consent data exists that supports a measurement date other than the grant date. These grants were issued in 2001 and 2002, resulting in additional pre-tax non-cash stock-based compensation expense through April 29, 2005, of approximately $1.1 million.

(2) The existence of multiple documents with different dates evidencing approval for the same grants resulted in a scenario that is considered re-pricing under GAAP.  Our internal investigation identified several grants to directors, officers and employees where it appeared that the approval criteria under GAAP were met on multiple dates. The documents evidencing approval included communications between management and members of the Compensation Committee and subsequently completed unanimous written consent forms signed by the Compensation Committee members. Ultimately, grants were issued to individuals at the price determined by using as the measurement date the date of that subsequently completed unanimous written consent, resulting in a price lower than the price that would have resulted from use of the earlier dated documents to evidence approval of the grant. It is not clear which documents were intended to constitute final approval.

Based on the existence of multiple approval documents with a subsequent approval at a lower stock price, these grants were deemed to involve re-pricing within the meaning of the applicable accounting literature. Variable accounting treatment has been applied in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Interpretation 44, “Accounting for Certain Transactions involving Stock Compensation” (“FIN 44”), which was effective July 1, 2000 and provided for a look back period to December 15, 1998 for re-priced stock options.

The effect of accounting for these grants as having been re-priced is to increase our cumulative compensation expense through April 29, 2005 by approximately $8.6 million to account for the additional pre-tax non-cash stock-based compensation expense.

(3) The cancellation of certain stock option grants that were subsequently re-issued at a lower price than the original grant constituted re-pricing that rendered the grants subject to variable accounting treatment.  On certain occasions from fiscal year 1999 through fiscal year 2001, we canceled certain stock option grants and subsequently reissued new grants. Therefore, these grants were deemed to be re-priced and are subject to variable accounting treatment in accordance with FIN 44.

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The cumulative impact of this type of error on the consolidated financial statements through April 29, 2005 is approximately $1.9 million in additional pre-tax non-cash stock-based compensation expense.

(4) Stock option grants issued to non-employees were either not recorded or were recorded incorrectly.  From fiscal year 1997 through fiscal year 2001, we issued certain stock option grants to various consultants. Compensation expense for some of the grants was recorded at the time the grants were issued; however, the grants were not correctly recorded in accordance with GAAP in effect at the time of the grants. Compensation expense was not recorded at all for the remaining grants.

The cumulative impact of this type of error on the consolidated financial statements through April 29, 2005 is approximately $1.0 million in additional pre-tax non-cash stock-based compensation expense.

(5) Other miscellaneous errors related to stock options.  The cumulative impact for all other types of errors on the consolidated financial statements through April 29, 2005 is approximately $0.5 million in additional pre-tax non-cash stock-based compensation expense.

The cumulative effect of the restatement adjustment on our consolidated balance sheet at April 29, 2005 was an increase in additional paid-in capital of approximately $18.4 million and an increase in accumulated deficit of $18.4 million. There was no impact on net sales, cash or cash equivalents.

The following table discloses the impact of additional non-cash charges for stock-based compensation expense on pre-tax and after-tax net earnings (loss) for the fiscal years 1994 through 2005.

Restatement Impact in
Fiscal Year	Statement of Operations(1)

1994	$(4,667)
1995	(29,641)
1996	(40,189)
1997	(116,709)
1998	(245,233)
1999	(419,229)
2000	(678,124)
2001	(936,379)
2002	(2,093,214)
2003	(5,276,786)
2004	(2,141,571)
2005	(6,391,159)

Total	$(18,372,901)

(1)	There is no tax effect in the restatement due to the deferred tax valuation allowance.

The total restatement impact, through fiscal year ended April 29, 2005, is approximately $18.4 million of additional pre-tax non-cash stock-based compensation expense.

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below discloses the impact of the restatement applicable to the Consolidated Statements of Operations:

CONSOLIDATED STATEMENTS OF OPERATIONS

	52 Weeks Ended		53 Weeks Ended
	April 29, 2005		April 30, 2004
	As Reported	As Restated	As Reported	As Restated

Net sales	$103,442,570	$103,442,570	$110,721,499	$110,721,499
Cost of sales	15,575,741	15,674,040	16,295,562	16,386,487

Gross Profit	87,866,829	87,768,530	94,425,937	94,335,012
Operating Expenses:
Selling, general and administrative	81,430,943	86,972,068	70,597,149	72,198,977
Research and development	19,341,075	20,092,810	17,133,709	17,582,527

Total Operating Expenses	100,772,018	107,064,878	87,730,858	89,781,504

Earnings (Loss) From Operations	(12,905,189)	(19,296,348)	6,695,079	4,553,508
Interest income	1,072,488	1,072,488	469,924	469,924
Interest expense	(444,270)	(444,270)	(565,702)	(565,702)
Other income, net	84,736	84,736	390,997	390,997

Earnings (loss) before income taxes	(12,192,235)	(18,583,394)	6,990,298	4,848,727
Income tax expense	26,113	26,113	230,789	230,789

Net Earnings (Loss)	$(12,218,348)	$(18,609,507)	$6,759,509	$4,617,938

Basic earnings (loss) per share	$(0.51)	$(0.77)	$0.29	$0.20
Diluted earnings (loss) per share	$(0.51)	$(0.77)	$0.26	$0.18

Shares used in computing basic earnings (loss) per share	24,036,736	24,036,736	22,921,031	22,921,031
Shares used in computing diluted earnings (loss) per share	24,036,736	24,036,736	26,053,330	25,954,640

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below discloses the impact of the restatement applicable to the Consolidated Balance Sheet:

CONSOLIDATED BALANCE SHEET

	April 29, 2005
	As Reported	As Restated

ASSETS
Current Assets:
Cash and cash equivalents	$38,675,892	$38,675,892
Short-term marketable securities	22,800,000	22,800,000
Accounts receivable, net	16,476,084	16,476,084
Inventories	8,545,385	8,545,385
Prepaid and other current assets	3,355,778	3,355,778

Total Current Assets	89,853,139	89,853,139
Property and equipment, net	8,854,063	8,854,063
Other assets	148,195	148,195

Total Assets	$98,855,397	$98,855,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$3,000,000	$3,000,000
Accounts payable	6,620,464	6,620,464
Accrued liabilities	13,375,565	13,375,565
Other	53,599	53,599

Total Current Liabilities	23,049,628	23,049,628
Long Term Liabilities:
Other	209,928	209,928

Total Long Term Liabilities	209,928	209,928

Total Liabilities	23,259,556	23,259,556

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock, $.01 par value per share; 2,500,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $.01 par value per share; 50,000,000 shares authorized; 24,781,456 shares issued and outstanding at April 29, 2005	247,815	247,815
Additional paid-in capital	205,999,521	227,190,470
Deferred compensation	(78,750)	(2,896,798)
Accumulated other comprehensive loss	(548,689)	(548,689)
Accumulated deficit	(130,024,056)	(148,396,957)

Total Stockholders’ Equity	75,595,841	75,595,841

Total Liabilities and Stockholders’ Equity	$98,855,397	$98,855,397

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below discloses the impact of the restatement applicable to the Consolidated Statements of Cash Flows:

CONSOLIDATED STATEMENTS OF CASH FLOWS

	52 Weeks Ended		53 Weeks Ended
	April 29, 2005		April 30, 2004
	As Reported	As Restated	As Reported	As Restated

Cash Flows From Operating Activities:
Net earnings (loss)	$(12,218,348)	$(18,609,507)	$6,759,509	$4,617,938
Non-cash items included in net earnings (loss):
Depreciation	3,274,843	3,274,843	3,978,340	3,978,340
Gain on disposal of assets	(50,066)	(50,066)	(114,947)	(114,947)
Unrealized (gain) loss in foreign currency transactions	15,757	15,758	439,684	439,683
Amortization of deferred compensation	711,847	7,103,005	939,711	3,081,283
Changes in operating assets and liabilities:
Accounts receivable, net	747,906	747,906	(2,566,387)	(2,566,387)
Inventories	(758,512)	(758,512)	(1,648,759)	(1,648,759)
Other current assets	(668,745)	(668,745)	(1,304,933)	(1,304,933)
Other assets, net	33,435	33,435	62,062	62,062
Accounts payable and accrued liabilities	4,678,684	4,678,684	(2,948,931)	(2,948,931)
Other	263,527	263,527	—	—

Net Cash Provided By (Used In) Operating Activities	(3,969,672)	(3,969,672)	3,595,349	3,595,349

Cash Flows From Investing Activities:
Purchase of short-term marketable securities	(10,400,229)	(10,400,229)	(16,300,464)	(16,300,464)
Proceeds from sale of short-term marketable securities	2,500,693	2,500,693	1,400,000	1,400,000
Purchases of property and equipment	(3,713,637)	(3,713,637)	(2,600,592)	(2,600,592)

Net Cash Provided By (Used In) Investing Activities	(11,613,173)	(11,613,173)	(17,501,056)	(17,501,056)

Cash Flows From Financing Activities:
Increase (decrease) in borrowing against line of credit	(7,031,000)	(7,031,000)	1,661,000	1,661,000
Payments on capital lease obligations	(141,066)	(141,066)	(132,133)	(132,133)
Proceeds from issuance of Common Stock	18,023,804	18,023,804	12,967,778	12,967,778

Net Cash Provided By Financing Activities	10,851,738	10,851,738	14,496,645	14,496,645
Effect of exchange rate changes on cash and cash equivalents	(56,268)	(56,268)	(703,976)	(703,976)

Net Increase (Decrease) in Cash and Cash Equivalents	(4,787,375)	(4,787,375)	(113,038)	(113,038)
Cash and cash equivalents at beginning of period	43,463,267	43,463,267	43,576,305	43,576,305

Cash and cash equivalents at end of period	$38,675,892	$38,675,892	$43,463,267	$43,463,267

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the computation of basic and diluted net earnings (loss) per share of common stock:

	52 Weeks Ended		53 Weeks Ended
	April 29, 2005		April 30, 2004
	As Reported	As Restated	As Reported	As Restated

Numerator:
Net earnings (loss)	$(12,218,348)	$(18,609,507)	$6,759,509	$4,617,938

Denominator:
Basic weighted average shares outstanding	24,036,736	24,036,736	22,921,031	22,921,031
Effect of dilutive securities	—	—	3,132,299	3,033,609

Diluted weighted average shares outstanding	24,036,736	24,036,736	26,053,330	25,954,640

Basic earnings (loss) per share	$(0.51)	$(0.77)	$0.29	$0.20
Diluted earnings (loss) per share	$(0.51)	$(0.77)	$0.26	$0.18

The table below discloses the impact of the restatement on earnings (loss) before income taxes and income tax expense:

	52 Weeks Ended		53 Weeks Ended
	April 29, 2005		April 30, 2004
	As Reported	As Restated	As Reported	As Restated

Earnings (loss) before income taxes:
Domestic	$(11,638,574)	$(17,917,356)	$7,419,794	$5,386,171
Foreign	(553,661)	(666,038)	(429,496)	(537,444)

	$(12,192,235)	$(18,583,394)	$6,990,298	$4,848,727

Income tax expense:
Federal	$—	$—	$52,224	$52,224
State and local	—	—	160,315	160,315
Foreign	26,113	26,113	18,250	18,250

	$26,113	$26,113	$230,789	$230,789

The following is a reconciliation of the statutory federal income tax rate to our effective income tax rate expressed as a percentage of earnings (loss) before income taxes:

	52 Weeks Ended		53 Weeks Ended
	April 29, 2005		April 30, 2004
	As Reported	As Restated	As Reported	As Restated

U.S. statutory rate	(34.0)%	(34.0)%	34.0%	34.0%
Change in deferred tax valuation allowance	31.8	29.2	(34.0)	(40.0)
Foreign taxes	0.2	0.1	0.3	0.4
State and local tax provision	0.0	0.0	2.3	3.2
Other, net	2.2	4.8	0.7	6.0

	0.2%	0.1%	3.3%	3.6%

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of our deferred tax assets are as follows:

	April 29, 2005
	As Reported	As Restated

Deferred tax assets:
Federal net operating loss carryforwards	$51,666,992	$52,902,151
Foreign net operating loss carryforwards	5,921,787	5,852,370
State net operating loss carryforwards and other	4,100,938	4,649,674
Federal tax credit carryforwards	4,511,029	4,511,029
Deferred compensation expense	763,284	3,610,438
Accrued expenses	335,588	331,654
Reserves	401,503	396,796
Property and equipment	349,102	345,010
Inventory costs capitalized	277,335	274,084

Total deferred tax assets	68,327,558	72,873,206
Deferred tax valuation allowance	(68,327,558)	(72,873,206)

Net deferred tax assets	$—	$—

Note 2.  Summary of Significant Accounting Policies and Related Data

Nature of Operations.  We are headquartered in Houston, Texas and design, develop, manufacture and market the Cyberonics VNS Therapy System (“VNS Therapy System”), an implantable medical device which delivers a unique therapy, Vagus Nerve Stimulation, for the treatment of refractory epilepsy, treatment- resistant depression and other debilitating neurological disorders. Cyberonics has regulatory approval to market and sell the VNS Therapy System for refractory epilepsy in the United States, Canada, Europe, Australia and other markets. In 2001, we obtained regulatory approval for commercial distribution of the VNS Therapy System for the treatment of depression in the European market and in Canada. On July 15, 2005, Food and Drug Administration (“FDA”) approved the VNS Therapy System as an adjunctive long-term treatment of chronic or recurrent depression for patients 18 years of age or older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate antidepressant treatments.

We operate our business as a single segment with similar economic characteristics, technology, manufacturing processes, customers, distribution and marketing strategies, regulatory environments and shared infrastructures. We are a neurostimulation business focused on creating new markets, developing other indications for VNS Therapy covered by our method patents and expanding our business into other neuromodulation opportunities.

Consolidation.  The accompanying consolidated financial statements include Cyberonics and our wholly-owned subsidiary, Cyberonics Europe, NV, and have been prepared on a going concern basis. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates.  The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Critical estimates that require management’s judgment relate to the allowance for doubtful accounts, estimates of any obsolete inventory, useful lives for property and equipment, impairment of any long-lived assets, sales returns and allowances, product warranties, stock option expenses and income tax valuation allowances.

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Translation.  The assets and liabilities of Cyberonics Europe, NV are generally translated into U.S. dollars at exchange rates in effect on reporting dates, while capital accounts and certain obligations of a long-term nature payable to the parent company are translated at historical rates. Statement of Operations items are translated at average exchange rates in effect during the financial statement period. The gains and losses that result from this process are shown in the accumulated other comprehensive income (loss) section of stockholders’ equity and comprehensive income (loss), and are not included in the determination of the results of operations. Gains and losses resulting from foreign currency transactions denominated in currency other than the functional currency are included in other income and expense.

Cash Equivalents.  We consider all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash.  We classify as Restricted Cash highly liquid investments that otherwise would qualify as cash equivalents, but that have been set aside as collateral and that are unavailable for immediate withdrawal, until certain conditions are met.

Investments in Short-term Marketable Securities.  Included in short-term investments are auction rate securities classified as available-for-sale securities. Our investment in these securities are recorded at cost, which approximates fair market value due to their variable interest rates, which typically reset every seven to 35 days, and, despite the long-term nature of their stated contractual maturities, we have the ability to quickly liquidate these securities. As a result, we had no cumulative gross unrealized holding gains (losses) or gross realized gains (losses) from these current investments.

Fair Value of Financial Instruments.  The carrying amounts reported in the Consolidated Balance Sheets for cash equivalents, short-term marketable securities, accounts receivable, accounts payable and line of credit approximate their fair values due to the short-term maturity of these financial instruments. The fair value of our senior convertible notes is discussed in “Note 8. Convertible Notes” in the Notes to the Consolidated Financial Statements.

Accounts Receivable.  Activity in our allowance for doubtful accounts consists of the following:

	52 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	April 28, 2006	April 29, 2005	April 30, 2004

Balance at beginning of period	$275,457	$279,699	$292,176
Increase (Decrease) in allowance	51,245	75,374	(9,137)
Reductions for write-offs	(92,224)	(79,616)	(3,340)

Balance at end of period	$234,478	$275,457	$279,699

Inventories.  We state our inventories at the lower of cost, first-in first-out (“FIFO”) method or market. Cost includes the acquisition cost of raw materials and components, direct labor and overhead net of obsolescence provisions.

Property and Equipment.  Property and equipment are carried at cost, less accumulated depreciation. Maintenance, repairs and minor replacements are charged to expense as incurred; significant renewals and betterments are capitalized. We compute depreciation using the straight-line method over useful lives ranging from two to nine years. Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value at the inception of the lease. Property and equipment under capital leases are depreciated using the straight-line method over the shorter of the lease term or the estimated useful life of the property.

Leases.  Statement of Financial Accounting Standards Board (“SFAS”) No. 13 “Accounting for Leases,” establishes standards of financial accounting and reporting for leases by lessees and lessors. We are a party to the contract of leased facilities and other lease obligations recorded in compliance with SFAS No. 13.

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-Lived Assets.  SFAS No. 144, “Accounting for the Impairment or Disposals of Long-Lived Assets,” provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also establishes the criteria for classifying an asset as held for sale and sets the scope of business to be disposed of that qualifies for reporting as discontinued operations as well as changes the timing of recognizing losses on such operations.

Stock Options.  We have adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Because of this election, we continue to account for our employee stock-based compensation plans under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and the related interpretations. We have adopted SFAS No. 123 (revised 2004) starting on April 29, 2006 using The Black-Scholes option pricing model and The Modified Prospective Method which requires the compensation cost to be recognized under SFAS 123(R) for grants issued after the adoption date and the unvested portion of grants issued prior to the adoption date. As a result of the adoption of SFAS 123(R) we anticipate recognizing non-cash share-based compensation expense of approximately $20 million during fiscal year 2007 excluding the potential impact associated with the resignations of certain former officers and employees. This estimate is affected by assumptions regarding a number of complex and subjective variables. The deferred compensation is amortized over the vesting period of each unit of stock-based compensation.

The following table illustrates the effect on net earnings (loss) and earnings (loss) per share if we had applied the fair value recognition provisions of SFAS No. 123 and SFAS No. 148 to stock-based employee compensation.

		52 Weeks Ended		53 Weeks Ended
	52 Weeks Ended	April 29, 2005		April 30, 2004
	April 28, 2006	As Reported	As Restated	As Reported	As Restated

Net earnings (loss) as reported	$(59,069,192)	$(12,218,348)	$(18,609,507)	$6,759,509	$4,617,938
Add: Stock-based employee compensation expense included in reported net earnings (loss), net of related tax effects if applicable	717,661	711,847	7,103,005	939,711	3,081,282
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects, if applicable	(26,384,997)	(20,986,285)	(21,924,138)	(18,832,682)	(19,723,779)

Pro forma net loss	$(84,736,528)	$(32,492,786)	$(33,430,640)	$(11,133,462)	$(12,024,559)

Earnings (loss) per share:
Basic	$(2.37)	$(0.51)	$(0.77)	$0.29	$0.20
Basic — pro forma	$(3.40)	$(1.35)	$(1.39)	$(0.49)	$(0.52)
Diluted	$(2.37)	$(0.51)	$(0.77)	$0.26	$0.18
Diluted — pro forma	$(3.40)	$(1.35)	$(1.39)	$(0.49)	$(0.52)

Revenue Recognition.  We sell our products through a combination of a direct sales force in the United States and certain European countries and through distributors elsewhere. We recognize revenue when

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

title to the goods and risk of loss transfer to customers, providing there are no remaining performance obligations required of us or any matters requiring customer acceptance. We record estimated sales returns and discounts as a reduction of net sales in the same period revenue is recognized. Our revenues are dependent upon sales to new and existing customers pursuant to our current policies. Changes in these policies or sales terms could impact the amount and timing of revenue recognized.

Research and Development.  All research and development costs are expensed as incurred.

Product Warranty.  We offer warranties on our leads and generators for one to two years from the date of implant, depending on the product in question. We provide at the time of shipment for costs estimated to be incurred under our product warranties. Provisions for warranty expenses are made based upon projected product warranty claims.

Changes in our liability for product warranties during the 52 weeks ended April 28, 2006, April 29, 2005 and the 53 weeks ended April 30, 2004 are as follows:

				Balance at
	Balance at	Warranty		the End
	the Beginning	Expense	Warranties	of the
Year	of the Year	Recognized	Settled	Year

2006	$46,991	$10,312	$(10,312)	$46,991
2005	50,935	29,077	(33,021)	46,991
2004	160,581	(66,536)	(43,110)	50,935

License Agreements.  We have executed licensing agreements under which we have secured the rights provided under certain patents. Royalties, payable under the terms of these agreements, are expensed as incurred.

Income Taxes.  We account for income taxes under the asset and liability method. Under this method, deferred income taxes reflect the impact of temporary differences between financial accounting and tax basis of assets and liabilities. Such differences relate primarily to the deductibility of certain accruals and reserves and the effect of tax loss and tax credit carryforwards not yet utilized. Deferred tax assets are evaluated for realization based on a more-likely-than-not criterion in determining if a valuation allowance should be provided.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change of tax rates is recognized in operations in the period that includes the enactment date.

Net Earnings (Loss) Per Share.  SFAS No. 128, “Earnings Per Share” requires dual presentation of earnings per share (“EPS”): basic EPS and diluted EPS. Basic EPS is computed by dividing net earnings or loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes dilutive stock options and unvested restricted stock that are considered common stock equivalents using the treasury stock method.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the computation of basic and diluted net earnings (loss) per share of common stock:

	52 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	April 28, 2006	April 29, 2005	April 30, 2004
		As restated	As restated

Numerator:
Net earnings (loss)	$(59,069,192)	$(18,609,507)	$4,617,938

Denominator:
Basic weighted average shares outstanding	24,916,938	24,036,736	22,921,031
Effect of dilutive securities	—	—	3,033,609

Diluted weighted average shares outstanding	24,916,938	24,036,736	25,954,460

Basic earnings (loss) per share	$(2.37)	$(0.77)	$0.20
Diluted earnings (loss) per share	$(2.37)	$(0.77)	$0.18

Excluded from the computation of diluted EPS for the 52 weeks ended April 28, 2006 and April 29, 2005 were outstanding options and unvested restricted stock to purchase approximately 7,260,000 and 6,927,000 common shares, respectively, because to include them would have been anti-dilutive due to the net loss. Excluded from the computation of diluted EPS for the 53 weeks ended April 30, 2004 were outstanding options to purchase approximately 426,000 common shares because to include them would have been anti-dilutive, meaning the exercise price exceeded fair market value.

We issued $125 million of Senior Subordinated Convertible Notes due in 2012 (“Notes”) during the quarter ended October 28, 2005 and, in conjunction with the Notes, purchased Call Options (the “Note Hedge”) and sold common stock warrants (“Warrants”). The Notes are convertible into approximately three million shares of our common stock. Dilution is measured in accordance with the “if converted” method of SFAS No. 128, “Earnings Per Share,” which assumes conversion of the Notes and adjusts net earnings (loss) for interest expense net of tax; however, due to net operating losses the Notes are anti-dilutive and are not included in the computation of diluted EPS. We purchased the Note Hedge to buy approximately three million shares of our common stock at an exercise price of $41.50 per share. Purchased call options are anti-dilutive and are not included in the computation of diluted EPS. We issued Warrants to sell approximately three million shares of our common stock at an exercise price of $50.00 per share. In accordance with the treasury stock method of SFAS No. 128, “Earnings Per Share,” the Warrants are not included in the computation of diluted EPS because the Warrants’ exercise price was greater than the average market price of the common stock.

Comprehensive Income (Loss).  Comprehensive income (loss) is the total of net earnings (loss) and all other non-owner changes in equity.

Reclassifications.  Certain reclassifications have been made to prior period consolidated financial statements to conform with the April 28, 2006 presentation.

Note 3.  Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. Since inception, we have incurred an accumulated deficit of approximately $207 million. We have incurred substantial expenses, primarily for research and development activities that include product and process development, clinical trials and related regulatory activities, sales and marketing activities, manufacturing start-up costs and systems infrastructure. For the fiscal years ended April 28, 2006 and April 29, 2005 we have had a net loss of $59 million and $19 million, respectively. To fund our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operations, in fiscal 2006, we incurred additional indebtedness through the issuance of $125 million of senior subordinated convertible notes and the establishment of a $40 million line of credit.

On July 31, 2006, we received a notice of default and demand letter (“Notice of Default”) dated July 28, 2006 from Wells Fargo Bank, National Association (the “Trustee”), pursuant to which the Trustee asserted that we were in default of our obligations under the Indenture dated September 27, 2005 (“Indenture”), between us, as issuer, and the Trustee, as trustee, with respect to our Notes, as a result of our failure (1) to timely file with the SEC this Form 10-K by July 12, 2006 and (2) to deliver a copy of the 2006 Form 10-K to the Trustee by July 27, 2006. On October 2, 2006, we received a notice of acceleration and demand letter (“Notice of Acceleration”) dated September 27, 2006 from the Trustee informing us that, pursuant to the Indenture, the Trustee has declared the Notes due and payable at their principal amount together with accrued and unpaid interest, and fees and expenses, and it demands that all such principal, interest, fees and expenses under the Notes be paid to the Trustee immediately. We believe that neither a default nor an “event of default” has occurred under the Indenture. However, if an event of default has occurred under the Indenture, all unpaid principal and accrued interest on the outstanding Notes will be due and payable. Accordingly, until this matter is resolved, we have included them as a current liability on our Consolidated Balance Sheet as of April 28, 2006. In addition, if an event of default has occurred under the Indenture, we would also be in default of the $40 million Line of Credit. If principal and interest on our indebtedness must be repaid immediately, we do not have the cash resources available to repay the debt. If we were not able to renegotiate the terms of the indenture or to secure additional financing, this could raise substantial doubt regarding our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 4.  Inventories

Inventories consist of the following:

	April 28, 2006	April 29, 2005

Raw materials	$10,709,541	$4,543,744
Finished goods	4,960,028	2,693,390
Work-in-process	1,635,225	1,308,251

	$17,304,794	$8,545,385

Note 5.  Property and Equipment

Property and equipment consist of the following:

	April 28, 2006	April 29, 2005

Computer equipment	$9,158,340	$7,644,161
Manufacturing equipment	8,057,989	6,643,037
Leasehold improvements	4,040,486	3,308,585
Furniture and fixtures	3,735,069	3,218,068
Office equipment	1,417,397	967,320
Construction in progress	1,145,828	1,755,377
Offsite programming equipment	—	3,197,432

	27,555,109	26,733,980
Accumulated depreciation	(17,232,820)	(17,879,917)

	$10,322,289	$8,854,063

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.  Line of Credit

On January 13, 2006, we established a $40 million revolving line of credit. The credit facility has a three-year term ending January 13, 2009 and is collateralized by accounts receivable, inventory, subsidiary stock, general intangibles, equipment and other collateral. The collateral does not include our intellectual property and provides the lender only limited rights and remedies with respect to the funds raised in the September 2005 debt offering. We agree to maintain a minimum liquidity defined as the sum of the revolving loan limit minus the revolving loan outstanding plus the unrestricted cash and cash equivalent balances of $25 million and provide periodic certifications of compliance in connection with the facility. The amount available under the facility is limited to 85% of the eligible accounts receivable and a portion of eligible inventory. As of April 28, 2006, our available borrowing capacity was approximately $27,099,000 with a loan balance of $2.5 million. Interest is payable at a base rate offered for loans in United States dollars for the period of one month under the British Bankers Association LIBOR rates, plus a base margin rate of 1.75% on the greater of the outstanding loan balance or the agreed-upon minimum loan balance. The rates effective as of April 28, 2006 were a LIBOR rate of 4.97% and a base rate margin of 1.75% for a combined rate of 6.72%. The minimum loan balance is $2.5 million through May 31, 2006; $5 million through September 30, 2006; $7.5 million through January 31, 2007 and $10 million through January 13, 2009. The fees associated with the credit facility include a one-time commitment fee of $400,000, a collateral fee ranging from 0.25% — 1.0% of the outstanding loan balance and other usual and customary fees associated with this type of facility.

On April 29, 2005, we had a revolving credit facility of $20,000,000 with a one-year term that ended in September 2005. The credit facility was collateralized by accounts receivable, inventory, equipment, documents of title, general intangibles, subsidiary stock and other collateral. The amount available to borrow under the facility was limited to 80% of eligible accounts receivable and a portion of eligible inventory. As of April 29, 2005, the eligible balance of our accounts receivable was approximately $13,493,000. We had borrowings of $3,000,000 outstanding under the credit facility and an available borrowing capacity of approximately $7,794,000. Interest was payable in the amount of the Chase Bank rate of 5.75% on the greater of $3,000,000 or the average of the net balance owed by us at the close of each day during the period. Under the terms of the revolving credit facility, we agreed to maintain liquidity (being the aggregate of availability under the credit facility and our cash on hand) equal to or greater than $10,000,000. An unused line of credit fee was payable at the rate of 0.5%.

As disclosed by us in a Current Report on Form 8-K filed on July 27, 2006, we were not able to file timely our 2006 Form 10-K for the year ended April 28, 2006 pending completion of a review by the Audit Committee of our Board of Directors regarding previous option grants and resolution of any disclosure and accounting issues arising from the results of the review, and we entered into a Consent and Amendment Agreement with the Administrative Agent and Lenders which provided that certain events will not constitute a default under the Credit Agreement prior to October 31, 2006. Such events include, among others, (1) our failure to file timely with the SEC our 2006 Form 10-K and our First Quarter Form 10-Q for the fiscal quarter ended July 28, 2006 and (2) our failure to maintain compliance with the NASDAQ listing standards because of our failure to file such SEC reports.

As disclosed by us in a Notification of Late Filing on Form 12b-25 filed on September 1, 2006, we were not able to file our First Quarter Form 10-Q pending completion of the Audit Committee’s review of previous option grants and resolution of any disclosure and accounting issues arising from the results of the review. On October 31, 2006, we entered into a Consent and Amendment Agreement with the Administrative Agent and Lenders which provided that certain events will not constitute a default under the Credit Agreement prior to December 31, 2006. Such events include, among other events, (1) our failure to file timely with the SEC our 2006 Form 10-K and our quarterly reports on Form 10-Q, including the First Quarter Form 10-Q; (2) our failure to maintain compliance with the NASDAQ listing standards because of our failure to file such

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SEC reports; and (3) our receipt of a notice of default and demand from the Trustee in connection with the Indenture as a result of our failure to timely file and deliver our 2006 Form 10-K as purportedly required by the Indenture, so long as there is no determination by a court and we have not otherwise acknowledged that a default has occurred under the Indenture.

On December 29, 2006, we entered into a Consent and Amendment Agreement with the Administrative Agent and Lenders which provided that the failure to file timely with the SEC our 2006 Form 10-K will not constitute a default under the Credit Agreement prior to January 8, 2007. The Consent and Amendment Agreement with the Administrative Agent and Lenders further provided that certain events will not constitute a default under the Credit Agreement prior to February 28, 2007. Such events include, among other events, (1) we failed to file timely with the SEC our 2006 quarterly reports on Form 10-Q, including the First Quarter Form 10-Q and the Second Quarter Form 10-Q; (2) our failure to maintain compliance with the NASDAQ listing standards because of our failure to file such SEC reports; and (3) our receipt of a notice of default and demand from the Trustee in connection with the Indenture as a result of our failure to timely file and deliver our 2006 Form 10-K as purportedly required by the Indenture, so long as there is no determination by a court and we have not otherwise acknowledged that a default has occurred under the Indenture. The Consent and Amendment Agreement with the Administrative Agent and Lenders further provided that for the term of the Consent and Amendment Agreement our borrowing under the Line of Credit is limited to $7.5 million. As of December 31, 2006, loans aggregating $7.5 million in principal amount, representing the minimum for which we must pay interest, were outstanding under the credit agreement. On February 1, 2007 we will be required to pay interest on the minimum loan balance of $10 million.

Note 7.  Accrued Liabilities

Accrued liabilities consist of the following:

	April 28, 2006	April 29, 2005

Payroll and other compensation	$6,839,060	$7,021,246
Other	1,364,772	2,282,899
Royalties	1,061,893	789,530
Tax accruals	963,426	678,620
Business insurance	862,387	623,330
Professional services	680,683	870,843
Clinical costs	529,582	1,109,097
Accrued interest	354,167	—

	$12,655,970	$13,375,565

Note 8.  Convertible Notes

On September 27, 2005, we issued $125 million of Notes. Interest on the Notes at the rate of 3% per year on the principal amount is payable semi-annually in arrears in cash on March 27 and September 27 of each year, beginning March 27, 2006. The Notes are unsecured and subordinated to all of our existing and future senior debt and equal in right of payment with our existing and future senior subordinated debt. Holders may convert their notes, which were issued in the form of $1,000 bonds, into 24.0964 shares of our common stock per bond, which equal to a conversion price of approximately $41.50 per share, subject to adjustments, at any time prior to maturity. Holders who convert their Notes in connection with certain fundamental changes may be entitled to a make-whole premium in the form of an increase in the conversion rate. A fundamental change will be deemed to have occurred upon a change of control, liquidation or a termination of trading. The make-whole premium, depending on the price of the stock and the date of the fundamental change, may range

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

from 6.0241 to 0.1881 shares per bond, when the stock price ranges from $33.20 to $150.00, respectively. If a fundamental change of our company occurs, the holder may require us to purchase all or a part of their Notes at a price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest if any. We may, at our option, instead of paying the fundamental change purchase price in cash, pay it in our common stock valued at a 5% discount from the market price of our common stock for the 20 trading days immediately preceding and including the third day prior to the date we are required to purchase the Notes, or in any combination of cash and shares of our common stock. This offering provided net proceeds of approximately $121 million. We used the proceeds for (1) a simultaneous share buyback of 301,000 shares at $33.20 for a total of $9,993,200 and (2) the net cost of $13 million of Note and warrants, which transactions were designed to limit our exposure to potential dilution from conversion of the Notes. These transactions resulted in net cash proceeds of $98,257,000. The estimated fair value of the Notes was $107,000,000 as of April 28, 2006. Market quotes obtained from brokers were used to estimate the fair value of this debt.

On September 27, 2005, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) in connection with our issuance of the Notes. Under the Registration Rights Agreement, we were required to file a registration statement for the Notes and the shares into which the Notes are convertible on or before July 14, 2006 and to use reasonable best efforts to cause the registration statement to become effective on or before October 12, 2006. Due to delays in completing our consolidated financial statements for the fiscal year ended April 28, 2006, we have not been able to file the required registration statement. As a result of failing to file the registration statement on a timely basis, we are obligated by the terms of the Registration Rights Agreement to pay specified liquidated damages to the holders of the Notes for the period during which the failure continues. Such liquidated damages per year equal 0.25% of the principal amount of the outstanding Notes during the first 90-day period (a total of $78,125 for the first 90 days) and 0.50% of the principal amount of the outstanding Notes for the period commencing 91 days following the failure to file the registration statement (an additional $156,250 if the registration statement is not filed and effective during the first 180 days). The liquidated damages are payable in arrears on each date on which interest payments are payable.

Convertible Notes Indenture Default Notice

Pursuant to the Indenture, we are required to deliver to the Trustee “within 15 days after we file them” with the SEC copies of all Form 10-Ks and other information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). On July 31, 2006, we received the Notice of Default from the Trustee, pursuant to which the Trustee asserts that we are in default under the Indenture as a result of our failure (1) to timely file with the SEC our 2006 Form 10-K by July 12, 2006 and (2) to deliver a copy of the 2006 Form 10-K to the Trustee by July 27, 2006.

On October 2, 2006, we received a Notice of Acceleration from the Trustee informing us that, pursuant to the Indenture, the Trustee has declared the Notes due and payable at their principal amount together with accrued and unpaid interest, and fees and expenses, and it demands that all such principal, interest, fees and expenses under the Notes be paid to the Trustee immediately.

We believe that neither a default nor an “event of default” have occurred under the Indenture. Section 9.6 of the Indenture requires us to deliver to the Trustee “within 15 days after it files them” with the SEC copies of all Form 10-Ks and other information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Section 9.6 of the Indenture specifically requires us to deliver a copy of our 2006 Form 10-K within 15 days after the date it is filed with the SEC. This Indenture provision does not require us to file the 2006 Form 10-K by any particular date. We will furnish to the Trustee copies of our 2006 Form 10-K within 15 days after we file such report with the SEC. We believe that this action will comply fully with the Indenture.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

To clarify our rights and responsibilities under the Indenture, we filed a declaratory judgment action on October 3, 2006 styled Cyberonics, Inc. v. Wells Fargo Bank, N.A., as Trustee Under Indenture, No. 06-63284, in the 165th District Court of Harris County, Texas. In the lawsuit, we seek a declaration that no event of default has occurred under the Indenture and request attorney fees under the Declaratory Judgment Act.

On December 19, 2006, the Trustee served us with a copy of a summons and complaint in an action styled, Wells Fargo Bank, N.A. v. Cyberonics, Inc., No. 06-CV-15272, pending in the United States District Court for the Southern District of New York, alleging that we have breached the Indenture.

If our interpretation of Section 9.6 of the Indenture is determined to be incorrect, a default and, therefore, an “event of default” will have occurred under the Indenture. If an event of default has occurred under the Indenture, all unpaid principal and accrued interest on the outstanding Notes will be due and payable immediately unless we negotiate an amendment to the terms of the Indenture. Until this matter is resolved, we have included these Notes as a current liability on our consolidated balance sheet as of April 28, 2006.

Note 9.  Convertible Note Hedge and Warrants

On September 27, 2005, we issued $125 million of Notes, purchased the Note Hedge and sold Warrants. The Notes are convertible into approximately three million shares of our common stock. We purchased the Note Hedge to enable the purchase of approximately three million shares of our common stock at an exercise price of $41.50 per share. We issued the Warrants to sell approximately three million shares of our common stock at an exercise price of $50.00 per share. The purpose of the purchase of the Note Hedge and the sale of the Warrants was to limit our exposure to potential dilution from conversion of the Notes subject to the Note offering. The Note Hedge and the Warrants are recorded in stockholders’ equity on the consolidated balance sheet.

Note 10.  Stockholders’ Equity

Preferred Stock.  We have 2,500,000 shares of undesignated Preferred Stock authorized and available for future issuance, of which none have been issued through April 28, 2006. With respect to the shares authorized, our Board of Directors, at its sole discretion, may determine, fix and alter dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any such series and may determine the designation, terms and conditions of the issuance of any such shares.

Deferred Compensation.  In June 2000, our Board of Directors granted 450,000 options at $18.00 per share to purchase shares of common stock under a proposed modification to the 1997 Stock Option Plan that was subject to stockholder approval. On December 29, 2000, the stockholders approved the modification to the plan and we recorded approximately $2.4 million in deferred compensation relating to the options. The charge reflects the difference between the exercise price and the fair market value of the stock on the date stockholder approval was received. The deferred compensation was amortized to expense over the five-year vesting period of the options. The amortization of this deferred compensation expense was completed during the first quarter of fiscal year 2006. Approximately $79,000 of compensation expense was recognized for the vested portion of this option grant during fiscal year 2006. Approximately $473,000 of compensation expense was recognized for the vested portion of this option grant during fiscal years 2005 and 2004, respectively.

In fiscal year 2004, our Board of Directors granted 30,844 shares of restricted stock at market rates that vest in one year and recorded approximately $713,000 in deferred compensation. The amortization of this deferred compensation was completed during fiscal year 2005. Therefore, no compensation expense was recognized in fiscal 2006. Approximately $239,000 of compensation expense was recognized for the vested

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

portion of these restricted stock grants during fiscal year 2005 and $467,000 for the fiscal year 2004, respectively.

In fiscal year 2005, our Board of Directors did not grant any shares of restricted stock.

In fiscal year 2006, our Board of Directors granted approximately 278,700 shares of restricted stock at market rates that vest over one or five years and recorded approximately $9,654,000 in deferred compensation. Approximately $1,972,000 of compensation expense was recognized for the vested portion of these restricted stock grants during fiscal year 2006. Pursuant to the employment agreement with the Chief Executive Officer, we agreed to make our best efforts to issue an additional 150,000 shares of restricted stock, with 75,000 shares each to be granted on the first and second anniversary of the employment agreement, or August 5, 2006 and August 5, 2007, respectively. We recognized expense of approximately $738,000 related to this agreement in fiscal year 2006.

The amortization of deferred compensation applicable to stock option grants is recorded over the vesting period. We recognized pre-tax non-cash stock-based compensation expense of $717,661, $7,103,005 and $3,081,283 for the fiscal years ended April 28, 2006, April 29, 2005 and April 30, 2004, respectively.

Preferred Share Purchase Rights.  In January 1997, our Board of Directors declared a dividend of one Preferred Share Purchase Right (“Right”) on each outstanding share of our common stock to stockholders of record on March 10, 1997. We amended and restated the Preferred Share Rights (“Plan”) on August 21, 2000. The Rights will become exercisable following the tenth day after a person or group of affiliated persons (an “Acquiring Person”), acquires beneficial ownership of 15% or more of our common stock or announces commencement of a tender offer, the consummation of which would result in such person or group of persons becoming an Acquiring Person (a “Triggering Event”). Each Right entitles the holder thereof to buy 1/1000 of a share of our Series A Participating Preferred Stock at an exercise price of $150 (the “Exercise Price”). We will be entitled to redeem the Rights at $.01 per Right at any time prior to a Triggering Event. If, prior to redemption of the Rights, a person becomes an Acquiring Person, each Right (except for Rights owned by the Acquiring Person, which will thereafter be void) will entitle the holder thereof to purchase, at the Right’s then current exchange price, that number of shares of our common stock, or, in certain circumstances as determined by our Board, cash, other property or other securities) having a market value at that time of twice the Right’s exercise price. In the event a person becomes an Acquiring Person and we sell more than 50% of our assets or earning power or we are acquired in a merger or other business combination, proper provision must be made so that a holder of a Right which has not theretofore been exercised (except for Rights owned by the Acquiring Person, which will thereafter be void), will thereafter have the right to receive, upon exercise of a Right, shares of common stock of the acquiring company having a value equal to two times the then current Exercise Price. At any time after a Triggering Event and prior to acquisition by such Acquiring Person of 50% or more of the outstanding common stock, our Board of Directors may exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates) for our common stock at an exchange ratio of one share of common stock per Right. In April 2001, we amended the Plan to designate the State of Wisconsin Investment Board (“SWIB”) as an Exempt Person under the terms of the Plan as long as SWIB is the Beneficial Owner of less than 20%. In December 2003, we amended the Plan to designate Boston Scientific Corporation (“BSX”) as an Exempt Person under the terms of the Plan as long as BSX is the Beneficial Owner of less than 20% of our common stock, or such percentage that is less than 20% as shall be held by BSX as of the close of business on January 15, 2004. In January 2004, we amended the Plan to designate BSX as an Exempt Person under the terms of the Plan as long as BSX is the Beneficial Owner of less than 20% of our common stock, or such percentage that is less than 20% as shall be held by BSX on the tenth business day following the earlier of the expiration or termination of the Hart Scott Rodino Antitrust Improvements Act waiting period, but in no event later than February 28, 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.  Stock Incentive and Purchase Plans

Stock Options.  We have reserved an aggregate of 14,850,000 shares of our common stock through April 28, 2006, for issuance pursuant to our 1996 Stock Plan, our 1997 Stock Plan, our 1998 Stock Option Plan, the new Employee Equity Inducement Plan and the 2005 Stock Plan (the “Stock Option Plans”). Options granted under the Stock Option Plans generally vest ratably over four or five years following their date of grant. The vesting of certain options occurs up to seven years from the grant date. Options granted under the Stock Option Plans have maximum terms of 10 years. The 1997 Stock Plan allows issuance of either nonstatutory or incentive stock options, while all other stock plans provide for issuance of nonstatutory stock options. The 1997 Stock Plan and the 2005 Stock Plan also allow for the issuance of restricted stock.

The following is a summary of our stock option and restricted stock activity for the 52 weeks ended April 28, 2006 and April 29, 2005, and the 53 weeks ended April 30, 2004, respectively.

		Outstanding		Exercisable
			Weighted		Weighted
			Average		Average
	Shares		Exercise		Exercise
	Reserved	Shares	Price	Shares	Price

Balance at April 25, 2003	2,490,408	7,012,684	$13.97	3,363,843	$12.76
Shares reserved	750,000	—	—	—	—
Granted	(1,519,844)	1,519,844	23.57	—	—
Options becoming exercisable	—	—	—	1,250,625	—
Exercised	—	(974,837)	12.25	(974,837)	—
Canceled or forfeited	627,540	(627,540)	16.27	—	—

Balance at April 30, 2004	2,348,104	6,930,151	16.11	3,639,631	13.99
Shares canceled	(154,999)	—	—	—	—
Granted	(1,456,781)	1,456,781	22.62	—	—
Options becoming exercisable	—	—	—	1,259,445	—
Exercised	—	(1,241,889)	13.67	(1,241,889)	—
Canceled or forfeited	217,567	(217,567)	19.01	—	—

Balance at April 29, 2005	953,891	6,927,476	17.87	3,657,187	15.41
Shares reserved	1,000,000	—	—	—	—
Canceled reserves	(30,302)	—	—	—	—
Granted	(1,399,245)	1,399,245	28.55	—	—
Options becoming exercisable	—	—	—	1,282,601	—
Exercised	—	(637,191)	13.66	(637,191)	—
Canceled or forfeited	579,063	(579,063)	30.22	—	—

Balance at April 28, 2006	1,103,407	7,110,467	$19.35	4,302,597	$17.12

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Had the compensation cost for these plans been determined pursuant to the alternative method under SFAS No. 123 and SFAS No. 148, our pro forma net loss and loss per share would have been as follows:

	52 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	April 28, 2006	April 29, 2005	April 30, 2004
		As Restated	As Restated

Net earnings (loss)	$(59,069,192)	$(18,609,507)	$4,617,938
Add: Stock-based employee compensation expense included in reported net earnings (loss), net of related tax effects if applicable	717,661	7,103,005	3,081,283
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects, if applicable	(26,384,997)	(21,924,138)	(19,723,779)

Pro forma net loss	$(84,736,528)	$(33,430,640)	$(12,024,558)

Earnings (loss) per share:
Basic	$(2.37)	$(0.77)	$0.20
Basic — pro forma	$(3.40)	$(1.39)	$(0.52)
Diluted	$(2.37)	$(0.77)	$0.18
Diluted — pro forma	$(3.40)	$(1.39)	$(0.52)

The weighted average fair value of options granted at prices equal to our market value in fiscal periods 2006, 2005 and 2004 was $26.48, $14.99 and $14.95, respectively.

For SFAS No. 123 and SFAS No. 148 purposes, the fair values of each option grant are estimated using the Black-Scholes option pricing model with the following weighted average assumptions used for grants: risk-free interest rates of 3.8%, 3.6% and 3.0% for fiscal years 2006, 2005 and 2004, respectively, expected life of 6.2, 5.8 and 6.3 years for options in fiscal years 2006, 2005 and 2004, respectively, expected volatility of 84.6%, 88.9% and 88.9% for fiscal years 2006, 2005 and 2004, respectively, and no expected dividend yields.

Because the SFAS Nos. 123 and 148 method of accounting has not been applied to options granted prior to July 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. Additionally, the pro forma amounts reported in stock-based compensation expense above include $313,911, $235,854 and $178,371 related to the purchase discount offered under our Employee Stock Purchase Plan (“ESPP”) during fiscal years 2006, 2005 and 2004, respectively. The weighted average fair values of restricted shares granted to employees were $36.16, $14.99 and $14.93 during fiscal years 2006, 2005 and 2004, respectively.

The consolidated financial statements presented have been restated. For additional information, see the “Note 1. Restatements.”

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our outstanding options are segregated into the following ten categories in accordance with SFAS No. 123:

Options Outstanding and Exercisable by Price Range
As of April 28, 2006

					Options Exercisable
					Options Exercisable as of
	Options Outstanding				April 28, 2006
	Outstanding as of		Weighted-	Average		Weighted-
	April 28, 2006		Average	Remaining		Average
Range of Exercise Prices	Vested	Unvested	Exercise Price	Contractual Life	Shares	Exercise Price

$ 0.000000 - $ 4.665000	118,270	270,889	$1.0688	6.6647	118,270	$3.5170
$ 4.665100 - $ 9.330000	302,206	6,344	$6.6173	2.7035	302,206	$6.5608
$ 9.330100 - $13.995000	731,794	366,303	$12.8669	6.0485	731,794	$12.6309
$13.995100 - $18.660000	1,850,148	241,915	$16.1350	4.7956	1,850,148	$16.1870
$18.660100 - $23.325000	718,656	595,457	$19.8058	7.0355	718,656	$20.0218
$23.325100 - $27.990000	244,468	294,904	$25.5557	7.4960	244,468	$25.4758
$27.990100 - $32.655000	158,360	446,343	$29.1848	8.4628	158,360	$28.9970
$32.655100 - $37.320000	69,357	188,391	$35.6798	8.3563	69,357	$35.3220
$37.320100 - $41.985000	61,057	219,259	$38.3897	8.6004	61,057	$38.2262
$41.985100 - $46.650000	48,281	178,065	$43.3700	8.6682	48,281	$43.4180

	4,302,597	2,807,870	$19.3483	6.3336	4,302,597	$17.1243

During fiscal year 2004, our Board of Directors approved grants outside of the existing stock option plans. The grants, which totaled 450,000, were approved for new officers as inducements essential to their entering into employment with us. No such grants were approved for 2005 or 2006.

Stock Purchase Plan.  Under the Cyberonics, Inc. ESPP, 950,000 shares of our common stock were reserved for issuance. Subject to certain limits, ESPP allows eligible employees to purchase shares of our common stock through payroll deductions of up to 15% of their respective current compensation at a price equaling 95% of the stock price at the end of the purchase period. Purchase periods, under provisions of the Stock Purchase Plan, are six months in length and begin on the first business days of June and December. At April 28, 2006, 420,269 shares remain available for future issuances under the ESPP.

Stock Recognition Program.  In May 1992, our Board of Directors established the Cyberonics Employee Stock Recognition Program. Since its inception, a total of 8,200 shares of our common stock have been reserved for issuance as special recognition grants. The shares are granted to employees for special performances and/or contributions at the discretion of our President, based on nominations made by fellow employees. At April 28, 2006, 2,230 shares remain available for future issuances under the program.

Note 12.  New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — an Amendment to ARB No. 43, Chapter 4.” This statement amends the guidance in Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges...” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 as of April 29, 2006 did not have a material impact on our consolidated operating results or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” (“SFAS 153”) an amendment to Opinion APB No. 29. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 as of April 29, 2006 did not have a material impact on our consolidated operating results or financial position.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). This statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement No. 123 as originally issued and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” This statement does not address the accounting for employee share ownership plans, which are subject to American Institute of Certified Public Accountants (“AICPA”) Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” We have adopted SFAS 123(R) starting on April 29, 2006 using The Black-Scholes Option Pricing Model and The Modified Prospective Method which requires the compensation cost to be recognized under SFAS 123(R) for grants issued after the adoption date and the unvested portion of grants issued prior to the adoption date. As a result of the adoption of SFAS 123(R), we anticipate recognizing non-cash share-based compensation expense of approximately $20 million during fiscal year 2007 excluding the potential impact associated with the resignation of certain former officers and employees. This estimate is affected by assumptions regarding a number of complex and subjective variables.

In March 2005, FASB issued Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143” (“FIN No. 47”). This interpretation clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred — generally upon acquisition, construction or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

retirement obligation should be factored into the measurement of the liability when sufficient information exists. This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN No. 47 as of April 28, 2006 did not have a material impact on our consolidated operating results or financial position.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of Accounting Principles Board (APB) Opinion No. 20 and FASB Statement No. 3.” This statement replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after April 28, 2006 for us.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). This statement clarifies which interest-only and principal-only strips are not subject to FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” and amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” to allow qualifying special purpose entities to hold derivative financial instruments pertaining to a beneficial interest other than another derivative financial instrument. This Statement also permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, requires evaluation of interests in securitized financial assets to identify interests that are freestanding or embedded derivatives, and clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. This statement allows for fair value measurement of financial instruments resulting in financial instruments that are more simply and appropriately valued. The statement is effective for financial instruments acquired or remeasured in fiscal years beginning after September 15, 2006. The adoption of SFAS 155 is not expected to have a material impact on our consolidated operating results or financial position.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140” (“SFAS 156”). This statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” as it pertains to accounting for separately recognized servicing assets and servicing liabilities. It requires an entity to recognize assets and liabilities associated with obligations undertaken to service financial assets; valuation of the separately identified assets or liabilities at fair value at inception, if possible; allows for valuation at fair value at the reporting date or amortization in proportion to and over the period of net servicing income or loss and including an impairment or increase based on the fair value at the reporting date; allows for a one-time reclassification of available-for-sale securities to trading securities at its adoption; and separate presentation of, and disclosures for, servicing assets and servicing liabilities. The impact of this statement is to more closely match the valuation of servicing assets and liabilities with their related derivative instruments used to mitigate their inherent risks. The statement is effective as of the beginning of fiscal years beginning after September 15, 2006. The adoption of SFAS 156 is not expected to have a material impact on our consolidated operating results or financial position.

In June 2006, FASB issued FAS Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” This Interpretation clarifies the accounting for

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of this interpretation is required for fiscal years beginning after December 15, 2006. We are still evaluating the potential impact that the adoption of FIN 48 as of April 27, 2007 will have on our consolidated operating results or financial position.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s balance sheet and statement of operations and the related financial statement disclosures. We are required to adopt SAB 108 in our annual financial statements covering the fiscal years ending after November 15, 2006. We are currently evaluating the impact that the adoption of SAB 108 may have on our consolidated results of operations and financial position.

Note 13.  Income Taxes

The U.S. and foreign components of earnings (loss) before income taxes and the provision for income taxes are presented in this table:

	52 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	April 28, 2006	April 29, 2005	April 30, 2004
		As Restated	As Restated

Earnings (loss) before income taxes:
Domestic	$(57,271,372)	$(17,917,356)	$5,386,171
Foreign	(1,698,554)	(666,038)	(537,444)

	$(58,969,926)	$(18,583,394)	$4,848,727

Provision for current income tax expense:
Federal	$—	$—	$52,224
State and local	39,730	—	160,315
Foreign	59,536	26,113	18,250

	$99,266	$26,113	$230,789

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a reconciliation of the statutory federal income tax rate to our effective income tax rate expressed as a percentage of earnings (loss) before income taxes:

	52 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	April 28, 2006	April 29, 2005	April 30, 2004
		As Restated	As Restated

U.S. statutory rate	(34.0)%	(34.0)%	34.0%
Change in deferred tax valuation allowance	31.6	32.1	(39.3)%
Foreign taxes	0.1	0.1	0.4%
State and local tax provision	0.1	0.0	3.2%
Other, net	2.4	1.9	5.3%

	0.2%	0.1%	3.6%

Significant components of our deferred tax assets are as follows:

	April 28, 2006	April 29, 2005
		As Restated

Deferred tax assets:
Federal net operating loss carryforwards	$74,861,125	$52,902,151
Foreign net operating loss carryforwards	6,380,628	5,852,370
State net operating loss carryforwards and other	6,543,275	4,649,674
Federal tax credit carryforwards	4,309,541	4,511,029
Deferred compensation expense	3,710,945	3,610,438
Accrued expenses	609,128	331,654
Charitable contribution carryforwards	507,781	—
Reserves	283,444	396,796
Property and equipment	312,930	345,010
Inventory costs capitalized	310,055	274,084

Total deferred tax assets	97,828,852	72,873,206
Deferred tax valuation allowance	(97,828,852)	(72,873,206)

Net deferred tax assets	$—	$—

At April 28, 2006, we have net operating loss carryforwards of approximately $224 million for federal income tax purposes, which expire during the years 2006 through 2025, and tax credit carryforwards of approximately $4 million for federal income tax purposes which expire during the years 2006 through 2021. At April 28, 2006, we had net operating loss carryforwards of approximately $85 million for state and local income tax purposes, which expire at various dates beginning in 2006. In August 2004, we experienced an ownership change as defined in Section 382 of the Internal Revenue Code (“IRC”). Our ability to utilize credit carryforwards to offset future tax liabilities and utilize certain net operating losses to offset future taxable income may be limited pursuant to IRC Section 382. We purchased the Note Hedge to buy approximately three million shares of our common stock at an exercise price of $41.50 per share in connection with the issuance of our Notes during the quarter ended October 28, 2005. The Note and the Note Hedge are considered a synthetic debt instrument under the rules of Treasury Regulation 1.1275-6. Tax benefits derived from Note Hedge amortization will be recorded in equity.

A valuation allowance is established if it is more-likely-than-not that all or a portion of the deferred tax assets will not be realized. We have historically experienced significant operating losses and operate in an

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

industry subject to rapid technological changes. We believe there is sufficient uncertainty regarding future taxable income and realizability of deferred tax assets such that a valuation allowance is required to fully offset deferred tax assets for the 52 weeks ended April 28, 2006. We continually review the adequacy and necessity of the valuation allowance in accordance with the provision of SFAS No. 109 “Accounting for Income Taxes.” Of the total valuation allowance at April 28, 2006, approximately $25.4 million relates to stock option compensation deductions and $0.7 million relates to amortization of the Note Hedge. The tax benefit associated with stock option compensation deductions will be credited to equity when realized. The valuation allowance increased approximately $25.0 million and $16.5 million for the 52 weeks ended April 28, 2006 and April 29, 2005, respectively, due primarily to an increase in the federal net operating loss carryforwards for tax years 2005 and 2004.

Note 14.  Employee Retirement Savings Plan

We sponsor an employee retirement savings plan (the “Plan”) which qualifies under Section 401(k) of the IRC. The Plan is designed to provide eligible employees with an opportunity to make regular contributions into a long-term investment and savings program. Substantially all U.S. employees are eligible to participate in the Plan beginning with the first quarterly open enrollment date following start of employment. In July 2004, we started matching 50% of employees’ contributions up to 6% of eligible earnings. We incurred expenses applicable to the contributions to this plan in the amounts of approximately $1,450,000, $750,000 and $0 for the fiscal years 2006, 2005 and 2004, respectively.

Note 15.  Commitments and Contingencies

Post-market Clinical Surveillance.  As a condition of the July 1997 PMA Approval, FDA required us to conduct a five-year post-approval study for the epilepsy indication. This study is complete and the final report was submitted to FDA on November 19, 2002. Pursuant to the post-market surveillance conditions specified as part of our FDA marketing approval, we are required to conduct two clinical studies on treatment-resistant depression patients. One study of 460 patients, D-21, is a randomized controlled study assessing three different stimulation paradigms. The other study, the TRD Registry, is a longitudinal registry that will follow 1,000 VNS patients and 1,000 non-VNS patients for up to five years. Enrollment in both studies has commenced and is ongoing. We expense the costs related to these long-term follow-up activities as they are incurred and establish accruals for such costs incurred but not paid as of the respective balance sheet dates.

License Agreements.  We have executed a license agreement which provides us with worldwide exclusive rights under five U.S. patents (and their international counterparts) covering the method and devices of the VNS Therapy System for vagus nerve and other cranial nerve stimulation for the control of epilepsy and other movement disorders, as well as a number of other conditions and disorders. The license agreement provides that we will pay a royalty equal to the greater of $36,000 per year or at the rate of three percent of net sales of licensed products during fiscal years 2004 through 2011, after which the royalty rate will decline to one percent for the remaining term of the licensed patents. These patents expire between 2011 and 2022. The license agreement runs for successive three-year terms, renewable at our election. The license agreement, and its periods of extension, may not be terminated by the licensor without cause. Our royalty payments pursuant to this agreement are expensed as incurred.

We have an agreement with an inventor on two patents co-owned by us pursuant to which we are obligated to pay 1.0% of the first $10 million of net obesity sales covered by one of the patents and 0.5% of net obesity sales thereafter. The agreement also obligates us to pay minimum royalties of $25,000 per year for five years commencing January 1, 2000 and up to $325,000 in additional advanced royalties based on achievement of certain milestones.

Royalty expenses for the 52 weeks ended April 28, 2006 and April 29, 2005 and the 53 weeks ended April 30, 2004 were $3,618,000, $3,106,000 and $4,034,000, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lease Agreements.  We lease facilities in Houston, Texas and several sales offices in Europe under noncancelable operating leases, as well as transportation and office equipment under noncancelable operating leases. The lease terms provide for tenant improvement allowances which are recorded as deferred rent and amortized, straight-line, as reductions to rent expense over the term of the lease. At April 28, 2006 and April 29, 2005, we had approximately $209,000 and $264,000 of deferred rent, respectively. Scheduled rent increases and rent holidays are recognized on a straight-line basis over the term of the lease.

Future minimum payments relating to these agreements at April 28, 2006 are as follows:

52/53 Weeks Ending on the last Friday of April:
2007	$2,248,218
2008	3,059,187
2009	2,950,622
2010	2,832,101
2011 and thereafter	5,734

Our rental expense for the 52 weeks ended April 28, 2006 and April 29, 2005 and the 53 weeks ended April 30, 2004 amounted to approximately $3,013,000, $2,850,000 and $2,174,000, respectively.

We have agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was, serving at our request in such a capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited, however, we believe the fair value of these indemnification agreements is minimal.

Other Commitments.  At April 28, 2006, we had approximately $117,000 in noncancelable commitments related to domestic marketing programs planned for our VNS Therapy System during fiscal year 2007.

Note 16.  Litigation

We are named as a defendant in lawsuits or the subject of governmental inquires from time to time arising in the ordinary course of business. The outcome of such lawsuits or other proceedings cannot be predicted with certainty and may have a material adverse effect on our consolidated financial position or results of operations.

Senate Finance Committee Investigation

In May 2005, we received a letter from the Senate Finance Committee (“SFC”) advising us that it is examining FDA’s handling of our PMA-Supplement for the use of VNS Therapy to address TRD. Following our responses to the May letter, we received a second letter from the SFC in July 2005, to which we responded by providing the requested documents and information. In February 2006, the SFC published a Committee Staff Report entitled, “Review of FDA’s Approval Process for the Vagus Nerve Stimulation System for Treatment-Resistant Depression.” The report notes that a senior FDA official approved our VNS Therapy System for TRD despite the conclusion of more than 20 FDA scientists, medical officers and management staff who reviewed our application and that the application did not demonstrate reasonable assurance of safety and effectiveness sufficient for approval in TRD. The report concludes that the FDA did not disclose to the public the scientific dissent within the FDA regarding the effectiveness of the VNS Therapy System for TRD and that the FDA has not ensured that the public has all of the accurate, science-based information regarding the VNS Therapy System for TRD it needs. The report does not accuse us of any misconduct and does not conclude that FDA violated any law, regulation or procedure by approving VNS Therapy for TRD; however, the report states that the SFC staff received a range of allegations regarding FDA and Cyberonics and that allegations other than those addressed in the report may be addressed at a later date. The report follows a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

year-long investigation conducted by the staff of the SFC, including letters we received in May 2005 and July 2005 requesting documents and information. We cooperated with the SFC staff and provided the requested documents and information.

Securities Class Action Lawsuit

On June 17, 2005, a putative class action lawsuit was filed against us and certain of our officers and Robert P. Cummins, then Chairman and Chief Executive Officer, in the United States District Court for the Southern District of Texas. The lawsuit is styled Richard Darquea v. Cyberonics Inc., et al., Civil Action No. H:05-cv-02121. A second lawsuit with similar allegations, styled Stanley Sved v. Cyberonics, Inc., et al., Civil Action No. H:05-cv-2414 was filed on July 12, 2005. On July 28, 2005, the court consolidated the two cases under Civil Action No. H-05-2121, styled In re Cyberonics, Inc. Securities Litigation, and entered a scheduling order. On September 28, 2005, the court appointed EFCAT, Inc., John E. and Cecelia Catogas, Blanca Rodriguez, and Mohamed Bakry as lead plaintiffs and also appointed lead plaintiffs’ counsel.

The lead plaintiffs filed a consolidated amended complaint on November 30, 2005. The complaint generally alleged, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making false and misleading statements regarding our Vagus Nerve Stimulation Therapy System device (the “VNS Device”) as a therapy for TRD. On January 30, 2006, the defendants filed a motion to dismiss the consolidated complaint on the basis that the complaint fails to allege facts that state any claim for securities fraud. On July 20, 2006, the District Court granted our motion to dismiss the consolidated complaint, allowing the plaintiffs 30 days to file an amended complaint. The court found that the plaintiffs failed to meet their burden to plead a securities fraud claim with particularity, including failures to allege with particularity a material misstatement or omission, to allege facts sufficient to raise a strong inference of intent or severe recklessness, and to allege sufficiently the causal connection between the plaintiffs’ loss and the defendants’ actions. The court noted that “the deficiencies in Plaintiffs’ complaint might well extend beyond the point of cure,” but nonetheless granted plaintiffs the right to amend their complaint in light of the strong presumption of law favoring a right to amend.

On August 18, 2006, the lead plaintiffs filed a First Amended Complaint for Violation of the Securities Laws. The complaint generally alleges, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making false and misleading statements regarding the VNS Device as a therapy for treatment- resistant depression (“TRD”). Lead plaintiffs allege that the defendants failed to disclose that certain individuals associated with the U.S. Food and Drug Administration (“FDA”) had safety and efficacy concerns about the use of the VNS Device for the treatment of depression and questioned the adequacy of evidence of safety and effectiveness we presented to the FDA, that the defendants misrepresented the prospect for payer reimbursement for the VNS Device, that the defendants concealed executive compensation and governance issues, and that the defendants falsely stated that an analyst’s statements about options granted in June 2004 were inaccurate and without merit. Lead plaintiffs seek to represent a class of all persons and entities, except those named as defendants, who purchased or otherwise acquired our securities during the period February 5, 2004 through August 1, 2006. The amended complaint seeks unspecified monetary damages and equitable or injunctive relief, if available.

On October 2, 2006, the defendants filed a motion to dismiss the amended complaint on the basis that the complaint fails to allege facts that state any claim for securities fraud. The lead plaintiffs filed an opposition to the motion to dismiss on October 23, 2006, and the defendants filed a reply to the opposition on November 6, 2006. On October 31, 2006, a week before the defendants filed their reply in connection with the motion to dismiss the amended complaint, the Los Angeles County Employees Retirement Association filed a motion seeking to intervene and asking the court to require the lead plaintiffs to republish notice of the amended class action claims. On November 28, 2006, the court issued an order compelling republication of notice and staying the proceeding pending determination of the lead plaintiff pursuant to the Private Securities

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Litigation Reform Act. On December 18, 2006, the lead plaintiffs published notice of the filing of the first amended complaint, stating that investors who purchased our securities during the expanded class period (February 5, 2004 through August 1, 2006, inclusive) may move the court for consideration to be appointed as lead plaintiff within 60 days. We intend to vigorously defend this lawsuit; however, an adverse result in this lawsuit could have a material adverse effect on us, our consolidated financial position, results of operations and cash flows.

Governmental Investigations of Options Granting Practices

On June 9, 2006, the staff of the SEC advised us that it had commenced an informal inquiry of some of our stock option grants. On June 26, 2006, we received a subpoena from the Office of the United States Attorney for the Southern District of New York requesting documents related to our stock option grants’ practices and procedures. On October 23, 2006, the SEC staff made an additional request for certain documents and information related to our revised guidance on February 8, 2006 and our financial results announced on May 1, 2006, our sales for the quarter ended April 28, 2006, coverage or potential coverage of our VNS Therapy System by Blue Cross and Blue Shield of Alabama and Aetna and aging of our accounts receivable since January 1, 2003. We are cooperating with the SEC staff and the U.S. Attorney’s Office. Our Board directed the Audit Committee to conduct an independent investigation of our stock option grants, practices and procedures, including compliance with Generally Accepted Accounting Principles and all applicable statutes, rules and regulations, and the Audit Committee retained independent counsel to assist it in completing that review.

The Audit Committee, with the assistance of its independent counsel and their forensic accountants, has completed its review of our stock option grants, practices and procedures. The Audit Committee concluded that incorrect measurement dates were used for certain stock option grants made principally during the period from 1998 through 2003. Based on the Audit Committee’s investigation, subsequent internal analysis and discussions with our independent registered public accountants, our Board concluded on November 18, 2006, that we needed to restate certain of our historical consolidated financial statements to record non-cash charges for compensation expense relating to past stock option grants. The effects of these restatements are reflected in the consolidated financial statements, including unaudited quarterly data. None of the restatements have any impact on net cash provided by (used in) operating activities. For additional information see “Note 1. Restatements.” Selected quarterly financial information is also presented in “Note 19. Quarterly Financial Information — Unaudited” for fiscal years 2006 and 2005.

NASDAQ Delisting Notice

On July 13, 2006, we filed a Notification of Late Filing on Form 12b-25 with the SEC disclosing our inability to file timely our 2006 Form 10-K without unreasonable effort or expense. Pursuant to that filing, the deadline for us to file our 2006 Form 10-K was extended to July 27, 2006. On July 27, 2006, we filed a Current Report on Form 8-K indicating that we were unable to file our 2006 Form 10-K with the SEC by July 27, 2006 because we required additional time to complete our previously announced review being conducted by the Audit Committee of our Board of Directors regarding option grants and to resolve any disclosure and accounting issues that may arise from the results of the review.

On July 31, 2006, we received a Staff Determination Letter from NASDAQ indicating that we failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the delay in filing our 2006 Form 10-K, and that our securities were, therefore, subject to delisting from The NASDAQ Global Market. On August 3, 2006, we requested a hearing before a NASDAQ Listing Qualifications Panel (NASDAQ Panel) to review the NASDAQ Staff’s Determination Letter. On August 4, 2006, we received formal notice from NASDAQ that the delisting action has been stayed pending a written decision from the NASDAQ Panel.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On September 8, 2006, we received a second Staff Determination Letter indicating that we also failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the delay in filing our Form 10-Q for our fiscal quarter ended July 28, 2006 (“First Quarter Form 10-Q”) and that our securities were, therefore, subject to delisting from The NASDAQ Global Market.

On September 14, 2006, the NASDAQ Panel conducted a hearing to review the NASDAQ Staff’s Determination Letter.

On November 6, 2006, we received a letter from the NASDAQ Panel informing us that the NASDAQ Panel has determined to grant our request for continued listing on The NASDAQ Stock Market subject to two conditions: (1) on or before November 17, 2006, we must submit additional information to NASDAQ; and (2) on or before December 31, 2006, we must file with the SEC our 2006 Form 10-K and our First Quarter Form 10-Q and any required restatements of our prior financial statements. On November 17, 2006, we submitted the requested additional information to NASDAQ. On December 13, 2006, we received a third Staff Determination Letter from NASDAQ. This third Staff Determination Letter indicated that we also failed to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) as a result of the delay in filing our Quarterly Report on Form 10-Q for our fiscal quarter ended October 27, 2006 (“Second Quarter Form 10-Q”) and that our securities are, therefore, subject to delisting from The NASDAQ Global Market. This third letter advises us to present our views with respect to this additional deficiency to the NASDAQ Panel in writing no later than December 20, 2006.

On December 19, 2006, we sent a letter to the NASDAQ Panel describing the current status of our efforts to regain compliance with the NASDAQ filing requirements and requesting an extension until January 27, 2007 to file our 2006 Form 10-K, First Quarter Form 10-Q and Second Quarter Form 10-Q. On December 28, 2006, we received a letter from the NASDAQ Panel extending through January 29, 2007 our deadline for filing our delinquent SEC reports; however, in the event that we are not able to file our delinquent report with the SEC on or before January 29, 2007, there can be no assurance that NASDAQ will grant an additional extension of time to meet our filing requirements or that our common stock will remain listed on The NASDAQ Global Market.

Stockholder Derivative Litigation

We are named as a nominal defendant in a stockholder derivative lawsuit brought on behalf of the company styled Rudolph v. Cummins, et al pending in the United States District Court for the Southern District of Texas, Houston Division, naming several of our current and former officers and members of our Board as defendants, alleging purported improprieties in our issuance of stock options and the accounting related to such issuances. The operative Amended Complaint also purports to state a putative class action claim against the individual defendants for violation of Section 14(a) of the Exchange Act, as well as claims against the individual defendants for breach of fiduciary duty, gross mismanagement and corporate waste, against the officer defendants for unjust enrichment, and against certain individual defendants for insider trading.

We are also named as nominal defendant in five stockholder derivative lawsuits brought on behalf of the company in the District Court of Harris County, Texas, including Smith v. Cummins, pending in the 189th District Court, Adel v. Cummins, pending in the 234th District Court, McKeehan v. Cummins, pending in the 11th District Court, Nussbaum v. Cummins, pending in the 215th District Court, and Wunschel v. Cummins, pending in the 165th District Court. These cases collectively name as defendants each of the current members of our Board, excluding Hugh M. Morrison, several of our former directors, including Thomas A. Duerden and Ronald A. Matricaria, and several of our current and former officers, including Robert P. Cummins, Pamela B. Westbrook, Michael A. Cheney, David S. Wise, Alan D. Totah, Richard P. Kuntz, Richard L. Rudolph, David F. Erinakes, Shawn P. Lunney and Rick L. Amos. They allege purported improprieties in our issuance of stock options and the accounting related to such issuances.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On November 18, 2006, our Board formed a Special Litigation Committee (“SLC”) to investigate, analyze and evaluate the derivative claims raised in these lawsuits and to determine the actions, if any, we should take with respect to the derivative claims, including whether to pursue, to seek to dismiss or to attempt to resolve the derivative claims in the best interests of us and our stockholders. Our Board appointed as Chairman of the SLC, Hugh M. Morrison, an independent Board member who was appointed to our Board on November 9, 2006. On December 18, 2006, we moved to stay all proceedings in the federal and state derivative lawsuits pending the completion of the SLC process.

Indenture Default Litigation

On January 13, 2006, we established a $40 million revolving line of credit with Merrill Lynch Capital (“Credit Agreement”), a division of Merrill Lynch Business Financial Services Inc. (“Administrative Agent”) and the lenders who are party thereto (“Lenders”). The credit facility has a three-year term ending January 13, 2009 and is collateralized by accounts receivable, inventory, subsidiary stock, general intangibles, equipment and other collateral. The collateral does not include our intellectual property and provides the lender only limited rights and remedies with respect to the funds raised in our September 2005 debt offering. Pursuant to the terms of the Credit Agreement, we agreed to maintain a minimum liquidity, which is defined as the sum of the revolving loan limit minus the revolving loan outstanding plus the unrestricted cash and cash equivalent balances of $25 million, and to provide periodic certifications of compliance in connection with the facility. The amount available under the facility is limited to 85% of the eligible accounts receivable and a portion of eligible inventory. As of April 28, 2006 our available borrowing capacity was approximately $27,099,000 with a loan balance of $2.5 million. As discussed more fully in “Note 6 — Line of Credit,” we have been unable to timely file our 2006 Form 10-K, our First Quarter Form 10-Q and the Second Quarter Form 10-Q.

On December 29, 2006, we entered into a Consent and Amendment Agreement with the Administrative Agent and Lenders which provided that the failure to file timely with the SEC our 2006 Form 10-K will not constitute a default under the Credit Agreement prior to January 8, 2007. The Consent and Amendment Agreement with the Administrative Agent and Lenders further provided that certain events will not constitute a default under the Credit Agreement prior to February 28, 2007. Such events include, among other events, (1) we failed to file timely with the SEC our 2006 quarterly reports on Form 10-Q, including the First Quarter Form 10-Q and the Second Quarter Form 10-Q; (2) our failure to maintain compliance with the NASDAQ listing standards because of our failure to file such SEC reports; and (3) our receipt of a notice of default and demand from the Trustee in connection with the Indenture as a result of our failure to timely file and deliver our 2006 Form 10-K as purportedly required by the Indenture, so long as there is no determination by a court and we have not otherwise acknowledged that a default has occurred under the Indenture. The Consent and Amendment Agreement with the Administrative Agent and Lenders further provided that for the term of the Consent and Amendment Agreement our borrowing under the Line of Credit is limited to $7.5 million. On February 1, 2007 we will be required to pay interest on the minimum loan balance of $10 million.

On September 27, 2005, we issued the Notes. Interest on the Notes at the rate of 3% per year on the principal amount is payable semi-annually in arrears in cash on March 27 and September 27 of each year, beginning March 27, 2006. The Notes are unsecured and subordinated to all of our existing and future senior debt and equal in right of payment with our existing and future senior subordinated debt. Holders may convert their notes, which were issued in the form of $1,000 bonds, into 24.0964 shares of our common stock per bond, which equal to a conversion price of approximately $41.50 per share, subject to adjustments, at any time prior to maturity.

On July 31, 2006, we received the Notice of Default from the Trustee, pursuant to which the Trustee asserted that we were in default of our obligations under the Indenture with respect to our Notes, as a result of our failure (1) to timely file with the SEC this Form 10-K by July 12, 2006 and (2) to deliver a copy of the 2006 Form 10-K to the Trustee by July 27, 2006. On October 2, 2006, we received the Notice of Acceleration

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

from the Trustee informing us that, pursuant to the Indenture, the Trustee has declared the Notes due and payable at their principal amount together with accrued and unpaid interest, and fees and expenses, and it demands that all such principal, interest, fees and expenses under the Notes be paid to the Trustee immediately. To clarify our rights and responsibilities under the Indenture, we filed a declaratory judgment action on October 3, 2006 styled Cyberonics, Inc. v. Wells Fargo Bank, N.A., as Trustee Under Indenture, No. 06-63284, in the 165th District Court of Harris County, Texas. In the lawsuit, we seek a declaration that no event of default has occurred under the Indenture and request attorney fees under the Declaratory Judgment Act. We are also a defendant in an action styled Wells Fargo Bank, N.A. v. Cyberonics, Inc. No. 06-CV-15272, pending in the United States District Court of the Southern District of New York, alleging that we have breached the indenture. If our interpretation of the Indenture is determined to be incorrect, a default and, therefore, an “event of default” will have occurred under the Indenture.

If an event of default has occurred under the Indenture, all unpaid principal and accrued interest on the outstanding Notes will be due and payable immediately unless we negotiate an amendment to the terms of the Indenture. If the principal and accrued interest on the outstanding Notes must be repaid immediately, we may not have or be able to obtain access to the funds needed to repay the indebtedness, and we may be forced to seek protection under the Bankruptcy Code.

If principal and interest on our indebtedness must be repaid immediately, we do not have the cash resources available to repay the debt. If we were not able to secure additional financing, our ability to continue as a going concern would be uncertain.

Note 17.  Concentrations

Our cash equivalents, marketable securities and trade accounts receivable represent potential concentrations of credit risk.

We minimize potential concentrations of credit risk in cash equivalents and marketable securities by placing investments in high quality financial instruments and, as required by our corporate investment policy, limiting the amount of investment in any one issuing party. At April 28, 2006, management believes that we have no significant concentrations of credit risk related to these assets and have incurred no material impairments in the carrying values of its cash equivalents and marketable securities.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their dispersion across a number of geographic areas. However, essentially all trade receivables are concentrated in the hospital and healthcare sectors in the U.S. and several other countries and, accordingly, are exposed to their respective business, economic and country-specific variables. Although we do not currently foresee a concentrated credit risk associated with these receivables, repayment is dependent upon the financial stability of these industry sectors and the respective countries’ national economies and healthcare systems.

We rely upon sole source suppliers for certain of the key components, materials and contract services used in manufacturing the VNS Therapy System. We periodically experience discontinuation or unavailability of components, materials and contract services which may require us to qualify alternative sources or, if no such alternative sources are identified, change our product design. We believe that pursuing and qualifying alternative sources and/or redesigning specific components of the VNS Therapy System, if or when necessary, could consume significant resources. In addition, such changes generally require regulatory submissions and approvals. Any extended delays in or an inability to secure alternative sources for these or other components, materials and contract services could result in product supply and manufacturing interruptions, which could significantly harm our business.

We rely upon favorable reimbursement, coverage and coding for VNS Therapy. Essentially all patients implanted with VNS Therapy for the treatment of epilepsy are covered by private payers, Medicare or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Medicaid. VNS Therapy for epilepsy has specifically approved codes for physicians, surgeons and hospitals. We are actively pursuing favorable coverage decisions to expand reimbursement to include VNS Therapy for TRD. Our long-term growth is highly dependent upon progress in obtaining favorable national and regional coverage policies in TRD and maintaining adequate coverage policies in epilepsy.

Note 18.  Geographic Information

	Net Sales
	52 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	April 28, 2006	April 29, 2005	April 30, 2004

United States	$107,906,412	$90,281,978	$100,224,277
International	15,535,163	13,160,592	10,497,222

Total	$123,441,575	$103,442,570	$110,721,499

	Long-Lived Assets
	April 28, 2006	April 29, 2005

United States	$14,502,293	$8,659,804
International	522,051	342,454

Total	$15,024,344	$9,002,258

Sales are classified according to the country of destination, regardless of the shipping point.

All assets located outside of the U.S. are classified as “International.”

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 19.  Quarterly Financial Information — Unaudited

The following table sets forth certain unaudited condensed quarterly financial data for the 52 weeks ended April 28, 2006 and April 29, 2005. This information has been prepared on the same basis as the consolidated financial statements and all necessary adjustments have been included in the amounts below to present fairly the selected quarterly information when read in conjunction with the consolidated financial statements and notes thereto. Historical quarterly financial results and trends may not be indicative of future results. The table below also discloses the impact of the restatement on quarterly financial information. See also “Note 1. Restatements”.

Consolidated Balance Sheets for the Fiscal Year Ended April 28, 2006

	July 29, 2005		October 28, 2005		January 27, 2006
	(1)	(1)	(2)	(2)	(3)	(3)
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated

ASSETS
Current Assets:
Cash and cash equivalents	$26,688,131	$26,688,131	$118,914,091	$118,914,091	$99,491,659	$99,491,659
Restricted cash			—	—	—	—
Short-term marketable securities	16,500,000	16,500,000	—	—	—	—
Accounts receivable, net	18,083,871	18,083,871	20,284,545	20,284,545	20,051,838	20,051,838
Inventories	11,300,770	11,300,770	14,863,660	14,863,660	16,807,039	16,807,039
Prepaid and other current assets	2,548,996	2,548,996	2,000,325	2,000,325	4,896,376	4,896,376

Total Current Assets	75,121,768	75,121,768	156,062,621	156,062,621	141,246,912	141,246,912
Property and equipment, net	9,116,984	9,116,984	10,184,760	10,184,760	10,605,311	10,605,311
Other assets	243,311	243,311	4,732,125	4,732,125	5,141,653	5,141,653

Total Assets	$84,482,063	$84,482,063	$170,979,506	$170,979,506	$156,993,876	$156,993,876

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$3,000,000	$3,000,000	$—	$—	$—	$—
Accounts payable	7,858,420	7,858,420	11,630,790	11,630,790	6,714,141	6,714,141
Accrued liabilities	14,115,533	14,115,533	14,850,836	14,850,836	17,699,402	17,699,402
Convertible notes	—	—	—	—	—	—
Other	51,359	51,359	1,640,404	1,640,404	1,615,180	1,615,180

Total Current Liabilities	25,025,312	25,025,312	28,122,030	28,122,030	26,028,723	26,028,723
Long-Term Liabilities:
Convertible notes	—	—	125,000,000	125,000,000	125,000,000	125,000,000
Other	175,477	175,477	636,692	636,692	879,482	879,482

Total Long-Term Liabilities	175,477	175,477	125,636,692	125,636,692	125,879,482	125,879,482

Total Liabilities	$25,200,789	$25,200,789	$153,758,722	$153,758,722	$151,908,205	$151,908,205
Stockholders’ Equity:
Preferred Stock	—	—	—	—	—	—
Common Stock	250,690	250,690	253,464	253,464	254,597	254,597
Additional paid-in capital	213,128,901	234,637,114	218,952,529	238,616,390	220,801,312	240,381,709
Common stock warrants	—	—	25,200,000	25,200,000	25,200,000	25,200,000
Hedge on convertible notes	—	—	(38,200,000)	(38,200,000)	(38,200,000)	(38,200,000)
Deferred compensation	(4,569,569)	(7,151,991)	(7,393,807)	(9,650,725)	(6,772,299)	(8,717,095)
Treasury stock	—	—	(9,993,200)	(9,993,200)	(9,993,200)	(9,993,200)
Accumulated other comprehensive loss	(643,622)	(643,622)	(643,015)	(643,015)	(646,468)	(646,468)
Accumulated deficit	(148,885,126)	(167,810,917)	(170,955,187)	(188,362,130)	(185,558,271)	(203,193,872)

Total Stockholders’ Equity	59,281,274	59,281,274	17,220,784	17,220,784	5,085,671	5,085,671
Total Liabilities and Stockholders’ Equity	$84,482,063	$84,482,063	$170,979,506	$170,979,506	$156,993,876	$156,993,876

(1)	25,068,972 shares issued and 25,068,972 outstanding as of July 29, 2005.

(2)	25,346,407 shares issued and 25,045,407 outstanding as of October 28, 2005.

(3)	25,459,645 shares issued and 25, 158,645 outstanding as of January 27, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATED BALANCE SHEETS

Consolidated Balance Sheets for the Fiscal Year Ended April 29, 2005:

	July 30, 2004		October 29, 2004		January 28, 2005
	(5)	(5)	(6)	(6)	(7)	(7)
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated

ASSETS
Current Assets:
Cash and cash equivalents	$62,233,437	$62,233,437	$54,458,773	$54,458,773	$55,259,194	$55,259,194
Short-term marketable securities	—	—	—	—	—	—
Accounts receivable, net	15,769,213	15,769,213	16,111,455	16,111,455	16,703,683	16,703,683
Inventories	7,655,691	7,655,691	7,367,563	7,367,563	7,112,508	7,112,508
Prepaid and other current assets	2,293,172	2,293,172	1,870,882	1,870,882	3,178,679	3,178,679

Total Current Assets	87,951,513	87,951,513	79,808,673	79,808,673	82,254,064	82,254,064
Property and equipment, net	7,850,074	7,850,074	8,117,685	8,117,685	7,755,497	7,755,497
Other assets	138,084	138,084	135,766	135,766	144,883	144,883

Total Assets	$95,939,671	$95,939,671	$88,062,124	$88,062,124	$90,154,444	$90,154,444

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$9,777,258	$9,777,258	$3,000,824	$3,000,824	$3,000,000	$3,000,000
Accounts payable	4,655,106	4,655,106	3,723,382	3,723,382	3,993,250	3,993,250
Accrued liabilities	9,958,235	9,958,235	11,213,498	11,213,498	12,528,600	12,528,600
Convertible notes	—	—	—	—	—	—
Other	106,660	106,660	71,686	71,686	36,137	36,137

Total Current Liabilities	24,497,259	24,497,259	18,009,390	18,009,390	19,557,987	19,557,987
Long-Term Liabilities:
Other		—	—	—	—	—

Total Long-Term Liabilities	—	—	—	—	—	—

Total Liabilities	24,497,259	24,497,259	18,009,390	18,009,390	19,557,987	19,557,987
Stockholders’ Equity:
Preferred Stock	—	—	—	—	—	—
Common Stock	238,396	238,396	238,715	238,715	239,648	239,648
Additional paid-in capital	193,094,906	210,823,119	193,412,166	208,093,246	194,636,230	211,537,566
Deferred compensation	(543,742)	(4,447,577)	(315,000)	(3,816,902)	(196,875)	(3,353,853)
Treasury stock,	—	—	—	—	—	—
Accumulated other comprehensive loss	(632,708)	(632,708)	(542,459)	(542,459)	(524,571)	(524,571)
Accumulated deficit	(120,714,440)	(134,538,818)	(122,740,688)	(133,919,866)	(123,557,975)	(137,302,333)

Total Stockholders’ Equity	71,442,412	71,442,412	70,052,734	70,052,734	70,596,457	70,596,457
Total Liabilities and Stockholders’ Equity	$95,939,671	$95,939,671	$88,062,124	$88,062,124	$90,154,444	$90,154,444

(4)	23,839,573 shares issued and 23, 839,573 outstanding as of July 30, 2004.

(5)	23,871,448 shares issued and 23,871,448 outstanding as of October 29, 2004.

(6)	23,964,780 shares issued and 23,964780 outstanding as of January 28, 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

Consolidated Quarterly Statements of Operations for the Fiscal Year Ended April 28, 2006:

	For the 13 Weeks Ended		For the 13 Weeks Ended		For the 13 Weeks Ended		For the 13 Weeks
	July 29, 2005		October 28, 2005		January 27, 2006		Ended
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated	April 28, 2006

Net sales	$27,019,459	$27,019,459	$29,070,298	$29,070,298	$31,304,205	$31,304,205	$36,047,613
Cost of sales	3,760,900	3,781,222	3,791,078	3,806,528	3,868,591	3,882,778	4,351,516

Gross Profit	23,258,559	23,238,237	25,279,220	25,263,770	27,435,614	27,421,427	31,696,097
Operating Expenses:
Selling, general and administrative	36,018,060	36,377,804	40,274,020	38,593,690	34,590,677	34,644,483	27,694,219
Research and development	6,252,508	6,425,332	7,402,409	7,548,440	7,439,619	7,600,284	7,967,651

Total Operating Expenses	42,270,568	42,803,136	47,676,429	46,142,130	42,030,296	42,244,767	35,661,870

Loss From Operations	(19,012,009)	(19,564,899)	(22,397,209)	(20,878,360)	(14,594,682)	(14,823,340)	(3,965,773)
Interest income	412,798	412,798	616,221	616,221	1,139,165	1,139,165	1,043,772
Interest expense	(93,407)	(93,407)	(487,758)	(487,758)	(1,150,418)	(1,150,418)	(1,287,386)
Other income (expense), net	(148,464)	(148,464)	234,869	234,869	4,651	4,651	(21,596)

Loss before income taxes	$(18,841,082)	$(19,393,972)	$(22,033,877)	$(20,515,028)	$(14,601,284)	$(14,829,942)	$(4,230,983)
Income tax expense	19,988	19,988	36,184	36,184	1,800	1,800	41,294

Net Loss	$(18,861,070)	$(19,413,960)	$(22,070,061)	$(20,551,212)	$(14,603,084)	$(14,831,742)	$(4,272,277)

Basic loss per share	$(0.76)	$(0.78)	$(0.88)	$(0.82)	$(0.59)	$(0.60)	$(0.17)
Diluted loss per share	$(0.76)	$(0.78)	$(0.88)	$(0.82)	$(0.59)	$(0.60)	$(0.17)
Shares used in computing basic loss per share	24,892,661	24,829,661	25,063,925	25,063,925	24,872,249	24,872,249	25,032,043
Shares used in computing diluted loss per share	24,829,661	24,829,661	25,063,925	25,063,925	24,872,249	24,872,249	25,032,043

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

Consolidated Quarterly Statements of Operations for the Fiscal Year Ended April 29, 2005:

	For the 13 Weeks Ended		For the 13 Weeks Ended		For the 13 Weeks Ended		For the 13 Weekends Ended
	July 30, 2004		October 29, 2004		January 28, 2005		April 29, 2005
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated

Net sales	$25,149,322	$25,149,322	$25,420,794	$25,420,794	$26,212,509	$26,212,509	$26,659,945	$26,659,945
Cost of sales	4,783,132	4,815,778	3,721,452	3,744,486	3,753,623	3,775,223	3,317,534	3,338,553

Gross Profit	20,366,190	20,333,544	21,699,342	21,676,308	22,458,886	22,437,286	23,342,411	23,321,392
Operating Expenses:
Selling, general and administrative	18,637,780	20,271,550	19,117,311	16,338,280	18,963,636	21,291,452	24,712,216	29,070,786
Research and development	4,726,337	4,902,556	4,678,369	4,789,167	4,535,300	4,751,064	5,401,069	5,650,023

Total Operating Expenses	23,364,117	25,174,106	23,795,680	21,127,447	23,498,936	26,042,516	30,113,285	34,720,809

Earnings (Loss) From Operations	(2,997,927)	(4,840,562)	(2,096,338)	548,861	(1,040,050)	(3,605,230)	(6,770,874)	(11,399,417)
Interest income	152,592	152,592	221,313	221,313	292,963	292,963	405,620	405,620
Interest expense	(125,134)	(125,134)	(111,186)	(111,186)	(100,672)	(100,672)	(107,278)	(107,278)
Other income, net	66,279	66,279	(35,268)	(35,268)	35,455	35,455	18,270	18,270

Earnings (loss) before income taxes	(2,904,190)	(4,746,825)	(2,021,479)	623,720	(812,304)	(3,377,484)	(6,454,262)	(11,082,805)
Income tax expense	4,542	4,542	4,769	4,769	4,983	4,983	11,819	11,819

Net Earnings (Loss)	$(2,908,732)	$(4,751,367)	$(2,026,248)	$618,951	$(817,287)	$(3,382,467)	$(6,466,081)	$(11,094,624)

Basic earnings (loss) per share	$(0.12)	$(0.20)	$(0.08)	$0.03	$(0.03)	$(0.14)	$(0.26)	$(0.45)
Diluted earnings (loss) per share	$(0.12)	$(0.20)	$(0.08)	$0.02	$(0.03)	$(0.14)	$(0.26)	$(0.45)
Shares used in computing basic earnings (loss) per share	23,649,269	23,649,269	23,856,708	23,856,708	23,933,766	23,933,766	24,636,669	24,636,669
Shares used in computing diluted earnings (loss) per share	23,649,269	23,649,269	23,856,708	25,401,570	23,933,766	23,933,766	24,636,669	24,636,669

Note 20.  Subsequent Events

Governmental Investigation of Options Granting Practices and Other Matters

The staff of the SEC commenced an informal inquiry of some of our stock option grants and certain other matters. The U.S. Attorney served us with a subpoena for documents related to our stock option grants. For a description of these SEC inquiries and related matters, see “Note 16. Litigation” — section “Governmental Investigation of Options Granting Practices.”

NASDAQ Delisting Notice

We have received three Staff Determination Letters from the NASDAQ staff informing us that our stock is subject to delisting from The NASDAQ Global Market because we have not timely filed our 2006 Form 10-K, our First Quarterly Form 10-Q, and our Second Quarterly Form 10-Q. For a detailed discussion of these letters and the circumstances surrounding their receipt, see “Note 16. Litigation — NASDAQ Delisting Notice.”

Stockholder Derivative Litigation

We are a nominal defendant in six stockholder derivative lawsuits pending in federal and state court in Texas. For a detailed discussion of these lawsuits, see “Note 16. Litigation — Stockholder Derivative Litigation.”

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Convertible Notes Indenture Default Notice

Pursuant to the Indenture, we are required to deliver to the Trustee “within 15 days after we file them” with the SEC copies of all Forms 10-K and other information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. On July 31, 2006, we received the Notice of Default from the Trustee, pursuant to which the Trustee asserts that we are in default under the Indenture as a result of our failure (1) to timely file with the SEC our 2006 Form 10-K by July 12, 2006 and (2) to deliver a copy of the 2006 Form 10-K to the Trustee by July 27, 2006.

On October 2, 2006, we received the Notice of Acceleration from the Trustee informing us that, pursuant to the Indenture, the Trustee has declared the Notes due and payable at their principal amount together with accrued and unpaid interest, and fees and expenses, and it demands that all such principal, interest, fees and expenses under the Notes be paid to the Trustee immediately.

We believe that neither a default nor an “event of default” have occurred under the Indenture. Section 9.6 of the Indenture requires us to deliver to the Trustee “within 15 days after it files them” with the SEC copies of all Forms 10-K and other information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Section 9.6 of the Indenture specifically requires us to deliver a copy of our 2006 Form 10-K within 15 days after the date it is filed with the SEC. This Indenture provision does not require us to file the 2006 Form 10-K by any particular date. We will furnish to the Trustee copies of our 2006 Form 10-K within 15 days after we file such report with the SEC. We believe that this action will comply fully with the Indenture.

To clarify our rights and responsibilities under the Indenture, we filed a declaratory judgment action on October 3, 2006 styled Cyberonics, Inc. v. Wells Fargo Bank, N.A., as Trustee Under Indenture, No. 06-63284, in the 165th District Court of Harris County, Texas. In the lawsuit, we seek a declaration that no event of default has occurred under the Indenture and request attorney fees under the Declaratory Judgment Act.

On December 19, 2006, the Trustee served us with a copy of a summons and complaint in an action styled, Wells Fargo Bank, N.A. v. Cyberonics, Inc., No. 06-CV-15272, pending in the United States District Court for the Southern District of New York, alleging that we have breached the Indenture.

If our interpretation of Section 9.6 of the Indenture is determined to be incorrect, a default and, therefore, an “event of default” will have occurred under the Indenture. If an event of default has occurred under the Indenture, all unpaid principal and accrued interest on the outstanding Notes will be due and payable immediately unless we negotiate an amendment to the terms of the Indenture.

Excise Tax Remediation Under Internal Revenue Code Section 409A

Section 409A of the Internal Revenue Code imposes an excise tax on a grantee’s gain from the exercise of a stock option granted with an exercise price less than the fair market value of the stock on the date of the grant. The excise tax applies only to that portion of a grant that vests after December 31, 2004, and any grants that vest after December 31, 2004 and are exercised on or before December 31, 2005 are exempt from the excise tax. The proposed regulations under section 409A permit us to avoid the excise tax by adjusting the exercise price for an affected grant up to the fair market value on the date of the grant. As to Section 16 officers, the adjustment must be implemented by December 31, 2006. As to non-Section 16 officers, the adjustment must be implemented by December 31, 2007.

As discussed in “Note 16. Litigation — Governmental Investigations of Options Granting Practices,” the Audit Committee recently concluded that incorrect measurement dates were used for certain of our stock option grants. Unless the exercise price for certain of these grants is adjusted to the fair market value on the date of the grant, the grantees will be subject to the section 409A excise tax. Our Board of Directors has

CYBERONICS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approved a plan to offer a payment to current and former Section 16 officers, exclusive of members of our Board of Directors, Mr. Robert P. Cummins (“Mr. Cummins”), former Chief Executive Officer and Chairman of the Board and Ms. Pamela B. Westbrook (“Ms. Westbrook”), former Chief Financial Officer in consideration of the officer’s agreement to amend their stock option agreements to adjust the exercise price to the fair market value on the date of the grant. The cost of this plan is estimated to be approximately $0.5 million.

Our Board of Directors is considering a similar plan to offer a payment to each affected current and former employee. If approved, we intend to implement the plan during the remainder of fiscal year 2007.

Departure of Directors or Certain Officers

On November 17, 2006, Mr. Cummins resigned from all positions with us and our Board. In connection with Mr. Cummins’ resignation, we entered into a Resignation Agreement, dated November 17, 2006, with Mr. Cummins (the “Cummins Resignation Agreement”). The Cummins Resignation Agreement provided for the payment of approximately $1.7 million in cash within five days, the issuance of 75,000 unregistered shares of our common stock to Mr. Cummins, the acceleration of vesting for outstanding options and restricted stock grants and the payment of certain benefits. The Cummins Resignation Agreement also provided for the payment to Mr. Cummins of an amount equal to the cash value of 75,000 shares of our common stock within one week of the filing of this Form 10-K for the fiscal year ended April 28, 2006 and for the payment of cash for certain tax payments that will be incurred by Mr. Cummins as provided in paragraph 6(f) of his employment agreement.

On November 19, 2006, Ms. Westbrook resigned from all positions with us. In connection with Ms. Westbrook’s resignation, we entered into a Resignation Agreement, dated November 19, 2006, with Ms. Westbrook (the “Westbrook Resignation Agreement”). The Westbrook Resignation Agreement provided for the payment of $300,000 in cash to Ms. Westbrook within five days and the acceleration and vesting of any stock options and restricted stock that would have vested within the next 12 months if Ms. Westbrook had remained employed by us. Also on November 19, 2006, we entered into a consulting agreement with Ms. Westbrook (the “Westbrook Consulting Agreement”). The Westbrook Consulting Agreement provides that Ms. Westbrook will advise us with respect to financial matters, including the preparation and filing of this Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended July 28, 2006 and October 27, 2006. We agreed to pay Ms. Westbrook $1,200 per day for these services.

Stock Repurchase Program

In May 2006, our Board authorized the repurchase of up to 3.0 million shares of our Common Stock in amounts, and at time and prices to be determined and approved by the Board of Directors. No repurchases of our Common Stock have been made under the stock repurchase program.

$125,000,000

Cyberonics, Inc.

3.0% Senior Subordinated Convertible Senior Notes Due 2012
and up to 3,012,050 Shares of Common Stock Issuable Upon
Conversion of the Notes

PROSPECTUS

          , 2007

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the distribution of the securities covered by the registration statement of which this prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$3,838
Printing and engraving expenses *	$20,000
Legal fees and expenses*	$35,000
Accounting fees and expenses*	$50,000
Miscellaneous*	$1,162

Total	$110,000

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Company’s certificate of incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company.

As permitted by the DGCL, the certificate of incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

In addition, we have entered into indemnity agreements with certain of our directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL.

Item 16.  Exhibits and Financial Statement Schedules

1. Exhibits

			SEC File or
Exhibit			Registration	Exhibit
Number	Document Description	Report or Registration Statement	Number	Reference

3.1	Amended and Restated Certificate of Incorporation of Cyberonics, Inc.	Cyberonics, Inc.’s Registration Statement on Form S-3 filed on February 21, 2001	333-56022	3.1
3.2	Bylaws of Cyberonics, Inc.	Cyberonics, Inc.’s Current Report on Form 8-K filed on September 12, 2000	000-19806	3.1
3.3	Amendment No. 1 to the Bylaws of Cyberonics, Inc.	Cyberonics, Inc.’s Current Report on Form 8-K filed on March 30, 2001	000-19806	3.1
4.1	Second Amended and Restated Preferred Shares Rights Agreement dated August 21, 2000 between Cyberonics, Inc. and BankBoston, N.A. (formerly known as The First National Bank of Boston), including the Form of First Amended Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Cyberonics, Inc., Form of Rights Certificate and Stockholder Rights Plan attached thereto as Exhibits A, B and C, respectively	Cyberonics, Inc.’s Current Report on Form 8-K filed on September 12, 2000	000-19806	4.1
4.2	Amendment No. 1 to Second Amended and Restated Preferred Share Rights Agreement dated April 26, 2001	Cyberonics, Inc.’s Annual Report and Transition Report on Form 10-K for the fiscal period ended April 27, 2001 and the transition period from July 1, 2000 to April 27, 2001	000-19806	4.2
4.3	Amendment No. 2 to Second Amended and Restated Preferred Share Rights Agreement dated October 31, 2001	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 30, 2004	000-19806	4.3
4.4	Amendment No. 3 to Second Amended and Restated Preferred Share Rights Agreement dated December 9, 2003	Cyberonics, Inc.’s Current Report on Form 8-K filed on December 12, 2003	000-19806	99.2
4.5	Amendment No. 4 to Second Amended and Restated Preferred Share Rights Agreement dated January 9, 2004	Cyberonics, Inc.’s Current Report on Form 8-K filed on January 13, 2004	000-19806	99.2
4.6	Indenture dated September 27, 2005 between Cyberonics, Inc. and Wells Fargo Bank, National Association, as Trustee	Cyberonics, Inc.’s Current Report on Form 8-K filed on October 3, 2005	000-19806	10.1
4.7	Registration Rights Agreement dated September 27, 2005 between Cyberonics, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Initial Purchaser	Cyberonics, Inc.’s Current Report on Form 8-K filed on October 3, 2005	000-19806	10.2
4.8	Form of Confirmation of OTC Convertible Note Hedge executed September 21, 2005 to be effective September 27, 2005	Cyberonics, Inc.’s Current Report on Form 8-K filed on October 3, 2005	000-19806	10.3

			SEC File or
Exhibit			Registration	Exhibit
Number	Document Description	Report or Registration Statement	Number	Reference

4.9	Form of Confirmation of OTC Warrant Transaction executed September 21, 2005 to be effective September 27, 2005	Cyberonics, Inc.’s Current Report on Form 8-K filed on October 3, 2005	000-19806	10.4
5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities to be registered
10.1	License Agreement dated March 15, 1988 between Cyberonics, Inc. and Dr. Jacob Zabara	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.1
10.2	License Agreement dated August 22, 2000 between Cyberonics, Inc. and Dr. Mitchell S. Roslin	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.2
10.3	Lease Agreement dated December 5, 2002 between Cyberonics, Inc., as Lessee, and Space Center Operating Associates, LP, as Lessor, commencing on December 8, 2002 for Space “A” and January 1, 2004 for Space “B”, as amended March 3, 2003 (First Amendment), October 2, 2003 (Second Amendment), March 11, 2004 (Third Amendment), March 17, 2004 (Subordination, Non-Disturbance and Attornment), March 19, 2004 (Transfer of Ownership to Triple Net Properties, LLC), March 23, 2005 (Fourth Amendment), May 5, 2005 (Fifth Amendment) and July 13, 2005 (Sixth Amendment)	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.3
10.4	Letter Agreement dated March 28, 1997 between The Clark Estates, Inc. and Cyberonics, Inc.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended June 30, 1997	000-19806	10.11
10.5	Purchase Agreement dated September 21, 2005 between Cyberonics, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Initial Purchaser	Cyberonics, Inc.’s Current Report on Form 8-K filed on September 27, 2005	000-19806	10.1
10.6	Credit Agreement between Cyberonics, Inc. and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and as Lender and as Sole Bookrunner and Sole Lead Arranger, and the additional Lenders thereto dated January 13, 2006	Cyberonics, Inc.’s Current Report on Form 8-K filed on January 19, 2006	000-19806	10.1
10.7	Consent and Amendment Agreement effective October 31, 2006 to the Credit Agreement between Cyberonics, Inc. and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., individually as Lender, Administrative Agent, Sole Bookrunner and Sole Lead Arranger, and the additional Lenders thereto	Cyberonics, Inc.’s Current Report on Form 8-K filed on November 6, 2006	000-19806	10.1

			SEC File or
Exhibit			Registration	Exhibit
Number	Document Description	Report or Registration Statement	Number	Reference

10.8	Consent and Amendment Agreement effective July 27, 2006 to the Credit Agreement between Cyberonics, Inc. and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., individually as Lender, Administrative Agent, Sole Bookrunner and Sole Lead Arranger, and the additional Lenders thereto	Cyberonics, Inc.’s Current Report on Form 8-K filed on July 27, 2006	000-19806	10.1
10.9	Consulting Agreement between Cyberonics, Inc. and BK Consulting, an assumed name used by Reese S. Terry, Jr., a founder and member of the Board of Directors of Cyberonics, Inc., dated August 25, 2005	Cyberonics, Inc.’s Current Report on Form 8-K filed on August 30, 2005	000-19806	99.1
10.10	Amendment to Consulting Agreement between Cyberonics, Inc. and BK Consulting dated August 23, 2006	Cyberonics, Inc.’s Current Report on Form 8-K filed on August 25, 2006	000-19806	10.1
10.11	Termination of Consulting Agreement between Cyberonics, Inc. and BK Consulting effective November 19, 2006	Cyberonics, Inc.’s Current Report on Form 8-K filed on December 13, 2006	000-19806	10.1
10.12	Consulting Agreement dated November 19, 2006 between Cyberonics, Inc. and Pamela B. Westbrook	Cyberonics, Inc.’s Current Report on Form 8-K filed on November 20, 2006	000-19806	10.3
10.13	Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on April 29, 1999	333-77361	4.1
10.14	First Amendment to the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan dated October 2, 2000	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000	000-19806	10.2
10.15	Second Amendment to the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan dated March 21, 2001	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 30, 2004	000-19806	10.12
10.16	Third Amendment to the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan dated July 27, 2001	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on January 22, 2002	333-81158	4.4
10.17	Fourth Amendment to the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan dated January 2002	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on January 22, 2002	333-81158	4.5
10.18	Fifth Amendment to the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan dated July 19, 2002	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on July 25, 2002	333-97095	4.1
10.19	Cyberonics, Inc. Amended and Restated 1997 Stock Plan	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on March 8, 2001	333-56694	4.5
10.20	First Amendment to the Cyberonics, Inc. Amended and Restated 1997 Stock Plan dated March 21, 2001	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 26, 2002	000-19806	10.1
10.21	Second Amendment to the Cyberonics, Inc. Amended and Restated 1997 Stock Plan dated November 21, 2002	Cyberonics, Inc.’s Proxy Statement for the Annual Meeting of Stockholders filed on October 15, 2002	000-19806	Annex B
10.22	Cyberonics, Inc. 1998 Stock Option Plan	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on November 3, 1998	333-66691	4.1

			SEC File or
Exhibit			Registration	Exhibit
Number	Document Description	Report or Registration Statement	Number	Reference

10.23	First Amendment to the Cyberonics, Inc. 1998 Stock Option Plan dated March 21, 2001	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 30, 2004	000-19806	10.23
10.24	Cyberonics, Inc. New Employee Equity Inducement Plan	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on August 27, 2003	333-108281	4.3
10.25	Cyberonics, Inc. 2005 Stock Plan	Cyberonics, Inc.’s Proxy Statement for the Special Meeting of Stockholders filed on April 14, 2005	000-19806	Annex A
10.26	Release Agreement dated December 27, 2006 between Cyberonics, Inc. and Stanley H. Appel, M.D.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.26
10.27	Amendment to Stock Option Agreement dated December 27, 2006 between Cyberonics, Inc. and Stanley H. Appel, M.D.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.27
10.28	Stand Alone Stock Option Agreement dated July 6, 2001 between Cyberonics, Inc. and Michael A. Cheney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.28
10.29	Severance Agreement effective January 1, 2002 between Cyberonics, Inc. and Michael A. Cheney	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 25, 2002	000-19806	10.1
10.30	Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and Michael A. Cheney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.30
10.31	Stock Option Agreement Amendment and Bonus Agreement dated December 24, 2006 between Cyberonics, Inc. and Michael A. Cheney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.31
10.32	Indemnification Agreement effective August 1, 2003 between Cyberonics, Inc. and Robert P. Cummins	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.32
10.33	Employment Agreement effective August 5, 2005 between Cyberonics, Inc. and Robert P. Cummins	Cyberonics, Inc.’s Current Report on Form 8-K filed on August 9, 2005	000-19806	99.1
10.34	Letter Agreement Regarding Advancement of Attorney’s Fees effective September 28, 2006 between Cyberonics, Inc. and Robert P. Cummins	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.34
10.35	Resignation Agreement effective November 17, 2006 between Cyberonics, Inc. and Robert P. Cummins	Cyberonics, Inc.’s Current Report on Form 8-K filed on November 20, 2006	000-19806	10.1
10.36	Severance Agreement effective June 1, 2003 between Cyberonics, Inc. and William Steven Jennings	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 25, 2003	000-19806	10.21
10.37	Officer Stock Option Plan Agreement dated June 2, 2003 between Cyberonics, Inc. and William Steven Jennings	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.37
10.38	Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and William Steven Jennings	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.38

			SEC File or
Exhibit			Registration	Exhibit
Number	Document Description	Report or Registration Statement	Number	Reference

10.39	Stock Option Agreement dated November 1, 1996 between Cyberonics, Inc. and Shawn P. Lunney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.39
10.40	Amendment to Stock Option Agreement dated December 27, 2006 between Cyberonics, Inc. and Shawn P. Lunney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.40
10.41	Severance Agreement effective May 1, 2001 between Cyberonics, Inc. and Shawn P. Lunney	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 27, 2001	000-19806	10.4
10.42	Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and Shawn P. Lunney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.42
10.43	Release Agreement dated December 27, 2006 between Cyberonics, Inc. and Shawn P. Lunney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.43
10.44	Indemnification Agreement effective June 28, 1999 between Cyberonics, Inc. and Alan J. Olsen	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.44
10.45	Severance Agreement effective July 14, 2003 between Cyberonics, Inc. and George E. Parker	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 30, 2004	000-19806	10.40
10.46	Officer Stock Option Plan Agreement dated July 14, 2003 between Cyberonics, Inc. and George E. Parker	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.46
10.47	Employment Agreement effective July 14, 2003 between Cyberonics, Inc. and George E. Parker	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 24, 2003	000-19806	10.1
10.48	First Amendment to Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and George E. Parker	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.48
10.49	Stand Alone Stock Option Agreement dated August 23, 2001 between Cyberonics, Inc. and Richard L. Rudolph, M.D.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.49
10.50	Severance Agreement effective January 1, 2002 between Cyberonics, Inc. and Richard L. Rudolph, M.D.	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 25, 2002	000-19806	10.3
10.51	Employee Restricted Stock Agreement dated July 22, 2005 between Cyberonics, Inc. and Richard L. Rudolph, M.D.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.51
10.52	Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and Richard L. Rudolph, M.D.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.52
10.53	Stock Option Agreement Amendment and Bonus Agreement dated December 28, 2006 between Cyberonics, Inc. and Richard L. Rudolph, M.D.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.53
10.54	Severance Agreement effective October 27, 2003 between Cyberonics, Inc. and Randal L. Simpson	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 30, 2004	000-19806	10.41
10.55	Employment Agreement effective October 27, 2003 between Cyberonics, Inc. and Randal L. Simpson	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 23, 2004	000-19806	10.1

			SEC File or
Exhibit			Registration	Exhibit
Number	Document Description	Report or Registration Statement	Number	Reference

10.56	First Amendment to Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and Randal L. Simpson	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.56
10.57	Stock Option Agreement Amendment and Bonus Agreement dated December 29, 2006 between Cyberonics, Inc. and Randal L. Simpson	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.57
10.58	Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and Pamela B. Westbrook	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.58
10.59	Letter Agreement Regarding Advancement of Attorney’s Fees effective October 12, 2006 between Cyberonics, Inc. and Pamela B. Westbrook	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.59
10.60	Resignation Agreement effective November 19, 2006 between Cyberonics, Inc. and Pamela B. Westbrook	Cyberonics, Inc.’s Current Report on Form 8-K filed on November 20, 2006	000-19806	10.2
10.61	Indemnification Agreement effective August 1, 2003 between Cyberonics, Inc. and David S. Wise	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.61
10.62	Severance Agreement effective September 17, 2003 between Cyberonics, Inc. and David S. Wise	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 30, 2004	000-19806	10.42
10.63	Employment Agreement effective September 17, 2003 between Cyberonics, Inc. and David S. Wise	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 24, 2003	000-19806	10.2
10.64	First Amendment to Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and David S. Wise	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.64
10.65	New Employee Equity Inducement Plan Agreement dated September 17, 2003 between Cyberonics, Inc. and David S. Wise	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.65
10.66	Form of Indemnification Agreement for directors of Cyberonics, Inc.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.66
10.67	Form of Director Restricted Stock Agreement effective June 1, 2005	Cyberonics, Inc.’s Quarterly Form 10-Q for the quarter ended July 29, 2005	000-19806	10.1
10.68	Form of Amendment to Director Stock Option Agreement dated December 2006 between Cyberonics, Inc. and the directors listed on the schedule attached thereto	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.68
10.69	Form of Stock Option Agreement under the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan between Cyberonics, Inc. and the executive officers listed on the schedule attached thereto	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.69

			SEC File or
Exhibit			Registration	Exhibit
Number	Document Description	Report or Registration Statement	Number	Reference

10.70	Form of Stock Option Agreement under the Cyberonics, Inc. 2005 Stock Plan between Cyberonics, Inc. and the executive officers listed on the schedule attached thereto	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.70
10.71	Form of Employee Restricted Stock Agreement under the Cyberonics, Inc. 2005 Stock Plan (one-year vesting)	Cyberonics, Inc.’s Quarterly Form 10-Q for the quarter ended July 29, 2005	000-19806	10.2
10.72	Form of Employee Restricted Stock Agreement under the Cyberonics, Inc. 2005 Stock Plan (five-year vesting) and the executive officers listed on the schedule attached thereto	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.72
21.1	List of Subsidiaries of Cyberonics, Inc.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	21.1
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the Signature Page to this Registration Statement on Form S-1)

*	Filed herewith

2. Financial Statement Schedules

All schedules required by Regulation S-X have been omitted as not applicable or not required, or the information required has been included in the notes to the financial statements.

Item 17.  Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;

provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

C. The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 26th day of April, 2007.

CYBERONICS, INC.

By:	/s/ John A. Riccardi
John A. Riccardi
Interim Chief Financial Officer

Date: April 26, 2007

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Reese S. Terry, Jr. and John A. Riccardi, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-1, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and conforming all that each of said attorneys-in-fact, or his substitute or substitutes, any do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ REESE S. TERRY, JR. Reese S. Terry, Jr.	Interim Chief Executive Officer (Principal Executive Officer)	April 26, 2007

/s/ JOHN A. RICCARDI John A. Riccardi	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 26, 2007

/s/ GUY C. JACKSON Guy C. Jackson	Director	April 26, 2007

/s/ ALFRED J. NOVAK Alfred J. Novak	Director	April 26, 2007

/s/ ARHTUR L. ROSENTHAL Arhtur L. Rosenthal	Director	April 26, 2007

/s/ JEFFERY E. SCHWARZ Jeffery E. Schwarz	Director	April 26, 2007

Signature	Title	Date

/s/ ALAN J. OLSEN Alan J. Olsen	Director	April 26, 2007

/s/ MICHAEL J. STRAUSS, M.D. Michael J. Strauss, M.D.	Director	April 26, 2007

/s/ HUGH M. MORRISON Hugh M. Morrison	Director	April 26, 2007

/s/ REESE S. TERRY, JR. Reese S. Terry, JR.	Director	April 26, 2007

INDEX TO EXHIBITS

			SEC File or
			Registration	Exhibit
Exhibit Number	Document Description	Report or Registration Statement	Number	Reference

3.1	Amended and Restated Certificate of Incorporation of Cyberonics, Inc.	Cyberonics, Inc.’s Registration Statement on Form S-3 filed on February 21, 2001	333-56022	3.1
3.2	Bylaws of Cyberonics, Inc.	Cyberonics, Inc.’s Current Report on Form 8-K filed on September 12, 2000	000-19806	3.1
3.3	Amendment No. 1 to the Bylaws of Cyberonics, Inc.	Cyberonics, Inc.’s Current Report on Form 8-K filed on March 30, 2001	000-19806	3.1
4.1	Second Amended and Restated Preferred Shares Rights Agreement dated August 21, 2000 between Cyberonics, Inc. and BankBoston, N.A. (formerly known as The First National Bank of Boston), including the Form of First Amended Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Cyberonics, Inc., Form of Rights Certificate and Stockholder Rights Plan attached thereto as Exhibits A, B and C, respectively	Cyberonics, Inc.’s Current Report on Form 8-K filed on September 12, 2000	000-19806	4.1
4.2	Amendment No. 1 to Second Amended and Restated Preferred Share Rights Agreement dated April 26, 2001	Cyberonics, Inc.’s Annual Report and Transition Report on Form 10-K for the fiscal period ended April 27, 2001 and the transition period from July 1, 2000 to April 27, 2001	000-19806	4.2
4.3	Amendment No. 2 to Second Amended and Restated Preferred Share Rights Agreement dated October 31, 2001	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 30, 2004	000-19806	4.3
4.4	Amendment No. 3 to Second Amended and Restated Preferred Share Rights Agreement dated December 9, 2003	Cyberonics, Inc.’s Current Report on Form 8-K filed on December 12, 2003	000-19806	99.2
4.5	Amendment No. 4 to Second Amended and Restated Preferred Share Rights Agreement dated January 9, 2004	Cyberonics, Inc.’s Current Report on Form 8-K filed on January 13, 2004	000-19806	99.2
4.6	Indenture dated September 27, 2005 between Cyberonics, Inc. and Wells Fargo Bank, National Association, as Trustee	Cyberonics, Inc.’s Current Report on Form 8-K filed on October 3, 2005	000-19806	10.1
4.7	Registration Rights Agreement dated September 27, 2005 between Cyberonics, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Initial Purchaser	Cyberonics, Inc.’s Current Report on Form 8-K filed on October 3, 2005	000-19806	10.2
4.8	Form of Confirmation of OTC Convertible Note Hedge executed September 21, 2005 to be effective September 27, 2005	Cyberonics, Inc.’s Current Report on Form 8-K filed on October 3, 2005	000-19806	10.3
4.9	Form of Confirmation of OTC Warrant Transaction executed September 21, 2005 to be effective September 27, 2005	Cyberonics, Inc.’s Current Report on Form 8-K filed on October 3, 2005	000-19806	10.4

			SEC File or
			Registration	Exhibit
Exhibit Number	Document Description	Report or Registration Statement	Number	Reference

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities to be registered
10.1	License Agreement dated March 15, 1988 between Cyberonics, Inc. and Dr. Jacob Zabara	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.1
10.2	License Agreement dated August 22, 2000 between Cyberonics, Inc. and Dr. Mitchell S. Roslin	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.2
10.3	Lease Agreement dated December 5, 2002 between Cyberonics, Inc., as Lessee, and Space Center Operating Associates, LP, as Lessor, commencing on December 8, 2002 for Space ‘‘A” and January 1, 2004 for Space ‘‘B”, as amended March 3, 2003 (First Amendment), October 2, 2003 (Second Amendment), March 11, 2004 (Third Amendment), March 17, 2004 (Subordination, Non-Disturbance and Attornment), March 19, 2004 (Transfer of Ownership to Triple Net Properties, LLC), March 23, 2005 (Fourth Amendment), May 5, 2005 (Fifth Amendment) and July 13, 2005 (Sixth Amendment)	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.3
10.4	Letter Agreement dated March 28, 1997 between The Clark Estates, Inc. and Cyberonics, Inc.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended June 30, 1997	000-19806	10.11
10.5	Purchase Agreement dated September 21, 2005 between Cyberonics, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Initial Purchaser	Cyberonics, Inc.’s Current Report on Form 8-K filed on September 27, 2005	000-19806	10.1
10.6	Credit Agreement between Cyberonics, Inc. and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent and as Lender and as Sole Bookrunner and Sole Lead Arranger, and the additional Lenders thereto dated January 13, 2006	Cyberonics, Inc.’s Current Report on Form 8-K filed on January 19, 2006	000-19806	10.1
10.7	Consent and Amendment Agreement effective October 31, 2006 to the Credit Agreement between Cyberonics, Inc. and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., individually as Lender, Administrative Agent, Sole Bookrunner and Sole Lead Arranger, and the additional Lenders thereto	Cyberonics, Inc.’s Current Report on Form 8-K filed on November 6, 2006	000-19806	10.1

			SEC File or
			Registration	Exhibit
Exhibit Number	Document Description	Report or Registration Statement	Number	Reference

10.8	Consent and Amendment Agreement effective July 27, 2006 to the Credit Agreement between Cyberonics, Inc. and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., individually as Lender, Administrative Agent, Sole Bookrunner and Sole Lead Arranger, and the additional Lenders thereto	Cyberonics, Inc.’s Current Report on Form 8-K filed on July 27, 2006	000-19806	10.1
10.9	Consulting Agreement between Cyberonics, Inc. and BK Consulting, an assumed name used by Reese S. Terry, Jr., a founder and member of the Board of Directors of Cyberonics, Inc., dated August 25, 2005	Cyberonics, Inc.’s Current Report on Form 8-K filed on August 30, 2005	000-19806	99.1
10.10	Amendment to Consulting Agreement between Cyberonics, Inc. and BK Consulting dated August 23, 2006	Cyberonics, Inc.’s Current Report on Form 8-K filed on August 25, 2006	000-19806	10.1
10.11	Termination of Consulting Agreement between Cyberonics, Inc. and BK Consulting effective November 19, 2006	Cyberonics, Inc.’s Current Report on Form 8-K filed on December 13, 2006	000-19806	10.1
10.12	Consulting Agreement dated November 19, 2006 between Cyberonics, Inc. and Pamela B. Westbrook	Cyberonics, Inc.’s Current Report on Form 8-K filed on November 20, 2006	000-19806	10.3
10.13	Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on April 29, 1999	333-77361	4.1
10.14	First Amendment to the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan dated October 2, 2000	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000	000-19806	10.2
10.15	Second Amendment to the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan dated March 21, 2001	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 30, 2004	000-19806	10.12
10.16	Third Amendment to the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan dated July 27, 2001	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on January 22, 2002	333-81158	4.4
10.17	Fourth Amendment to the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan dated January 2002	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on January 22, 2002	333-81158	4.5
10.18	Fifth Amendment to the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan dated July 19, 2002	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on July 25, 2002	333-97095	4.1
10.19	Cyberonics, Inc. Amended and Restated 1997 Stock Plan	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on March 8, 2001	333-56694	4.5
10.20	First Amendment to the Cyberonics, Inc. Amended and Restated 1997 Stock Plan dated March 21, 2001	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 26, 2002	000-19806	10.1

			SEC File or
			Registration	Exhibit
Exhibit Number	Document Description	Report or Registration Statement	Number	Reference

10.21	Second Amendment to the Cyberonics, Inc. Amended and Restated 1997 Stock Plan dated November 21, 2002	Cyberonics, Inc.’s Proxy Statement for the Annual Meeting of Stockholders filed on October 15, 2002	000-19806	Annex B
10.22	Cyberonics, Inc. 1998 Stock Option Plan	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on November 3, 1998	333-66691	4.1
10.23	First Amendment to the Cyberonics, Inc. 1998 Stock Option Plan dated March 21, 2001	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 30, 2004	000-19806	10.23
10.24	Cyberonics, Inc. New Employee Equity Inducement Plan	Cyberonics, Inc.’s Registration Statement on Form S-8 filed on August 27, 2003	333-108281	4.3
10.25	Cyberonics, Inc. 2005 Stock Plan	Cyberonics, Inc.’s Proxy Statement for the Special Meeting of Stockholders filed on April 14, 2005	000-19806	Annex A
10.26	Release Agreement dated December 27, 2006 between Cyberonics, Inc. and Stanley H. Appel, M.D.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.26
10.27	Amendment to Stock Option Agreement dated December 27, 2006 between Cyberonics, Inc. and Stanley H. Appel, M.D.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.27
10.28	Stand Alone Stock Option Agreement dated July 6, 2001 between Cyberonics, Inc. and Michael A. Cheney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.28
10.29	Severance Agreement effective January 1, 2002 between Cyberonics, Inc. and Michael A. Cheney	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 25, 2002	000-19806	10.1
10.30	Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and Michael A. Cheney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.30
10.31	Stock Option Agreement Amendment and Bonus Agreement dated December 24, 2006 between Cyberonics, Inc. and Michael A. Cheney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.31
10.32	Indemnification Agreement effective August 1, 2003 between Cyberonics, Inc. and Robert P. Cummins	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.32
10.33	Employment Agreement effective August 5, 2005 between Cyberonics, Inc. and Robert P. Cummins	Cyberonics, Inc.’s Current Report on Form 8-K filed on August 9, 2005	000-19806	99.1
10.34	Letter Agreement Regarding Advancement of Attorney’s Fees effective September 28, 2006 between Cyberonics, Inc. and Robert P. Cummins	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.34
10.35	Resignation Agreement effective November 17, 2006 between Cyberonics, Inc. and Robert P. Cummins	Cyberonics, Inc.’s Current Report on Form 8-K filed on November 20, 2006	000-19806	10.1
10.36	Severance Agreement effective June 1, 2003 between Cyberonics, Inc. and William Steven Jennings	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 25, 2003	000-19806	10.21

			SEC File or
			Registration	Exhibit
Exhibit Number	Document Description	Report or Registration Statement	Number	Reference

10.37	Officer Stock Option Plan Agreement dated June 2, 2003 between Cyberonics, Inc. and William Steven Jennings	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.37
10.38	Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and William Steven Jennings	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.38
10.39	Stock Option Agreement dated November 1, 1996 between Cyberonics, Inc. and Shawn P. Lunney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.39
10.40	Amendment to Stock Option Agreement dated December 27, 2006 between Cyberonics, Inc. and Shawn P. Lunney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.40
10.41	Severance Agreement effective May 1, 2001 between Cyberonics, Inc. and Shawn P. Lunney	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 27, 2001	000-19806	10.4
10.42	Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and Shawn P. Lunney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.42
10.43	Release Agreement dated December 27, 2006 between Cyberonics, Inc. and Shawn P. Lunney	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.43
10.44	Indemnification Agreement effective June 28, 1999 between Cyberonics, Inc. and Alan J. Olsen	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.44
10.45	Severance Agreement effective July 14, 2003 between Cyberonics, Inc. and George E. Parker	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 30, 2004	000-19806	10.40
10.46	Officer Stock Option Plan Agreement dated July 14, 2003 between Cyberonics, Inc. and George E. Parker	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.46
10.47	Employment Agreement effective July 14, 2003 between Cyberonics, Inc. and George E. Parker	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 24, 2003	000-19806	10.1
10.48	First Amendment to Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and George E. Parker	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.48
10.49	Stand Alone Stock Option Agreement dated August 23, 2001 between Cyberonics, Inc. and Richard L. Rudolph, M.D.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.49
10.50	Severance Agreement effective January 1, 2002 between Cyberonics, Inc. and Richard L. Rudolph, M.D.	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 25, 2002	000-19806	10.3
10.51	Employee Restricted Stock Agreement dated July 22, 2005 between Cyberonics, Inc. and Richard L. Rudolph, M.D.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.51
10.52	Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and Richard L. Rudolph, M.D.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.52

			SEC File or
			Registration	Exhibit
Exhibit Number	Document Description	Report or Registration Statement	Number	Reference

10.53	Stock Option Agreement Amendment and Bonus Agreement dated December 28, 2006 between Cyberonics, Inc. and Richard L. Rudolph, M.D.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.53
10.54	Severance Agreement effective October 27, 2003 between Cyberonics, Inc. and Randal L. Simpson	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 30, 2004	000-19806	10.41
10.55	Employment Agreement effective October 27, 2003 between Cyberonics, Inc. and Randal L. Simpson	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 23, 2004	000-19806	10.1
10.56	First Amendment to Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and Randal L. Simpson	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.56
10.57	Stock Option Agreement Amendment and Bonus Agreement dated December 29, 2006 between Cyberonics, Inc. and Randal L. Simpson	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.57
10.58	Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and Pamela B. Westbrook	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.58
10.59	Letter Agreement Regarding Advancement of Attorney’s Fees effective October 12, 2006 between Cyberonics, Inc. and Pamela B. Westbrook	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.59
10.60	Resignation Agreement effective November 19, 2006 between Cyberonics, Inc. and Pamela B. Westbrook	Cyberonics, Inc.’s Current Report on Form 8-K filed on November 20, 2006	000-19806	10.2
10.61	Indemnification Agreement effective August 1, 2003 between Cyberonics, Inc. and David S. Wise	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.61
10.62	Severance Agreement effective September 17, 2003 between Cyberonics, Inc. and David S. Wise	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 30, 2004	000-19806	10.42
10.63	Employment Agreement effective September 17, 2003 between Cyberonics, Inc. and David S. Wise	Cyberonics, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 24, 2003	000-19806	10.2
10.64	First Amendment to Employment Agreement effective June 15, 2006 between Cyberonics, Inc. and David S. Wise	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.64
10.65	New Employee Equity Inducement Plan Agreement dated September 17, 2003 between Cyberonics, Inc. and David S. Wise	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.65
10.66	Form of Indemnification Agreement for directors of Cyberonics, Inc.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.66
10.67	Form of Director Restricted Stock Agreement effective June 1, 2005	Cyberonics, Inc.’s Quarterly Form 10-Q for the quarter ended July 29, 2005	000-19806	10.1

			SEC File or
			Registration	Exhibit
Exhibit Number	Document Description	Report or Registration Statement	Number	Reference

10.68	Form of Amendment to Director Stock Option Agreement dated December 2006 between Cyberonics, Inc. and the directors listed on the schedule attached thereto	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.68
10.69	Form of Stock Option Agreement under the Cyberonics, Inc. Amended and Restated 1996 Stock Option Plan between Cyberonics, Inc. and the executive officers listed on the schedule attached thereto	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.69
10.70	Form of Stock Option Agreement under the Cyberonics, Inc. 2005 Stock Plan between Cyberonics, Inc. and the executive officers listed on the schedule attached thereto	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.70
10.71	Form of Employee Restricted Stock Agreement under the Cyberonics, Inc. 2005 Stock Plan (one-year vesting)	Cyberonics, Inc.’s Quarterly Form 10-Q for the quarter ended July 29, 2005	000-19806	10.2
10.72	Form of Employee Restricted Stock Agreement under the Cyberonics, Inc. 2005 Stock Plan (five-year vesting) and the executive officers listed on the schedule attached thereto	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	10.72
21.1	List of Subsidiaries of Cyberonics, Inc.	Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal period ended April 28, 2006	000-19806	21.1
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the Signature Page to this Registration Statement on Form S-1)

*	Filed herewith